Filed Pursuant to Rule 424(b)(3)
Registration No. 333-159631

LOGICVISION, INC.

25 METRO DRIVE, THIRD FLOOR

SAN JOSE, CALIFORNIA 95110

(408) 453-0146

PROXY STATEMENT/PROSPECTUS

A MERGER IS PROPOSED – YOUR VOTE IS VERY IMPORTANT

July 15, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of LogicVision, Inc., or LogicVision, that will be held on August 18, 2009, at 9 a.m. Pacific Daylight Time (the “Annual Meeting”), at the executive offices of LogicVision, 25 Metro Drive, Third Floor, San Jose, California 95110.

At the meeting, you will be asked to adopt the Agreement and Plan of Merger, or the merger agreement, that LogicVision has entered into with Mentor Graphics Corporation, or Mentor Graphics, and its wholly owned subsidiary, Fulcrum Acquisition Corporation, and approve the merger contemplated by the merger agreement. If the merger agreement is adopted and the merger approved, and the other conditions in the merger agreement are satisfied or waived, Mentor Graphics will acquire LogicVision, and each share of outstanding common stock of LogicVision will be converted into the right to receive 0.2006 of a share of Mentor Graphics common stock. Mentor Graphics common stock is listed on The NASDAQ Global Select Market, or NASDAQ, under the symbol “MENT.” On July 14, 2009, the last full trading day prior to the date of this proxy statement/prospectus, the last reported sale price per share of Mentor Graphics common stock on NASDAQ was $6.25.

The board of directors of LogicVision has unanimously determined the merger to be advisable and fair to and in the best interests of LogicVision and its stockholders and approved the merger agreement. The board of directors of LogicVision unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

This document provides you with detailed information about the merger. In addition to being a proxy statement of LogicVision, this document is also the prospectus of Mentor Graphics for Mentor Graphics common stock that will be issued to you in connection with the merger. We encourage you to read the entire document carefully. Please pay particular attention to “Risk Factors ” beginning on page 19 for a discussion of the risks related to the merger and owning Mentor Graphics common stock after the merger.

At the Annual Meeting, you will also be asked to elect directors to the board of directors of LogicVision. If LogicVision stockholders approve the merger, the directors on LogicVision’s board of directors will be replaced upon completion of the merger. The board of directors of LogicVision recommends that you vote “FOR” each of the nominees for election to the board of directors of LogicVision, and that you vote “FOR” the adjournment, if necessary, of the Annual Meeting for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger.

Only stockholders who hold shares of LogicVision common stock at the close of business on July 8, 2009 will be entitled to vote at the Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing and mailing the enclosed proxy card, or voting via telephone or Internet by following the instructions provided on the proxy card, at your earliest convenience to ensure that your shares will be represented. If you are a holder of record, you may also cast your vote in person at the meeting. If you hold shares of LogicVision common stock through a broker or other custodian, please vote your shares by following the voting instructions that the applicable institution provides to you.

Sincerely yours,

James T. Healy

President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED WHETHER THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated July 15, 2009, and is expected to be first mailed to LogicVision stockholders on or about July 20, 2009.

LOGICVISION, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 18, 2009

To the Stockholders of LogicVision, Inc.:

The Annual Meeting of Stockholders of LogicVision, Inc., a Delaware corporation, will be held on August 18, 2009, at 9 a.m. Pacific Daylight Time, at the executive offices of LogicVision, 25 Metro Drive, Third Floor, San Jose, California 95110, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger by and among Mentor Graphics, Fulcrum Acquisition Corporation, a wholly owned subsidiary of Mentor Graphics, and LogicVision, dated as of May 6, 2009, and approve the merger contemplated by the merger agreement;

2. To elect six directors to serve on LogicVision’s board of directors, each to hold office until the earliest of LogicVision’s 2010 annual meeting of stockholders, his removal or resignation or, if the merger is completed, the effective time of the merger;

3. To approve a proposal to adjourn the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and approval of the merger contemplated thereby; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Stockholders of record as of the close of business on July 8, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A majority of the shares of LogicVision common stock outstanding on the record date must be voted in favor of the adoption of the merger agreement and approval of the merger contemplated thereby in order for the merger to be completed. For the election of directors, the six nominees receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors. A majority of the shares represented at the meeting in person or by proxy must be voted in favor of any adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger contemplated thereby.

All LogicVision stockholders are cordially invited to attend the Annual Meeting. However, we encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. Of course, voting by proxy will not prevent you from voting in person at the meeting. Your failure to vote your shares or an abstention will have the same effect as voting against the proposal to adopt the merger agreement and approve the merger. Your failure to vote your shares will not affect the outcome of the election of directors. Your failure to vote your shares will not affect any proposal to adjourn the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger, however, an abstention will have the same effect as voting against any such proposal to adjourn the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 25 Metro Drive, Third Floor, San Jose, California 95110, for ten days before the meeting.

After careful consideration, the board of directors of LogicVision has unanimously determined that the merger is advisable, fair to and in the best interests of LogicVision and its stockholders and it recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger contemplated thereby. The board of directors of LogicVision recommends that you vote “FOR” each of the nominees for election to the board of directors of LogicVision, and that you vote “FOR” the adjournment, if necessary, of the Annual Meeting for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and approval of the merger contemplated thereby.

By Order of the Board of Directors

Mei Song

Secretary

July 15, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 18, 2009.

The Proxy Statement/Prospectus and Annual Report are available at http://bnymellon.mobular.net/bnymellon/lgvn.

To obtain directions to attend the Annual Meeting, please contact the Secretary of LogicVision, 25 Metro Drive, Third Floor, San Jose, California 95110.

Your vote is important. Please return your proxy as soon as possible, whether or not you expect to attend the Annual Meeting in person.

You may submit your proxy by telephone or by the Internet by following the instructions on the enclosed proxy or voting form or by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage prepaid envelope. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote in person, your proxy vote will not be used. If you hold shares of LogicVision common stock through a broker or other custodian, please follow the voting instructions that the applicable institution provides to you.

Please do not send your common stock certificates at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your certificates.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus “incorporates by reference” important business and financial information about Mentor Graphics from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon request. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Where You Can Find Additional Information” beginning on page 139 of this proxy statement/prospectus. Mentor Graphics will provide you with copies of this information relating to Mentor Graphics (excluding all exhibits unless Mentor Graphics has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

Attn: Investor Relations

(503) 685-7000

Investors may also consult Mentor Graphics’ or LogicVision’s websites for more information concerning the merger described in this proxy statement/prospectus. Mentor Graphics’ website is www.mentor.com. LogicVision’s website is www.logicvision.com. Information included on any of these websites is not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of the documents before the stockholder meeting, you must make your requests no later than August 11, 2009.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Mentor Graphics and LogicVision have not authorized anyone to provide you with information that is different from, or in addition to, what is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference in this proxy statement/prospectus. If anyone does give you any other information, you should not rely on it. You should assume that the information in this proxy statement/prospectus is accurate only as of July 15, 2009. You should also assume that the information contained in any document incorporated by reference herein is accurate only as of the date of such document, except to the extent that such information is contained in an additional document filed with the Securities and Exchange Commission, or SEC, under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this proxy statement/prospectus and the date of the LogicVision stockholder meeting and is incorporated by reference herein. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Mentor Graphics common stock in the merger creates any implication to the contrary.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the SEC by Mentor Graphics, constitutes a prospectus of Mentor Graphics under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of Mentor Graphics common stock to be issued to LogicVision stockholders in connection with the merger. This document also constitutes a proxy statement under Section 14(a) of the Exchange Act and the rules thereunder, and a notice of meeting with respect to the meeting of LogicVision stockholders to consider and vote upon, among other matters, the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, as well as the election of directors to LogicVision’s board of directors.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Mentor Graphics has been provided by Mentor Graphics and information contained in this proxy statement/prospectus regarding LogicVision has been provided by LogicVision.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or if they prove incorrect, could cause the results of Mentor Graphics and its consolidated subsidiaries, LogicVision and its consolidated subsidiaries, or the combined company, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements about future financial and operating results (including projections of earnings, revenues, synergies, accretion, margins or other financial items); products and operations; benefits of the transaction to customers, stockholders and employees; the expected tax treatment of the transaction; potential cost savings resulting from the transaction; the ability of the combined companies to drive growth and expand customer and partner relationships; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans and the anticipated timing of filings, approvals and closings relating to the merger; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “may,” “should,” “would,” “projects,” “predicts,” “continues,” and similar expressions or the negative of these terms help to identify these forward looking statements.

The risks, uncertainties and assumptions referred to above include the challenges of integration associated with the merger and the challenges of achieving anticipated synergies and cost savings; the possibility that the merger may not close; the challenges of maintaining and increasing revenues on a combined company basis following the close of the merger; the challenges of retaining key employees; other economic, business, competitive, and/or regulatory factors affecting the businesses of Mentor Graphics and LogicVision generally, including the risks that are described in the section entitled “Risk Factors,” which begins on page 19, and in the documents that are incorporated by reference into this proxy statement/prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of Mentor Graphics, LogicVision and the combined company could differ materially from the expectations in these statements. These forward-looking statements speak only as of the date hereof. Except to the extent required by applicable law, Mentor Graphics and LogicVision undertake no obligation to publicly release the results of any revisions or updates to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this proxy statement/prospectus?

A:	Mentor Graphics has agreed to acquire LogicVision under the terms of a merger agreement that is described in this proxy statement/prospectus. See “Proposal One—The Merger” and “The Merger Agreement and the Support Agreements.” A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus contains important information about the merger agreement, the merger and the Annual Meeting. You are receiving this proxy statement/prospectus because you have been identified as a stockholder of LogicVision and may be entitled to vote at the upcoming Annual Meeting. To complete the merger, LogicVision stockholders must vote to adopt the merger agreement and approve the merger, and all other conditions to the merger must be satisfied or waived. You should read this proxy statement/prospectus carefully.

Q:	What will happen in the proposed merger?

A:	In the merger, Fulcrum Acquisition Corporation, a wholly owned subsidiary of Mentor Graphics, will merge with and into LogicVision and, as a result, LogicVision will become a wholly owned subsidiary of Mentor Graphics. See “Proposal One—The Merger—Structure of the Merger.”

Q:	What will I receive in exchange for my LogicVision common stock?

A:	Upon completion of the merger, each outstanding share of LogicVision common stock will be converted into the right to receive 0.2006 shares of Mentor Graphics common stock, which is referred to in this proxy statement/prospectus as the “exchange ratio,” and the Mentor Graphics common stock received in such exchange is referred to in this proxy statement/prospectus as the “merger consideration.” You will receive cash in lieu of any fractional share of Mentor Graphics common stock that you would otherwise be entitled to receive in the merger. See “Proposal One—The Merger—What You Will Receive in the Merger.”

Q:	How will the merger affect stock options and warrants to acquire LogicVision common stock?

A:	At the effective time of the merger, each option to purchase LogicVision common stock outstanding immediately prior to the merger and held by an employee or consultant of LogicVision, whether or not vested or exercisable, will be assumed by Mentor Graphics and converted upon completion of the merger into an option to purchase Mentor Graphics common stock, or, in Mentor Graphics’ discretion, Mentor Graphics will substitute equivalent options under one of its equity plans, in either case for an adjusted number of shares and with an adjusted exercise price based on the exchange ratio. Other than the adjustment with respect to the underlying shares and per share exercise price, the employee or consultant options to purchase Mentor Graphics stock will have equivalent terms and conditions as the LogicVision options for which they were assumed or substituted. In addition, each outstanding option to purchase LogicVision common stock that is held by a person who is not an employee or consultant of LogicVision immediately prior to the effective time of the merger will be cancelled and the vested portion will automatically be converted into the right to receive cash (if any), based on the product of (1) the number of LogicVision shares issuable upon exercise of the option, (2) the exchange ratio and (3) the excess (if any) of the closing sale price of Mentor Graphics common stock on the trading day immediately prior to the effective time of the merger over the adjusted option exercise price. Each outstanding option to purchase LogicVision common stock that is held by a non-employee member of LogicVision’s board of directors will be converted into the right to receive cash as described in the preceding sentence to the extent that such option has been outstanding for not less than six months or is otherwise vested pursuant to its terms.

Outstanding warrants to purchase LogicVision common stock will automatically terminate upon the merger and be converted into the right to receive a number of shares of Mentor Graphics common stock, if any, based on the exchange ratio.

See “The Merger Agreement and the Support Agreements—The Merger Agreement—Treatment of LogicVision Options in the Merger” and “The Merger Agreement and the Support Agreements—The Merger Agreement—Treatment of LogicVision Warrants in the Merger.”

Q:	Are there any risks involved in undertaking the merger?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section of this proxy statement/prospectus entitled, “Risk Factors” beginning on page 19.

Q:	Are there conditions to completion of the merger?

A:	Yes. Mentor Graphics and LogicVision’s respective obligations to complete the merger are subject to the satisfaction or waiver of certain specified closing conditions. See “The Merger Agreement and Support Agreements—The Merger Agreement—Conditions to the Consummation of the Merger.”

Q:	Am I entitled to appraisal rights?

A:	No. Holders of LogicVision common stock are not entitled to dissenters’ rights of appraisal for their shares under the Delaware General Corporation Law in connection with the merger. See “Proposal One—The Merger—No Appraisal Rights.”

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger qualifies as a reorganization, for U.S. federal income tax purposes, LogicVision stockholders will generally not recognize any gain or loss upon the receipt of Mentor Graphics common stock in exchange for LogicVision common stock in connection with the merger, except in respect of any cash received in lieu of fractional shares of Mentor Graphics common stock. See “Proposal One—The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What stockholder approvals are required for the merger?

A:	The holders of a majority of the outstanding shares of LogicVision common stock on the record date for the Annual Meeting must vote in favor of the adoption of the merger agreement and the approval of the merger. Only holders of record of LogicVision common stock at the close of business on July 8, 2009, referred to in this proxy statement/prospectus as the “record date,” are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 9,473,572 shares of LogicVision common stock outstanding and entitled to vote at the Annual Meeting. Failure to vote your shares, abstentions and broker non-votes will have the same effect as voting against the proposal to adopt the merger agreement and approve the merger. See “The Annual Meeting of LogicVision Stockholders—Quorum; Required Votes; Abstention and Broker Non-Votes.”

Q:	What stockholder approvals are required for the adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger?

A:

The holders of a majority of the shares of LogicVision common stock represented in person or by proxy at the Annual Meeting must vote in favor of the adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger for such proposal to be approved. Abstentions will have the same effect as voting against any such proposal to adjourn the Annual Meeting. Broker non-votes will not affect the outcome of any proposal to adjourn the Annual Meeting. See “The Annual Meeting of LogicVision Stockholders—Quorum; Required Votes; Abstention and Broker Non-Votes.”

Q:	How does LogicVision’s board of directors recommend that I vote on the merger and adjournment proposals?

A:	The board of directors of LogicVision unanimously recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger and vote “FOR” the adjournment of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger. See “Proposal One—The Merger—Recommendation of LogicVision’s Board of Directors; LogicVision’s Reasons for the Merger.”

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section of this proxy statement/prospectus entitled, “Risk Factors” beginning on page 19.

Q:	How can I vote my LogicVision shares in connection with the adoption of the merger agreement and approval of the merger?

A:	You may vote your LogicVision shares at the Annual Meeting either in person or by proxy. For a description of how to vote your shares, see “Questions and Answers Relating to the Annual Meeting” below.

Q:	Do I need to send in my LogicVision stock certificate now?

A:	No. Once the merger is consummated, instructions will be sent to you regarding the exchange of your LogicVision stock certificates for the merger consideration payable to you in the merger.

Q:	When do you expect the merger to be completed?

A:	Mentor Graphics and LogicVision are working to complete the merger as quickly as practicable and currently expect that the merger could be completed promptly after the Annual Meeting.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL MEETING

Q:	What other matters will be voted on at the Annual Meeting?

A:	In addition to the merger and adjournment proposals described above, you will be asked to vote upon the election of directors to the LogicVision board of directors.

Q:	Who are the director nominees?

A:	LogicVision’s board of directors has nominated each of Gregg E. Adkin, James T. Healy, Randall A. Hughes, Richard Okumoto, Matthew Raggett and Richard C. Yonker (each of whom is currently a director of LogicVision) for election to the board of directors of LogicVision. See “Proposal Two—Election of Directors.”

Q:	What vote is needed to elect directors?

A:

Directors are elected by a plurality vote. The six nominees for director who receive the most votes cast in their favor will be elected to serve as directors. Any LogicVision shares not voted will have no impact on the election of directors, except to the extent the withholding of authority to vote for an individual director results in another individual receiving a larger number of votes. See “The Annual Meeting of LogicVision Stockholders—Quorum; Required Votes; Abstention and Broker Non-Votes.”

Q:	How does LogicVision’s board of directors recommend that I vote with respect to the election of directors?

A:	The board of directors of LogicVision unanimously recommends that you vote “FOR” the election of each of the nominated directors. See “Proposal Two—Election of Directors.”

Q:	As a LogicVision stockholder, why am I electing LogicVision’s directors when I am being asked to adopt the merger agreement and approve the merger?

A:	Delaware law requires LogicVision to hold a meeting of its stockholders each year. LogicVision has determined that it will observe this requirement and hold the meeting to elect directors to the LogicVision board of directors. The LogicVision directors elected at the Annual Meeting will serve as directors of LogicVision following the meeting through the earliest of the completion of the merger, LogicVision’s 2010 annual meeting of stockholders, or the director’s removal or resignation. Upon completion of the merger, the individuals serving as LogicVision directors immediately prior to the completion of the merger will be replaced by designees of Mentor Graphics.

Q:	When and where will the Annual Meeting take place?

A:	The Annual Meeting will be held at the executive offices of LogicVision, 25 Metro Drive, Third Floor, San Jose, California 95110, on August 18, 2009, starting at 9:00 a.m. Pacific Daylight Time.

Q:	Who can vote at the Annual Meeting?

A:	LogicVision stockholders of record at the close of business on the record date are entitled to vote at the Annual Meeting.

Q:	What is the record date for the Annual Meeting?

A:	The record date for the Annual Meeting is July 8, 2009.

Q:	What constitutes a quorum for purposes of the Annual Meeting?

A:	The presence in person or by proxy of the holders of a majority of shares of LogicVision common stock outstanding at the close of business on the record date will constitute a quorum for purpose of the Annual Meeting. See “The Annual Meeting of LogicVision Stockholders—Quorum; Required Votes; Abstention and Broker Non-Votes.”

Q:	How can I vote?

A:	You may vote your LogicVision shares at the Annual Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your LogicVision shares if you attend the Annual Meeting and want to vote in person. The LogicVision shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder on the proxy card, the shares will be voted accordingly.

LogicVision stockholders of record can simplify their voting and save LogicVision additional expense by calling 1-866-540-5760 or voting via the Internet at http://www.proxyvoting.com/lgvn. Telephone and Internet voting information is provided on the proxy card if these options are available to you. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on August 17, 2009. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you hold your shares through a broker, bank or other nominee rather than directly in your own name, see “What is the difference between holding shares as a stockholder of record and as a beneficial owner?” below and “The Annual Meeting of LogicVision Stockholders—How to Vote.”

Q:	What happens if I do not vote?

A:	For the adoption of the merger agreement and the approval of the merger, the failure to execute and return your proxy card or to submit a proxy card by telephone or over the Internet will have the same effect as voting against the adoption of the merger agreement and the approval of the merger.

For the election of directors and the adjournment proposal, the failure to execute and return your proxy card or to submit a proxy by telephone or over the Internet will not affect the outcome of either proposal but will reduce the number of votes required to approve such proposal. See “The Annual Meeting of LogicVision Stockholders—Quorum; Required Votes; Abstention and Broker Non-Votes.”

Q:	What happens if I abstain?

A:	If you execute and return your proxy card or submit a proxy by telephone or over the Internet and vote “ABSTAIN” or if you vote “ABSTAIN” at the Annual Meeting, this will have the same effect as voting against the adoption of the merger agreement and the approval of the merger and against any proposal to adjourn the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger. See “The Annual Meeting of LogicVision Stockholders—Quorum; Required Votes; Abstention and Broker Non-Votes.”

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many LogicVision stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and shares beneficially owned.

Stockholder of Record. If your shares are registered directly in your name with LogicVision’s transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement/prospectus is being sent directly to you by LogicVision. As a stockholder of record, you have the right to grant your proxy directly to LogicVision or to vote in person at the Annual Meeting. LogicVision has enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account, bank account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement/prospectus is being forwarded to you by your broker, bank or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or nominee holding your shares. Your broker, bank or nominee has enclosed voting instructions for your use in directing your broker, bank or nominee how to vote your shares.

See “The Annual Meeting of LogicVision Stockholders—How to Vote.”

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your shares that are held in “street name,” your broker will not be permitted to vote them on the proposal to adopt the merger agreement and approve the merger. Therefore, you should be sure to provide your broker with instructions on how to vote these shares.

See “The Annual Meeting of LogicVision Stockholders—Quorum; Required Votes; Abstention and Broker Non-Votes.”

Q:	Can I change my vote?

A:	Yes. If you submit a proxy, you may revoke it at any time before the Annual Meeting by:

•	delivering to the Secretary of LogicVision a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the Secretary of LogicVision a new, signed proxy with a date later than the proxy you wish to revoke;

•	submitting another proxy by telephone or over the Internet (your latest telephone or voting instructions will be followed); or

•	attending the Annual Meeting and voting in person.

Notices to the Secretary of LogicVision should be addressed to Secretary, LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California 95110.

If you hold your shares in “street name,” you must give new instructions to your broker prior to the Annual Meeting or obtain a signed legal proxy from the broker to revoke your prior instructions and vote in person. See “The Annual Meeting of LogicVision Stockholders—Revoking Your Proxy.”

Q:	Are there any other matters to be addressed at the Annual Meeting?

A:	LogicVision knows of no other matters to be brought before the meeting, but if other matters are properly brought before the meeting or any adjournment or postponement of the meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interests of LogicVision and its stockholders.

Q:	Whom do I call if I have questions about the Annual Meeting or the merger?

A:	You should direct any questions regarding the Annual Meeting or the merger, including the procedures for voting your shares, to BNY Mellon Shareowner Services, which is assisting LogicVision with the solicitation of proxies, at 1-877-265-2632.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope, or submit your proxy by telephone or the Internet in accordance with the instructions on the proxy cards. In order to ensure that your shares are represented and voted, please submit your proxy as soon as possible even if you currently plan to attend the Annual Meeting in person. If your shares are held in “street name” by your broker or another nominee, you must instruct your broker or other nominee on how to vote the shares you beneficially own.

SUMMARY

This proxy statement/prospectus pertains to the merger of Mentor Graphics and LogicVision, and it is being sent to the holders of common stock of LogicVision. This summary highlights selected information from this document. It may not contain all of the information that is important to you with respect to the adoption of the merger agreement and the issuance of Mentor Graphics common stock. We urge you to read carefully this proxy statement/prospectus, as well as the documents attached to and those referenced in this proxy statement/prospectus, to fully understand the merger. In particular, you should read the merger agreement and the form of support agreement, which are attached as Annex A and B. In addition, we encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Mentor Graphics that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 139. When this proxy statement/prospectus refers to the “combined company,” it means Mentor Graphics Corporation and its subsidiaries, and LogicVision, Inc. and its subsidiaries. All dollar amounts referred to in this proxy statement/prospectus are in U.S. dollars.

The Companies

Mentor Graphics Corporation

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

(503) 685-7000

Mentor Graphics Corporation, an Oregon corporation, is a technology leader in electronic design automation (EDA). Mentor Graphics provides software and hardware design solutions that enable its customers to develop better electronic products faster and more cost effectively. Mentor Graphics markets its products and services worldwide, primarily to large companies in the military/aerospace, communications, computer, consumer electronics, semiconductor, networking, multimedia, and transportation industries. The electronic systems that Mentor Graphics’ customers create with its products include printed circuit boards (PCBs), integrated circuits (ICs), field programmable gate arrays (FPGAs), embedded software solutions, and wire harness systems. Mentor Graphics’ products are used in the design and development of a diverse set of electronic products, including automotive electronics, video game consoles, digital cameras, cellular telephones, computer network hubs and routers, personal computers, and products enabled with the Bluetooth® short-range wireless radio and networking technology.

Mentor Graphics was incorporated in Oregon in 1981 and its common stock is traded on The NASDAQ Global Select Market under the symbol “MENT.” Additional information about Mentor Graphics and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find Additional Information” beginning on page 139.

LogicVision, Inc.

25 Metro Drive, Third Floor

San Jose, California 95110

(408) 453-0146

LogicVision, Inc., a Delaware corporation, is a test and yield learning company in the semiconductor design-for-test sector. Its proprietary technologies for embedded test and diagnostics enable more efficient test of complex semiconductor devices. LogicVision technology allows semiconductor designers to insert test structures inside semiconductor integrated circuits. These test structures allow designers and engineers to test the functionality and performance of their devices throughout each key stage of a complex semiconductor’s life cycle. The most complex of these circuits are called System-on-a-Chip (SoC) semiconductors. LogicVision’s embedded test solutions have been deployed in SoC’s found in digital consumer products, medical products, automotive electronics, networking and wireless communications devices, computers and satellite systems.

LogicVision was incorporated as LV Software in California in 1992, and changed its name to LogicVision, Inc. in 1996. LogicVision reincorporated in Delaware in 2000. LogicVision common stock is traded on The NASDAQ Capital Market under the symbol “LGVN.” For additional information about LogicVision, see “Information About LogicVision” beginning on page 89.

Fulcrum Acquisition Corporation

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

(503) 685-7000

Fulcrum Acquisition Corporation is a wholly owned subsidiary of Mentor Graphics and was incorporated in Delaware in May 2009 solely for the purpose of facilitating the merger. Fulcrum Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Annual Meeting of LogicVision Stockholders; Required Vote

Date, Time and Place. The Annual Meeting of LogicVision stockholders will be held on August 18, 2009, at 9:00 a.m. Pacific Daylight Time, at the executive offices of LogicVision, 25 Metro Drive, Third Floor, San Jose, California 95110.

Matters to be Considered at the LogicVision Annual Meeting. At the Annual Meeting, and any adjournments or postponements thereof, LogicVision stockholders will be asked:

•	to consider and vote upon a proposal to adopt the merger agreement and approve the merger contemplated by the merger agreement;

•

to elect six directors to serve on LogicVision’s board of directors, each to hold office until the earliest of LogicVision’s 2010 annual meeting of stockholders, his removal or resignation or, if the merger is completed, the effective time of the merger;

•

to approve a proposal to adjourn the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and approval of the merger contemplated by the merger agreement; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Record Date. LogicVision’s board of directors has fixed the close of business on July 8, 2009 as the record date for determination of LogicVision stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Required Vote. Adoption of the merger agreement and approval of the merger requires the affirmative vote of holders of a majority of the outstanding shares of LogicVision common stock. For the election of directors, the six nominees receiving the highest numbers of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors. Approval of a proposal to adjourn or postpone the meeting, if necessary, for any purpose, including to solicit additional proxies would require the affirmative vote of the holders of a majority of the shares of LogicVision common stock represented at the Annual Meeting. As of the record date, there were 9,473,572 shares of LogicVision common stock outstanding.

For additional information about the Annual Meeting, see “The Annual Meeting of LogicVision Stockholders.”

What LogicVision Stockholders Will Receive in the Merger

If the merger agreement is approved and the merger completed, LogicVision stockholders will receive 0.2006 shares of Mentor Graphics common stock for each share of LogicVision common stock they hold. Only whole shares of Mentor Graphics common stock will be issued in the merger. LogicVision stockholders will receive a cash payment in lieu of any fractional shares of Mentor Graphics common stock to which they would otherwise be entitled. See “Proposal One—The Merger—What You Will Receive in the Merger.”

What LogicVision Option Holders and Warrant Holders Will Receive in the Merger

At the effective time of the merger, each option to purchase LogicVision common stock outstanding immediately prior to the merger and held by an employee or consultant of LogicVision, whether or not vested or exercisable, will be assumed by Mentor Graphics and converted upon completion of the merger into an option to purchase Mentor Graphics common stock, or, in Mentor Graphics’ discretion, Mentor Graphics will substitute equivalent options under one of its equity plans, in either case for an adjusted number of shares and with an adjusted exercise price based on the exchange ratio. Other than the adjustment with respect to the underlying shares and per share exercise price, the employee or consultant options to purchase Mentor Graphics stock will have equivalent terms and conditions as the LogicVision options for which they were assumed or substituted. In addition, each outstanding option to purchase LogicVision common stock that is held by a person who is not an employee or consultant of LogicVision immediately prior to the effective time of the merger will be cancelled and the vested portion will automatically be converted into the right to receive cash (if any), based on the product of (1) the number of LogicVision shares issuable upon exercise of the option, (2) the exchange ratio, and (3) the excess (if any) of the closing sale price of Mentor Graphics common stock on the trading day immediately prior to the effective time of the merger over the adjusted option exercise price. Each outstanding option to purchase LogicVision common stock that is held by a non-employee member of LogicVision’s board of directors will be converted into the right to receive cash as described in the preceding sentence to the extent that such option has been outstanding for not less than six months or is otherwise vested pursuant to its terms. See “The Merger Agreement and the Support Agreements—The Merger Agreement—Treatment of LogicVision Options in the Merger.”

Outstanding warrants to purchase LogicVision common stock will automatically terminate upon the merger and be converted into the right to receive a number of shares of Mentor Graphics common stock, if any, based on the exchange ratio. See “The Merger Agreement and the Support Agreements—The Merger Agreement—Treatment of LogicVision Warrants in the Merger.”

Recommendation of the LogicVision Board of Directors; LogicVision’s Reasons for the Merger

The LogicVision board of directors has unanimously approved the merger agreement and the merger. The LogicVision board of directors has determined that the merger agreement, including the merger contemplated by the merger agreement, is advisable and fair to, and in the best interests of, LogicVision and its stockholders, and therefore unanimously recommends that LogicVision stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger contemplated by the merger agreement. In reaching its decision, the LogicVision board of directors considered a number of factors, see “Proposal One—The Merger—Recommendation of LogicVision’s Board of Directors; LogicVision’s Reasons for the Merger.”

Opinion of LogicVision’s Financial Advisor

At the meeting of the LogicVision board of directors on May 6, 2009, LogicVision’s financial advisor, Needham & Company, LLC, or Needham & Company, delivered its opinion to LogicVision’s board of directors that, as of May 6, 2009 and based upon and subject to the assumptions and other matters described in its written opinion, the exchange ratio pursuant to the merger agreement was fair to the holders of LogicVision common stock from a financial point of view. See “Proposal One—The Merger—Opinion of LogicVision’s Financial Advisor.”

The full text of the written opinion of Needham & Company, dated May 6, 2009, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Needham & Company, is attached as Annex C to this proxy statement/prospectus. Needham & Company provided its opinion for the information and assistance of LogicVision’s board of directors in connection with the board of directors’ consideration of the transactions contemplated by the merger agreement. The Needham & Company opinion is not a recommendation as to how any holder of LogicVision common stock should vote with respect to the merger or any other matter.

The Merger Agreement

Structure of the Merger. This proxy statement/prospectus relates to the proposed acquisition of LogicVision by Mentor Graphics pursuant to an Agreement and Plan of Merger, dated as of May 6, 2009, by and among Mentor Graphics, Fulcrum Acquisition Corporation, a wholly owned subsidiary of Mentor Graphics, and LogicVision. Pursuant to the merger agreement, at the effective time of the merger, Fulcrum Acquisition Corporation will be merged with and into LogicVision, as a result of which LogicVision will continue as a wholly owned subsidiary of Mentor Graphics. See “Proposal One—The Merger—Structure of the Merger.”

Consideration. Upon completion of the merger, LogicVision stockholders will receive 0.2006 shares of Mentor Graphics common stock for each share of LogicVision common stock they hold. Only whole shares of Mentor Graphics common stock will be issued in the merger. LogicVision stockholders will receive a cash payment in lieu of any fractional shares of Mentor Graphics common stock to which they would otherwise be entitled. See “Proposal One—The Merger—What You Will Receive in the Merger.”

Closing. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. Mentor Graphics and LogicVision currently intend to file the certificate of merger as soon as practicable after the required approval of LogicVision’s stockholders is obtained and the other conditions set forth in the merger agreement have been satisfied or, where permissible, waived. See “The Merger Agreement and the Support Agreements—The Merger Agreement—The Merger” and “The Merger Agreement and the Support Agreements—The Merger Agreement—Conditions to the Consummation of the Merger.”

No Solicitation of Alternative Proposals. The merger agreement contains provisions restricting LogicVision’s right to solicit a competing acquisition transaction. See “The Merger Agreement and the Support Agreements—The Merger Agreement—LogicVision’s Non-Solicitation Covenant.”

Termination of the Merger Agreement. LogicVision and Mentor Graphics have the right to terminate the merger agreement under certain circumstances. In certain cases, termination of the merger agreement will require payment of a termination fee by LogicVision to Mentor Graphics. See “The Merger Agreement and the Support Agreements—The Merger Agreement—Termination” and “The Merger Agreement and the Support Agreements—The Merger Agreement—Termination Fee.”

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are strongly encouraged to read it in its entirety.

Support Agreements

In connection with entering into the merger agreement, Mentor Graphics entered into support agreements with each of the current directors and executive officers of LogicVision and certain funds affiliated with Valley Ventures entities (which are affiliated with one of LogicVision’s directors), pursuant to which those stockholders have agreed to vote the shares of LogicVision common stock held by them to adopt the merger agreement and approve the merger and, subject to certain exceptions, not to dispose of their shares prior to the date of the LogicVision Annual Meeting. As of the record date, the outstanding shares subject to the support agreements represented approximately 10.8% of the votes eligible to be cast at the Annual Meeting. A form of the support agreement is attached to this proxy statement/prospectus as Annex B. See “The Merger Agreement and the Support Agreements—The Support Agreements.”

Interests of Certain Persons in the Merger

Some of LogicVision’s directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as stockholders of LogicVision. LogicVision’s board of directors was aware of these interests and took them into account at the time they approved the merger agreement and the merger. These interests include, among other things, change of control severance agreements entered into with LogicVision’s executive officers. In the event of the involuntary termination of any of these officers within 12 months following the merger, these agreements entitle that executive officer to a lump sum severance payment equal to one year’s base salary and immediate acceleration of vesting of outstanding options. These interests, among others, are more fully described in this proxy statement/prospectus under the section entitled, “Proposal One—The Merger—Interests of Certain Persons in the Merger.”

As of the record date for the Annual Meeting, directors and executive officers of LogicVision and their affiliates were entitled to vote 1,025,891 shares of LogicVision common stock, which represented approximately 10.8% of the outstanding shares of LogicVision common stock at that date.

Comparative Market Value of Securities

The following table sets forth the closing price per share of Mentor Graphics common stock and LogicVision common stock, as reported on The NASDAQ Global Select Market and The NASDAQ Capital Market, respectively, (a) on May 6, 2009, the last full trading day preceding public announcement that Mentor Graphics and LogicVision had entered into the merger agreement, and (ii) on July 14, 2009, the last full trading day prior to the date of this proxy statement/prospectus. The equivalent LogicVision per share price at each specified date represents the closing price of a share of Mentor Graphics common stock on the applicable date multiplied by 0.2006, rounded to the nearest penny.

	Closing Mentor Graphics Price	Closing LogicVision Price	Equivalent LogicVision Price Per Share
May 6, 2009	$7.08	$0.93	$1.42
July 14, 2009	$6.25	$1.24	$1.25

Because the market prices of Mentor Graphics common stock and LogicVision common stock will fluctuate prior to the merger, the market value of the shares of Mentor Graphics common stock that LogicVision stockholders will receive in the merger may increase or decrease prior to the merger. You should obtain current market quotations for the shares.

No Appraisal Rights

LogicVision stockholders are not entitled to dissenters’ rights of appraisal for their shares under the Delaware General Corporation Law in connection with the merger. See “Proposal One—The Merger —No Appraisal Rights.”

Material U.S. Federal Income Tax Consequences

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and the consummation of the merger is conditioned on the receipt by LogicVision of an opinion from its counsel to the effect that the merger will so qualify; provided, however, that if counsel to LogicVision does not render such an opinion, the condition shall be deemed satisfied if the opinion is rendered by counsel to Mentor Graphics. Assuming the merger qualifies as a reorganization, for U.S. federal income tax purposes, LogicVision stockholders generally will not recognize any gain or loss upon receipt of Mentor Graphics common stock in exchange for LogicVision common stock in connection with the merger, except in respect of any cash received in lieu of fractional shares of Mentor Graphics common stock. The tax consequences of the merger to you will depend on your own situation. You should consult your tax advisor for a full understanding of the U.S. federal and any state, local and foreign tax consequences of the merger to you. See “Proposal One—The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Risk Factors

In evaluating the merger agreement and the merger, you should consider certain risks discussed in the section of this proxy statement/prospectus entitled, “Risk Factors” beginning on page 19.

Accounting Treatment

Mentor Graphics will account for the merger using the “acquisition method of accounting” as that term is used under Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations,” which Mentor Graphics adopted on February 1, 2009, and uses the fair value concepts defined in SFAS No. 157, “Fair Value Measurements” for accounting and financial reporting purposes. See “Proposal One—The Merger—Accounting Treatment.”

Rights of LogicVision Stockholders Will Change as a Result of the Merger

LogicVision stockholders receiving Mentor Graphics common stock as merger consideration will have different rights when they become Mentor Graphics stockholders. For a more complete description of the comparison of rights of stockholders of Mentor Graphics and LogicVision, see “Comparison of Rights of Holders of Mentor Graphics Common Stock and LogicVision Common Stock.”

The Exchange Agent

American Stock Transfer and Trust Company will act as the exchange agent in connection with the merger.

No Mentor Graphics Stockholder Approval

Mentor Graphics stockholders are not required to adopt the merger agreement or approve the merger or the issuance of Mentor Graphics common stock as merger consideration.

MENTOR GRAPHICS SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth Mentor Graphics’ summary selected historical consolidated financial data as of the dates and for the periods indicated. Mentor Graphics’ historical consolidated statement of operations data set forth below for each of the years ended January 31, 2009 and 2008, and December 31, 2006, and the historical consolidated balance sheet data as of January 31, 2009 and 2008 are derived from Mentor Graphics’ audited historical consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. Mentor Graphics’ historical consolidated statement of operations data set forth below for each of the years ended December 31, 2005 and 2004, and the historical consolidated balance sheet data as of December 31, 2006, 2005 and 2004 are derived from Mentor Graphics’ audited historical consolidated financial statements, which are not incorporated by reference into this proxy statement/prospectus. Mentor Graphics’ historical consolidated statement of operations data set forth below for each of the three months ended April 30, 2009 and 2008 and the historical consolidated balance sheet data as of April 30, 2009 are derived from Mentor Graphics’ unaudited historical consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus.

You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements and notes to the consolidated financial statements included in Mentor Graphics’ Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the SEC and Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2009 filed with the SEC, all of which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find Additional Information” beginning on page 139 of this proxy statement/prospectus.

In thousands, except percentages and per share data

	Three Months Ended		Fiscal Year Ended
For the period ended	April 30, 2009	April 30, 2008 (1)(2)	January 31, 2009 (1)(2)	January 31, 2008 (1)(2)	December 31, 2006 (1)(2)	December 31, 2005	December 31, 2004
Statement of Operations Data
Total revenues	$193,775	$179,207	$789,101	$879,732	$802,839	$713,401	$716,893
Operating income (loss)	$(6,146)	$(30,665)	$(65,558)	$72,366	$62,290	$28,147	$47,004
Net income (loss)	$(12,956)	$(25,496)	$(91,252)	$24,309	$25,131	$5,807	$(20,550)
Gross margin percent	85%	81%	84%	85%	86%	84%	85%
Operating income (loss) as a percent of revenues	(3%)	(17%)	(8%)	8%	8%	4%	7%
Per Share Data
Net income (loss) per share – basic	$(0.14)	$(0.28)	$(0.99)	$0.28	$0.31	$0.07	$(0.28)
Net income (loss) per share – diluted	$(0.14)	$(0.28)	$(0.99)	$0.27	$0.30	$0.07	$(0.28)
Weighted average number of shares outstanding – basic	94,168	90,750	91,829	88,086	81,303	78,633	72,381
Weighted average number of shares outstanding – diluted	94,168	90,750	91,829	89,981	82,825	80,133	72,381

As of	April 30, 2009	January 31, 2009 (2)	January 31, 2008 (2)	December 31, 2006 (2)	December 31, 2005	December 31, 2004
Balance Sheet Data
Cash, cash equivalents, and short-term investments	$78,783	$95,639	$126,215	$129,857	$114,410	$94,287
Working capital	$95,528	$98,446	$187,082	$111,692	$118,348	$97,946
Property, plant, and equipment, net	$95,866	$100,991	$100,421	$86,100	$81,614	$91,224
Total assets	$1,140,117	$1,186,070	$1,237,656	$1,125,566	$1,020,937	$1,012,635
Short-term borrowings	$29,738	$36,998	$14,178	$7,181	$11,858	$9,632
Long-term obligations (3)	$269,329	$280,271	$264,165	$247,950	$299,014	$303,081
Stockholders’ equity (3)	$587,234	$586,445	$654,182	$554,206	$448,140	$433,715

No cash dividends have been declared or paid in the periods presented above.

(1)	On January 1, 2006, Mentor Graphics adopted Statement of Financial Accounting Standards No. 123 (revised 2004) and included share-based compensation for employee stock-based awards in Mentor Graphics’ results of operations.

(2)	On February 1, 2009, Mentor Graphics adopted Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSB APB 14-1 specifies that issuers of convertible debt that may be settled in cash upon conversion (including partial cash settlement) separately account for the implied liability and equity components of the convertible debt in a manner that reflects the issuer’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 requires retrospective application to all periods for which convertible debt instruments with cash conversion features were outstanding prior to the date of adoption.

(3)	On February 1, 2007, Mentor Graphics adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109.” The adoption of FIN 48 did not have a cumulative effect on Mentor Graphics’ retained earnings.

LOGICVISION SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth LogicVision’s summary selected historical consolidated financial data as of the dates and for the periods indicated. LogicVision’s selected statement of operations data set forth below for each of the five years ended December 31, 2008, 2007, 2006, 2005 and 2004, and the balance sheet data as of December 31, 2008, 2007, 2006, 2005 and 2004 are derived from LogicVision’s consolidated financial statements. The selected statement of operations data and balance sheet data presented below as of March 31, 2009 and for the three months ended March 31, 2009 and March 31, 2008 are derived from LogicVision’s unaudited interim consolidated financial statements.

You should read this information together with “Information About LogicVision—Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 96 of this proxy statement/prospectus, and with the consolidated financial statements and notes to the consolidated financial statements included in Annex D of this proxy statement/prospectus.

In thousands, except percentages and per share data

	Three months ended March 31,		Year ended December 31,
For the period ended	2009	2008	2008(1)	2007(1)	2006(1)	2005	2004
Statement of Operations Data
Total revenues	$3,064	$2,970	$12,173	$11,618	$10,517	$10,882	$10,094
Loss from operations	$(113)	$(1,269)	$(3,629)	$(4,109)	$(7,259)	$(10,328)	$(8,716)
Net loss	$(104)	$(1,266)	$(3,544)	$(3,723)	$(7,087)	$(9,973)	$(8,388)
Gross margin percent	80%	72%	73%	72%	72%	71%	68%
Loss from operations as a percent of revenues	(4%)	(43%)	(30%)	(35%)	(69%)	(95%)	(86%)
Per Share Data
Net loss per share – basic and diluted	(0.01)	(0.13)	(0.37)	(0.39)	(0.90)	(1.33)	(1.28)
Weighted average number of shares outstanding – basic and diluted	9,468	9,674	9,581	9,654	7,860	7,471	6,535

As of	March 31, 2009	March 31, 2008	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004
Balance Sheet Data
Cash, cash equivalents, and short-term investments	$6,917	$7,426	$9,399	$8,327	$9,242	$10,696	$21,342
Marketable securities	$-	$-	$-	$-	$-	$-	$4,960
Working capital (deficit)	$(362)	$850	$318	$2,381	$3,678	$7,456	$11,554
Property and equipment, net	$347	$454	$411	$510	$743	$1,097	$907
Total assets	$17,088	$17,372	$17,959	$18,263	$19,491	$24,341	$39,243
Short-term debt	$-	$-	$-	$-	$-	$-	$3,500
Long-term obligations	$1,119	$250	$1,890	$770	$285	$1,607	$3,184
Stockholders’ equity	$5,915	$8,130	$5,891	$9,206	$11,801	$15,438	$24,808

(1)	On January 1, 2006, LogicVision adopted SFAS 123(R) and included share-based compensation for employee stock-based awards in LogicVision’s results of operations.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents comparative historical per share data regarding the net loss and book value of each of Mentor Graphics and LogicVision and unaudited combined pro forma per share data after giving effect to the merger as a purchase of LogicVision by Mentor Graphics assuming the merger had been completed throughout the period presented. The following data assumes 0.2006 shares of Mentor Graphics common stock will be issued in exchange for each share of LogicVision common stock in connection with the merger and the assumption of LogicVision options and warrants based upon the same exchange ratio. This data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data contained elsewhere in this proxy statement/prospectus, and the separate historical consolidated financial statements of Mentor Graphics incorporated by reference into this proxy statement/prospectus (see “Where You Can Find Additional Information” beginning on page 139) and the separate historical consolidated financial statements of LogicVision and accompanying notes attached to this proxy statement/prospectus as Annex D. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Mentor Graphics that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of Mentor Graphics.

	Historical		Pro Forma
	Mentor Graphics Year ended January 31, 2009	LogicVision Year ended December 31, 2008	Combined (2)	Equivalent of One LogicVision Share (3)
Basic and diluted net loss per share	$(0.97)	$(0.37)	$(0.99)	$(0.20)
Cash dividends per share	-	-	-
Book value per share (1)	$6.10	$0.62	$6.12	$1.23

	Historical		Pro Forma
	Mentor Graphics Three months ended April 30, 2009	LogicVision Three months ended March 31, 2009	Combined (2)	Equivalent of One Logic Vision Share (3)
Basic and diluted net loss per share	$(0.14)	$(0.01)	$(0.14)	$(0.03)
Cash dividends per share	-	-	-
Book value per share (1)	$6.24	$0.62	$6.25	$1.25

(1)	The historical book value per common share is computed by dividing stockholders’ equity at the end of the period by the number of shares outstanding at the end of the period.

(2)	Because of different fiscal period ends, the pro forma combined per share information combines Mentor Graphics’ financial information for the fiscal year ended January 31, 2009 and LogicVision’s financial information for the fiscal year ended December 31, 2008, combines Mentor Graphics’ financial information for the three months ended April 30, 2009 and LogicVision’s financial information for the three months ended March 31, 2009, and assumes the merger occurred as of the beginning of the earliest period presented and was accounted for using the acquisition method.

(3)	The Pro Forma Equivalent of One LogicVision Share amounts were calculated by multiplying the exchange ratio in the merger of 0.2006 by the pro forma combined basic and diluted net loss and book value per share, respectively.

COMPARATIVE PER SHARE MARKET PRICE DATA

Mentor Graphics common stock trades on The NASDAQ Global Select Market under the symbol “MENT.” LogicVision common stock trades on The NASDAQ Capital Market under the symbol “LGVN.”

The following table shows the high and low sales prices per share of Mentor Graphics common stock and LogicVision common stock, each as reported on The NASDAQ Global Select Market or The NASDAQ Capital Market, respectively, on (1) May 6, 2009, the last full trading day preceding public announcement that Mentor Graphics and LogicVision had entered into the merger agreement, and (2) July 14, 2009, the last full trading day for which high and low sales prices were available as of the date of this proxy statement/prospectus.

The table also includes the equivalent high and low sales prices per share of LogicVision common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of the Mentor Graphics common stock that LogicVision stockholder would receive in exchange for each share of LogicVision common stock if the merger was completed on either of these dates, applying the exchange ratio of 0.2006 of a share of Mentor Graphics common stock for each share of LogicVision common stock.

	Mentor Graphics Common Stock		LogicVision Common Stock		Equivalent LogicVision Price Per Share
	High	Low	High	Low	High	Low
May 6, 2009	$7.40	$6.86	$0.93	$0.93	$1.48	$1.38
July 14, 2009	$6.28	$6.15	$1.24	$1.20	$1.26	$1.23

The above table shows only historical comparisons. These comparisons may not provide meaningful information to LogicVision stockholders in determining whether to adopt the merger agreement and approve the merger. LogicVision stockholders are urged to obtain current market quotations for Mentor Graphics and LogicVision common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Historical market prices are not indicative of future market prices.

RISK FACTORS

By voting in favor of adoption of the merger agreement and approval of the merger at the LogicVision stockholder meeting, LogicVision stockholders will be choosing to invest in Mentor Graphics common stock. An investment in Mentor Graphics common stock involves a high degree of risk. In deciding whether to vote in favor of the adoption of the merger agreement, you should consider the matters described below, as well as all of the information included in this proxy statement/prospectus and its annexes and all of the information included in the documents incorporated into this proxy statement/prospectus by reference, especially the risks described in Mentor Graphics’ Quarterly Report on Form 10-Q for the quarter ended April 30, 2009. A discussion of additional risks and uncertainties regarding Mentor Graphics can be found in the information that is incorporated by reference in this proxy statement/prospectus and referred to in the section entitled “Where You Can Find Additional Information” beginning on page 139 of this proxy statement/prospectus. Also see the matters addressed in “Cautionary Statement Regarding Forward Looking Statements” on page 1 of this proxy statement/prospectus.

If any of the events, contingencies, circumstances or conditions described in the following risks and in Mentor Graphics’ Form 10-Q referenced above actually occur, Mentor Graphics’ and LogicVision’s respective businesses, financial condition or their results of operations (both separately and as combined) could be impacted. If that happens, the trading price of Mentor Graphics common stock or LogicVision common stock could decline and you may lose part or all of the value of any Mentor Graphics shares or LogicVision shares held by you. Additional risks and uncertainties not presently known to Mentor Graphics and LogicVision or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the merger, Mentor Graphics, LogicVision and the combined company.

Risks Related to the Merger

LogicVision stockholders will receive a fixed number of shares of Mentor Graphics common stock despite changes in the market value of Mentor Graphics common stock or LogicVision common stock.

Upon completion of the merger, each share of LogicVision common stock will be converted into 0.2006 shares of Mentor Graphics common stock. The market price of both Mentor Graphics and LogicVision common stock will fluctuate after the date of this proxy statement/prospectus. Fluctuations in the market price of Mentor Graphics and LogicVision common stock may be the result of general market and economic conditions, changes in the business, operations or prospects of Mentor Graphics or LogicVision, market assessments of the likelihood that the merger will be completed and the timing of closing of the merger and other factors independent of the merger. There will be no adjustment to the consideration payable to LogicVision stockholders in connection with the merger for changes in the market price of Mentor Graphics common stock or LogicVision common stock. In addition, neither Mentor Graphics nor LogicVision may terminate the merger agreement solely because of changes in the market price of the other company’s common stock. Accordingly, the dollar value of Mentor Graphics common stock that LogicVision stockholders will receive in the merger may be different from the dollar value of Mentor Graphics common stock on the date that LogicVision stockholders adopt the merger agreement and approve the merger. The historical share prices of both LogicVision common stock and Mentor Graphics common stock have experienced significant volatility. Mentor Graphics cannot predict or give any assurances as to the market price of Mentor Graphics common stock at any time before or after the completion of the merger. You should obtain recent market quotations of Mentor Graphics and LogicVision common stock before you return your proxy card or cast your vote at the LogicVision Annual Meeting.

If Mentor Graphics is not successful in integrating LogicVision into its own business, then the benefits of the merger will not be fully realized.

Mentor Graphics may not achieve successful integration of the LogicVision assets in a timely manner, or at all, and Mentor Graphics may not realize the benefits and synergies of the merger to the extent, or in the timeframe, anticipated. The challenges to the successful integration of LogicVision into Mentor Graphics include:

•	developing new products and services that optimize the assets and resources of both companies;

•	integrating the strategies and operations of the two companies;

•	retaining and assimilating the key personnel of LogicVision; and

•	retaining and maintaining relationships with existing customers, distributors and other partners of LogicVision.

Meeting these challenges will involve considerable risks, such as:

•	the potential disruption of each company’s ongoing business and distraction of their respective management teams;

•	the difficulty of fully leveraging acquired technology and intellectual property rights into Mentor Graphics’ products and services;

•	unanticipated expenses related to integration, including technical and operational integration; and

•	the impairment of relationships with employees, customers and channel partners as a result of the integration process or the merger.

A failure by Mentor Graphics to successfully integrate the operation of LogicVision or otherwise to realize any of the anticipated benefits of the merger could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect Mentor Graphics’ financial position and results of operations.

If the merger is not completed, Mentor Graphics’ and LogicVision’s stock prices and future businesses and operations could be harmed.

Mentor Graphics’ and LogicVision’s obligations to complete the merger are subject to conditions, many of which are beyond the control of Mentor Graphics and LogicVision. If the merger is not completed for any reason, each company may be subject to a number of material risks, including the following:

•	LogicVision may be required under certain circumstances to pay Mentor Graphics a termination fee equal to $538,193 plus reimbursement of Mentor Graphics’ reasonable expenses up to $403,645;

•	the price of Mentor Graphics common stock and LogicVision common stock may decline;

•	Mentor Graphics and LogicVision may be subject to litigation related to any failure to complete the merger, which could require substantial time and resources to resolve;

•	costs related to the merger, such as financial advisory, legal, accounting and printing fees, must be paid even if the merger is not completed;

•

matters relating to the merger (including integration planning) require substantial commitments of time and resources by Mentor Graphics and LogicVision management, which could otherwise have been devoted to other opportunities that may have been beneficial to Mentor Graphics and LogicVision; and

•	if the merger is not completed, Mentor Graphics and LogicVision would fail to derive the benefits expected to result from the merger.

In addition, if the merger is terminated, LogicVision may be unable to find a partner willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all.

Uncertainty regarding the merger may cause customers, suppliers and channel partners to delay or defer decisions concerning Mentor Graphics and LogicVision and adversely affect LogicVision’s ability to attract and retain key employees.

The merger will occur only if stated conditions are met, including, among others, the adoption of the merger agreement and approval of the merger by LogicVision’s stockholders. Many of the conditions are outside the control of Mentor Graphics and LogicVision, and both parties also have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers and channel partners to delay or defer decisions concerning certain Mentor Graphics or LogicVision products, which could negatively affect their respective businesses. Customers, suppliers and channel partners may also seek to change existing agreements with Mentor Graphics or LogicVision as a result of the merger. Any delay or deferral of those decisions or changes in existing agreements could materially impact the respective businesses of Mentor Graphics and/or LogicVision, regardless of whether the merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the merger could materially impact each company’s business, regardless of whether the merger is completed. Current and prospective employees of LogicVision may experience uncertainty about their future roles with the combined company. This may adversely affect LogicVision’s ability to attract and retain applicable key management, sales, marketing, operations and technical personnel.

LogicVision officers and directors have conflicts of interest that may influence them to support or approve the merger.

The directors and officers of LogicVision have interests in the merger that are different from, or in addition to, those of LogicVision stockholders. The directors and officers of LogicVision could be more likely to recommend and approve the merger agreement than if they did not hold these interests. LogicVision stockholders should consider whether these interests might have influenced these directors and officers to support or recommend the merger. The members of the LogicVision’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to LogicVision’s stockholders that the merger agreement be adopted. See “Proposal One—The Merger—Interests of Certain Persons in the Merger.”

The termination fee and restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire LogicVision.

Until the completion of the merger, with limited exceptions, the merger agreement prohibits LogicVision from entering into an alternative acquisition transaction with, or soliciting any alternative acquisition proposal from, another party. LogicVision has agreed under certain circumstances to pay Mentor Graphics a termination fee equal to $538,193 plus reimbursement of Mentor Graphics’ reasonable expenses up to $403,645, including where LogicVision’s board of directors withdraws its support of the merger to enter into a business combination with a third party. These provisions could discourage other companies from trying to acquire LogicVision even though those other companies might be willing to offer greater value to LogicVision stockholders than Mentor Graphics has offered in the merger.

LogicVision stockholders, as a group, will have reduced ownership and voting interests after the merger. In addition, the rights of holders of LogicVision common stock will change as a result of the merger.

After the merger, former LogicVision stockholders will hold approximately 2% of the outstanding shares of Mentor Graphics common stock. Consequently, as a general matter, LogicVision stockholders, as a group, will have reduced ownership and voting interests in Mentor Graphics following the merger than they had in LogicVision prior to the merger and, as a result, they will have less influence over the management and policies of Mentor Graphics than they currently exercise over the management and policies of LogicVision.

In addition, after the merger, the rights of those stockholders of LogicVision who will become stockholders of Mentor Graphics will be governed by Mentor Graphics’ amended and restated articles of incorporation and by-laws, which are different from LogicVision’s amended and restated certificate of incorporation and by-laws. For more information, see “Comparison of Rights of Holders of Mentor Graphics Common Stock and LogicVision Common Stock.”

Mentor Graphics will incur additional integration expenses in connection with the merger.

In the event the merger is completed, Mentor Graphics expects to incur additional expenses in connection with the integration of LogicVision, including integrating personnel, information technology systems, accounting systems, vendors and strategic partners of each company and implementing consistent standards, policies, and procedures.

Risks Related to LogicVision

If the semiconductor industry does not adopt embedded test technology on a widespread basis, LogicVision’s revenues could decline and its stock price could fall.

To date, the semiconductor industry has not adopted embedded test technology as an alternative to current testing methods on a widespread basis. If the semiconductor industry does not adopt embedded test technology widely and in the near future, LogicVision’s growth will be limited, its revenues could decline, and its stock price could fall. LogicVision cannot provide assurance that integrated circuit designers and design companies’ customers will accept embedded test technology as an alternative to current testing methods in the time frame it anticipates, or at all. The industry may fail to adopt embedded test technology for many reasons, including the following:

•	LogicVision’s current and potential customers may not accept or embrace LogicVision’s Dragonfly Test PlatformTM integrated family of products;

•	potential customers may determine that existing solutions adequately address their testing needs, or the industry may develop alternative technologies to address their testing needs;

•

potential customers may not be willing to accept the perceived delays in the early design stages associated with implementing embedded test technology in order to achieve potential time and cost savings at later stages of silicon debugging and production testing;

•	potential customers may have concerns over the reliability of embedded testing methods relative to existing test methods;

•

LogicVision’s existing and potential customers may react to declines in demand for semiconductors by curtailing or delaying new initiatives for new complex semiconductors or by extending the approval process for new projects, thereby lengthening LogicVision’s sales cycles; and

•	designers may be reluctant to take on the added responsibility of incorporating embedded test technology as part of their design process, or to learn how to implement embedded test technology.

The current economic downturn and uncertainty in the global economy and effects on the industries into which LogicVision sells its products impacted LogicVision’s customers’ research and development budgets, and harmed LogicVision’s business and operating results.

The worldwide economy is currently undergoing significant turmoil, which together with uncertainty about future economic conditions, has negatively impacted LogicVision’s customers, and can cause its customers to postpone their decision making and decrease their spending. LogicVision sales are dependent upon capital spending trends and new design projects, and a substantial portion of its costs are fixed in the near term. The demand from LogicVision customers is uncertain and difficult to predict. Slower growth in the semiconductor and systems markets such as postponed or canceled capital expenditures for previously planned expansions or new fabrication facility construction projects, a reduced number of design starts, reduction of design and test budgets or continued consolidation among LogicVision customers would harm LogicVision’s business and financial condition.

The primary customers for semiconductors that incorporate LogicVision embedded test technology are companies in the automotive, consumer, communications, medical products, networking and server products industries. The current economic downturn and a downturn in these particular markets or in general economic conditions could result in the cutback of research and development budgets or capital expenditures, which would likely result in a reduction in demand for LogicVision products and services and could harm LogicVision’s business. If the economy continues to experience economic, political or social turmoil, existing and prospective customers may further reduce their design budgets or delay implementation of LogicVision’s products, which could harm LogicVision’s business and operating results.

LogicVision is subject to the cyclical nature of the semiconductor and electronics industries, and any downturn in these industries could harm its business, operating results, and financial condition.

In addition to the effects of macroeconomic factors, the markets for semiconductor products are cyclical. In recent years, most countries have experienced significant economic difficulties. These difficulties triggered a significant downturn in the semiconductor market, resulting in reduced budgets for chip design tools. In addition, the electronics industry has historically been subject to seasonal and cyclical fluctuations in demand for its products, and this trend may continue in the future. These industry downturns have been, and may continue to be, characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices. As a result, LogicVision’s future operating results may reflect substantial fluctuations from period to period as a consequence of these industry patterns, general economic conditions affecting the timing of orders from customers and other factors. Any negative factors affecting the semiconductor industry, including the downturns described here, could significantly harm LogicVision’s business, financial condition and results of operations.

LogicVision has a history of losses and an accumulated deficit of approximately $103.4 million as of March 31, 2009. If LogicVision does not generate sufficient net revenue in the future to achieve or sustain profitability, its stock price could decline.

LogicVision has incurred significant net losses since its inception, including losses of $3.5 million, $3.7 million and $7.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. As of March 31, 2009, LogicVision had an accumulated deficit of approximately $103.4 million. LogicVision expects its future revenues to be impacted by its long sales cycle and its revenue recognition policies, and it expects to continue to invest in research and development projects as well as service operations required to support LogicVision business development activities. These product and business development expenditures as well as other operating expenses could continue to exceed LogicVision’s revenues, thus preventing it from achieving and maintaining profitability. To achieve and maintain profitability, LogicVision will need to generate and sustain substantially higher revenues while maintaining reasonable cost and expense levels. If LogicVision fails to achieve profitability within the time frame expected by securities analysts or investors and its cash balances continue to decline, the market price of LogicVision common stock will likely decline. LogicVision may not achieve profitability if its revenues do not increase or if they increase more slowly than LogicVision expects. In addition, LogicVision’s operating expenses are largely fixed, and any shortfall in anticipated revenues in any given period could harm LogicVision’s operating results.

The sales and implementation cycles for LogicVision products are typically long and unpredictable, taking from three months to one year or longer for sales and an additional one to six months for implementation. As a result, LogicVision may have difficulty predicting future revenues and its revenues and operating results may fluctuate significantly, which could cause LogicVision’s stock price to fluctuate.

LogicVision’s sales cycle has ranged from three months to one year or longer and its customers’ implementation cycle has been approximately an additional one to six months. LogicVision believes that convincing a potential customer to integrate its technology into an integrated circuit at the design stage, which LogicVision refers to as a design win, is critical to retaining existing customers and to obtaining new customers. However, acceptance of LogicVision’s embedded test technology generally involves a significant commitment of resources by prospective customers and a fundamental change in their method of designing and testing integrated circuits. Many of LogicVision’s potential customers are large enterprises that generally do not adopt new design methodologies quickly. Also, LogicVision may have limited access to the key decision-makers of potential customers who can authorize the adoption of its technology. As a result, the period between LogicVision’s initial contact with a potential customer and the sale of its products to that customer, if any, is often lengthy and may include delays associated with LogicVision’s customers’ budgeting and approval processes, as well as a substantial investment of LogicVision’s time and resources. LogicVision has incurred high customer engagement and support costs, including sales commissions, and the failure to manage these costs could harm its operating results.

If LogicVision fails to achieve a design win with a potential customer early in a given product cycle, it is unlikely that the potential customer will become a customer before its next product cycle, if at all. Because of the length of LogicVision’s sales cycle, its failure to achieve design wins could have a material and prolonged adverse effect on its sales and revenue growth. LogicVision’s revenue streams may fluctuate significantly due to the length of its sales cycle, which may make LogicVision’s future revenues difficult to project and may cause its stock price to fluctuate.

If a customer cancels its order or defaults on payment or if LogicVision renegotiates an existing order, LogicVision may be unable to recognize revenue from backlog, which could have a material adverse effect on its financial condition and results of operations.

A significant portion of the orders in LogicVision’s backlog provides customers with cancellation rights or is recognized as revenue when payment is due. In addition, some orders extend over periods ranging up to thirty-six months. If a customer cancels its order or delays its contractual payments LogicVision may not be able to realize revenue from backlog in the time frame expected or at all. Also, it is possible that customers from whom LogicVision expects to derive revenue from backlog will default, and as a result LogicVision may not be able to recognize expected revenue from backlog. If a customer defaults or fails to pay amounts owed, or if the level of defaults increases, LogicVision’s bad debt expense is likely to increase. Additionally, LogicVision’s customers may seek to renegotiate pre-existing contractual commitments. If the current economic downturn is prolonged, LogicVision’s customers’ financial condition and, in turn, their ability or willingness to fulfill their contractual obligations to LogicVision could be adversely affected. Any material payment default by LogicVision’s customers would harm its financial condition and results of operations.

Fluctuations in LogicVision’s revenues and operating results could cause the market price of its common stock to decline.

LogicVision’s revenues and operating results have fluctuated from quarter to quarter in the past and may do so in the future, which could cause the market price of its common stock to decline. Accordingly, quarter-to-quarter comparisons of LogicVision’s results of operations may not be an indication of its future performance. In future periods, LogicVision’s revenues and results of operations may be below the estimates of public market analysts and investors. This discrepancy could cause the market price of LogicVision’s common stock to decline.

Fluctuations in LogicVision’s revenues and operating results may be caused by:

•	timing, terms and conditions of customer agreements;

•	customers placing orders at the end of the quarter;

•	the mix of LogicVision license and service revenues;

•	timing of customer usage of LogicVision technology in their product designs and the recognition of revenues therefrom when amounts are due based on design usage;

•	timing of sales commission expenses and the recognition of license revenues from related customer agreements;

•	changes in LogicVision’s and its customers’ development schedules and levels of expenditures on research and development;

•	industry patterns and changes or cyclical and seasonal fluctuations in the markets LogicVision targets;

•	timing and acceptance of new technologies, product releases or enhancements by LogicVision, its competitors or its customers;

•	timing and completion of milestones under customer agreements; and

•	market and general economic conditions.

Delays or deferrals in purchasing decisions by LogicVision’s customers may increase as LogicVision develops new or enhanced products. LogicVision’s current dependence on a small number of customers increases the revenue impact of each customer’s actions relative to these factors. LogicVision’s expense levels are based, in large part, on its expectations regarding future revenues, and as a result net income (loss) for any quarterly period in which material customer agreements are delayed could vary significantly from LogicVision’s budget projections.

The accounting rules regarding revenue recognition may cause fluctuations in LogicVision’s revenues independent of LogicVision’s order position.

The accounting rules LogicVision is required to follow require it to recognize revenues only when certain criteria are met. As a result, for a given quarter it is possible for LogicVision to fall short in its revenues and/or earnings estimates even though total orders are according to LogicVision’s plan or, conversely, to meet its revenues and/or earnings estimates even though total orders fall short of LogicVision’s plan, due to revenues resulting from the recognition of previously deferred revenues. Orders for software support and consulting services yield revenues over multiple quarters, rather than at the time of sale. The specific terms agreed to with a customer and/or any changes to the rules interpreting such terms may have the effect of requiring deferral of product revenues in whole or in part or, alternatively, of requiring LogicVision to accelerate the recognition of such revenues for products to be used over multiple years.

Intense competition in the semiconductor and systems industries, particularly in the design and test of semiconductors, could prevent LogicVision from increasing or sustaining its revenues and prevent LogicVision from achieving or sustaining profitability.

The semiconductor and systems industries are extremely competitive and characterized by rapidly changing technology. The market for embedded test solutions is still evolving, and LogicVision expects competition to become more intense in the future. LogicVision’s current principal competitors in the design phase of product development include:

•	electronic design automation providers such as Cadence Design Systems, Inc., Magma Design Automation Inc., Mentor Graphics and Synopsys, Inc., all of which offer basic built-in self-test capability;

•	smaller test tool providers;

•	potential customers that develop test solutions internally; and

•	integrated device manufacturers, such as International Business Machines Corporation, that use their own test solutions in chips manufactured for and sold to others.

LogicVision’s embedded test technology also has the potential to impact the automated test equipment market, which may place it in competition with traditional hardware tester manufacturers such as Advantest Corporation, LTX-Credence Corporation, Teradyne, Inc. and Verigy Ltd. As embedded test becomes adopted more widely in the market, any of these automated test equipment companies, or others, may offer their own embedded test solutions. Most of LogicVision’s competitors in electronic design automation and external test equipment businesses are significantly larger than LogicVision is and have greater financial resources, greater name recognition and longer operating histories than LogicVision has. Some of LogicVision’s competitors offer a more comprehensive range of products covering the entire design flow and complete external test flow, and they may be able to respond more quickly or adjust prices more effectively to take advantage of new opportunities or customer requirements. In addition, all of the tester manufacturers listed above participate in LogicVision’s LVReady partner program through which LogicVision’s embedded test access software is integrated into their test platform, which may provide them with additional insight into LogicVision’s business and technology. Increased competition in the semiconductor industry could result in pricing pressures, reduced sales, reduced margins or failure to achieve or maintain widespread market acceptance, any of which could prevent LogicVision from increasing or sustaining its revenues and achieving or sustaining profitability.

LogicVision’s target markets are comprised of a limited number of customers. If LogicVision fails to obtain or retain customer relationships, its revenues could decline.

LogicVision derives a significant portion of its revenues from a relatively small number of customers. Two customers accounted for approximately 24% and 16%, respectively, of revenues for the three months ended March 31, 2009. Two customers accounted for approximately 18% and 16%, respectively, of total revenues in the year ended December 31, 2008; these customers accounted for approximately 21% and 19%, respectively, of total revenues in the year ended December 31, 2007, and 26% and 18%, respectively, of total revenues for the year ended December 31, 2006. LogicVision anticipates that it will continue to rely on a limited number of customers for a substantial portion of its future revenues and it must obtain additional large orders from customers on an ongoing basis to increase its revenues and grow its business. In addition, the loss of any significant or well-known customer could harm its operating results or its reputation. In particular, a loss of a significant customer could cause fluctuations in LogicVision’s results of operations because LogicVision’s expenses are fixed in the short term, it takes LogicVision a long time to replace customers and, because of required methods of revenue recognition, any offsetting license revenues may need to be recognized over a period of time.

LogicVision has relied and expects to continue to rely on its ETCreate products for a significant portion of its revenues.

Revenues from sales of LogicVision’s ETCreate products and related maintenance and training services accounted for 75% of its total revenues for the three months ended March 31, 2009, and 79%, 87% and 79% of its total revenues for the years ended December 31, 2008, 2007 and 2006, respectively. LogicVision currently expects that revenues from its ETCreate products will continue to account for a substantial percentage of its revenues in the foreseeable future and thereafter. Its future operating results are significantly dependent upon the continued market acceptance of LogicVision’s products. LogicVision’s business will be harmed if its products do not continue to achieve market acceptance or if LogicVision fails to develop and market improvements to its products or enhancements thereof. A decline in demand for LogicVision’s ETCreate products as a result of competition, technological change or other factors could harm LogicVision’s business.

LogicVision’s products incorporate technology licensed from third parties. If any of these licenses are terminated, its ability to develop and license its products could be delayed or reduced.

LogicVision uses technology, including software, which it licenses from third parties. If LogicVision dos not maintain its existing third party technology licenses or enter into licenses for alternative technologies, LogicVision could be required to cease or delay product shipments while it seeks to develop alternative technologies.

LogicVision depends on third parties to provide electronic design automation software that is compatible with its solution. If these third parties do not continue to provide compatible design products, LogicVision would need to develop alternatives, which could delay product introductions and cause LogicVision’s revenues and operating results to decline.

LogicVision’s customers depend on electronic design automation software to design their products using LogicVision’s solution. LogicVision depends on the same software to develop its products. Although LogicVision has established relationships with a variety of electronic design automation vendors to gain access to this software and to assure compatibility, these relationships may be terminated with limited notice. If any of these relationships were terminated and LogicVision were unable to obtain alternative software in a timely manner, its customers could be unable to use LogicVision’s solution. In addition, LogicVision could experience a significant increase in development costs, its development process could take longer, product introductions could be delayed and its revenues and operating results could decline.

If automated test equipment companies are unwilling to work with LogicVision to make LogicVision’s technology compatible with theirs, LogicVision may need to pursue alternatives, which could increase the time it takes LogicVision to bring its solution to market and decrease customer acceptance of LogicVision’s technology.

Although LogicVision is presently working with a number of automated test equipment companies to achieve optimal compatibility of its technologies, these companies may elect not to work with LogicVision in the future. If automated test equipment companies are unwilling to incorporate modifications into their equipment and operating systems to allow them to work with LogicVision’s technology, LogicVision may need to seek alternatives. These alternatives might not provide optimal levels of test function, and pursuing these alternatives could increase the time and expense it takes LogicVision to bring its technology to market, either of which could decrease customer acceptance of LogicVision’s technology and cause its revenues and margins to decline.

LogicVision’s future success will depend on its ability to keep pace with rapid technological advancements in the semiconductor industry. If LogicVision fails to develop and introduce new products and enhancements on a timely basis, its ability to attract and retain customers could be impaired, which would cause its operating results to decline.

The semiconductor industry is characterized by rapidly changing technology, evolving industry standards, rapid changes in customer requirements, frequent product introductions and ongoing demands for greater speed and functionality. LogicVision must continually design, develop and introduce new products with improved features to be competitive. Its products may not achieve market acceptance or adequately address the changing needs of the marketplace, and LogicVision may not be successful in developing and marketing new products or enhancements to its existing products on a timely basis. The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render

LogicVision’s existing products obsolete and unmarketable. LogicVision may not have the financial resources necessary to fund future innovations. If it is unable, for technical, legal, financial or other reasons, to respond in a timely manner to changing market conditions or customer requirements, LogicVision’s business and operating results could be seriously harmed.

Future changes in financial accounting standards, including pronouncements and interpretations of accounting pronouncements on software revenue recognition and stock-based compensation, may cause adverse unexpected revenue and expense fluctuations and affect LogicVision’s reported results of operations.

A change in accounting policies can have a significant effect on LogicVision’s reported results and may even affect its reporting of transactions completed before a change is announced. In particular, new pronouncements and varying interpretations of pronouncements on software revenue recognition and stock-based compensation have occurred with frequency, may occur in the future and could impact LogicVision’s revenues, expenses and results of operations. Required changes in LogicVision’s methods of revenue recognition could result in deferral of revenues recognized in current periods to subsequent periods or accelerated recognition of deferred revenues to current periods, each of which could cause shortfalls in meeting the expectations of investors and securities analysts. LogicVision’s stock price could decline as a result of any shortfall.

For example, the adoption of SFAS 123(R), “Share-Based Payment,” which requires compensation costs relating to share-based payment transactions to be recognized in financial statements beginning in January 2006, had a negative impact on LogicVision’s results of operations and loss per share.

Accounting policies affecting many other aspects of LogicVision’s business, including rules relating to revenue recognition and purchase accounting for business combinations have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect LogicVision’s reported financial results or the way it conducts its business.

LogicVision is exposed to risks from legislation requiring companies to evaluate their internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 requires LogicVision’s management to report on the effectiveness of its internal control over financial reporting. LogicVision’s independent registered public accounting firm will be required to attest to the effectiveness of LogicVision’s internal control over financial reporting beginning as early as fiscal 2009. LogicVision has an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. LogicVision expects to incur increased expense and to devote additional management resources to Section 404 compliance. In the event its chief executive officer, chief financial officer or independent registered public accounting firm determine that LogicVision’s internal control over financial reporting is not effective as defined under Section 404, investor perceptions of LogicVision may be adversely affected and could cause a decline in the market price of its stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional costs.

Changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and recent SEC and NASDAQ rules and regulations, are creating new duties and requirements for LogicVision and its executives, directors, attorneys and its independent registered public accounting firm. In order to comply with these rules, LogicVision will have to incur additional costs for personnel and use additional outside legal, accounting and advisory services, which will increase its operating expenses. Management time associated with these compliance efforts necessarily reduces time available for other operating activities, which could adversely affect operating results. To date, LogicVision’s costs to comply with these rules have not been significant; however, LogicVision cannot predict or estimate the amount of future additional costs it may incur or the timing of such costs.

LogicVision’s products may have errors or defects that users identify after deployment, which could harm its reputation and its business.

LogicVision’s products may contain undetected errors when first introduced or when new versions or enhancements are released. LogicVision has from time to time found errors in versions of its products, and it may find errors in its products in the future. The occurrence of errors could cause sales of LogicVision’s products to decline, divert the attention of management and engineering personnel from its product development efforts and cause significant customer relations problems. Customer relations problems could damage LogicVision’s reputation, hinder market acceptance of its products and result in loss of future revenues.

LogicVision must continually attract and retain engineering personnel, or it will be unable to execute its business strategy.

LogicVision’s strategy for encouraging the adoption of its technology requires that it employ highly skilled engineers to develop its products and work with its customers. In the past, LogicVision has experienced difficulty in hiring and retaining highly skilled engineers with appropriate qualifications to support its business. As a result, LogicVision’s future success depends in part on its ability to identify, attract, retain and motivate qualified engineering personnel. Competition for qualified engineers is intense, especially in the Silicon Valley where LogicVision’s headquarters are located. If LogicVision loses the services of a significant number of its engineers and cannot hire and integrate additional engineers, it could disrupt LogicVision’s ability to develop its products and implement its business strategy.

LogicVision may be unable to replace the technical, sales, marketing and managerial contributions of key individuals.

LogicVision depends on its senior executives, its research and development personnel and its sales and marketing personnel, all of whom are critical to its business. LogicVision does not have long-term employment agreements with its key employees nor does it maintain a key person life insurance policy on any of its key employees. If LogicVision loses the services of any of these key executives, its product development processes and sales efforts could be slowed. LogicVision may also incur increased operating expenses and be required to divert the attention of other senior executives to search for their replacements. The integration of any executives or new personnel could disrupt LogicVision’s ongoing operations.

If LogicVision fails to protect its intellectual property rights, competitors may be able to use its technologies, which could weaken LogicVision’s competitive position, reduce its revenues or increase its costs.

LogicVision’s success and ability to compete depend largely upon the protection of its proprietary technology. LogicVision relies on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights. LogicVision’s pending patent applications may not result in issued patents, and its existing and future patents may not be sufficiently broad to protect its proprietary technologies. Policing unauthorized use of LogicVision’s products is difficult and LogicVision cannot be certain that the steps it has taken will prevent the misappropriation or unauthorized use of its technologies, particularly in foreign countries where the laws may not protect proprietary rights as fully as U.S. laws. Any patents LogicVision obtains or licenses may not be adequate to protect its proprietary rights. LogicVision’s competitors may independently develop similar technology, duplicate LogicVision’s products or design around any patents issued to LogicVision or LogicVision’s other intellectual property rights.

Litigation may be necessary to enforce LogicVision’s intellectual property rights or to determine the validity or scope of the proprietary rights of others. As a result of any such litigation, LogicVision could lose its proprietary rights and incur substantial unexpected operating costs. LogicVision may need to take legal action to enforce its proprietary rights in the future. Any action LogicVision takes to protect its intellectual property rights could be costly and could absorb significant management time and attention. In addition, failure to adequately protect LogicVision’s trademark rights could impair LogicVision’s brand identity and its ability to compete effectively.

Any dispute involving LogicVision’s patents or other intellectual property could include LogicVision’s industry partners and customers, which could trigger LogicVision’s indemnification obligations to them and result in substantial expense to LogicVision.

In any dispute involving LogicVision’s patents or other intellectual property, LogicVision’s licensees could also become the target of litigation. This could trigger technical support and indemnification obligations in some of LogicVision’s license agreements which could result in substantial expenses. In addition to the time and expense required for LogicVision to support or indemnify its licensees, any such litigation could severely disrupt or shut down the business of LogicVision’s licensees, which in turn could hurt LogicVision’s relations with its customers and cause its revenues to decrease.

Failure to obtain export licenses could harm LogicVision’s business.

LogicVision must comply with U.S. Department of Commerce regulations in shipping its software and hardware products and other technologies outside the United States. Although LogicVision has not had any significant difficulty complying with these regulations to date, any significant future difficulty in complying could harm its business, operating results and financial condition.

LogicVision has limited control over third-party representatives who market, sell and support its products in foreign markets. Loss of these relationships could decrease LogicVision’s revenues and harm its business.

LogicVision offers its products and services for sale through distributors and sales representatives in China, France, Germany, India, Israel, Japan, Korea, the UK and Sweden. LogicVision anticipates that sales in these markets will account for a portion of its total revenues in future periods. In 2005, LogicVision appointed a sales representative in Israel and distributors in France and the UK. In 2006, LogicVision appointed a sales representative in India. In 2007, LogicVision appointed a new distributor in Japan, augmenting its direct sales organization. In 2008, LogicVision appointed a new distributor in China, and two new sales representatives in Europe. LogicVision’s third-party representatives are not obligated to continue selling LogicVision’s products, and they may terminate their arrangements with limited prior notice. Growing LogicVision’s relationship with these new distributors and sales representatives, or establishing alternative distribution channels in these markets could consume substantial management time and resources, decrease LogicVision’s revenues and increase its expenses.

LogicVision faces business, political and economic risks because a portion of its revenues and operations are outside of the United States.

International revenues accounted for 28% of LogicVision’s total revenues for the three months ended March 31, 2009, and 30%, 25% and 16% of its total revenues for the years ended December 31, 2008, 2007 and 2006, respectively. In addition to LogicVision’s international sales, LogicVision has operations in Canada, Japan and the UK. LogicVision’s success depends upon continued expansion of its international operations, and LogicVision expects that international revenues will continue to be an important component of its total future revenues. LogicVision’s international business involves a number of risks, including:

•	LogicVision’s ability to adapt its products to foreign design methods and practices;

•	the uncertainty of international orders due to typically lengthy international selling cycles;

•	cultural differences in the conduct of business;

•	difficulty in attracting qualified personnel;

•	managing foreign branch offices and subsidiaries;

•	longer payment cycles for and greater difficulty collecting accounts receivable;

•	unexpected changes in regulatory requirements, royalties and withholding taxes that restrict the repatriation of earnings;

•	tariffs and other trade barriers;

•	the burden of complying with a wide variety of foreign laws; and

•	political, economic, health or military conditions associated with worldwide conflicts and events.

As a result of LogicVision’s direct selling activities in Japan, a portion of its international revenues is denominated in Japanese yen, which is subject to exposure from movements in foreign currency exchange rates. In addition, most of LogicVision’s remaining international revenues are denominated in U.S. dollars, creating a risk that fluctuation in currency exchange rates will make LogicVision’s prices uncompetitive. To the extent that profit is generated or losses are incurred in foreign countries, LogicVision’s effective income tax rate may be significantly affected. Any of these factors could significantly harm LogicVision’s future international sales and, consequently, its revenues and overall results of operations and business and financial condition.

LogicVision may be unable to consummate future potential acquisitions or investments or successfully integrate acquired businesses or investments or foreign operations with its business, which may disrupt its business, divert management’s attention and slow LogicVision’s ability to expand the range of its proprietary technologies and products.

LogicVision may expand the range of its proprietary technologies and products, acquire or make investments in additional complementary businesses, technologies or products, if appropriate opportunities arise. For example, in 2004, LogicVision completed the acquisition of SiVerion, Inc. LogicVision may be unable to identify suitable acquisition or investment candidates at reasonable prices or on reasonable terms, or consummate future acquisitions or investments, each of which could slow its growth strategy. LogicVision’s acquisition of SiVerion, Inc. and any future acquisitions may involve risks such as the following:

•	LogicVision may not achieve the anticipated benefits of the acquisitions;

•	LogicVision’s acquisition and integration costs may be higher than it anticipated and may cause its quarterly and annual operating results to fluctuate;

•	LogicVision may be unable to retain key employees, such as management, technical or sales personnel, of the acquired businesses;

•

LogicVision may experience difficulty and expense in assimilating the operations and personnel of the acquired businesses, which could be further affected by the acquired businesses not being located near LogicVision’s existing sites;

•	LogicVision may incur amortization or impairment expenses if an acquisition results in significant goodwill or other intangible assets;

•	LogicVision may be unable to complete the development and application of the acquired technology or products or integrate the technology or products with its own;

•	LogicVision may be exposed to unknown liabilities of acquired companies;

•	LogicVision may experience difficulties in establishing and maintaining uniform standards, controls, procedures and policies;

•	LogicVision’s relationships with key customers of acquired businesses may be impaired, due to changes in management and ownership of the acquired businesses; or

•	LogicVision’s stockholders may be diluted if LogicVision pays for the acquisition with equity securities.

These factors could disrupt LogicVision’s ongoing business, distract its management and employees and increase its expenses or otherwise harm its operating results.

Intellectual property litigation, which is common in LogicVision’s industry, could be costly, harm its reputation, limit its ability to license or sell its proprietary technologies or products and divert the attention of management and technical personnel.

The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. While LogicVision has not received formal notice of any infringement of the rights of any third party, questions of infringement in the semiconductor field involve highly technical and subjective analyses. Litigation may be necessary in the future to enforce any patents LogicVision may receive and other intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, and LogicVision may not prevail in any future litigation. Any such litigation, whether or not determined in LogicVision’s favor or settled, could be costly, could harm its reputation and could divert the efforts and attention of LogicVision’s management and technical personnel from normal business operations. Adverse determinations in litigation could result in the loss of LogicVision’s proprietary rights, subject it to significant liabilities, require it to seek licenses from third parties or prevent it from licensing its technology or selling its products, any of which could harm LogicVision’s business.

LogicVision’s stock price may decline significantly because of stock market fluctuations that affect the prices of technology stocks. A decline in LogicVision’s stock price could result in securities class action litigation against the company that could divert management’s attention and harm its business.

The stock market has experienced significant price and trading volume fluctuations that have adversely affected the market prices of common stock of technology companies. These broad market fluctuations may reduce the market price of LogicVision’s common stock. In the past, securities class action litigation has often been brought against a company after periods of volatility in the market price of securities. In the future, LogicVision may be a target of similar litigation. Securities litigation could result in substantial costs and divert LogicVision’s management’s attention and resources, which in turn could harm LogicVision’s ability to execute its business plan.

LogicVision’s stock may fail to meet the requirements for continued listing on The NASDAQ Capital Market, in which case the price and liquidity of LogicVision’s common stock may decline. The reverse stock split of LogicVision’s common stock may reduce the liquidity of LogicVision’s common stock, and the market price of its common stock may decline.

LogicVision is subject to the continued listing requirements of The NASDAQ Capital Market, which include a $1.00 minimum closing bid price requirement. When LogicVision transferred from The NASDAQ Global Market to The NASDAQ Capital Market, it was not in compliance with this minimum closing bid price requirement. Effective March 12, 2008, LogicVision implemented a 1-for-2.5 reverse stock split of its common stock. On March 31, 2008, LogicVision received a notice from The NASDAQ Stock Market stating that, because the closing bid price of its common stock had been at $1.00 per share or greater for at least 10 consecutive business days, LogicVision had regained compliance. LogicVision cannot assure you, however, that it will be able to continue to maintain compliance with the minimum bid price requirement. If it fails to maintain compliance with the minimum bid price requirement and is delisted, LogicVision’s financial condition could be harmed and its stock price would likely decline. The reverse stock split reduced the number of shares of LogicVision’s common stock outstanding, which could adversely affect the liquidity of LogicVision’s common stock, which could adversely affect the market price of its common stock.

LogicVision’s ability to raise capital in the future may be limited and its failure to raise capital when needed could prevent LogicVision from growing.

LogicVision believes that its existing cash resources and available debt financing will be sufficient to meet its anticipated cash needs for at least the next 12 months. However, the timing and amount of LogicVision’s working capital and capital expenditure requirements may vary significantly depending on numerous factors, including:

•	the level and timing of license and service revenues;

•	the costs and timing of expansion of product development efforts and the success of these development efforts;

•	the extent to which LogicVision’s existing and new products gain market acceptance;

•	the costs and timing of expansion of sales and marketing activities;

•	competing technological and marketing developments;

•	the extent of international operations;

•	the need to adapt to changing technologies and technical requirements;

•	the costs involved in maintaining and enforcing patent claims and other intellectual property rights;

•	the existence of opportunities for expansion and for acquisitions of, investments in, complementary businesses, technologies or product lines; and

•	access to and availability of sufficient management, technical, marketing and financial personnel.

If LogicVision’s capital resources are insufficient to satisfy its liquidity requirements, it may seek to sell additional equity securities or debt securities or obtain debt financing. The sale of additional equity securities or debt securities would result in additional dilution to LogicVision’s stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict LogicVision’s operations. If adequate funds are not available or are not available on acceptable terms, this would significantly limit LogicVision’s ability to hire, train or retain employees, support its expansion, take advantage of unanticipated opportunities such as acquisitions of businesses or technologies, develop or enhance products, or respond to competitive pressures.

THE COMPANIES

Mentor Graphics Corporation

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

(503) 685-7000

Mentor Graphics Corporation, an Oregon corporation, is a technology leader in electronic design automation (EDA). Mentor Graphics provides software and hardware design solutions that enable its customers to develop better electronic products faster and more cost effectively. Mentor Graphics markets its products and services worldwide, primarily to large companies in the military/aerospace, communications, computer, consumer electronics, semiconductor, networking, multimedia, and transportation industries. The electronic systems that Mentor Graphics’ customers create with its products include printed circuit boards (PCBs), integrated circuits (ICs), field programmable gate arrays (FPGAs), embedded software solutions, and wire harness systems. Mentor Graphics’ products are used in the design and development of a diverse set of electronic products, including automotive electronics, video game consoles, digital cameras, cellular telephones, computer network hubs and routers, personal computers, and products enabled with the Bluetooth® short-range wireless radio and networking technology.

Mentor Graphics was incorporated in Oregon in 1981 and its common stock is traded on The NASDAQ Global Select Market under the symbol “MENT.” Additional information about Mentor Graphics and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find Additional Information” beginning on page 139.

LogicVision, Inc.

25 Metro Drive, Third Floor

San Jose, California 95110

(408) 453-0146

LogicVision, Inc., a Delaware corporation, is a test and yield learning company in the semiconductor design-for-test sector. Its proprietary technologies for embedded test and diagnostics enable more efficient test of complex semiconductor devices. LogicVision technology allows semiconductor designers to insert test structures inside semiconductor integrated circuits. These test structures allow designers and engineers to test the functionality and performance of their devices throughout each key stage of a complex semiconductor’s life cycle. The most complex of these circuits are called System-on-a-Chip (SoC) semiconductors. LogicVision’s embedded test solutions have been deployed in SoC’s found in digital consumer products, medical products, automotive electronics, networking and wireless communications devices, computers and satellite systems.

LogicVision was incorporated as LV Software in California in 1992, and changed its name to LogicVision, Inc. in 1996. LogicVision reincorporated in Delaware in 2000. LogicVision common stock is traded on The NASDAQ Capital Market under the symbol “LGVN.” For additional information about LogicVision, see “Information About LogicVision” beginning on page 89.

Fulcrum Acquisition Corporation

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

(503) 685-7000

Fulcrum Acquisition Corporation is a wholly owned subsidiary of Mentor Graphics and was incorporated in Delaware in May 2009 solely for the purpose of facilitating the merger. Fulcrum Acquisition Corporation has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

THE ANNUAL MEETING OF LOGICVISION STOCKHOLDERS

Time and Place of Annual Meeting

The Annual Meeting of Stockholders of LogicVision will be held on August 18, 2009, at 9:00 a.m. Pacific Daylight Time, at the executive offices of LogicVision, 25 Metro Drive, Third Floor, San Jose, California 95110.

Matters to be Considered at the Annual Meeting

The Annual Meeting is being held for the following purposes:

•	To consider and vote upon a proposal to adopt the merger agreement and approve the merger contemplated by the merger agreement;

•

To elect six directors to serve on LogicVision’s board of directors, each to hold office until the earliest of LogicVision’s 2010 annual meeting of stockholders, his removal or resignation or, if the merger is completed, the effective time of the merger;

•

To approve a proposal to adjourn the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and approval of the merger contemplated thereby; and

•	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Record Date for the Annual Meeting and Voting Rights

Stockholders of record as of the close of business on July 8, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. At the close of business on the record date, there were 9,473,572 shares of LogicVision common stock outstanding held by approximately 53 stockholders of record. Each stockholder of record of LogicVision common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

As of the record date, LogicVision’s directors and executive officers and certain entities affiliated with one of LogicVision’s directors, as a group, beneficially owned approximately 10.8% of the common stock of LogicVision. In connection with entering into the merger agreement, each of the current directors and certain executive officers of LogicVision and certain funds affiliated with Valley Ventures entities (which are affiliated with one of LogicVision’s directors) entered into support agreements with Mentor Graphics, pursuant to which such stockholders have agreed to vote their shares in favor of the proposal to adopt the merger agreement and approve the merger. A form of the support agreement is attached to this proxy statement/prospectus as Annex B.

Quorum; Required Votes; Abstention and Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of LogicVision common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (which are executed proxies returned by a broker that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares) will be counted for purposes of determining whether a quorum exists.

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of LogicVision common stock outstanding as of the record date. For the election of directors, the six nominees receiving the highest numbers of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors. Approval of a proposal to adjourn or postpone the meeting, if necessary, for any purpose, including to solicit additional proxies would require the affirmative vote of the holders of a majority of the shares of LogicVision common stock represented at the Annual Meeting.

All properly executed proxies delivered and not properly revoked will be voted at the Annual Meeting as specified in such proxies. If you do not specify a choice, your shares represented by an authorized proxy will be voted “FOR” the adoption of the merger agreement and the approval of the merger, “FOR” the election of each of the nominated directors and, “FOR” any adjournment or postponement of the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies. The failure to submit a vote by proxy or in person at the Annual Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger, but will not affect the outcome of the election of directors. Abstentions will have the same effect as a vote “AGAINST” any proposal to adjourn the Annual Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the adoption of the merger agreement and the approval of the merger. Broker non-votes will not affect the outcome of any such proposal to adjourn the Annual Meeting.

Voting Your Proxy

You may vote in person at the Annual Meeting or by proxy. LogicVision recommends you vote by proxy even if you plan to attend the Annual Meeting. You can change your vote at the Annual Meeting.

You may vote by proxy card, by completing and mailing the enclosed proxy card or the voting instruction form from your bank, broker or other nominee that you received along with this proxy statement/prospectus. You may also submit a proxy by Internet or telephone in accordance with the directions provided on the enclosed proxy card and under the subheading “How to Vote” immediately below. If you properly submit your proxy in time to vote, one of the individuals named as your proxy will vote your shares of LogicVision common stock as you have directed. You may vote for or against the proposals submitted at the Annual Meeting or you may abstain from voting.

LOGICVISION’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER; “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS; AND “FOR” ANY PROPOSAL TO ADJOURN OR POSTPONE THE ANNUAL MEETING, IF NECESSARY, FOR ANY PURPOSE, INCLUDING TO SOLICIT ADDITIONAL PROXIES.

How to Vote

If you are a stockholder of record and you hold shares of LogicVision common stock in your name,

•	attend the Annual Meeting and vote your shares in person, or

•	complete, sign, date and return your proxy card in the enclosed envelope, or

•	authorize a proxy by the Internet at http://www.proxyvoting.com/lgvn, or

•	authorize a proxy by telephone at 1-866-540-5760.

Note that votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on August 17, 2009.

If you hold shares of LogicVision common stock through a broker or other custodian, please follow the voting instructions that the applicable institution provides to you. If you do not return your proxy card, or if your shares are held in a stock brokerage account or held by a bank, broker or nominee, in other words, in “street name,” and you do not instruct your bank, broker or nominee on how to vote those shares, those shares will not be voted at the Annual Meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by the Internet or telephone. This option, if available, will be reflected in the voting instruction form from the bank or brokerage firm that accompanies this proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the voting instructions enclosed with this document from the bank or brokerage firm. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Annual Meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or nominee to vote your shares held in “street name” at the Annual Meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted “FOR” each of the proposals presented.

Revoking Your Proxy

If you hold shares registered in your name and you wish to change any proxy granted on the proxy card or submitted by Internet or telephone, you may revoke your proxy before it is voted by:

•	delivering to the Secretary of LogicVision a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•	submitting to the Secretary of LogicVision a new, signed proxy with a date later than the proxy you wish to revoke;

•	submitting another proxy by telephone or over the Internet (your latest telephone or voting instructions will be followed); or

•	attending the Annual Meeting and voting in person.

Notices to the Secretary of LogicVision should be addressed to Secretary, LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California 95110.

If you hold shares in “street name” and you wish to change any proxy granted on the voting instruction form or submitted by Internet or telephone, you should contact your bank, broker or nominee in accordance with the instructions provided to you.

Other Voting Matters

Voting in Person

If you are a registered holder and plan to attend the Annual Meeting and vote in person, you will be given a ballot at the Annual Meeting. However, if your shares of common stock are held in “street name,” you must first obtain a proxy from the registered holder authorizing you to vote the shares in person.

Proxy Solicitation and Expenses

LogicVision has retained the services of BNY Mellon Shareowner Services to assist in, among other things, the solicitation of proxies from its stockholders. LogicVision will pay Mellon a fee of $8,500, plus certain other customary fees and expenses. LogicVision will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of LogicVision’s common stock.

DO NOT SEND IN ANY LOGICVISION STOCK CERTIFICATES WITH YOUR PROXY CARD.

After the merger, you will receive stock certificate transmittal materials. The transmittal materials will contain instructions for surrendering LogicVision stock certificates or book-entry shares in exchange for book-entry shares representing the number of whole shares of Mentor Graphics common stock issuable to you and the cash in lieu of fractional shares issuable to you, pursuant to the merger.

Adjournment and Postponement

Any adjournment or postponement may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting. If a quorum is not present at the Annual Meeting, LogicVision stockholders may be asked to vote on a proposal to adjourn or postpone the Annual Meeting to solicit additional proxies. If a quorum is present at the Annual Meeting, but there are not sufficient votes at the time of the Annual Meeting to approve the adoption of the merger agreement and the merger, LogicVision stockholders may also be asked to vote on a proposal to approve the adjournment or postponement of the Annual Meeting to permit further solicitation of proxies.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of this proxy statement/prospectus and the Annual Report of LogicVision may have been sent to multiple stockholders in your household. LogicVision will promptly deliver a separate copy of this proxy statement/prospectus and the Annual Report of LogicVision to you if you write or call LogicVision at the following address or telephone number: LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California 95110, telephone (408) 452-0146. If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact LogicVision, as applicable, at the above address and telephone number.

PROPOSAL ONE—THE MERGER

This section of the proxy statement/prospectus describes the proposed merger. Although Mentor Graphics and LogicVision believe this section covers the material terms of the merger and the related transactions, this description may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus, including the annexes, for a more complete understanding of the merger.

General

On May 6, 2009, Mentor Graphics, Fulcrum Acquisition Corporation and LogicVision, entered into the merger agreement. LogicVision’s board of directors is using this document to solicit proxies from the holders of LogicVision common stock for use at the Annual Meeting, where holders of LogicVision common stock will be asked to vote upon the adoption of the merger agreement and the approval of the merger. In addition, Mentor Graphics is sending this document to LogicVision stockholders as a prospectus in connection with the issuance of shares of Mentor Graphics common stock in exchange for LogicVision common stock in the merger.

Structure of the Merger

In accordance with the merger agreement and Delaware law, at the effective time of the merger, Fulcrum Acquisition Corporation, a wholly owned subsidiary of Mentor Graphics formed for the purpose of carrying out the merger, will merge with and into LogicVision, with LogicVision continuing as the surviving corporation as a wholly owned subsidiary of Mentor Graphics. In the merger, each share of LogicVision common stock issued and outstanding as of the time of the merger will be converted into the right to receive 0.2006 shares of Mentor Graphics common stock. Upon completion of the merger, there will no longer be a public trading market for LogicVision common stock.

The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as agreed to by the parties and specified in the certificate of merger. Mentor Graphics and LogicVision expect the merger to occur as soon as practicable following the Annual Meeting.

What You Will Receive in the Merger

In the merger, each share of LogicVision common stock outstanding at the effective time of the merger will be exchanged for the right to receive 0.2006 shares of Mentor Graphics common stock. No fractional shares of Mentor Graphics common stock will be issued in the merger and the cash equal to the value of a fractional share will be paid in lieu of any fractional share.

Treatment of Stock Options and Warrants

At the effective time of the merger, each option to purchase LogicVision common stock outstanding immediately prior to the merger and held by an employee or consultant of LogicVision, whether or not vested or exercisable, will be assumed by Mentor Graphics and converted upon completion of the merger into an option to purchase Mentor Graphics common stock, or, in Mentor Graphics’ discretion, Mentor Graphics will substitute equivalent options under one of its equity plans, in either case for an adjusted number of shares and with an adjusted exercise price based on the exchange ratio. Other than the adjustment with respect to the underlying shares and per share exercise price, the employee or consultant options to purchase Mentor Graphics stock will have equivalent terms and conditions as the LogicVision options for which they were assumed or substituted. In addition, each outstanding option to purchase LogicVision common stock that is held by a person who is not an employee or consultant of LogicVision immediately prior to the effective time of the merger will be cancelled and the vested portion will automatically be converted into the right to receive cash (if any), based on the product of (1) the number of LogicVision shares issuable upon exercise of the option, (2) the exchange ratio, and (3) the excess (if any) of the closing sale price of Mentor Graphics common stock on the trading day immediately prior to the effective time of the merger over the adjusted option exercise price. Each outstanding option to purchase LogicVision common stock that is held by a non-employee member of LogicVision’s board of directors will be converted into the right to receive cash as described in the preceding sentence to the extent that such option has been outstanding for not less than six months or is otherwise vested pursuant to its terms.

Outstanding warrants to purchase LogicVision common stock will automatically terminate upon the merger and be converted into the right to receive a number of shares of Mentor Graphics common stock, if any, based on the exchange ratio.

Background of the Merger

LogicVision has periodically reviewed and assessed trends and conditions impacting the company and the semiconductor design-for-test sector in which it operates. From time to time, LogicVision’s board of directors has reviewed the strategic options potentially available to LogicVision to increase stockholder value. LogicVision’s board has reviewed these options in part because of the small size of LogicVision as a public company and historically small addressable market for its products. In April 2006, LogicVision engaged Needham & Company, LLC to advise the company with respect to a range of strategic alternatives available to LogicVision, including possible add-on acquisitions, joint ventures or business combinations.

The Mentor Graphics board of directors and its management also periodically review and analyze potential strategic alternatives available to Mentor Graphics to enhance shareholder value and facilitate the continued growth of its business and development of its product offerings. Over the past several years, management of Mentor Graphics and LogicVision have informally discussed certain commercial arrangements and potential strategic possibilities, although none, prior to matters discussed in this proxy statement/prospectus, have advanced further than preliminary discussions or indications of interest.

In January 2008, following a meeting between members of Mentor Graphics management and representatives of Needham & Company, members of Mentor Graphics management met internally to discuss the possible benefits of a strategic transaction with LogicVision. On January 15, 2008, Mentor Graphics and LogicVision executed a mutual confidentiality agreement to facilitate the sharing of information between the parties in connection with the possibility of a future business relationship. On January 16, 2008, Walden C. Rhines, Chairman of the Mentor Graphics board of directors and its Chief Executive Officer, Gregory K. Hinckley, Mentor Graphics’ President, and Robert Hum, Mentor Graphics’ Vice President and General Manager, Deep Submicron Division, met with James T. Healy, LogicVision’s President and Chief Executive Officer, Bruce M. Jaffe, LogicVision’s former Vice President, Finance and Chief Financial Officer, Farhad Hayat, LogicVision’s former Vice President, Marketing, and a representative of Needham & Company, to discuss a possible strategic transaction or future business relationship between the two companies. Following this meeting and further internal discussion and consideration, however, management of Mentor Graphics determined it was not interested at that time in further discussion or evaluation of any potential strategic transaction or business relationship with LogicVision.

During 2008, LogicVision management continued to consider and discuss informally certain potential commercial arrangements and potential strategic transactions, including possible add-on acquisitions and business combinations, with a number of other companies. One of these companies was Virage Logic Corporation, or Virage Logic. Informal discussions with Virage Logic were held periodically in early through mid-2008, but did not progress further in part due to concerns by the LogicVision board of directors regarding the proposed valuation of LogicVision in such a transaction and concerns that the proposed structure of the transaction as an acquisition of all outstanding LogicVision shares for cash would not allow LogicVision stockholders to participate in the prospects of the combined entity. Communications between members of LogicVision’s board and Virage Logic’s chairman restarted in late October 2008, but the LogicVision representatives indicated their belief that valuation would still be a barrier to proceeding with any business combination transaction.

On November 10, 2008, Virage Logic sent to the LogicVision board of directors a non-binding indication of interest to acquire LogicVision for $0.85 per share in cash.

On November 11, 2008, the LogicVision board of directors met to consider the Virage Logic indication of interest.

On November 12, 2008, Mr. Healy responded to Virage Logic to communicate the LogicVision board of directors’ belief was that the Virage Logic indication of interest significantly undervalued the company and that LogicVision was not actively seeking a sale of the company and was focused on executing its strategic plan.

In the afternoon of December 2, 2008, Virage Logic sent to the LogicVision board of directors a letter containing a formal proposal to acquire LogicVision for $1.05 per share in cash, and indicated an intention to make the letter public before the trading market opened on December 3, 2008 if LogicVision did not indicate its willingness to enter into substantive discussions by midnight on December 2, 2008. LogicVision’s board of directors met later that day with management and representatives of LogicVision’s legal advisors, Pillsbury Winthrop Shaw Pittman LLP, or Pillsbury Winthrop, to discuss the Virage Logic proposal. Representatives of Pillsbury Winthrop provided a detailed review of the fiduciary duties of a board of directors upon receipt of an unsolicited proposal such as the one received from Virage Logic. The LogicVision board determined to evaluate the proposal from Virage Logic, but not to engage in discussions with Virage Logic until such time as the board had the opportunity to evaluate fully the proposal. The board also discussed the need to engage a financial advisor to assist it in evaluating the proposal and other strategic alternatives, noting that Needham & Company’s prior engagement had terminated in July 2008.

On December 3, 2008, Virage Logic publicly announced its proposal to acquire LogicVision for $1.05 per share in cash.

As initiated by a call from Dr. Rhines to Mr. Healy on December 3, 2008, Dr. Rhines and Mr. Hinckley met with Mr. Healy and Gregg E. Adkin, Chairman of the LogicVision board of directors, on December 5, 2008, to discuss a possible business combination transaction between Mentor Graphics and LogicVision.

The LogicVision board of directors met later on December 5, 2008 to discuss the Virage Logic offer together with communications between Mr. Healy and other companies, including the representatives from Mentor Graphics, following the Virage Logic public proposal. The LogicVision board authorized the engagement of Needham & Company as LogicVision’s financial advisor for purposes of assisting with strategic alternatives. The board also considered LogicVision’s ability to preserve its long-term value for its stockholders in the wake of the Virage Logic proposal and LogicVision’s structural defenses against potentially harmful takeover attempts. The board also discussed with representatives of Pillsbury Winthrop the absence of customary takeover defenses in place at LogicVision that could serve to provide the board with more time to negotiate with Virage Logic or to review other potential strategic alternatives. Representatives of Pillsbury Winthrop reviewed with the board a proposed form of stockholder rights plan and the benefits and corresponding risks that adoption of a stockholder rights plan might provide LogicVision in light of the outstanding Virage Logic proposal. The board established a Strategic Alternatives Committee, consisting of Mr. Adkin, Mr. Healy and Richard Okumoto, to assist management with interactions and negotiations with other companies and to work with management and the company’s financial and legal advisors to evaluate strategic alternatives available to the company, subject to the full board’s authority to approve any definitive agreement with respect to any strategic transaction. Following the meeting, LogicVision engaged Needham & Company as its financial advisor.

On December 10, 2008, the LogicVision board of directors met to consider further the proposal from Virage Logic and to review LogicVision’s strategic outlook, operating plan and five-year financial model.

On December 11, 2008, Joseph Sawicki, Vice President and General Manager Design-to-Silicon Division for Mentor Graphics, and Greg Aldrich, Marketing Director of Mentor Graphics’ Design for Test Division, met with Mr. Healy at LogicVision’s offices in San Jose, California to further discuss a possible business combination transaction between Mentor Graphics and LogicVision. At this time, Mentor Graphics engaged its outside legal advisor, Latham & Watkins LLP, in connection with the proposed transaction. Also at this time, Mentor Graphics and LogicVision extended the term of and scope of information covered in the mutual confidentiality agreement previously executed on January 15, 2008.

On December 15, 2008, the LogicVision board of directors met with management and financial and legal advisors to discuss the company’s 2009 operating plan and to consider further the proposal from Virage Logic and the possible adoption of a stockholder rights plan. Representatives of Needham & Company reviewed with the LogicVision board a preliminary financial analysis of LogicVision based on the company’s financial model and other factors. The board carefully considered this review as well as the company’s business, financial condition and prospects, the terms of the Virage Logic proposal, the nature and timing of the proposal, LogicVision’s strategic plan and other strategic alternatives and business opportunities. After extensive discussion, the LogicVision board determined that the Virage Logic proposal to acquire LogicVision for $1.05 per share in cash was inadequate and not in the best interests of stockholders. The board also determined to consider strategic alternatives and, to preserve the company’s long-term value for stockholders in the wake of the Virage Logic proposal and protect the company’s stockholders against potentially harmful takeover attempts, to adopt a stockholder rights plan with a term of one year. Later that day, LogicVision issued a press release containing the board’s response to the Virage Logic proposal.

On December 16, 2008, LogicVision issued a press release announcing the adoption of the stockholder rights plan. Also in the morning of December 16, 2008, Mr. Sawicki called Mr. Healy to request that the parties proceed with negotiations for a possible business combination transaction on an exclusive basis. In early afternoon on December 16, 2008, the LogicVision board of directors met to discuss with LogicVision’s financial and legal advisors the process for considering strategic alternatives. Later that day, at the direction of the LogicVision board, a representative of Needham & Company sent to legal counsel for Virage Logic a confidentiality agreement containing a “standstill” provision.

From December 16 through December 24, 2008, at the direction of the LogicVision board of directors, representatives of Needham & Company contacted a number of companies, including Mentor Graphics and Virage Logic, to discuss their interest in pursuing potential strategic transactions or business combinations with LogicVision or, in the case of Mentor Graphics and Virage Logic, to discuss the due diligence process to be commenced upon execution of mutually acceptable confidentiality agreements.

On December 17, 2008, a representative of Needham & Company, on behalf of LogicVision, informed Joe Reinhart, Director of Investor Relations and Corporate Development for Mentor Graphics, that LogicVision was unwilling to move forward on an exclusive basis. Also on December 17, Virage Logic publicly announced that it withdrew its offer to acquire LogicVision.

On December 23, 2008, negotiations between LogicVision and Virage Logic with respect to a mutually acceptable “standstill” provision in a confidentiality agreement between the parties were terminated due to the parties’ inability to reach agreement on such a provision. The LogicVision board of directors’ Strategic Alternatives Committee viewed such a provision as essential prior to allowing Virage Logic to conduct due diligence in light of Virage Logic’s unsolicited public proposal and Virage Logic’s competitive position with respect to LogicVision’s business.

On December 24, 2008, at the direction of LogicVision, a representative of Needham & Company informed Mr. Reinhart that LogicVision was interested in entering into discussions with Mentor Graphics with regard to a possible business combination transaction on an exclusive basis.

From December 26, 2008 through December 31, 2008, Mentor Graphics and LogicVision management and financial and legal advisors, as applicable, negotiated various matters related to an updated confidentiality and exclusivity agreement regarding the proposed business combination transaction.

On December 31, 2008, LogicVision’s board of directors met. Representatives of Needham & Company reviewed for the board communications and discussions with potential strategic partners and the Strategic Alternatives Committee’s process for considering potential strategic transactions. LogicVision’s financial and legal advisors reviewed the terms of the proposed confidentiality and exclusivity agreement with Mentor Graphics and noted Mentor Graphics’ unwillingness to move forward with discussions in the absence of an exclusivity agreement. The board discussed the limited term of the exclusivity agreement and the structure of the proposed transaction as a business combination in which LogicVision stockholders would receive Mentor Graphics stock and be able to participate in the prospects of the combined entity, noting that the withdrawn Virage Logic proposal called for a sale of LogicVision. After discussing and considering these matters, the board authorized Mr. Healy to execute the proposed confidentiality and exclusivity agreement with Mentor Graphics, and Mentor Graphics and LogicVision entered into the agreement. Under that agreement, the exclusive negotiation period was to expire on January 7, 2009 unless Mentor Graphics delivered prior to expiration a term sheet containing proposed terms upon which the parties would propose to negotiate a definitive agreement, in which event the exclusivity period would expire on January 25, 2009.

On January 5, 2009, Mentor Graphics management delivered to LogicVision management a non-binding term sheet setting forth material terms of the proposed business combination transaction to LogicVision management. The proposal contemplated an acquisition of LogicVision by Mentor Graphics pursuant to a merger at a preliminary valuation of $1.25 for each outstanding common share of LogicVision, to be paid in Mentor Graphics common stock.

From January 5, 2009 through January 29, 2009, representatives and advisors of each of Mentor Graphics and LogicVision, including members of the LogicVision board of directors’ Strategic Alternatives Committee, negotiated various matters related to the non-binding term sheet, including price and the method of calculating the exchange ratio, and amendments to the change in control severance agreements between LogicVision and its executive officers.

On January 9, 2009, the LogicVision board of directors met with management and financial and legal advisors to consider the non-binding term sheet received from Mentor Graphics. After lengthy discussion and following presentations by LogicVision’s management and financial and legal advisors, the board authorized LogicVision management and the board’s Strategic Alternatives Committee to proceed with discussions and negotiations with Mentor Graphics. Mr. Raggett was added to the Strategic Alternatives Committee.

Beginning January 14, 2009 and continuing until the signing of the definitive agreements for the transaction, the Mentor Graphics transaction team engaged in a due diligence review of the business, operations and financial and legal matters of LogicVision. As part of this due diligence process, on February 10, 2009 and February 11, 2009, LogicVision’s management and advisors made a presentation to Mentor Graphics and its representatives and advisors concerning the business and affairs of LogicVision.

On January 22, 2009, the LogicVision board of directors met in a regularly scheduled meeting. Representatives of Needham & Company and members of the Strategic Alternatives Committee reviewed for the board the status of discussions and negotiations with Mentor Graphics, including the proposed terms of the possible business combination transaction. The LogicVision board of directors also authorized an extension of the exclusive negotiation period with Mentor Graphics to February 8, 2009.

On January 29, 2009, Mentor Graphics management provided LogicVision management and its financial and legal advisors with a revised non-binding term sheet to be used by the parties as the basis for their negotiations of the terms of the definitive merger agreement and related transaction materials. The updated proposal by Mentor Graphics contemplated an acquisition of LogicVision by Mentor Graphics pursuant to a merger at a preliminary valuation of $1.25 for each outstanding common share of LogicVision, to be paid in

Mentor Graphics common stock. The LogicVision board of directors held a meeting that day with its financial and legal advisors to review the revised non-binding term sheet and, after extensive discussion, authorized LogicVision management and the board’s Strategic Alternatives Committee to continued discussions and negotiations with Mentor Graphics. The board also authorized an extension of the exclusive negotiation period with Mentor Graphics to February 16, 2009.

On February 6, 2009, Mentor Graphics distributed an initial draft of the proposed merger agreement to LogicVision and its advisors for review, and shortly thereafter the parties and their respective advisors began to negotiate definitive documentation for the proposed transaction. These negotiations, including discussions related to the due diligence of LogicVision, continued up until the signing of the definitive agreements for the transaction.

On February 9, 2009, the Mentor Graphics board of directors met. The board reviewed and discussed the rationale for the proposed transaction and authorized the officers of Mentor Graphics to continue discussions with LogicVision regarding a possible business combination transaction and to negotiate the terms of a definitive agreement and related transaction materials with respect to such a transaction, with finalization of and entry into the same subject to certain parameters.

On February 27, 2009, the LogicVision board of directors met. Mr. Adkin updated the board on the status of negotiations with Mentor Graphics. Representatives of Needham & Company presented a preliminary financial analysis of the proposed transaction, and representatives of Pillsbury Winthrop reviewed with the board their duties in evaluating a merger with Mentor Graphics and the material provisions of the draft transaction documents that had previously been distributed to the board. Mr. Healy reviewed for the board management’s views with respect to the proposed transaction, and updated the board with respect to LogicVision’s financial outlook. After discussion of the terms and conditions of the proposed transaction with Mentor Graphics and consideration of the other alternatives available to LogicVision, including remaining a stand-alone company, the board instructed management and the Strategic Alternatives Committee to continue negotiations with Mentor Graphics. The board determined not to extend the exclusive negotiation period with Mentor Graphics, noting that it had lapsed in mid-February.

Over the following weeks, Mentor Graphics and LogicVision, together with their respective financial and legal advisors, as applicable, continued to negotiate and finalize the terms and conditions of the merger agreement and work through due diligence related items.

On April 13, 2009, members of Mentor Graphics’ management met with other members of the Mentor Graphics transaction team to discuss diligence findings related to LogicVision and the resolution of ongoing negotiations of proposed transaction terms with LogicVision management and its advisors.

On April 16, 2009, the LogicVision board of directors met in a regularly scheduled meeting. Representatives of the company’s financial and legal advisors and members of the Strategic Alternatives Committee reviewed for the board the status of discussions and negotiations with Mentor Graphics, including the proposed terms. The board discussed with its financial and legal advisors the terms and conditions of the proposed transaction with Mentor Graphics and other alternatives available to LogicVision, including remaining a stand-alone company.

On April 30, 2009, Mr. Reinhart called a representative of Needham & Company to propose Mentor Graphics’ final position on certain transaction terms, which specifically included an update to the previously proposed acquisition price at a fixed exchange ratio of 0.2006 shares of Mentor Graphics common stock for each outstanding share of LogicVision common stock.

On May 1, 2009, the LogicVision board of directors met with LogicVision management and the company’s financial and legal advisors. Representatives of Needham & Company reviewed for the board the revised Mentor

Graphics proposal. The board noted that, based on the closing price of Mentor Graphics stock on April 30, 2009, the Mentor Graphics proposal represented a valuation of $1.35 for each outstanding common share of LogicVision, which was greater than the initially proposed valuation of $1.25 per share. It was noted that with the fixed exchange ratio the value per share of LogicVision common stock would fluctuate based on the trading price of Mentor Graphics stock. Representatives of Needham & Company then presented a preliminary financial analysis of the proposed transaction. Members of the Strategic Alternatives Committee updated the board with respect to the status of discussions with other third parties.

On May 4, 2009, the LogicVision board of directors met with management and the company’s financial and legal advisors to continue its consideration of the revised Mentor Graphics proposal. The board discussed with its financial and legal advisors the terms and conditions of the proposed transaction with Mentor Graphics and other alternatives available to LogicVision, including remaining a stand-alone company. After extensive discussion, the board instructed LogicVision management and the Strategic Alternatives Committee to continue negotiations with Mentor Graphics with a view to finalizing a merger agreement on terms and conditions as favorable as possible to the LogicVision stockholders.

From May 4, 2009 through May 6, 2009, representatives of Mentor Graphics and LogicVision and their respective advisors held multiple teleconferences and meetings to finalize the terms of the proposed merger agreement and other transaction materials.

On the evening of May 6, 2009, LogicVision’s board of directors met. Representatives of Pillsbury Winthrop reviewed for the board the terms and conditions of the merger agreement and related agreements, and again reviewed with the directors their fiduciary duties under applicable corporate law, focusing in particular on changes to the proposed transaction agreements and related matters since the February 27, 2009 board meeting. Representatives of Needham & Company presented a financial analysis and delivered its oral opinion to LogicVision’s board of directors (which was subsequently confirmed in writing) that, as of May 6, 2009 and based upon and subject to the assumptions and other matters described in its written opinion, the exchange ratio pursuant to the merger agreement was fair to the holders of LogicVision common stock from a financial point of view. After further discussion, the LogicVision board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, declared them advisable, and recommended that the stockholders of LogicVision vote in favor of the adoption of the merger agreement and approval of the merger contemplated thereby. The LogicVision board also approved amended and restated change in control severance agreements with LogicVision’s executive officers to reduce certain payments that would have been payable to the executives under the prior agreements. See “Proposal One—The Merger—Interests of Certain Persons in the Merger.”

On the night of May 6, 2009, the parties executed and delivered the final merger agreement and other transaction-related materials. On May 7, 2009, prior to the opening of trading on The NASDAQ Global Market and The NASDAQ Capital Market, the parties issued a joint press release announcing the execution of the merger agreement.

Recommendation of LogicVision’s Board of Directors; LogicVision’s Reasons for the Merger

Recommendation of the LogicVision Board of Directors

After careful consideration, the LogicVision board of directors has:

•

determined that the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, are advisable and fair to, and in the best interests of, LogicVision and its stockholders;

•	approved the merger agreement and related documents and the transactions contemplated by those agreements and documents; and

•	determined to recommend that the LogicVision stockholders adopt the merger agreement and approve the merger.

Accordingly, the LogicVision board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and to approve the merger contemplated by the merger agreement.

LogicVision’s Reasons for the Merger

The LogicVision board of directors carefully evaluated the merger agreement and the merger contemplated by the merger agreement, and unanimously approved the merger agreement and the merger, and determined that the merger agreement and the merger are advisable and fair to, and in the best interests of LogicVision and its stockholders. In the course of its evaluation, the LogicVision board of directors consulted with LogicVision’s management as well as its financial and legal advisors and considered a number of factors, including the following:

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the board of directors’ familiarity with, and presentations by LogicVision’s management and its financial advisors regarding, the business, operations, technology, financial condition, competitive position, business strategy and prospects for LogicVision (as well as the risk involved in achieving those prospects), the current environment for the industry sector in which LogicVision competes, and current industry, economic and market conditions, both on a historical and on a prospective basis;

•	the judgment, advice and analyses of LogicVision’s management with respect to the potential strategic, financial and operational benefits of the merger;

•	the financial resources of Mentor Graphics and the quality of Mentor Graphics’ executive team;

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the size of LogicVision and related economies of scale arising from the merger, including the fact that LogicVision will no longer incur the expenses and obligations of operating as an independent public company, which on a relative basis represent a significantly greater burden on a company with LogicVision’s small size and revenues;

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the opportunity to realize the benefits of a significantly larger company when combined with Mentor Graphics, including a larger, more diversified earnings stream, customer base and portfolio of products, thereby mitigating some of the potential business and financial risks and constraints LogicVision has faced in the past and currently faces;

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the opinions of management on the future prospects of LogicVision as an independent, stand-alone entity in the short- and long-term, and the perceived risks to continuing to operate as a stand-alone entity, including the small size and limited financial resources of LogicVision relative to other companies in the industry, the risks of executing LogicVision’s strategic plan, and current and perceived near-term economic environment;

•

dealings with other possible business combination and strategic partners both in the past and during the course of the negotiations with Mentor Graphics, and the perceived benefits and risks associated with possible alternative transactions;

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current financial market conditions, current and recent market prices of Mentor Graphics common stock and LogicVision common stock, and volatility and trading information with respect to Mentor Graphics common stock and LogicVision common stock;

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the relative lack of liquidity and the low historical trading volumes for LogicVision common stock, as compared with the historical trading volumes and significantly higher market float for Mentor Graphics common stock, and the possibility of a future delisting from The NASDAQ Capital Market for failure to meet the minimum bid requirement and potential effects on the trading price and liquidity of LogicVision common stock as a result thereof;

•

the opportunity for LogicVision stockholders to participate in the prospects of a combined company with considerably greater scale and breadth than LogicVision alone and to benefit from potential synergies that may be realized as a result of the merger;

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the exchange ratio, which, based on the closing price of Mentor Graphics common stock on May 6, 2009, represented a premium of 52.7% to the closing price of LogicVision common stock on that date and a premium of approximately 150% to the closing price of LogicVision common stock on the last trading day prior to the public announcement by Virage Logic of its proposal to acquire LogicVision, and the fact that a fixed exchange ratio provides LogicVision stockholders with certainty regarding the number of Mentor Graphics shares they will receive in connection with the merger;

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the analyses and presentations of Needham & Company on the financial aspects of the merger, and the opinion of Needham & Company dated May 6, 2009 that, as of that date, and based upon and subject to the assumptions and other matters described in the opinion, the exchange ratio pursuant to the merger agreement was fair to the holders of LogicVision common stock from a financial point of view, see “Proposal One—The Merger—Opinion of LogicVision’s Financial Advisor”;

•	information concerning Mentor Graphics’ and LogicVision’s respective businesses, financial condition, operating results and competitive position;

•	the potential effects of the announcement of the merger and the merger on the employees, customers, distributors, partners and other constituencies of LogicVision;

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the likelihood that the merger will be completed, including the likelihood that any stockholder approvals needed to complete the merger will be obtained and the absence of any required regulatory or Mentor Graphics shareholder approvals;

•	the potential for the combined company to leverage Mentor Graphics’ and LogicVision’s complementary products and to expand product portfolios and customer base;

•	the opportunities to utilize the two companies’ established and complementary customer relationships to cross-sell existing LogicVision products and new products as they are developed;

•

the terms of the merger agreement and related agreements, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and the ability of the respective parties to terminate the merger agreement;

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the fact that the terms of the merger agreement provide that, under certain circumstances, and subject to certain conditions more fully described under “The Merger Agreement and the Support Agreements—The Merger Agreement—LogicVision’s Non-Solicitation Covenant,” LogicVision can furnish information to and conduct discussions with a third party in connection with an unsolicited proposal for a business combination or acquisition of LogicVision and can terminate the merger agreement for a superior proposal, as more fully described under “The Merger Agreement and the Support Agreements—The Merger Agreement—Termination” and “The Merger Agreement and the Support Agreements—The Merger Agreement—Termination Fee”; and

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LogicVision’s expectation that the merger will qualify as a “reorganization” for U.S. federal income tax purposes, as discussed under “Proposal One—The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

The LogicVision board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

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the risk that the combined company will not achieve the growth or financial results anticipated or will otherwise fail to deliver greater value to LogicVision stockholders than they would have received had LogicVision remained independent;

•	the risks and contingencies related to the announcement and pendency of the merger, including the likely impact of the merger on LogicVision’s employees, customers, distributors and partners;

•

the possibility that the merger may not be completed in a timely manner, if at all, and the potential adverse consequences to LogicVision if the merger is not completed, including the potential to depress values offered by others to LogicVision in a business combination and to erode customer and employee confidence in LogicVision;

•

the risks associated with a fixed exchange ratio, which by its nature will not compensate LogicVision stockholders for any declines in the price of Mentor Graphics stock prior to the completion of the merger, and the absence of any termination rights in the merger agreement that would be triggered by a decrease in Mentor Graphics’ stock price (or the corresponding decrease in the value of the merger consideration to be received by LogicVision stockholders);

•	the challenges and costs inherent in integrating the two businesses and the time and effort that will be required from employees of both companies to successfully complete the integration;

•	the limitations imposed by the merger agreement on the conduct of LogicVision’s business during the preclosing period and its ability to solicit and respond to proposals for alternative transactions;

•

the possibility that LogicVision may be required to pay a termination fee of $538,193 plus reimbursement of Mentor Graphics’ reasonable expenses up to $403,645 if the merger agreement is terminated under certain circumstances;

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the interests that LogicVision’s directors and executive officers may have with respect to the merger in addition to their interests as stockholders of LogicVision generally, as described in the section entitled “The Merger—Interests of Certain Persons in the Merger”;

•	the substantial costs to be incurred in connection with the merger, some of which have already been incurred, and the financial resources of LogicVision in the event the merger is not completed; and

•	the other risks described in this proxy statement/prospectus under “Risk Factors—Risks Related to the Merger” beginning on page 19.

The foregoing discussion of the information and factors considered by the LogicVision board of directors is intended to be illustrative and not exhaustive, but includes material reasons and factors considered. In view of the wide variety of reasons and factors considered, the LogicVision board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching their determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or have had different reasons for their ultimate determination. In addition, the LogicVision board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered. The LogicVision board of directors conducted an overall analysis of the factors and reasons described above and considered the relevant information and factors as a whole to be favorable to, and in support of, its determinations and recommendations.

Opinion of LogicVision’s Financial Advisor

LogicVision retained Needham & Company to act as its financial advisor in connection with the exploration of one or more strategic transactions for LogicVision and to render an opinion as to the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of LogicVision common stock.

On May 6, 2009, Needham & Company delivered to the LogicVision board of directors its verbal opinion, confirmed by its written opinion dated May 6, 2009, that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio pursuant to the merger agreement was fair to the holders of LogicVision common stock from a financial point of view. Needham & Company provided its opinion for the information and assistance of the LogicVision board of directors in connection with and for the purpose of the board of directors’ evaluation of the transactions contemplated by the merger agreement. The Needham & Company opinion relates only to the fairness, from a financial point of view, to the holders of LogicVision common stock of the exchange ratio. The Needham & Company opinion does not address any other aspect of the merger or any related transaction, and does not constitute a recommendation to any LogicVision stockholder as to how that stockholder should vote or act on any matter relating to the merger.

The complete text of the Needham & Company opinion, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement/prospectus as Annex C. You should read the Needham & Company opinion carefully and in its entirety.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the merger agreement dated May 6, 2009;

•

reviewed certain publicly available information concerning LogicVision and Mentor Graphics and certain other relevant financial and operating data of LogicVision furnished to Needham & Company by LogicVision;

•	reviewed the historical stock prices and trading volumes of LogicVision common stock and Mentor Graphics common stock;

•	held discussions with members of LogicVision management concerning the current operations of and future business prospects of LogicVision and Mentor Graphics;

•	reviewed certain financial forecasts with respect to LogicVision prepared by LogicVision management and held discussions with members of LogicVision management concerning those forecasts;

•	reviewed certain research analyst projections with respect to Mentor Graphics;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for LogicVision;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant; and

•	reviewed such other financial studies and analyses and considered such other matters as Needham & Company deemed appropriate.

In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by Needham & Company for purposes of its opinion and did not independently verify, nor did Needham & Company assume responsibility for independent verification of any of that information. In addition, Needham & Company assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that the merger would be consummated upon the terms and subject to the conditions set forth in the draft merger agreement dated May 6, 2009, without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on LogicVision, Mentor Graphics or the contemplated benefits of the merger. Needham & Company assumed that the financial forecasts for LogicVision provided to it by LogicVision management were reasonably prepared on bases reflecting the best currently available estimates and judgments of management, at the time of preparation, of the future operating and financial performance of LogicVision. With respect to the research analyst projections for Mentor Graphics, Needham & Company assumed that those projections represented reasonable estimates as to the future financial performance of Mentor Graphics. Needham & Company expressed no opinion with respect to any of those forecasts, projections or estimates or the assumptions on which they were based. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of LogicVision or Mentor Graphics and did not evaluate the solvency or fair value of LogicVision or Mentor Graphics under any state or federal laws relating to bankruptcy, insolvency or similar matters. Needham & Company’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date and that Needham & Company assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after the date of the opinion. Needham & Company’s opinion is limited to the fairness, from a financial point of view, to the holders of LogicVision common stock of the exchange ratio pursuant to the merger agreement and Needham & Company expressed no opinion as to the fairness of the merger to the holders of any other class of securities, creditors or other constituencies of LogicVision, LogicVision’s underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to LogicVision. In addition, Needham & Company expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the merger, or any class of those persons, relative to the exchange ratio pursuant to the merger agreement or with respect to the fairness of any such compensation. Needham & Company did not express any opinion as to what the value of Mentor Graphics common stock will be when issued to the stockholders of LogicVision pursuant to the merger or the prices at which Mentor Graphics common stock or LogicVision common stock will actually trade at any time.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to May 6, 2009, and is not necessarily indicative of current or future market conditions.

Historical Stock Trading and Exchange Ratio Analysis

Needham & Company reviewed the historical trading prices of Mentor Graphics common stock and LogicVision common stock as of and for various periods prior to May 6, 2009, the last full trading day prior to the date of Needham & Company’s opinion, in order to determine the various implied exchange ratio premiums that existed for those periods. The following table presents:

•

The average stock price ratios for May 6, 2009, and the 30 day, 60 day, 90 day, 180 day and one year periods prior to May 6, 2009. “Average stock price ratio” data represent the daily closing price of LogicVision common stock divided by the daily closing price of Mentor Graphics common stock averaged over the respective periods.

•

The implied exchange ratio premium to the average stock price ratio, which is equal to the percentage by which the exchange ratio pursuant to the merger agreement (0.2006 shares of Mentor Graphics common stock for each share of LogicVision common stock) exceeds the average stock price ratio for the specified periods.

•

The implied exchange ratio premium to the average stock price ratio based on the closing price of LogicVision common stock on the last trading day prior to public announcement by Virage Logic Corporation of its proposal to acquire LogicVision for $1.05 per share in cash.

Date or Period	Average Stock Price Ratio	Implied Exchange Ratio Premium
May 6, 2009	0.1314	52.7%
Last 30 days	0.1629	23.1%
Last 60 days	0.1952	2.8%
Last 90 days	0.1930	3.9%
Last 180 days	0.1321	51.8%
Last day traded pre-Virage offer	0.0803	149.7%
One year
Average	0.1355	48.0%
Low	0.0530	278.2%
High	0.2850	-29.6%

Contribution Analysis

Needham & Company reviewed and analyzed the implied percentage contribution of each of Mentor Graphics and LogicVision to pro forma combined operating results for the last reported 12 months ended December 31, 2008 (January 31, 2009 in the case of Mentor Graphics), and pro forma projected fiscal year 2009 and fiscal year 2010 combined operating results, and pro forma combined December 31, 2008 balance sheet information (using, in the case of Mentor Graphics, balance sheet information as of January 31, 2009). In calculating the pro forma projected combined operating results, Needham & Company used consensus research analyst estimates for Mentor Graphics and LogicVision management estimates for LogicVision, based on fiscal years ending January 31 for Mentor Graphics and fiscal years ending December 31 for LogicVision. Needham & Company reviewed, among other things, the implied percentage contributions to pro forma combined sales, earnings before interest, taxes, depreciation and amortization, or EBITDA, net income, total assets, working capital, and shareholders’ equity. The following tables present the results of this analysis and the estimated percentage ownership of the combined company on a pro forma basis by the Mentor Graphics shareholders and the LogicVision stockholders and estimated pro forma enterprise value contributions of Mentor Graphics and LogicVision, based on the exchange ratio of 0.2006, and using the treasury stock method to calculate the number of pro forma shares of Mentor Graphics common stock outstanding after taking into account outstanding warrants and options.

	Implied Actual/Estimated Percentage Contribution
	Mentor Graphics	LogicVision
Pro forma combined sales
2008	98.48%	1.52%
2009E	98.46%	1.54%
2010E	98.51%	1.49%
Pro forma combined EBITDA
2008	104.18%	(4.18%)
2009E	98.23%	1.77%
2010E	98.92%	1.08%
Pro forma combined net income
2008	117.02%	(17.02%)
2009E	96.86%	3.14%
2010E	99.27%	0.73%
Pro forma combined December 31, 2008 balance sheet data:
Pro forma combined total assets	98.51%	1.49%
Pro forma combined working capital	97.16%	2.84%
Pro forma combined shareholders’ equity	90.69%	9.31%

	Estimated Pro Forma Percentage Contribution
	Mentor Graphics	LogicVision
Pro forma equity ownership contribution	98.02%	1.98%

The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

Premiums Paid Analysis

Needham & Company analyzed publicly available financial information for seven stock-for-stock merger and acquisition transactions involving selected technology companies completed after January 1, 2006 with transaction values of less than $100 million, where the target company was traded on a U.S exchange. These transactions were:

Acquirer	Target	Date Completed
Bookham, Inc.	Avanex Corporation	April 2009
Kratos Defense & Security Solutions	Digital Fusion, Inc.	December 2008
ON Semiconductor Corporation	Catalyst Semiconductor, Inc.	October 2008
DG FastChannel, Inc.	Enliven Marketing Technologies Corporation	October 2008
L-1 Identity Solutions, Inc.	Bioscrypt, Inc.	March 2008
Sirenza Microdevices, Inc.	Micro Linear Corporation	October 2006
PFSweb, Inc.	eCOST.com, Inc.	February 2006

Needham & Company reviewed the per share daily closing trading prices for each of these transactions and calculated the historical implied exchange ratios by dividing the daily closing prices of the target company’s common stock by those of the acquirer’s common stock on the one-day prior to announcement and over various time periods ending on that date. Needham & Company then compared the implied exchange ratios over the same periods to the offered exchange ratio for each of the transactions and noted the amount by which the exchange ratio in the merger constituted a premium to the implied exchange ratios for those periods. Needham & Company then compared those results to the premium of the offered exchange ratio of 0.2006x per share to the implied exchange ratio of LogicVision common stock to Mentor Graphics common stock during the same time periods.

	Selected Transactions				0.2006 Exchange Ratio
	Low	High	Mean	Median
One day exchange ratio premium	-2%	66%	40%	48%	45%
Five day exchange ratio premium	-12%	65%	38%	47%	40%
30 day exchange ratio premium	-15%	121%	67%	62%	-5%
60 day exchange ratio premium	-12%	82%	21%	11%	-3%
90 day exchange ratio premium	-47%	88%	25%	13%	25%
180 day exchange ratio premium	-59%	50%	-1%	-12%	124%

Selected Company Analysis

Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for LogicVision to the corresponding data and ratios of publicly traded semiconductor intellectual property and yield improvement companies that Needham & Company deemed relevant because they have lines of business and business scale that may be considered similar to those of LogicVision. These companies, referred to collectively as the selected companies, consisted of MoSys, Inc., PDF Solutions, Inc. and Virage Logic Corporation.

The following table sets forth information concerning the following multiples for the selected companies and for LogicVision:

•	enterprise value as a multiple of latest twelve month revenues;

•	enterprise value as a multiple of projected calendar year 2009 revenues; and

•	enterprise value as a multiple of projected calendar year 2010 revenues.

Needham & Company calculated multiples for the selected companies based on the closing stock prices of those companies on May 6, 2009 and estimated 2009 and 2010 revenue projections reported by research analyst reports. The multiples in the table below under the heading “LogicVision Implied by the Merger” were calculated based on the enterprise value for LogicVision implied by the exchange ratio (the total merger consideration payable for all of LogicVision’s outstanding shares, based on Mentor Graphics’s closing stock price on May 6, 2009, minus LogicVision’s net cash) and, in the case of LogicVision’s projected 2009 and 2010 revenues, forecasts by LogicVision management.

	Low	High	Mean	Median	LogicVision Implied by the Merger
Enterprise value as a multiple of latest twelve month revenues	0.2x	0.7x	0.5x	0.5x	0.5x
Enterprise value as a multiple of projected calendar year 2009 revenues	0.2x	0.5x	0.4x	0.4x	0.5x
Enterprise value as a multiple of projected calendar year 2010 revenues	0.2x	0.2x	0.2x	0.2x	0.5x

Selected Transactions Analysis

EDA Transactions. Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed since January 1, 2005 that involved target companies that were involved in the electronic design automation, or EDA, industry:

Acquirer	Target	Date Completed
Mentor Graphics Corporation	Flomerics Group PLC	October 2008
Synopsys, Inc.	Synplicity, Inc.	May 2008
PDF Solutions, Inc.	Si Automation SA	October 2006
Synopsys, Inc.	HPL Technologies, Inc.	December 2005
Synopsys, Inc.	Nassda Corporation	May 2005
Cadence Design Systems, Inc.	Verisity Ltd.	April 2005

In reviewing the transactions identified above, Needham & Company calculated, for the selected transactions and for LogicVision implied by the merger, the ratio of the enterprise value implied by the consideration offered in the transaction to the target company’s latest twelve months’ (LTM) revenue, as set forth in the following table:

Transaction	Enterprise value/LTM revenue
Mentor/Flomerics	1.6x
Synopsys/Synplicity	2.5x
PDF/Si Automation	2.7x
Synopsys/HPL	1.4x
Synopsys/Nassda	0.7x
Cadence/Verisity	2.3x
Median	2.0x
Mean	1.9x
Merger (Mentor Graphics /LogicVision)	0.5x

Needham & Company noted that most of the EDA transactions identified above occurred under different market conditions from those prevailing in May 2009. In addition, most of these transactions were much larger than the merger. Accordingly, as described below, Needham also analyzed a number of smaller transactions in a larger industry group that involved companies in the semiconductor industry as well as the EDA industry.

Semiconductor/EDA Transactions. Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed since January 1, 2006 that represented an enterprise value of less than $31 million and involved target companies in the semiconductor and electronic design automation industries that had latest twelve month revenues of more than $5.0 million:

Acquirer	Target	Date Completed
Microsemi Corporation	Endwave Corporation (Defense and Security Business)	April 2009
PLX Technology, Inc.	Oxford Semiconductor, Inc.	January 2009
TranSwitch Corporation	Centillium Communications, Inc.	October 2008
Imperium Partners Group	ESS Technology, Inc.	June 2008
Ikanos Communications, Inc.	Centillium Communications, Inc. (DSL Business)	February 2008
Magnum Semiconductor, Inc.	LSI Corporation (Consumer Products)	July 2007
Broadcast Microwave Services	TANDBERG Television AVS GmbH & Co. KG	April 2007
PDF Solutions, Inc.	Si Automation SA	October 2006
RF Monolithics, Inc.	Cirronet Inc.	September 2006

In reviewing the transactions identified above, Needham & Company calculated, for the selected transactions and for LogicVision implied by the merger, the ratio of the enterprise value implied by the consideration offered in the transaction to the target company’s latest twelve months’ revenue, as set forth in the following table:

Transaction	Enterprise value/LTM revenue
Microsemi/Endwave	1.3x
PLX/Oxford	0.7x
TranSwitch/Centillium	0.1x
Imperium/ESS	0.1x
Ikanos/Centillium	0.4x
Magnum/LSI	0.2x
Broadcast/TANDBERG	1.2x
PDF/Si	2.7x
RF/Cirronet	2.3x
Median	0.7x
Mean	1.0x
Merger (Mentor Graphics /LogicVision)	0.5x

Needham & Company noted that most of the transactions identified above occurred under different market conditions from those prevailing in May 2009.

Discounted Cash Flow Analysis

Needham & Company performed an illustrative discounted cash flow analysis to determine indicators of illustrative implied equity values for LogicVision and illustrative implied equity values per share of LogicVision common stock based on LogicVision management’s financial forecasts. Needham & Company calculated ranges of the present values of multiples of projected 2013 EBITDA using discount rates of 15% to 35% and EBITDA multiples of 4.0x to 8.0x. The present values of the EBITDA multiples were added to the present value of LogicVision’s projected 2013 cash to derive a range of illustrative implied equity values, and the result was divided by the number of shares outstanding, to derive a range of illustrative implied equity values per share of

$0.62 to $1.92, with a mean of $1.14 and a median of $1.08. Needham & Company compared these to the $1.42 per share value implied by the exchange ratio in the merger (based on Mentor Graphics’ closing stock price on May 6, 2009).

No company, transaction or business used in the “Premiums Paid Analysis,” “Selected Company Analysis” or “Selected Transactions Analysis” as a comparison is identical to Mentor Graphics, LogicVision or the merger. Accordingly, an evaluation of the results of these analyses was not entirely mathematical; rather, it involved complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of LogicVision and Mentor Graphics. Any estimates contained in or underlying these analyses, including estimates of LogicVision’s and Mentor Graphics’ future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by the LogicVision board in its evaluation of the merger and should not be viewed as determinative of the views of the LogicVision board or management with respect to the exchange ratio or the merger.

Pursuant to the terms of an engagement letter between LogicVision and Needham & Company, LogicVision has agreed to pay Needham & Company a fee for its services equal to $700,000, of which $250,000 was payable upon Needham & Company’s delivery of its written opinion to the LogicVision board and the remainder of which is payable contingent upon completion of the merger. In addition, LogicVision has agreed to reimburse Needham & Company for its out-of-pocket expenses in connection with its engagement and to indemnify Needham & Company and related persons against various liabilities, including certain liabilities under the federal securities laws.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the LogicVision board of directors to act as its financial advisor based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with LogicVision and the electronic design automation industry generally. Needham & Company has in the past provided investment banking and financial advisory services to LogicVision and Mentor Graphics and has received customary fees for those services. Needham & Company may in the future provide investment banking and financial advisory services to Mentor Graphics or LogicVision unrelated to the merger, for which services Needham & Company would expect to receive compensation. In the ordinary course of its business, Needham & Company may actively trade the equity securities of LogicVision and Mentor for its own account or for the accounts of its customers or affiliates and, accordingly, may at any time hold a long or short position in those securities.

Mentor Graphics’ Reasons for the Merger

In reaching its decision to unanimously approve the merger agreement, the Mentor Graphics board of directors consulted with members of Mentor Graphics’ management team and considered the financial performance and condition, business operations and prospects of LogicVision and the combined company, the terms and conditions of the merger agreement, and the results of the due diligence investigation conducted by Mentor Graphics. There were several important factors that contributed to the board of directors’ approval of the merger, including:

•	the merger will enable Mentor Graphics to broaden its semiconductor design for test products and service offerings to include LogicVision’s built-in-self-test technology and products;

•	the merger will bring to Mentor Graphics LogicVision’s proprietary technologies and patents related to embedded test and diagnostics;

•	the merger will expand Mentor Graphics’ test customers and broaden the test offering relationship with a number of customers across the globe;

•	LogicVision has a talented group of employees and the merger will strengthen Mentor Graphics’ technical expertise and customer applications capabilities;

•	the merger is expected to allow for Mentor Graphics to optimize resources and achieve operating cost synergies; and

•	LogicVision is well capitalized with a strong balance sheet and the transaction value is viewed as compelling from a revenue, margin contribution and balance sheet perspective.

There can be no assurance, however, that the benefits of the potential synergies or opportunities considered by Mentor Graphic’s board of directors will be achieved through completion of the merger. Achieving Mentor Graphics’ objectives is subject to particular risks which are discussed in the section entitled, “Risk Factors” beginning on page 19 of this proxy statement/prospectus.

Interests of Certain Persons in the Merger

Certain of LogicVision’s directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as stockholders of LogicVision. LogicVision’s board of directors was aware of these interests and took them into account at the time they approved the merger agreement and the merger.

Support Agreements

Each of the current directors and executive officers of LogicVision, and Valley Ventures II, L.P. and Valley Ventures III, L.P. (which are funds affiliated with one of LogicVision’s directors and collectively beneficially own approximately 9.9% of LogicVision common stock), have entered into support agreements with Mentor Graphics, pursuant to which they have agreed to vote all of their shares of LogicVision common stock to adopt the merger agreement and approve the merger and, subject to certain exceptions, not to dispose of their shares prior to the date of the Annual Meeting. The following directors and officers of LogicVision have entered into support agreements: Gregg E. Adkin, James T. Healy, Randall A. Hughes, Fadi Maamari, Richard Okumoto, Matthew Raggett, Mei Song and Richard C. Yonker.

Change of Control Severance Agreements

Existing change of control severance agreements entered into with certain of LogicVision’s executive officers provide for benefits in the event of the involuntary termination of the executive within three months prior to or within 12 months following the merger. On May 6, 2009, LogicVision entered into amended and restated agreements with these executive officers, which are subject to and conditioned upon, and will become effective immediately prior to, the completion of the merger, and which reduce certain payments that would be payable to them under the prior existing agreements. In the event of the involuntary termination of the executive within 12 months following the merger, these amended and restated agreements entitle the executive to a lump sum severance payment equal to one year’s base salary, immediate acceleration of vesting of outstanding options and reimbursement of health insurance premiums for the executive and eligible dependents for up to twelve months.

The following table describes the potential payments and benefits to which these executive officers would be entitled under their amended and restated change of control severance agreements upon an involuntary termination of employment (except in the case of termination for cause), in each case assuming the employment of the executive officer was terminated immediately following the completion of the merger, assuming the merger was completed on and based on the closing price of LogicVision common stock on July 14, 2009, the last full trading day prior to the date of this proxy statement/prospectus.

Termination	Cash Payment ($)	Medical/Insurance Benefits ($)	Acceleration of Equity Awards ($)(1)	Total ($)
James T. Healy	312,000	14,706	65,190	391,896
Fadi Maamari	240,240	15,198	32,800	288,238
Mei Song	170,000	14,882	30,340	215,222

(1)	Represents the amount by which the closing price of LogicVision common stock on July 14, 2009 exceeded the exercise price for equity awards for which vesting accelerated as result of termination of employment.

These agreements also provide that the executive officers shall not solicit employees of LogicVision or Mentor Graphics for twelve months following termination, and will not compete with LogicVision or Mentor Graphics for the period during which they receive severance payments.

Non-Employee Director Options

To the extent not already vested and exercisable, each option to purchase LogicVision common stock held by a non-employee director of LogicVision that has been outstanding for not less than six months shall vest and become exercisable in full as a result of the merger. Each outstanding option to purchase LogicVision common stock that is held by a non-employee director of LogicVision immediately prior to the effective time of the merger will be cancelled and, to the extent that such option has been outstanding for not less than six months or is otherwise vested pursuant to its terms, will automatically be converted into the right to receive cash, as described in greater detail in the section entitled, “The Merger Agreement and Support Agreements—Treatment of LogicVision Options in the Merger.”

Indemnification and Insurance

The merger agreement provides that, subject to certain exceptions, Mentor Graphics will, or will cause the surviving corporation of the merger and its subsidiaries to, honor and fulfill in all material respects the obligations of LogicVision and its subsidiaries pursuant to the indemnification agreements between LogicVision and its current and former directors and officers. For a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as those contained in the certificate of incorporation and bylaws of LogicVision as in effect on the date of the merger agreement, and, unless required by applicable law, such provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who were covered by such provisions.

For a period of six years after the effective time of the merger, Mentor Graphics will provide directors’ and officers’ liability insurance in respect of acts and omissions occurring at or prior to the effective time of the merger to LogicVision’s current and former directors and officers who are covered by LogicVision’s existing policies, on terms with respect to coverage and amount no less favorable than those contained in LogicVision’s existing policies in effect on the date of the merger agreement. Mentor Graphics will not be required to pay an annual aggregate premium for such policies in excess of 150% of the amount LogicVision paid in its last full fiscal year for such policies. Alternatively, Mentor Graphics may purchase a six year prepaid (or “tail”) policy on terms with respect to coverage and amount no less favorable than those contained in LogicVision’s existing policies, provided that the cost of such tail policy will not exceed 200% of the annual premium paid by LogicVision for such insurance.

Employment Relationships

Although to LogicVision’s knowledge, no agreements have been entered into as of the date of this proxy statement/prospectus, members of LogicVision management may enter into employment arrangements with Mentor Graphics.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders (as defined below) of LogicVision common stock that hold their LogicVision common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion is based on the Internal Revenue Code, judicial decisions, and administrative regulations and interpretations in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the tax consequences of the merger to the holders of LogicVision common stock could differ from those described below. For purposes of this discussion, the term “U.S. holder” means (1) a citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes organized under the laws of the United States or any of its political subdivisions, (3) a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person, or (4) an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of LogicVision common stock in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to holders who are subject to special rules under U.S. federal income tax law, including dealers in securities or foreign currencies, tax-exempt organizations, foreign persons, financial institutions or insurance companies, holders who have a “functional currency” other than the U.S. dollar, holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment, holders who acquired their LogicVision common stock in connection with stock options or stock purchase plans or other compensatory transactions and holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction. In addition, this discussion does not describe the federal income tax consequences of transactions other than those pursuant to the merger or the tax consequences of the merger under foreign, state or local law or federal estate and gift tax laws.

The obligation of LogicVision to consummate the merger is conditioned on the receipt by LogicVision of a written opinion, referred to in this proxy statement/prospectus as the “Tax Opinion,” from Pillsbury Winthrop Shaw Pittman LLP, counsel to LogicVision, to the effect that, on the basis of statements and representations made by LogicVision and by Mentor Graphics and Fulcrum Acquisition Corporation, and subject to the limitations, qualifications and assumptions set forth therein, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, provided, however, that if counsel to LogicVision does not render the Tax Opinion, the condition shall be deemed satisfied if the Tax Opinion is rendered by counsel to Mentor Graphics. The merger agreement provides that LogicVision may not waive the receipt of the Tax Opinion after the LogicVision stockholders have approved the adoption of the merger agreement unless further stockholder approval is obtained with appropriate disclosure. The Tax Opinion will not be binding on the Internal Revenue Service and will not preclude the Internal Revenue Service from taking a contrary position. Neither LogicVision nor Mentor Graphics has requested, nor will request, a ruling from the Internal Revenue Service regarding any of the federal income tax consequences of the merger.

Subject to the limitations and qualifications set forth in this discussion and assuming the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, the material federal income tax consequences to LogicVision stockholders of the exchange of LogicVision common stock for Mentor Graphics common stock pursuant to the merger are as follows:

•	Holders of LogicVision common stock will not recognize any gain or loss upon receipt of Mentor Graphics common stock solely in exchange for their LogicVision common stock in the merger.

•

A holder of LogicVision common stock who receives cash in the transaction in lieu of a fractional share of Mentor Graphics common stock will be treated as if the holder had received the fractional share and then exchanged that fractional share for cash. The holder of LogicVision common stock will recognize gain or loss equal to the difference between the cash received and that portion of the holder’s basis in the LogicVision common stock attributable to the fractional share. This gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the LogicVision common stock exchanged is more than one year at the time of completion of the merger.

•

The aggregate tax basis in the Mentor Graphics common stock received by a holder of LogicVision common stock pursuant to the merger will be the same as the aggregate tax basis of the LogicVision common stock surrendered in the exchange, less that portion of the holder’s basis of the LogicVision common stock attributable to any fractional share of Mentor Graphics common stock for which cash is received.

•

The holding period of Mentor Graphics common stock received by a holder of LogicVision common stock in exchange for shares of LogicVision common stock will include the holding period of the shares of LogicVision stock surrendered in the exchange.

In the case of a holder of LogicVision common stock who holds shares of LogicVision common stock with differing tax bases or holding periods, the preceding rules must be applied to each identifiable block of LogicVision common stock.

These material federal income tax consequences have been described on the basis of certain assumptions, including assumptions regarding the absence of changes in existing facts and that the merger will be completed in accordance with the merger agreement. They also have been based on statements and representations, including those contained in the merger agreement, the registration statement of which this proxy statement/prospectus forms a part and officers’ certificates of LogicVision and Mentor Graphics, all of which must be true, correct and complete as of the effective date of the registration statement and must continue to be true, correct and complete at all relevant times thereafter, including as of the effective time of the merger. If any of those statements, representations or assumptions is untrue, incorrect, or incomplete, the conclusions contained in the Tax Opinion could be adversely affected, and the tax consequences described above, which description assumes the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, may not apply.

A “significant holder” of LogicVision common stock must file a statement with its U.S. federal income tax return setting forth certain information pertaining to the merger. For these purposes, a “significant holder” includes a holder of at least five percent (by vote or value) of the total outstanding shares of LogicVision common stock. In addition, all LogicVision stockholders must retain permanent records of certain information pertaining to the merger.

A holder of LogicVision common stock may be subject, under certain circumstances, to information reporting and backup withholding at a rate of 28% with respect to any cash received in lieu of a fractional share of Mentor Graphics common stock, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against such holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Holders of LogicVision common stock are urged to consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of any federal estate and gift, state, local or foreign tax laws and of changes in applicable tax laws.

Restrictions on Sales of Shares of Mentor Graphics Common Stock by Certain Affiliates

The shares of Mentor Graphics common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Mentor Graphics for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with Mentor Graphics and may include the executive officers, directors and significant stockholders of Mentor Graphics.

Accounting Treatment

Mentor Graphics will account for the merger using the “acquisition method of accounting” as that term is used under SFAS No. 141 (revised 2007), or SFAS No. 141(R), “Business Combinations,” which Mentor Graphics adopted on February 1, 2009, and uses the fair value concepts defined in SFAS No. 157, “Fair Value Measurements” for accounting and financial reporting purposes. SFAS No. 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of in-process research and development be recorded on the balance sheet regardless of the likelihood of success of the completion of the technology as of the acquisition date. Acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Costs incurred associated with the issuance of common stock will be accounted for as a reduction of additional paid in capital.

The results of operations of LogicVision will be consolidated with those of Mentor Graphics beginning on the date of the merger.

No Appraisal Rights

LogicVision stockholders are not entitled to dissenters’ rights of appraisal for their shares under Section 262 of Delaware General Corporation Law in connection with the merger.

Delisting and Deregistration of LogicVision Common Stock After the Merger

Effects on the Market for LogicVision Common Stock

Shares of LogicVision common stock are currently listed and traded on The NASDAQ Capital Market under the symbol “LGVN.” If the merger is completed, shares of LogicVision common stock will be delisted from The NASDAQ Capital Market and shares of LogicVision common stock will not be publicly traded.

Exchange Act Deregistration

Shares of LogicVision common stock are currently registered under the Exchange Act. Following the merger, LogicVision will file a Form 15 with the SEC requesting the suspension and termination of registration of its common stock under the Exchange Act.

Listing of Mentor Graphics Common Stock

Mentor Graphics agreed to use its commercially reasonable efforts to cause the shares of Mentor Graphics common stock issuable in connection with the merger to be approved for listing upon the effective time of the merger on The NASDAQ Stock Market, subject to official notice of issuance.

THE MERGER AGREEMENT AND THE SUPPORT AGREEMENTS

The Merger Agreement

This section of the proxy statement/prospectus describes the material terms and provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. Mentor Graphics and LogicVision encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.

The merger agreement and the following description are intended to provide information regarding the terms of the merger. Although the merger agreement contains representations and warranties made by each of Mentor Graphics, Fulcrum Acquisition Corporation and LogicVision as of specific dates, the assertions embodied in those representations and warranties were made for purposes of the merger agreement and the closing conditions under the merger agreement, and have been used for purposes of allocating risk between the respective parties, rather than establishing matters of fact. Although the representations and warranties in the merger agreement may not constitute the actual state of facts about the parties to the merger agreement as of a specific date, any specific material facts that qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement/prospectus or in the information incorporated by reference herein, as applicable. You should read the merger agreement together with the other information regarding Mentor Graphics and LogicVision included in this proxy statement/prospectus and the information that each company publicly files in reports and statements with the SEC.

The Merger

The merger agreement provides that upon the effective time of the merger, Fulcrum Acquisition Corporation will be merged with and into LogicVision, with LogicVision continuing as the surviving corporation. The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State, or such other date and time agreed to by the parties and specified in the certificate of merger. The effective time of the merger will occur as soon as practicable on the closing date.

What You Will Receive in the Merger

At the effective time of the merger:

•

each share of LogicVision common stock issued and outstanding immediately prior to the effective time (including the associated rights to the extent outstanding under LogicVision’s Rights Agreement) will cease to be outstanding and will be converted into the right to receive 0.2006 of a share of Mentor Graphics common stock, without interest; and

•

each share of LogicVision common stock which is, immediately prior to the effective time, held in the treasury of LogicVision or owned directly or indirectly by Mentor Graphics or Fulcrum Acquisition Corporation will automatically be canceled and retired without payment of any consideration for those shares.

No fractional shares of Mentor Graphics common stock will be issued in the merger. The treatment of fractional shares is described in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—Exchange of Certificates” below.

At the effective time of the merger, each share of common stock of Fulcrum Acquisition Corporation will be converted into one share of common stock of the surviving corporation.

Treatment of LogicVision Options in the Merger

At the effective time of the merger, each outstanding option to purchase LogicVision common stock, whether or not currently vested or exercisable, will be assumed by Mentor Graphics and converted into an option to purchase Mentor Graphics common stock on substantially identical terms and conditions as were applicable under the option to purchase LogicVision common stock before the merger, except the number of shares subject to the option will be multiplied by the exchange ratio (with the number of shares rounded down to the nearest whole share) and the exercise price per share immediately prior to the effective time will be divided by the exchange ratio (with the exercise price rounded up to the nearest whole cent). Any vesting acceleration provisions in the LogicVision options that are triggered by virtue of a change of control of LogicVision (or potentially triggered by virtue of “double trigger” acceleration provisions) will be deemed to have been triggered by the merger. Mentor Graphics agreed to file a registration statement on Form S-8 within 15 business days after the effective time of the merger, for the shares of Mentor Graphics common stock issuable upon exercise of the assumed LogicVision stock options, and Mentor Graphics will use its commercially reasonable efforts to cause that registration statement to remain effective for so long as the assumed LogicVision stock options remain outstanding.

Instead of assuming the outstanding LogicVision options as described above, Mentor Graphics may, in its discretion, choose to terminate each LogicVision option and grant the holder a substitute option to purchase Mentor Graphics common stock under either its 1982 Stock Option Plan or its 1986 Stock Plan. The substitute options will be exercisable for that number of shares of Mentor Graphics common stock and have exercise prices determined in accordance with the formula described in the paragraph above, and otherwise will have equivalent terms and conditions as the LogicVision options for which they were substituted.

Each outstanding option to purchase LogicVision common stock that is held by a person who is not an employee or consultant of LogicVision immediately prior to the effective time of the merger will be cancelled and the vested portion will automatically be converted into the right to receive cash (if any) equal to (a) the number of shares of LogicVision common stock then issuable upon the exercise of such option multiplied by (b) the exchange ratio multiplied by the closing sale price of Mentor Graphics common stock on The NASDAQ Stock Market on the trading day immediately preceding the effective time of the merger as reported in the Wall Street Journal, National Edition, less any per share exercise price of such option. In addition, each outstanding option to purchase LogicVision common stock that is held by a non-employee member of LogicVision’s board of directors will be converted into the right to receive cash as described in the preceding sentence to the extent that such option has been outstanding for not less than six months or is otherwise vested pursuant to its terms.

Treatment of LogicVision Employee Stock Purchase Plan in the Merger

As of the last day of the payroll period ending immediately before the effective time of the merger (in any event at least five business days prior to the effective time of the merger), LogicVision will terminate the LogicVision Amended and Restated 2000 Employee Stock Purchase Plan, and terminate any offering period then in progress under the plan. Any outstanding purchase right under the plan will be exercised on such date for the purchase of LogicVision common stock according to the terms of the plan.

Treatment of LogicVision Warrants in the Merger

Immediately prior to the effective time of the merger, outstanding warrants to purchase LogicVision common stock will automatically terminate in accordance with their terms and will be converted into the right to receive a number of shares of Mentor Graphics common stock, if any, based on the exchange ratio.

Exchange of Certificates

Prior to the effective time, Mentor Graphics will appoint an exchange agent for purposes of exchanging shares of LogicVision common stock for shares of Mentor Graphics common stock. Promptly after the effective time of the merger, Mentor Graphics will cause the exchange agent to send to each stockholder of LogicVision at the effective time of the merger a letter of transmittal and instructions for use in such exchange. Those holders of LogicVision common stock who properly surrender their LogicVision certificates in accordance with the exchange agent’s instructions (or in the case of book-entry shares, followed the applicable procedures set forth in the letter of transmittal) will receive (a) shares of Mentor Graphics common stock which, at Mentor Graphics’ option, will be in uncertificated book-entry form, unless a physical certificate is requested by the holder of shares of LogicVision common stock or is otherwise required by applicable law, (b) cash in lieu of fractional shares of Mentor Graphics common stock (as described in the following paragraph), and (c) any dividends or distributions, if any, to which they may be entitled under the terms of the merger agreement. The surrendered certificates or book-entry shares representing LogicVision common stock will be canceled. After the effective time of the merger, each certificate or book-entry representing shares of LogicVision common stock that has not been surrendered will represent only the right to receive each of the items enumerated above.

No certificates or book-entry shares representing fractional shares of Mentor Graphics common stock will be issued in the merger. Instead, each holder of LogicVision common stock who would otherwise be entitled to receive a fraction of a share of Mentor Graphics common stock (after aggregating all fractional shares of Mentor Graphics common stock that otherwise would be received by that holder) will receive from the exchange agent an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of the relevant fraction multiplied by the closing price per share of Mentor Graphics common stock on The NASDAQ Stock Market on the trading day immediately preceding the effective time of the merger as reported in the Wall Street Journal, National Edition.

Transfers of Ownership, Stock Transfer Books

The exchange agent will only issue shares of Mentor Graphics common stock, cash for fractional shares and any dividends or distributions that may be applicable in the name of a person other than the name in which a surrendered LogicVision stock certificate or book-entry shares is registered, if the shares have been properly transferred and the person requesting that exchange pays to the exchange agent any applicable transfer or other taxes, or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not payable.

Following completion of the merger, LogicVision will not register any transfers of LogicVision common stock. If certificates are presented to the surviving corporation or transfer is sought for book-entry shares, such certificates or book-entry shares will be cancelled and exchanged as set forth in this section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—Exchange of Certificates.”

Return of Merger Consideration

Any shares of Mentor Graphics common stock and cash for fractional shares deposited with the exchange agent (and any interest or other income earned) that remains undistributed to the holders of certificates or book-entry shares six months after the effective time of the merger will be delivered to Mentor Graphics upon demand, and any LogicVision stockholders who have not complied with the exchange procedure will thereafter look only to Mentor Graphics for payment of the merger consideration.

Lost Certificates

If a LogicVision stock certificate is lost, stolen or destroyed, the holder of that certificate will need to deliver an affidavit of that fact prior to receiving any Mentor Graphics common stock. In addition, Mentor Graphics or the exchange agent may require the owner of the lost, stolen or destroyed certificate to deliver a bond in an amount as they may determine is reasonably necessary as indemnity against any claim that may be made against Mentor Graphics, the exchange agent or the surviving corporation of the merger with respect such lost, stolen or destroyed certificates.

Dividends on Mentor Graphics Common Stock

Holders of LogicVision common stock are not entitled to receive any dividends or other distributions paid or payable with respect to shares of Mentor Graphics Common Stock with a record date after the effective time of the merger until they surrender their LogicVision stock certificates to the exchange agent in accordance with the exchange agent’s instructions.

Withholding

Mentor Graphics, Fulcrum Acquisition Corporation, the surviving corporation and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of LogicVision common stock, stock options or otherwise pursuant to the merger agreement such amounts as required to be deducted and withheld under the Internal Revenue Code or any state, local or foreign tax law.

The Surviving Corporation

The Certificate of Incorporation of LogicVision will be amended and restated as of the effective time of the merger, and, as so amended, will be the Certificate of Incorporation of the surviving corporation, as set forth on Exhibit B to the merger agreement, a copy of which has been attached as Annex A to this proxy statement/prospectus. The bylaws of LogicVision will be amended and restated as of the effective time of the merger to be identical to the bylaws of Fulcrum Acquisition Corporation as in effect immediately prior to the effective time of the merger.

From and after the effective time of the merger, until successors are duly elected or appointed, the directors and officers of Fulcrum Acquisition Corporation at the effective time of the merger will be the directors and officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by LogicVision to Mentor Graphics and representations and warranties made by Mentor Graphics and Fulcrum Acquisition Corporation to LogicVision, each as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and the closing conditions under the merger agreement, and have been used for purposes of allocating risk between the respective parties, rather than establishing matters of fact. Although the representations and warranties in the merger agreement may not constitute the actual state of facts about the parties to the merger agreement as of a specific date, any specific material facts that qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement/prospectus or in the information incorporated by reference herein, as applicable. You should read the merger agreement together with the other information regarding Mentor Graphics and LogicVision included in this proxy statement/prospectus and the information that each company publicly files in reports and statements with the SEC. None of the representations and warranties of the parties to the merger agreement will survive the effective time of the merger.

In the merger agreement, LogicVision made representations and warranties relating to, among other things, the following matters:

•	corporate existence and power, and authority to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	approval of the board of directors of LogicVision;

•	the absence of required governmental consents, approvals or authorizations other than those specified in the merger agreement;

•	the absence of conflict between the merger agreement, on the one hand, and organizational documents, applicable laws and agreements;

•	capital structure and indebtedness of LogicVision;

•	corporate existence of subsidiaries and LogicVision’s ownership of equity interests in its subsidiaries;

•	the filing of, and accuracy of information contained in, SEC filings, including financial statements;

•	compliance with certain provisions contained in the Sarbanes-Oxley Act, including matters related to internal controls of LogicVision;

•	compliance with the applicable listing and corporate governance rules and regulations of The NASDAQ Stock Market;

•	absence of undisclosed liabilities;

•	transactions with affiliates;

•	accuracy of information supplied by LogicVision in this proxy statement/prospectus;

•	the absence of certain changes since December 31, 2007;

•	compliance with applicable laws and possession of and compliance with necessary permits;

•	litigation matters and the absence of undisclosed pending or threatened litigation;

•	material contracts and the absence of breaches of material contracts;

•	the filing of tax returns and other tax-related matters;

•	employee benefit plans and other employment and labor related matters;

•	intellectual property matters;

•	compliance with environmental laws and regulations and other environmental matters;

•	insurance policies;

•	title to, and sufficiency of, assets;

•	engagement and payment of fees to brokers, finders, financial advisors and investment bankers;

•	receipt of the fairness opinion from the financial advisor; and

•	the inapplicability of state takeover statutes and LogicVision’s Rights Agreement.

The representations and warranties of Mentor Graphics and Fulcrum Acquisition Corporation relate to, among other things, the following matters:

•	corporate existence and power, and authority to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	the absence of required governmental consents, approvals or authorizations other than those specified in the merger agreement;

•	the absence of conflict between the merger agreement, on the one hand, and organizational documents, applicable laws and agreements;

•	capital structure of Mentor Graphics;

•	the filing of, and accuracy of information contained in, SEC filings, including financial statements;

•	accuracy of information supplied by Mentor Graphics in this proxy statement/prospectus;

•

the absence of a material adverse effect (defined in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—Representations and Warranties” below) since January 31, 2008;

•	compliance with applicable laws;

•	the absence of certain litigation;

•	the absence of brokers or finders in connection with the transactions contemplated by the merger agreement;

•	Fulcrum Acquisition Corporation’s formation for sole purpose of facilitation of the merger; and

•	the absence of actions or facts that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Internal Revenue Code.

Many of LogicVision’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for LogicVision is defined to mean any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, (a) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of LogicVision and its subsidiaries taken as a whole; provided, that in no event will any of the following events, changes, or occurrences constitute a material adverse effect or be considered in determining whether a material adverse effect has occurred or is likely or expected to occur: (i) changes in economic, business or political conditions generally in any location where LogicVision or any of its subsidiaries has material operations, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on LogicVision and its subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which LogicVision and its subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on LogicVision and its subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of LogicVision common stock in and of itself (as distinguished from any change, event or occurrence giving rise or contributing to such change), (iv) changes in U.S. generally accepted accounting principles or applicable laws, (v) changes resulting from the compliance by LogicVision with its obligations under the merger agreement or (vi) any changes to LogicVision’s employee relationships or customer relationships resulting from the announcement or pendency of the merger, or (b) materially impairs the ability of LogicVision to consummate the merger, or prevents or materially delays the merger.

For purposes of the merger agreement, “material adverse effect” for Mentor Graphics is defined to mean any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, (a) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of Mentor Graphics and its subsidiaries taken as a whole; provided, that in no event will any of the following events, changes, or occurrences constitute a material adverse effect or be considered in determining whether a material adverse effect has occurred or is likely or expected to occur: (i) changes in economic, business or political conditions generally in any location where

Mentor Graphics or any subsidiary has material operations, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Mentor Graphics and its subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which Mentor Graphics and its subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Mentor Graphics and its subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of Mentor Graphics common stock in and of itself (as distinguished from any change, event or occurrence giving rise or contributing to such change), (iv) changes in U.S. generally accepted accounting principles or applicable laws, (v) changes resulting from the compliance by Mentor Graphics with its obligations under the merger agreement or (vi) any changes resulting from the announcement or pendency of the merger, or (b) materially impairs the ability of Mentor Graphics to consummate the merger, or prevents or materially delays the merger.

Conduct of Business Pending the Merger

Prior to the effective time of the merger, LogicVision agreed that it will and will cause its subsidiaries to conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to:

•	preserve intact its current business organization;

•	maintain in effect all necessary permits;

•	keep available the services of its present directors, officers and employees; and

•	maintain satisfactory relationships with customers, suppliers and others with which it has material business relationships.

Prior to the effective time of the merger, except as expressly contemplated by the merger agreement or consented to in writing by Mentor Graphics (which consent may not be unreasonably withheld, conditioned or delayed), LogicVision has additionally agreed that it will not and will not permit its subsidiaries to:

•	amend its certificate of incorporation, bylaws or other similar organizational documents;

•

split, combine or reclassify any capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) in respect of any capital stock, or redeem, repurchase or otherwise acquire any capital stock;

•

issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock, other than in connection with the Amended and Restated 2000 Employee Stock Purchase Plan in the ordinary course and upon the vesting and/or exercise of options that are outstanding on the date of the merger agreement or that are issued after the date of the merger agreement in compliance with the terms of the merger agreement, in each case in accordance with their respective terms;

•	amend any term of any capital stock including any discretionary acceleration of vesting of any LogicVision option;

•

acquire or make any loans, advances or capital contributions to, or investments in, any equity securities, assets, loans or debt securities of any corporation, partnership, limited liability company or other entity or organization;

•

sell, lease or otherwise dispose of, or create or incur any lien on, any business organization or any assets or securities, other than sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to existing contracts;

•	abandon, fail to maintain or allow to expire, or sell or exclusively license to any person, entity or organization any intellectual property;

•	authorize any new capital expenditures, in the aggregate, in excess of $50,000;

•

use any of the proceeds from loans drawn under the Third Amended and Restated Loan and Security Agreement with Comerica Bank other than in the ordinary course of business consistent with past practice;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the indebtedness of any other person, entity or organization;

•

renew or enter into any contract or other arrangement that limits or otherwise restricts in any material respect LogicVision, its subsidiaries or their respective affiliates, or that could, after the effective time of the merger, limit or restrict in any material respect the surviving corporation, any of its subsidiaries, Mentor Graphics or any of their respective affiliates, from engaging or competing in any line of business, in any location or with any person, entity or organization;

•	enter into any new line of business outside of its existing business segments;

•	amend or modify in any material respect or terminate any material contract;

•

other than sales of products and nonexclusive licenses granted to customers in the ordinary course of business and consistent with past practice, enter into any material contract or otherwise waive, release or assign any material rights, claims or benefits;

•	enter into any exclusive license, distribution, marketing or sales contracts;

•

sell, transfer or otherwise dispose of any intellectual property other than sales of products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices;

•	grant “most favored nation” or similar pricing to any person, entity or organization;

•

pay, discharge, settle or satisfy any material claims, liabilities or obligations, other than (a) performance of contractual obligations in accordance with their terms, (b) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or (c) payment, discharge, settlement or satisfaction in accordance with their terms of claims, liabilities or obligations that have been disclosed in the most recent financial statements filed with the SEC or incurred in the ordinary course of business since most recent financial statements filed with the SEC, consistent with past practice or in connection with the transactions contemplated by the merger agreement;

•

settle, or offer or propose to settle, (a) any material litigation, investigation, arbitration, proceeding or other claim, (b) any stockholder litigation or dispute against LogicVision or any of its officers or directors or (c) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement;

•	commence any material litigation, investigation, arbitration or proceeding against any person, entity or organization;

•

permit any intellectual property rights to be disclosed (other than under appropriate non-disclosure agreements) or abandoned, or otherwise permit such intellectual property rights to become unavailable to LogicVision and its subsidiaries on the same terms and conditions as such rights were available to them as of the date of the merger agreement;

•

fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to its assets, products, operations and activities substantially equal to those in effect as of the date of the merger agreement;

•

(a) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer, (b) increase benefits payable under any existing severance or termination pay policies or employment agreements, (c) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee, (d) terminate, establish, adopt or amend (except as reasonably necessary to comply with applicable law) any benefit plan covering any director, officer or employee, or (e) increase compensation, bonus or other benefits payable to any director, officer or employee, or pay any benefit not provided for by any existing benefit plan;

•	change methods of accounting, except as required by concurrent changes in U.S. generally accepted accounting principles;

•

make or change or rescind any material tax election, change any annual tax accounting period, adopt or change any material accounting method for taxes, file any material amended tax return, enter into any closing agreement related to a material amount of taxes, settle any material tax claim or assessment, surrender any right to claim a refund of a material amount of taxes or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	accelerate any payment in excess of $50,000 which is due from a customer or accelerate a renewal of a customer agreement;

•

incur, pay, settle or permit the incurrence of any fees payable for legal, financial advisor, investment banker or similar services in connection with the merger agreement exceeding a specified amount; or

•	agree, resolve or commit to do any of the items in the foregoing bullet points.

LogicVision’s Non-Solicitation Covenant

Under LogicVision’s non-solicitation covenant, LogicVision will not and will cause its subsidiaries and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents and advisors (such persons are referred to in this proxy statement/prospectus as “representatives”) not to, directly or indirectly:

•

solicit, initiate or take any other action to facilitate or encourage any inquiries or indication of interest regarding, or the making or submission of a proposal or offer that constitutes, or could reasonably be expected to result in, an acquisition proposal (defined in this section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—LogicVision’s Non-Solicitation Covenant” below);

•

enter into or participate in any discussions or negotiations regarding any acquisition proposal or any inquiry or indication of interest with respect to any such proposal, or furnish or disclose any information relating to LogicVision or any of its subsidiaries, or afford access to its business, properties, assets, books or records to, or cooperate in any way with, or take any action to facilitate or encourage any effort by, any third party that is seeking to make, or has made, any acquisition proposal or any inquiry or indication of interest with respect to such proposal;

•

withhold, amend, withdraw or modify in a manner adverse to Mentor Graphics, LogicVision’s board of directors’ recommendation that the LogicVision stockholders vote in favor of adoption of the merger agreement and approval of the merger (or recommend any acquisition proposal, or any inquiry or indication of interest with respect to such proposal, or take any action or make any statement inconsistent with the recommendation in favor of the merger agreement) (any of the foregoing in this bullet point is referred to in this proxy statement/prospectus as an “adverse recommendation change”); or

•	enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to any acquisition proposal.

However, at any time prior to obtaining LogicVision’s stockholders’ approval of the merger agreement, in response to a bona fide acquisition proposal that:

•

was not solicited in violation of the paragraph above or, if prior to the date of the merger agreement, was not solicited in violation of the confidentiality agreement between Mentor Graphics and LogicVision; and

•

LogicVision’s board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) that such acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal (defined in this section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—LogicVision’s Non-Solicitation Covenant” below), and (b) that taking the actions set forth in this paragraph with respect to such acquisition proposal is necessary in order to comply with its fiduciary duties under applicable law;

the merger agreement permits LogicVision to (subject to compliance with the additional agreements and covenants with respect to acquisition proposals described below):

•

provide access to its properties, contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to LogicVision to the party making such acquisition proposal and its representatives;

•	participate in discussions or negotiations with the party making such acquisition proposal and its representatives regarding such acquisition proposal; or

•

in the event that the board of directors of LogicVision determines in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal, make an adverse recommendation change and/or enter into an agreement regarding such superior proposal; provided, however, that the board of directors of LogicVision will not make an adverse recommendation change or enter into any agreement regarding such superior proposal unless:

•

LogicVision has given Mentor Graphics five business days prior written notice of its intention to take such action, and any change to the consideration offered or other material terms of any superior proposal will require an additional notice to Mentor Graphics and a new five business day notice period;

•

the board of directors of LogicVision will have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to the merger agreement proposed by Mentor Graphics and will not have determined that the superior proposal would no longer constitute a superior proposal if such changes were to be given effect;

•

LogicVision has complied in all material respects with its non-solicitation obligations summarized in this section entitled, “The Merger Agreement and the Support Agreements —The Merger Agreement—LogicVision’s Non-Solicitation Covenant”; and

•

LogicVision will have terminated this merger agreement and paid to Mentor Graphics any termination fees as described in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—Termination Fee.”

Subject to the preceding paragraph, prior to the time of the LogicVision stockholder’s meeting and within 48 hours following any Mentor Graphics request, the board of directors of LogicVision will publicly reaffirm its recommendation that the LogicVision stockholders vote in favor of adoption of the merger agreement and approval of the merger.

LogicVision agreed to promptly (and in any event within one business day) advise Mentor Graphics orally and in writing of the receipt by LogicVision or any of its representatives of:

•	any indication that a third party is considering making an acquisition proposal;

•	any request for information by any third party that may be considering making an acquisition proposal or any inquiry or indication of interest with respect to such proposal; or

•	any acquisition proposal;

in each case, along with the identity of the party making any such acquisition proposal, and, to the extent available, LogicVision will provide Mentor Graphics with a copy or a written summary of the material terms of any such acquisition proposal. LogicVision will keep Mentor Graphics reasonably informed of the status on a current basis (including any change to the material terms) of any such acquisition proposal, potential acquisition proposal or information request. Following a determination by the board of directors of LogicVision that an acquisition proposal constitutes a superior proposal, LogicVision will deliver to Mentor Graphics a written notice advising it of such determination together with a summary of the material terms and a copy of any draft or definitive agreements related to such superior proposal. LogicVision agreed that it will not, and will cause its subsidiaries not to, enter into any confidentiality agreement or other agreement with any party subsequent to the date of merger agreement which prohibits LogicVision from providing such information to Mentor Graphics.

Prior to furnishing any information to or entering into discussions or negotiations with any party making an acquisition proposal, LogicVision agreed it will receive from such party an executed confidentiality agreement, the terms of which will be no less favorable to LogicVision than, in the aggregate, those contained in the confidentiality agreement between LogicVision and Mentor Graphics. LogicVision will promptly provide to Mentor Graphics any non-public information not previously provided to Mentor Graphics that is provided to any party making an acquisition proposal. LogicVision further agreed that neither it nor any of its subsidiaries will terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement, unless such action by the board of directors of LogicVision is necessary in order to comply with its fiduciary duties under applicable law (in which case, such termination, waiver, amendment or modification will also apply to the confidentiality agreement with Mentor Graphics, to the extent applicable).

Other than in connection with an acquisition proposal, which is subject to the restrictions described above in this section entitled “The Merger Agreement and the Support Agreements—The Merger Agreement—LogicVision’s Non-Solicitation Covenant,” at any time prior to obtaining LogicVision’s stockholders’ approval of the merger, if the board of directors of LogicVision determines in good faith (after consultation with its outside legal counsel and financial advisors) that an adverse recommendation change is necessary in order to comply with its fiduciary duties under applicable law, the board of directors of LogicVision may effect an adverse recommendation change, provided that (a) LogicVision has given Mentor Graphics five business days prior written notice of its intention to take such action, and (b) the board of directors of LogicVision will have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to the merger agreement proposed by Mentor Graphics and will not have determined that the adverse recommendation change is no longer necessary in order to comply with its fiduciary duties under applicable law.

LogicVision agreed, as of the date of the merger agreement, to immediately cease and cause to be terminated, and to cause its subsidiaries and representatives to immediately cease and cause to be terminated, any discussions or negotiations with any third parties that might be ongoing with respect to any actual or potential acquisition proposal or any inquiry or indication of interest with respect to such proposal, and will use its commercially reasonable efforts to obtain the return or destruction of any confidential information previously provided to any such parties.

The merger agreement further provides that the board of directors of LogicVision is not prohibited or restricted from taking and/or disclosing to the stockholders of LogicVision a position contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act, or from making any disclosure to the stockholders if, in the good faith judgment of the board of directors of LogicVision, such disclosure would be necessary under applicable law, including Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

As used in the merger agreement and other than in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—Termination Fee” below, the term “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal relating to, whether in a single transaction or series of related transactions:

•

any acquisition or purchase, direct or indirect, of 20% or more of the consolidated net revenues or assets (based on fair market value) of LogicVision or over 20% of any class of equity or voting securities of LogicVision or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated net revenues or assets (based on fair market value) of LogicVision (each such subsidiary is referred to in this proxy statement/prospectus as a “material subsidiary”);

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 20% or more of any class of equity or voting securities of LogicVision or any of its material subsidiaries; or

•

a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving LogicVision or any of its material subsidiaries.

As used in the merger agreement, the term “superior proposal” means any bona fide, written acquisition proposal (substituting “50%” for each reference to “20%” in the definition of “acquisition proposal”) received after the date of the merger agreement that was not solicited, prior to the date of the merger agreement, in violation of the confidentiality agreement between Mentor Graphics and LogicVision, and after the date of the merger agreement, in violation of the covenants summarized in this section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—LogicVision’s Non-Solicitation Covenant.” The acquisition proposal must be one which the board of directors of LogicVision determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably capable to be consummated and (b) if consummated, would result in a transaction more favorable to LogicVision’s stockholders than the transactions provided for in the merger agreement (including the terms and conditions of the merger agreement and any adjustment to such terms and conditions proposed by Mentor Graphics in response to such acquisition proposal), in each case taking into account such matters that the LogicVision board of directors deems relevant, including all of the terms and conditions of such acquisition proposal, the party making such acquisition proposal and the legal, financial, regulatory and other aspects of such acquisition proposal, including any conditions relating to financing, regulatory approvals or other relevant events or circumstances.

Additional Covenants and Agreements

Proxy Statement and Registration Statement

LogicVision agreed to file this proxy statement with the SEC as promptly as reasonably practicable after the date of the merger agreement. Mentor Graphics agreed to file with the SEC this registration statement in connection with the issuance of shares of Mentor Graphics common stock in connection with the merger, in which the proxy statement is included as a prospectus. Mentor Graphics and LogicVision will use their respective commercially reasonable efforts to respond promptly to any SEC comments with respect to this proxy statement/prospectus, and to have this proxy statement/prospectus become effective under the Securities Act as promptly as practicable after filing. If at any time prior to the effective time of the merger Mentor Graphics or LogicVision discovers any information that should be set forth in an amendment or supplement to this proxy statement/prospectus, it will promptly notify the other party and an appropriate amendment or supplement will be filed with the SEC and distributed to LogicVision stockholders, to the extent required by applicable law. Mentor Graphics and LogicVision will notify the other promptly of the time this proxy statement/prospectus has become effective, of the issuance of any stop order or suspension of qualification of Mentor Graphics common stock issuable in connection with the merger, of receipt of any SEC comments or requests, and will promptly supply each other with copies of all formal correspondences with the SEC.

LogicVision Stockholder Meeting

Unless the merger agreement has been terminated, LogicVision agreed to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon the adoption of the merger agreement and the approval of the merger as promptly as reasonably practicable following the effectiveness of the registration statement, use its commercially reasonable efforts to obtain the approval of LogicVision stockholders for the merger, and comply with all legal requirements applicable to the stockholder meeting. Unless the merger agreement has been terminated as set forth in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—Termination” below, LogicVision’s obligation with respect to holding the stockholder meeting will not be affected by the public announcement or public disclosure of, or the communication to LogicVision of, any acquisition proposal or inquiry or indication of interest with respect to such proposal, or by an adverse recommendation change.

Access to Information

Subject to the confidentiality agreement between the parties, until the effective time of the merger or the earlier termination of the merger agreement, LogicVision will, and will cause its subsidiaries and each of its and their representatives to:

•

provide to Mentor Graphics and its representatives reasonable access at reasonable times and upon reasonable prior notice, to the officers, employees, agents, contracts, properties, assets, offices and other facilities of LogicVision and its subsidiaries and to their books and records;

•

furnish, or cause to be furnished such reasonably available information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of or information concerning LogicVision and its subsidiaries as Mentor Graphics and its representatives may reasonably request; and

•

to the extent not in contravention of any applicable law, furnish, or cause to be furnished to Mentor Graphics with respect to each fiscal month ending after the date of the merger agreement, unaudited monthly consolidated balance sheets of LogicVision for each fiscal month then ended and related consolidated statements of earnings and cash flows (which LogicVision will furnish to Mentor Graphics at substantially the same time such information is furnished on a monthly basis to its board of directors or any committee of the board of directors in the ordinary course of business consistent with past practice).

The confidentiality agreement between Mentor Graphics and LogicVision will continue in full force and effect in accordance with its terms until the earlier of the effective time of the merger or its expiration according to its terms, and will survive any termination of the merger agreement.

Commercially Reasonable Efforts; Further Actions and Assurances

Mentor Graphics and LogicVision agreed to use their respective commercially reasonable efforts to effectuate the merger and the other transactions contemplated by the merger agreement and to fulfill and cause to be fulfilled the conditions to closing under the merger agreement, including:

•

the obtaining of all necessary actions or nonactions, waivers, consents and approvals from, and the making of all necessary registration and filings with, any governmental authority, and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority;

•

the obtaining of all necessary consents, approvals or waivers from third parties, provided that Mentor Graphics must give its prior consent to any payment of fees or expenses to any third party or amendments to any existing third party agreement in connection with such consents, approvals or waivers;

•

the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

•

at the reasonable request of the other party, the execution and delivery of such other instruments and doing and performing such other acts and things as may be necessary or desirable for effecting the consummation of the transactions contemplated by the merger agreement.

However, neither Mentor Graphics nor LogicVision will be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or enter into any consent decree or other agreement that would restrict either party in the conduct of its business as conducted prior to the date of the merger agreement.

Additionally, LogicVision will provide notice of the merger to all holders of LogicVision warrants, and use its use commercially reasonable efforts to obtain the waiver of each former LogicVision director and officer regarding any obligation of LogicVision to maintain any standby letter of credit or other third party guarantee in connection with indemnification obligations described in any applicable indemnification agreement or arrangement between LogicVision and such director and/or officer.

Notice of Certain Events

Until the earlier of the effective time of the merger or the termination of the merger agreement, LogicVision and Mentor Graphics will give prompt written notice to the other party of:

•

any material notice or other material communication from any governmental authority in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement, or from any person, entity or organization alleging that the consent of such party is or may be required in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•	any material claims, actions, suits, proceedings or investigations commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the merger agreement, the merger or the other transactions contemplated by the merger agreement; and

•

any fact, event or circumstance known to such party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such party’s representations, warranties, covenants or agreements contained in the merger agreement or would, or would reasonably be expected to, prevent, materially delay or impede, the consummation of the merger or any other transaction contemplated by the merger agreement.

Public Announcements

Mentor Graphics and LogicVision will only issue any press release or make any public announcement concerning the merger agreement, the merger or the other transactions contemplated by the merger agreement after obtaining the prior written consent of the other party, which consent will not to be unreasonably conditioned, delayed or withheld, unless, based upon advice of counsel, such party determines that a press release or public announcement is required by, or reasonably necessary in order to comply with, applicable law or the rules or regulations of The NASDAQ Stock Market (in which case the disclosing party will use its commercially reasonable efforts to provide the other party reasonable time to comment on such release or announcement).

Continuing Employees and Benefit Matters

For a period of 12 months following the effective time of the merger, subject to compliance with applicable law and the terms of Mentor Graphics’ applicable benefit plans, the employees of LogicVision who remain employed with the surviving corporation will receive employee benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Mentor Graphics, but neither Mentor Graphics nor the surviving corporation will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, any capital stock or other securities.

Subject to compliance with applicable law and the terms of Mentor Graphics’ applicable benefit plans, Mentor Graphics will recognize the service of each such continuing employee as if such service had been performed with Mentor Graphics (except to the extent such treatment would result in duplicative benefits):

•	for purposes of eligibility for vacation;

•	for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan);

•	for purposes of eligibility for any matching contributions under a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code; and

•	for the purpose of determining the amount of any severance payable under any severance plan of general application.

Mentor Graphics will recognize any vacation time of such continuing employees that has accrued as of the effective time of the merger, but, except as required by applicable law, beginning on the six month anniversary of the effective time of the merger, such continuing employees will be subject to the maximum vacation accruals applicable to Mentor Graphics employees generally, such that any amounts of accrued vacation time in excess of applicable maximums will be forfeited on and after such date.

With respect to any group health plan maintained by Mentor Graphics in which such continuing employees are eligible to participate after the effective time of the merger, and subject to compliance with applicable law and the terms of any such group health plan, Mentor Graphics will take commercially reasonable steps to waive limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such continuing employees to the extent such conditions and exclusions were satisfied or did not apply to such continuing employees under the applicable LogicVision group health plans.

Unless otherwise directed by Mentor Graphics at least five business days prior to the closing date of the merger, LogicVision will terminate its 401(k) plan as of a date no later than one day prior to the closing date. If LogicVision is required to terminate its 401(k) plan, Mentor Graphics will cause a retirement plan maintained by it that is qualified under Section 401(a) of the Internal Revenue Code to accept direct and indirect rollover distributions of the continuing employees’ balances from LogicVision’s 401(k) plan.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, subject to certain exceptions, Mentor Graphics will, or will cause the surviving corporation of the merger and its subsidiaries to, honor and fulfill in all material respects the obligations of LogicVision and its subsidiaries pursuant to the indemnification agreements between LogicVision and its current and former directors and officers. For a period of six years following the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as those contained in the certificate of incorporation and bylaws of LogicVision as in effect on the date of the merger agreement, and, unless required by applicable law, such provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who were covered by such provisions.

For a period of six years after the effective time of the merger, Mentor Graphics will provide directors’ and officers’ liability insurance in respect of acts and omissions occurring at or prior to the effective time of the merger to LogicVision’s current and former directors and officers who are covered by LogicVision’s existing policies, on terms with respect to coverage and amount no less favorable than those contained in LogicVision’s existing policies in effect on the date of the merger agreement. Mentor Graphics will not be required to pay an annual aggregate premium for such policies in excess of 150% of the amount LogicVision paid in its last full fiscal year for such policies. Alternatively, Mentor Graphics may purchase a six year prepaid (or “tail”) policy on terms with respect to coverage and amount no less favorable than those contained in LogicVision’s existing policies, provided that the cost of such tail policy will not exceed 200% of the annual premium paid by LogicVision for such insurance.

Tax Treatment as Reorganization

Mentor Graphics, Fulcrum Acquisition Corporation and LogicVision agreed to use their best efforts to cause the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and will report the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Takeover Statutes and Regulations

In the event any state takeover statute or similar law becomes applicable to the merger agreement, the merger and the transactions contemplated by the merger agreement, Mentor Graphics, Fulcrum Acquisition Corporation and LogicVision, and their respective board of directors, will take all commercially reasonable action necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement, or otherwise act to eliminate or minimize the effect of such state takeover statute or similar law on the merger agreement or the transactions contemplated by the merger agreement.

Section 16 Matters

Prior to the effective time of the merger, LogicVision will take all steps as may reasonably be necessary to cause the transactions contemplated by the merger agreement, including any disposition of LogicVision common stock (including derivative securities) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to LogicVision, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Resignation of Directors and Officers

Prior to the effective time of the merger, the directors and officers of LogicVision will resign, such resignation to be effective as of the effective time of the merger.

Stock Exchange Listing

Mentor Graphics agreed to use its commercially reasonable efforts to cause the shares of Mentor Graphics common stock issuable in connection with the merger to be approved for listing upon the effective time of the merger on The NASDAQ Stock Market, subject to official notice of issuance.

Stockholder Litigation

LogicVision agreed to give Mentor Graphics and its counsel the opportunity to participate in the defense or settlement of any stockholder litigation against LogicVision and/or its directors relating to the transactions contemplated by the merger agreement, and agreed to obtain Mentor Graphics’ prior written consent prior to settlement of any such litigation, such consent not to be unreasonably withheld, conditioned or delayed.

Conditions to the Consummation of the Merger

The respective obligations of each party to the merger agreement to consummate the merger are subject to satisfaction, or waiver, at or prior to the closing of the merger of the following conditions:

•	the LogicVision stockholders must have voted in favor of adopting the merger agreement in accordance with the General Corporation Law of the State of Delaware;

•	no applicable law preventing or making illegal the consummation of the merger or any other transaction contemplated by the merger agreement is in effect; and

•

this proxy statement/prospectus has become effective under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus is in effect and no proceedings for such purpose are pending before or threatened by the SEC.

The obligations of Mentor Graphics and Fulcrum Acquisition Corporation to consummate the merger and the other transactions contemplated in the merger agreement are also subject to the satisfaction, or waiver, at or prior to the closing of the merger of the following conditions:

•

(a) the representations and warranties of LogicVision relating to corporate existence and power, corporate authorization, capitalization, and the absence of a broker or finder other than Needham & Company (without regard to materiality or material adverse effect qualifications) were true and correct in all material respects as of the date of the merger agreement and true and correct in all material respects as of the closing date (other than representations and warranties that refer to another date), (b) the representation and warranty of LogicVision that since December 31, 2007 there has not been any material adverse effect on LogicVision was true and correct in all respects as of the date of the merger agreement, and (c) all other representations and warranties of LogicVision (without regard to materiality or material adverse effect qualifications) were true and correct as of the date of the merger agreement and true and correct as of the closing date (other than representations and warranties that refer to another date), except for such failures which do not have a material adverse effect on LogicVision;

•

LogicVision has performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by LogicVision at or prior to the closing;

•	no material adverse effect on LogicVision has occurred since the date of the merger agreement;

•	Mentor Graphics has received a certificate of an officer of LogicVision confirming the satisfaction of the previous three conditions;

•

if LogicVision common stock is not listed on The NASDAQ Stock Market immediately prior to the effective time of the merger, LogicVision has delivered to Mentor Graphics an affidavit that LogicVision is not, and has not been during the applicable period described in Internal Revenue Code Section 897(c)(1)(A)(ii), a “United States real property holding corporation,” and proof that LogicVision has provided notice of such statement to the Internal Revenue Service in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2);

•

LogicVision has entered into and not amended, rescinded or otherwise altered the Amended and Restated Change in Control Severance Agreements as described in the section entitled, “Proposal One—The Merger—Interests of Certain Persons in the Merger”; and

•

Mentor Graphics has received evidence reasonably satisfactory to it that the LogicVision Amended and Restated 2000 Employee Stock Purchase Plan has been terminated, and unless directed by Mentor Graphics to maintain in effect, LogicVision’s 401(k) plan has been terminated.

The obligations of LogicVision to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction, or waiver, at or prior to the closing of the merger of the following conditions:

•

(a) the representation and warranty of Mentor Graphics and Fulcrum Acquisition Corporation that since January 31, 2008 there has not been any material adverse effect on Mentor Graphics was true and correct in all respects as of the date of the merger agreement, and (b) all other representations and warranties of Mentor Graphics and Fulcrum Acquisition Corporation (without regard to materiality qualifications) were true and correct as of the date of the merger agreement and true and correct as of the closing date of the merger (other than representations and warranties that refer to another date), except for such failures which do not materially impair the ability of Mentor Graphics or Fulcrum Acquisition Corporation to consummate the merger, or prevent or materially delay the merger;

•

Mentor Graphics and Fulcrum Acquisition Corporation have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the closing;

•	no material adverse effect on Mentor Graphics has occurred since the date of the merger agreement;

•	LogicVision has received a certificate of an officer of Mentor Graphics confirming the satisfaction of the previous three conditions; and

•

LogicVision has received the written opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to LogicVision, to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; provided, however, that if Pillsbury fails to deliver such opinion, this condition is not waivable by LogicVision but nonetheless will be deemed satisfied if Latham & Watkins LLP, counsel to Mentor Graphics, delivers such an opinion.

No party to the merger agreement may rely on the failure of any condition to closing to be satisfied if such failure was caused by the failure of such party to comply with its obligations set forth in the merger agreement.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by either Mentor Graphics or LogicVision:

•	upon mutual written agreement of Mentor Graphics and LogicVision;

•

if the merger is not consummated by August 31, 2009; provided, however, that this right to terminate the merger agreement will not be available to any party if any action of such party or the failure by such party to perform its obligations under the merger agreement has been the cause of, or resulted in, the failure of the merger and the other transactions contemplated by the merger agreement to be consummated on or before August 31, 2009;

•	if any applicable law prohibits or makes consummation of the merger illegal, or the merger is enjoined and such injunction is final or non-appealable; or

•

if approval of the adoption of the merger agreement and the merger by LogicVision’s stockholders is not obtained at the LogicVision stockholder meeting or any adjournment or postponement thereof at which adoption of the merger agreement is voted upon.

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by Mentor Graphics if:

•

LogicVision breaches any representation or warranty that amounts to a material adverse effect, or fails to perform in any material respect any agreement or covenant contained in the merger agreement, and each such breach or failure is incapable of being cured or has not been cured prior to the earlier of (a) August 31, 2009 and (b) 20 business days after LogicVision receives written notice of such breach from Mentor Graphics (provided, however, that Mentor Graphics has no right to terminate the merger agreement if Mentor Graphics or Fulcrum Acquisition Corporation is then in material breach of its agreements or covenants in the merger agreement);

•	an adverse recommendation change has occurred;

•	LogicVision has failed to include in its proxy statement its board of director’s recommendation for stockholders to vote in favor of adoption of the merger agreement and approval of the merger;

•

the board of directors of LogicVision approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, an acquisition proposal or approves or recommends that LogicVision’s stockholders tender their LogicVision common stock in any tender offer or exchange offer that constitutes an acquisition proposal; or

•

LogicVision has materially breached any of its non-solicitation obligations described in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—LogicVision’s Non-Solicitation Covenant” above or its obligations relating to the stockholder meeting described in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—Additional Covenants and Agreements—LogicVision Stockholder Meeting” above.

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by LogicVision if:

•

Mentor Graphics breaches any representation or warranty so that it materially impairs the ability of Mentor Graphics or Fulcrum Acquisition Corporation to consummate the merger or prevents or materially delays the merger, or fails to perform in any material respect any agreement or covenant contained in the merger agreement, and each such breach or failure is incapable of being cured or has not been cured prior to the earlier of (a) August 31, 2009 and (b) 20 business days after Mentor Graphics receives written notice of such breach from LogicVision (provided, however, that LogicVision has no right to terminate the merger agreement if LogicVision is then in material breach of its agreements or covenants in the merger agreement); or

•

prior to LogicVision’s stockholders’ approval of adoption of the merger agreement and the merger, (a) LogicVision’s board of directors has received a superior proposal and has determined in good faith (after consultation with outside legal counsel) that the acceptance of such superior proposal is necessary to comply with its fiduciary duties under applicable law, (b) LogicVision has complied in all materials respects with the non-solicitation obligations described in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—LogicVision’s Non-Solicitation Covenant” above, and (c) LogicVision has paid any termination fee to Mentor Graphics as described under the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—Termination Fee” below.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, and there will be no liability or obligation on the part of Mentor Graphics, Fulcrum Acquisition Corporation or LogicVision (and their respective affiliates and representatives), except that (a) Mentor Graphics, Fulcrum Acquisition Corporation and LogicVision will remain liable for their willful and material breach of any provision of the merger agreement, and (b) designated provisions of the merger agreement will survive termination, including, but not limited to, the payment of a termination fee in certain circumstances and confidential treatment of information. No party will be liable for punitive damages.

Termination Fee

LogicVision agreed to pay a termination fee equal to $538,193 plus reimbursement of Mentor Graphics’ reasonable expenses up to $403,645 if the merger agreement is terminated by LogicVision prior to LogicVision’s stockholders’ approval of the adoption of the merger agreement and the merger as a result of LogicVision’s board of directors receiving a superior proposal and determining in good faith (after consultation with outside legal counsel) that the acceptance of such superior proposal is necessary to comply with its fiduciary duties under applicable law, and LogicVision has complied in all materials respects with the non-solicitation provisions described in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—LogicVision’s Non-Solicitation Covenant” above.

LogicVision also agreed to pay a termination fee equal to $538,193 plus reimbursement of Mentor Graphics’ reasonable expenses up to $403,645 if the merger agreement is terminated by Mentor Graphics under the following circumstances:

•	an adverse recommendation change has occurred;

•	LogicVision has failed to include in its proxy statement its board of director’s recommendation for stockholders to vote in favor of approval of the adoption of the merger agreement and the merger;

•	the board of directors of LogicVision approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, an acquisition proposal or approves or recommends that LogicVision’s stockholders tender their LogicVision common stock in any tender offer or exchange offer that constitutes an acquisition proposal; or

•

LogicVision has materially breached any of its non-solicitation obligations described in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—LogicVision’s Non-Solicitation Covenant” above or its obligations relating to the stockholder meeting described in the section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—Additional Covenants and Agreements—LogicVision Stockholder Meeting” above.

LogicVision also agreed to pay a termination fee equal to $538,193 plus reimbursement of Mentor Graphics’ reasonable expenses up to $403,645 if the merger agreement is terminated:

•

by either Mentor Graphics or LogicVision if approval of the adoption of the merger agreement and the merger by LogicVision stockholders is not obtained at the LogicVision stockholder meeting or any adjournment or postponement thereof at which adoption of the merger agreement is voted upon; or

•

by Mentor Graphics if LogicVision breaches any representation or warranty that amounts to a material adverse effect, or fails to perform in any material respect any agreement or covenant contained in the merger agreement, and each such breach or failure is incapable of being cured or has not been cured prior to the earlier of (a) August 31, 2009 and (b) 20 business days after LogicVision receives written notice of such breach from Mentor Graphics (provided, however, that Mentor Graphics has no right to terminate the merger agreement if Mentor Graphics or Fulcrum Acquisition Corporation is then in material breach of its agreements or covenants in the merger agreement);

and (a) at any time after the date of the merger agreement and prior to such termination any third party has publicly made, proposed, communicated or disclosed an intention to make a bona fide acquisition proposal, which bona fide acquisition proposal was not retracted or rescinded prior to such termination, and (b) within 12 months of the termination of the merger agreement, LogicVision or any of its subsidiaries enters into a definitive agreement with respect to an acquisition proposal or any acquisition proposal is consummated. Termination payments made pursuant to this paragraph will be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, the acquisition proposal.

If LogicVision fails to make the termination payments when due, and, in order to obtain such payment Mentor Graphics commences a legal action which results in a judgment against LogicVision for all or any portion of the payments, LogicVision will pay to Mentor Graphics its reasonable out-of-pocket expenses (including reasonable attorneys’ fees) in connection with such action.

As used in this section entitled, “The Merger Agreement and the Support Agreements—The Merger Agreement—Termination Fee,” the term “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal from any third-party relating to, whether in a single transaction or series of transactions:

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any acquisition or purchase, direct or indirect, of 50% or more of the consolidated net revenues or assets (based on fair market value) of LogicVision or over 50% of any class of equity or voting securities of LogicVision or any of its material subsidiaries;

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any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 50% or more of any class of equity or voting securities of LogicVision or any of its material subsidiaries; or

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a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving LogicVision or any of its material subsidiaries.

Amendments and Waivers

The merger agreement may be amended prior to the effective time of the merger if such amendment is in writing and is signed by each party to the merger agreement. However, after adoption of the merger agreement by the LogicVision stockholders, no amendment that, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval.

At any time prior to the effective time of the merger, Mentor Graphics, Fulcrum Acquisition Corporation or LogicVision may, to the extent permitted by applicable law: extend the time for the performance of any of the obligations or other acts of the other parties under the merger agreement; waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any instrument delivered pursuant to the merger agreement; or waive compliance with any of the covenants or agreements of the other parties or conditions to the obligations of the waiving parties contained in the merger agreement. However, after adoption of the merger agreement by the LogicVision stockholders, no extension or waiver that, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval.

The Support Agreements

This section of the proxy statement/prospectus describes the material terms and provisions of the support agreements entered into by Mentor Graphics with each of the current directors and certain executive officers of LogicVision, as well as Valley Ventures II, L.P. and Valley Ventures III, L.P. (which are funds affiliated with one of LogicVision’s directors and collectively beneficially own approximately 9.9% of LogicVision common stock). A copy of the form of support agreement is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Mentor Graphics and LogicVision encourage you to carefully read the complete form of support agreement for the precise legal terms of the support agreements and other information that may be important to you, because they are the legal documents that govern the voting obligations of certain LogicVision stockholders in connection with the merger. The support agreements and the discussion under the section entitled, “The Merger Agreement and the Support Agreements—The Support Agreements” have been included to provide you with information regarding the terms of the support agreements. They are not intended to provide any other factual information about Mentor Graphics and LogicVision. That information can be found elsewhere in this proxy statement/prospectus and in the other public filings made by Mentor Graphics, see “Where You Can Find Additional Information” beginning on page 139 of this proxy statement/prospectus.

As a condition to its entering into the merger agreement, Mentor Graphics required all of the current directors, certain executive officers of LogicVision, Valley Ventures II, L.P. and Valley Ventures III, L.P. (referred to collectively in this proxy statement/prospectus as the “support agreement stockholders”) to each enter into a support agreement with Mentor Graphics, in each case with respect to all of the shares of LogicVision common stock beneficially owned by such stockholders on the date thereof, along with all such shares purchased or beneficially acquired after the execution of the support agreements (referred to collectively in this proxy statement/prospectus as the “support agreement shares”). As of the record date, the outstanding support agreement shares represent approximately 10.8% of the votes eligible to be cast at the LogicVision Annual Meeting.

Under the support agreements, the support agreement stockholders have agreed to do the following:

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vote or exercise their rights to consent with respect to all support agreement shares in favor of approving and adopting the merger agreement, the merger and the other transactions contemplated by the merger agreement at any meeting of the stockholders of LogicVision, and at any adjournment or postponement of such stockholder meeting; and

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vote the support agreement shares against and not consent to the approval of any acquisition proposal, reorganization, recapitalization, liquidation or winding-up of LogicVision or any other extraordinary transaction involving LogicVision, or corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of, the transactions contemplated by the merger agreement.

The support agreement stockholders have agreed not to, and will not permit any entity under such stockholder’s control or any of its or their officers, directors, employees, agents or other representatives to:

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solicit proxies or become a “participant” in a “solicitation,” as such terms are defined in Regulation 14A under the Exchange Act in opposition to or competition with the consummation of the merger or otherwise encourage or assist any party in taking or planning any action which competes with, impedes, interferes with or attempts to discourage the consummation of the merger or inhibit the timely consummation of the merger;

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directly or indirectly encourage, initiate or cooperate in a stockholders’ vote or action by consent of LogicVision’s stockholders in opposition to or in competition with the consummation of the merger;

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become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of LogicVision for the purpose of opposing or competing with the consummation of the merger; or

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unless required by applicable law, make any press release, public announcement or other non-confidential communication with respect to the business or affairs of Mentor Graphics or LogicVision without the prior written consent of Mentor Graphics.

The support agreement stockholders agreed that, without the prior written consent of Mentor Graphics, they will not grant any proxies or enter into any voting trusts or other agreements or arrangements with respect to the voting of any of the support agreement shares. Subject to certain exceptions described in the support agreements, the support agreement stockholders agreed not to sell, transfer or otherwise dispose of any support agreement shares.

The support agreements terminate upon the earlier to occur of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

PROPOSAL TWO—ELECTION OF DIRECTORS

LogicVision’s bylaws provide that LogicVision shall not have less than five nor more than nine directors, with the exact number of directors to be determined by the LogicVision board of directors. There are currently six members on LogicVision’s board of directors. The LogicVision board of directors proposes the election of six directors of LogicVision. Each director elected will hold office until the earliest of (a) the closing of the merger, (b) the 2010 annual meeting of stockholders, or when his successor is duly elected and qualified, or (c) his removal or resignation. Upon completion of the merger, the individuals serving as LogicVision directors immediately prior to the completion of the merger will be replaced by designees of Mentor Graphics.

Biographical information concerning each of the nominees, as of June 15, 2009, is set forth below.

Name	Served as Director Since	Age	Principal Business Experience for the Past Five Years

Gregg E. Adkin	2004	45	Mr. Adkin was appointed Chairman of the board in March 2006. Mr. Adkin has been a General Partner at Valley Ventures, a venture capital fund, since May 2001. From 1986 to April 2001, Mr. Adkin was employed at Intel Corporation, most recently as Director of Strategic Investments. Mr. Adkin is on the board of directors of Innovasic Semiconductor Corp, Newport Imaging Corporation and Seclarity, Inc. Mr. Adkin holds a BS in Electrical Engineering from Boston University.

James T. Healy	2003	68	Mr. Healy has served as LogicVision’s President and Chief Executive Officer since December 2003. From July 2002 to November 2003, Mr. Healy was President of Spirox USA and Executive Vice President of Business Development and Strategic Marketing for Spirox Corporation, a provider of semiconductor manufacturing equipment and software. From April 2000 to June 2002, Mr. Healy was President of ASAT, Inc., a provider of semiconductor design, assembly and test services. From December 1999 to March 2000, Mr. Healy served as an independent consultant to software companies and from May 1998 to November 1999, Mr. Healy was Executive Vice President, Sales & Marketing at FormFactor, Inc., a manufacturer of advanced semiconductor wafer probe cards. He holds a BS in Business and an MS in Psychology from California State University, Hayward.

Randall A. Hughes	2004	70	Mr. Hughes has been the Chairman, President, Chief Executive Officer and founder of ManSim Inc., a manufacturing software company, since June 2002. Mr. Hughes was a consultant to Valchemy, Inc. from May 2001 to September 2006. From November 1999 to October 2001, Mr. Hughes was Vice President of Business Development at Genesis Semiconductor. Mr. Hughes holds a BA with majors in Mathematics and Physics from Northern Michigan University.

Richard Okumoto	2007	57	Mr. Okumoto has been the Chief Financial Officer for Advanced Micro-Fabrication Equipment, Inc., a manufacturer of capital equipment for the semiconductor industry, since May 2007. Mr. Okumoto served as a director for Vitex Systems Inc., from January 2005 to January 2006. From May 2003 until

Name	Served as Director Since	Age	Principal Business Experience for the Past Five Years

			May 2005, he was the Chief Financial Officer and Secretary of Photon Dynamics, Inc., a manufacturer of capital equipment for the flat panel display industry. From December 2002 until May 2003, Mr. Okumoto was Vice President of Administration and Chief Financial Officer at Electro Scientific Industries, Inc., a manufacturer of semiconductor capital equipment. Mr. Okumoto currently serves as a member of the board of directors for the San Jose State University Research Foundation. Mr. Okumoto holds a BS in Business Administration from San Jose State University.

Matthew Raggett	2004	48	Mr. Raggett has been the President and Chief Executive Officer of Adaus Ventures since February 2004. From October 2002 to February 2004, Mr. Raggett served as the President and Chief Executive Officer of Analog Design Automation, Inc. From August 1995 to October 2002, Mr. Raggett was the Vice President of Worldwide Field Operations for inSilicon Corporation. Mr. Raggett holds a higher technical certificate in Electronic Engineering (BSEE) from Brighton Technical College, England.

Richard C. Yonker	2003	61	Mr. Yonker has been the Senior Vice President of Finance and the Chief Financial Officer of Vitesse Semiconductor Corporation since December 2006. Mr. Yonker was the Chief Financial Officer of Capella Photonics, Inc., an optical network company, from October 2005 to November 2006. He previously was the Chief Financial Officer of Avanex Corporation, an optical components company, from April 2005 to September 2005. From March 2004 to March 2005, he was the Chief Financial Officer of Actelis Networks, Inc., a fiber performance over copper telecom company. From February 2003 to February 2004 he was a consultant. Mr. Yonker served as Chief Financial Officer of Agility Communications, Inc., an optical networking component company, from November 2000 to January 2003. From March 2000 to October 2000, Mr. Yonker was Vice President and Chief Financial Officer of MMC Networks, Inc., a semiconductor company acquired by Applied Micro Circuits Corporation in October 2000. Mr. Yonker holds an MS in Management (Finance) from MIT, and a BS in Industrial Engineering from General Motors Institute.

THE LOGICVISION BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION AS DIRECTOR ALL OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL THREE—ADJOURNMENT OF THE ANNUAL MEETING

Adjournment of the Annual Meeting

Although it is not currently expected, the Annual Meeting may be adjourned to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the merger. In that event, LogicVision may ask its stockholders to vote upon the proposals to elect directors to the LogicVision board of directors and consider the adjournment of the Annual Meeting to solicit additional proxies, but not the proposal to adopt the merger agreement and approve the merger.

In this proposal, LogicVision is asking you to authorize the holder of any proxy solicited by the LogicVision board of directors to vote in favor of granting discretionary authority to the proxies to adjourn the Annual Meeting for any purpose, including soliciting additional proxies. If LogicVision stockholders approve the adjournment proposal, LogicVision could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet. Additionally, LogicVision may seek to adjourn the Annual Meeting if a quorum is not present at the Annual Meeting.

Vote Required and Recommendation of the LogicVision Board of Directors

Approval of the proposal to adjourn the Annual Meeting, if necessary, for any reason, including to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of LogicVision common stock represented in person or by proxy at the Annual Meeting. No proxy that is specifically marked “AGAINST” adoption of the merger agreement and approval of the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the Annual Meeting.

THE LOGICVISION BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, FOR ANY PURPOSE, INCLUDING TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

INFORMATION ABOUT LOGICVISION

Business

Overview

LogicVision is a test and yield learning company in the semiconductor design-for-test sector. LogicVision’s proprietary technologies for embedded test and diagnostics enable more efficient test of complex semiconductor devices. LogicVision’s technology allows semiconductor designers to insert test structures inside semiconductor integrated circuits. These test structures allow designers and engineers to test the functionality and performance of their devices throughout each key stage of a complex semiconductor’s life cycle. The most complex of these circuits are called System-on-a-Chip, or SoC, semiconductors. LogicVision’s embedded test solutions have been successfully deployed in SoC’s found in digital consumer products, medical products, automotive electronics, networking and wireless communications devices, computers and satellite systems.

LogicVision’s solutions also allow testing of integrated circuits after they have been assembled onto boards and systems, enabling diagnostic test throughout the semiconductor’s life cycle. LogicVision’s analysis software aggregates and analyzes data from various semiconductor test sources to identify whether silicon behavior meets design criteria across varying manufacturing and operating conditions. LogicVision’s embedded test products generate proprietary circuit structures that are incorporated into an integrated circuit to test and diagnose the chip at full speed, without the signal delay or degradation experienced by external testers. LogicVision’s proprietary circuits are designed to be modular and reusable, to enable more efficient design and to address time-to-market and manufacturing yield issues.

LogicVision incorporated as LV Software in July 1992 in California and engaged principally in research and development activities through 1994. LogicVision first generated meaningful commercial revenues from the license of its initial embedded test product in 1995. In June 1996, LogicVision changed its corporate name to LogicVision, Inc. LogicVision reincorporated in Delaware in September 2000.

Technology

Embedded test

LogicVision believes that embedded test technology provides significant benefits for the new and complex SoC semiconductor devices being designed and manufactured today. Conventional test is performed with external equipment, while embedded test is performed primarily using circuitry resident in the semiconductor design. By embedding test circuit structures on the semiconductor itself, LogicVision’s embedded test solutions eliminate many of the key limitations associated with conventional external testing. LogicVision’s embedded test design software automatically analyzes the structure of complex circuits to determine requirements for at-speed testing and diagnostics, and creates and integrates LogicVision’s proprietary embedded test circuits with the existing design functions to address these requirements. LogicVision’s embedded test manufacturing software allows external test equipment to easily operate LogicVision’s proprietary embedded test circuits for pass-fail testing, chip debug or manufacturing datalogging. LogicVision’s technology also enables board and system level diagnostics, system bring-up and in-field testing and diagnostics.

Design phase

LogicVision’s embedded test technology is incorporated into integrated circuits in the form of user-configurable circuit structures that provide four functions:

•	access management—necessary scan chains, shared isolation collars, boundary scan and test points to enable access to any point within complex designs;

•	timing management—proprietary functionality for clock skew management, multiple cycle paths and multiple frequencies;

•	test data generation and analysis—proprietary functionality created for each design block to generate circuit test data and analyze circuit responses; and

•	external control—standard IEEE 1149.1 and IEEE 1149.6 compliant test access ports for access and control of all embedded test circuits.

Manufacturing phase

Because LogicVision’s embedded test circuits are incorporated in semiconductor designs, they are manufactured as part of the semiconductor devices. When the prototypes of a new integrated circuit arrive from fabrication for initial device bring-up, debug and characterization, LogicVision’s embedded test circuits and embedded test manufacturing software can be used to accelerate this process and allow lower cost equipment to be utilized. LogicVision’s embedded test circuit structures and embedded test manufacturing software also facilitate at-speed test during wafer probe and allow lower-cost test equipment to be used at wafer probe. Semiconductor devices that pass wafer probe test are then packaged, and LogicVision’s embedded test circuits and embedded test manufacturing software are used again during final test. LogicVision’s embedded test circuits are designed to be activated with simple external test signals applied through the industry standard IEEE 1149.1 and IEEE 1149.6 test access ports. LogicVision’s analysis software aggregates and analyzes data from various test sources to identify whether silicon behavior meets design criteria across varying manufacturing and operating conditions.

Test Development Functions. Using LogicVision’s technology, the bulk of the patterns applied to test the integrated circuit are created on-chip, with only minimal external control needed to achieve a pass-fail test. LogicVision’s embedded test design and manufacturing software provides the engineer with the ability to easily create pass-fail test patterns, and then optimize them for speed, execution time, accuracy, power and results.

Debug and Diagnostic Functions. LogicVision’s embedded test provides a number of debug and diagnostic modes to facilitate debug, diagnosis and datalogging. These are leveraged using LogicVision’s embedded test manufacturing software.

Implementation technologies

LogicVision has developed several technologies to facilitate the mainstream design and manufacturing use of embedded test technology. These include:

•	design automation algorithms and implementation for embedded test;

•	hierarchical isolation, access and assembly technologies;

•	embedded test design verification technologies;

•	high-performance circuit fault simulation algorithms and automation technologies;

•	capture-by-domain for multiple-clock timing;

•	at-speed, multi-frequency, multi-clock logic embedded test technology;

•	fault-insertion technology for system diagnostics;

•	at-speed, embedded and external memory test technologies;

•	at-speed interconnect test technology;

•	test and measurement technologies for embedded phase-locked-loops;

•	test and measurement technologies for high-speed serial I/O (SerDes I/O);

•	manufacturing automation for simplified access and control of embedded test circuits on test equipment;

•	accurate real-time identification of open connection lines between interconnects on a circuit;

•	analysis algorithms to facilitate the identification of parametric yield limiters;

•	signoff process and handoff database for robust transfer of embedded test information to manufacturing; and

•	parametric and input/output test technology to facilitate multi-site and reduced pin-count test, debug and datalogging.

Products

LogicVision offers a portfolio of products for the automated development, integration, and deployment of embedded test technology:

Technology products

Embedded Circuit Structures. LogicVision’s embedded test technology enables LogicVision’s customers to design and manufacture LogicVision’s embedded test circuit structures for a specific design. For a typical design of 1 million gates and above, LogicVision’s embedded testers are less than a few thousand gates and represent only 1% to 2% of chip area. LogicVision’s user-configurable embedded test circuit structures are designed to test memory, logic, high-speed input/outputs, phased-locked-loops, cores, hierarchical blocks and interconnect.

Design Software

LogicVision provides a suite of highly integrated embedded test design software tools for embedded test implementation on application specific integrated circuits, or ASIC, and SoC designs. LogicVision provides design software that automatically analyzes the structure of complex circuits to determine requirements for at-speed testing and diagnostics. LogicVision’s software creates and integrates its proprietary circuits with the existing design circuits to address these requirements. It also assists with the timing analysis and simulation processes necessary for proper verification by providing timing analysis scripts and simulation test benches.

Manufacturing Software products

LogicVision provides embedded test manufacturing software for access and control of embedded test during chip and system test program development, debug, manufacturing test and datalogging. This enables user interaction with the embedded test circuits to evaluate and diagnose chip-level and board-level failures during manufacturing. This includes pass-fail testing, debug and basic failure diagnostics and datalogging. LogicVision supports a wide set of third-party industry standard test equipment.

Product offerings

LogicVision currently offers its embedded test circuits, design software and manufacturing software in a variety of product bundles under the product family name Dragonfly Test PlatformTM with the product sub-families named ETCreateTM, Silicon Insight®, and Yield InsightTM.

The ETCreate product sub-family consists of embedded test intellectual property and corresponding design automation software that provide embedded test solutions for different components of an ASIC or SoC design.

The Silicon Insight™ product sub-family provides automated interactive graphical environments for test bring-up and silicon characterization of devices containing LogicVision’s embedded test capabilities. The Silicon Insight products can greatly increase productivity for chip designers and test engineers during the critical phase of silicon validation and debug, speeding time-to-market and yield improvement. Silicon Insight Automatic Test Equipment is a version of the Silicon Insight software that interfaces to most commercial tester platforms while Silicon Insight Desktop is a version of the Silicon Insight software that runs on any Linux PC or laptop.

The Yield Insight™ product provides automated yield learning capabilities based on embedded test failure and diagnostic data obtained during production test.

Services

Maintenance. LogicVision assists its customers with telephone and on-line support, bug fixes and upgrade privileges on a when and if available basis.

Design Services. LogicVision assists its customers with the design and manufacturing deployment of embedded test. LogicVision’s design services help its customers analyze, generate, assemble and verify embedded test circuits, and help LogicVision’s customers and partners rapidly adopt LogicVision’s technologies.

Technology Development Contracts. As a part of LogicVision’s strategy to make embedded test technology more applicable to custom designs, LogicVision enters into development contracts with industry leaders for specific projects. LogicVision’s development contracts include developing new embedded test capabilities and appropriate modifications to LogicVision’s standard automation software. These contracts help LogicVision’s customers and partners to rapidly adopt LogicVision’s technologies.

Customers

LogicVision licenses its proprietary technologies and software products to companies in key markets within the semiconductor, semiconductor diagnostics and systems industries. LogicVision’s customers include application specific integrated circuit or system-on-a-chip designers in systems companies, fabless companies and integrated device manufacturers. Customers accounting for more than 10 percent of revenue are as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
LSI Corporation	16%	16%	16%	21%	26%
Broadcom Corporation	24%	21%	18%	19%	18%

Timing of Orders

LogicVision’s past operating results have been, and LogicVision expects that its future operating results will be, subject to fluctuations due to a number of factors, including unpredictability of the buying patterns of LogicVision’s customers, the concentration of orders with large customers, dependence upon capital spending budgets and fluctuations in general economic conditions.

Research and Development

LogicVision’s ability to meet customer needs for improved technology, and maintain LogicVision’s technology leadership, depends largely on whether LogicVision can continue to rapidly develop and deploy new technology and introduce new products. LogicVision has made, and intends to continue to make, significant investments in research and development. In addition to an overall knowledge of test methodologies, embedded test requires an expertise in four diverse areas: integrated circuit design and verification, electronic design automation algorithms and software development, software development for manufacturing test and test equipment, and software development for analysis of yield issues. LogicVision has assembled a highly skilled and multi-disciplinary team for this purpose.

As of June 15, 2009 LogicVision’s engineering team comprised 22 employees, 12 of whom have advanced degrees, and most of whom have extensive industry experience in one or more of the aforementioned areas of expertise. LogicVision’s engineering team is organized into four development groups, each focusing on one of these four areas of expertise, and each contributing the related portion to the bundled product offerings. The development groups are:

•	Integrated Circuit Design—LogicVision’s integrated circuit design team focuses on the overall embedded test intellectual property architecture and its implementation and verification.

•	Design Software—LogicVision’s design software team focuses on developing the software that analyzes, generates, assembles, and verifies an integrated circuit design with embedded test.

•	Manufacturing Software—LogicVision’s manufacturing software team focuses on developing software for enabling test and diagnostic in manufacturing.

•	Analysis Software—LogicVision’s analysis software team focuses on developing software to analyze integrated circuit test and foundry data to identify and diagnose yield issues.

In addition to the four development groups, LogicVision has product engineering teams focused on software builds and release, documentation and quality assurance.

Sales and Marketing

The majority of LogicVision’s revenues are generated by LogicVision’s direct sales force. In the United States, LogicVision has sales and service personnel located in northern and southern California, Massachusetts, Pennsylvania and Texas. LogicVision also uses independent sales representatives in the United States. Internationally, LogicVision has sales and service personnel located in Japan; sales in China, France, Germany, India, Israel, Japan, Korea, the United Kingdom and Sweden are handled by distributors or independent sales representatives. Sales and service personnel consist of sales directors who are responsible for all business aspects of the customer relationship and application engineers who manage the technical pre-sales as well as the post-sales customer support issues. As of June 15, 2009, LogicVision had 18 employees involved in sales, marketing, application engineering and customer service.

The main goal of LogicVision’s sales force is to work with major systems, consumer electronics and semiconductor companies who have the expertise to implement LogicVision’s technology today. LogicVision focuses on leading companies because they are influential in setting standards. LogicVision focuses on developing customer relationships with companies in the areas of networking and wireless communications, medical products, computer servers and graphics, and consumer electronics. Additionally, as systems companies use LogicVision’s technology, they often require their component suppliers to supply semiconductors with LogicVision’s embedded test technology already designed-in for their system use. In this way LogicVision is able to create both push and pull demand for LogicVision’s technology.

LogicVision’s marketing efforts include product and technical marketing, public relations, corporate communications and business development functions. LogicVision strives to develop relationships with industry partners such as application specific integrated circuit suppliers, silicon foundries, electronic design automation tool suppliers, hardware tester manufacturers and intellectual property providers.

Sales and marketing expenses are allocated between cost of revenues and sales and marketing expenses. Application engineering efforts devoted to revenue-generating design and technology development projects and post-contract customer support activities are recorded as cost of revenues. Sales and marketing expenses incurred for general selling and marketing activities are recorded as sales and marketing expenses.

Intellectual Property

LogicVision has a portfolio of intellectual property covering the areas of test and diagnosis of logic, memory and mixed-signal circuits with focus on embedded, at-speed and parametric aspects. Both design and manufacturing methods are covered. As of June 15, 2009, LogicVision’s intellectual property portfolio consisted of 50 issued U.S. patents and 3 pending U.S. patent applications. Generally, the term of patent protection is 20 years from the earliest effective filing date of the patent application. LogicVision’s issued patents expire at various times between June 2016 and December 2024. LogicVision’s patents cover technology intended to address problems LogicVision considers fundamental to embedded test, such as timing, power consumption and parametric testing.

LogicVision’s existing and future patents may be circumvented, blocked, licensed to others or challenged as to inventorship, ownership, scope, validity or enforceability. LogicVision may not receive competitive advantages from the rights granted under LogicVision’s patents. Furthermore, LogicVision’s current or future patent applications may not be issued with the scope of the claims sought by LogicVision, if at all. In addition, others may develop technologies that are similar or superior to LogicVision’s proprietary technologies, duplicate LogicVision’s proprietary technologies or design around the patents owned or licensed by LogicVision. If LogicVision’s products, patents or patent applications are found to conflict with any patents held by third parties, LogicVision could be prevented from selling LogicVision’s products, LogicVision’s patents may be declared invalid or LogicVision’s patent applications may not result in issued patents. In addition, in foreign counties, LogicVision may not receive effective patent and trademark protection. LogicVision cannot be sure that steps LogicVision takes to protect LogicVision’s proprietary technologies will prevent misappropriation of LogicVision’s technologies.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions. There are numerous patents in the semiconductor industry and new patents are being issued at a rapid rate. This often results in significant and often protracted and expensive litigation. Litigation may be necessary to enforce LogicVision’s intellectual property rights or to determine the validity or scope of the proprietary rights of others. Litigation could cause LogicVision to incur significant expenses, harm LogicVision’s sales of the challenged technologies or products and divert the efforts of LogicVision’s technical and management personnel, whether or not a court decides in LogicVision’s favor. From time to time third parties may notify LogicVision of intellectual property infringement claims. If it is necessary or desirable, LogicVision may seek licenses under these third party patents or intellectual property rights. However, LogicVision cannot be sure that third parties will offer licenses to LogicVision on acceptable terms or at all.

If LogicVision fails to obtain a license from a third party for proprietary technologies that LogicVision uses, or receive an adverse result in any litigation, LogicVision could incur substantial liabilities, or be compelled to suspend sales of LogicVision’s products or LogicVision’s use of processes requiring the technologies or expend significant resources to develop or acquire non-infringing technology. LogicVision may not be successful in the development or acquisition of intellectual property. To date, LogicVision has had no such litigation matters concerning intellectual property.

LogicVision generally enters into confidentiality agreements with LogicVision’s employees, industry partners and customers, as well as generally control access to and distribution of LogicVision’s documentation and other proprietary information. Despite this protection, unauthorized parties may copy aspects of LogicVision’s current or future software products or obtain and use information that LogicVision regards as proprietary.

Competition

The semiconductor and systems industries are highly competitive and characterized by rapidly changing technology. The market for embedded test is still evolving, and LogicVision expects competition to continue to emerge and become more intense in the future.

Design

In the design phase of product development, LogicVision faces competition from traditional broad line electronic design automation providers such as Cadence Design Systems, Inc., Magma Design Automation Inc., Mentor Graphics Corporation and Synopsys, Inc. and from smaller test tool providers. These companies provide competing design-for-test technologies and some level of built-in self-test capability. LogicVision also faces competition from methodologies developed internally at large integrated device manufacturers, systems companies and electronic design automation providers.

Manufacturing

Because embedded test has the potential to impact the external test market, LogicVision believes traditional hardware tester manufacturers such as Advantest Corporation, LTX-Credence Corporation, Teradyne, Inc. and Verigy Ltd. all view embedded test and LogicVision as competition. Many of these companies are devoting significant resources to developing external solutions to testing complex integrated circuits, including working closely with some of LogicVision’s current and potential customers. Their efforts may result in the development of solutions that compete with LogicVision’s embedded test solution. In addition, all of the tester manufacturers above participate in LogicVision’s LVReady partner program through which LogicVision’s embedded test access software is integrated into their test platform, which may provide them with additional insight into LogicVision’s business and technology.

Most of the companies with whom LogicVision competes are significantly larger than LogicVision and have greater financial resources. As embedded test is more broadly adopted in the market, LogicVision faces the potential of one or more larger companies appearing as direct competition. LogicVision believes that the principal competitive factors in LogicVision’s market include proven technology, effective intellectual property, deployment automation, comprehensive manufacturing control and customer service. LogicVision believes it competes favorably with respect to all these factors.

Employees

As of June 15, 2009, LogicVision employed 45 total employees including 43 full-time employees worldwide, of which 25 employees were located in the United States, 16 employees were located in Canada, and 4 employees were located in Asia and Europe. This included 18 in sales and marketing, 22 in research and development, and 5 in finance, information technology and administration. LogicVision’s employees are not covered by any collective bargaining agreements, and LogicVision considers its relations with LogicVision’s employees to be good.

Properties

LogicVision’s principal executive offices are located in San Jose, California, where LogicVision leases approximately 18,000 square feet. LogicVision believes that these offices will be adequate to meet LogicVision’s requirements for the next 12 months. LogicVision has a research and development office in Ottawa, Canada. LogicVision has domestic sales and service representatives in Massachusetts, sales representatives in southern California and Texas, and engineering personnel in Arizona and Oregon. In addition, LogicVision has an international sales and service office in Japan and a customer service office in the UK. In December 2008, LogicVision exited out of its Massachusetts office and reduced the utilized space leased in San Jose, California.

Legal Proceedings

LogicVision is not currently a party to any material legal proceedings.

Executive Officers

The following table sets forth information regarding LogicVision’s executive officers as of June 15, 2009:

Name	Age	Position
James T. Healy	68	President, Chief Executive Officer and a director
Fadi Maamari	46	Chief Operating Officer
Mei Song	40	Vice President of Finance and Chief Financial Officer

James T. Healy has served as LogicVision’s President and Chief Executive Officer since December 2003. From July 2002 to November 2003, Mr. Healy was President of Spirox USA and Executive Vice President of Business Development and Strategic Marketing for Spirox Corporation, a provider of semiconductor manufacturing equipment and software. From April 2000 to June 2002, Mr. Healy was President of ASAT, Inc., a provider of semiconductor design, assembly and test services. From December 1999 to March 2000, Mr. Healy served as an independent consultant to software companies. He holds a B.S. in Business and a M.S. in Psychology from California State University, Hayward.

Fadi Maamari has served as LogicVision’s Chief Operating Officer since October 2008. From 2006 to October 2008, he served as LogicVision’s Vice President of Engineering. From 1996 to 2006, he held senior management positions in Engineering, Applications Engineering and Marketing at LogicVision. From 1990 to 1996, Dr. Maamari was a member of Technical Staff at AT&T Bell Labs’ Engineering Research Center in Princeton, New Jersey. He holds a Ph.D. in Electrical Engineering from McGill University, and M.S. and B.S. degrees from École Polytechnique in Montreal, Canada.

Mei Song has served as LogicVision’s Vice President of Finance and Chief Financial Officer since October 2008. From 2006 to 2008, Ms. Song served as LogicVision’s Controller. Prior to that, Ms. Song has held various finance positions at LogicVision since 2000. Prior to joining LogicVision, she held different positions with Communication Power Industries, Inc, Pharsight Corp., and Summit Micro Design. Ms. Song holds an M.B.A. from Auburn University and a B.S. from the Hefei Institute of Economics & Technology.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of LogicVision’s financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and related Notes included in Annex D to this proxy statement/prospectus. All share and per share data has been adjusted to reflect the 1-for-2.5 reverse stock split of LogicVision’s common stock which became effective March 12, 2008.

Overview

General

LogicVision is a test and yield learning company in the semiconductor design-for-test sector. LogicVision’s proprietary technologies for embedded test and diagnostics enable the more efficient test of complex semiconductor devices. LogicVision’s technology allows semiconductor designers to insert test structures inside semiconductor integrated circuits. These test structures allow designers and engineers to test the functionality and performance of their devices throughout each key stage of a complex semiconductor’s life cycle. The most complex of these circuits are called System-on-a-Chip, or SoC, semiconductors. LogicVision’s embedded test solution has been successfully deployed in SoC’s found in digital consumer products, automotive electronics, medical products, networking and wireless communications devices, computers and satellite systems.

LogicVision’s solution also allows testing of integrated circuits after they have been assembled onto boards and systems, enabling diagnostic test throughout the semiconductor’s life cycle. LogicVision’s analysis software aggregates and analyzes data from various semiconductor test sources to identify whether silicon behavior meets design criteria across varying manufacturing and operating conditions. LogicVision’s embedded test products generate proprietary circuit structures that are incorporated into an integrated circuit to test and diagnose the chip at full speed, without the signal delay or degradation experienced by external testers. LogicVision’s proprietary circuits are designed to be modular and reusable, to enable more efficient design and to address time-to-market and manufacturing yield issues.

LogicVision believes its products can reduce semiconductor manufacturing and test costs, accelerate silicon bring-up times, provide for yield learning, improve time-to-yield and result in less field returns. The target market for LogicVision’s technology is SoC designs with feature widths of 130 nanometers, 90 nanometers, 65 nanometers, and 45 nanometers and smaller. A nanometer is one billionth of a meter.

LogicVision’s customers include application specific integrated circuit or SoC designers in systems companies, fabless companies and integrated device manufacturers that use LogicVision’s technology in their application specific integrated circuits or SoC as part of systems development and for complex chip development and testing. LogicVision licenses its intellectual property and software through LogicVision’s direct sales force in the United States and Japan, and through LogicVision’s distributors or independent sales representatives in China, Europe, Korea and Japan.

LogicVision has elected to focus its sales and marketing efforts on larger customers with greater resources. Such large customers generally do not adopt new design methodologies quickly. Also, LogicVision may have limited access to the key decision-makers of potential customers who can authorize the adoption of LogicVision’s technology. As a result, the period between LogicVision’s initial contact with a potential customer and the sale of LogicVision’s products to that customer, if any, is often lengthy and may include delays associated with LogicVision’s customers’ budgeting and approval processes, as well as a substantial investment of LogicVision’s time and resources.

LogicVision received new orders of $2.6 million in the first quarter of 2009, compared to $450,000 in the fourth quarter of 2008 and $10.5 million in the first quarter of 2008. These new orders are for periods ranging from one to three years. Receipt of new orders may fluctuate due to the lengthy sales cycles and LogicVision’s dependence on relatively few customers for large orders. One of the orders received in the first quarter of 2009 represented over 77% of the total of the new orders received; that order covered a two-year period and was from an existing customer.

LogicVision received new orders of $17.9 million in 2008 compared to $12.0 million in 2007. This increase in new orders was primarily due to the receipt of large renewal orders in 2008 from domestic customers. LogicVision expects receipt of new orders to fluctuate due to the lengthy sales cycles and LogicVision’s dependence on large orders.

LogicVision’s one-year backlog was $10.7 million at March 31, 2009, compared with $10.1 million at March 31, 2008. LogicVision’s backlog of orders, including deferred revenue, at December 31, 2008 which is expected to be recognized as revenue during 2009 was $9.9 million, compared with $8.7 million at the end of 2007. Backlog is comprised of deferred revenue (orders which have been billed but for which revenue has not yet been recognized) plus written purchase orders which have been accepted but have not yet been billed and for which no revenue has been recognized. A significant portion of the orders which have been accepted but have not yet been billed provides customers with cancellation rights and customers may also renew contracts before their expiration or modify that portion of their orders which is cancelable. Therefore, LogicVision’s backlog at any particular date is not necessarily indicative of revenues to be recognized during any succeeding period.

Restructuring

In the fourth quarter of 2008, LogicVision implemented a restructuring plan to reduce operating costs by consolidating facilities. Accordingly, LogicVision recognized a restructuring charge of approximately $0.3 million for facility abandonment expenses and other contractual charges associated with these facilities. The restructuring plan eliminated the Massachusetts facility and reduced the utilized space leased in San Jose, California. The restructuring plan was substantially completed by the end of December 2008.

Critical Accounting Policies and Estimates

LogicVision believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of LogicVision’s consolidated financial statements.

LogicVision’s discussion and analysis of its financial condition and results of operations are based upon LogicVision’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires LogicVision to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, LogicVision evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, investments, impairment of goodwill and intangible assets, accounting for stock-based compensation and income taxes. LogicVision bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

LogicVision accounts for its revenue under the provisions of Statement of Position 97-2, “Software Revenue Recognition,” (“SOP 97-2”) as amended by Statement of Position 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions” (“SOP 98-9”).

LogicVision derives its revenues from three primary sources: license revenues, comprised of fees associated with the licensing of software; service revenues, from maintenance and consulting and training services; and product revenues, from the sale of hardware products. Revenue is recognized when persuasive evidence of an arrangement exists, all obligations have been performed pursuant to the terms of such an arrangement, the product has been delivered, the fee is fixed or determinable and the collection of the resulting receivable is reasonably assured. If any of these criteria are not met, LogicVision defers revenue recognition until such time as all criteria are met. Payments received in advance of revenues being recognized are presented as deferred revenue.

License revenues. LogicVision has three license types:

•

Subscription licenses – subscription licenses include software licenses and maintenance for a specific time period, generally three years or less. Maintenance is bundled into the license agreement for the term of the license and is not charged separately. Since vendor-specific objective evidence, or VSOE, of fair value does not exist for each element of the arrangement, revenues from subscription licenses are recognized ratably over the license term commencing upon the effective date of the license, if delivery and other revenue recognition criteria are met.

•

Term licenses – term licenses include software licenses for a specific time period, generally three to five years. Revenues associated with term licenses are recognized on the effective date of the license, if delivery and other revenue recognition criteria are met. Maintenance agreements for term licenses are sold separately for a specified period and may continue to be renewed for the balance of the license term.

•

Perpetual licenses – perpetual licenses consist of software licensed on a perpetual basis. Revenues associated with perpetual licenses are recognized on the effective date of the license, if delivery has occurred and other revenue recognition criteria are met. LogicVision no longer offers this type of license.

The timing of revenue recognition for licenses will differ depending on the license type and on the individual terms and conditions associated with each particular license agreement. LogicVision uses VSOE of fair value to allocate the total fee among all delivered and undelivered elements in those arrangements which contain multiple elements. If the arrangement includes the future delivery of a specified product or upgrade, all revenues under the arrangement are deferred until the specified product or upgrade has been delivered. If VSOE does not exist for one or more delivered elements, LogicVision applies the residual method of accounting to the delivered elements. Under the residual method, LogicVision defers the VSOE of the fair value of the undelivered elements and recognize revenue on the remaining portion of the arrangement. VSOE for maintenance is generally based upon the customer’s annual renewal rates as set forth in the license agreement. When VSOE for maintenance cannot be established, LogicVision recognizes all related revenues ratably over the term of LogicVision’s maintenance obligation. VSOE for services is generally based on the price charged when the services are sold separately. The timing of revenue recognition for both delivered and undelivered elements is in accordance with the relevant provisions of SOP 97-2.

On occasion LogicVision offers extended payment terms beyond LogicVision’s normal business practice of between 30 and 60 days to certain customers. LogicVision does not have sufficient experience collecting under these extended payment term arrangements. As a result, when payment terms are extended, the fee is not considered fixed or determinable and LogicVision recognizes revenue when the payment is due.

Service revenues. LogicVision recognizes maintenance revenue ratably over the maintenance period. Customers generally renew maintenance agreements for term and perpetual licenses annually. LogicVision allocates a portion of the subscription license revenue to maintenance revenue using the estimated fair value of the maintenance, which is based on maintenance renewals sold separately for similar products.

LogicVision generally recognizes consulting service revenues as the services are performed or when specified milestones are met. Training revenues are recognized when the training is performed.

Product revenues. LogicVision’s hardware products are generally sold together with a subscription license for software; therefore, LogicVision has been unable to establish VSOE for the product when sold separately. Product revenues are generally recognized ratably over the term of the subscription license sold together with the product commencing upon delivery of the product if other revenue recognition criteria are met.

Deferred revenue. Deferred revenue consists primarily of unearned license revenues and maintenance and support services under maintenance contracts. Deferred revenue represents the excess of amounts invoiced or received over the revenue recognized. Deferred revenue fluctuates at each period end based on invoice terms and the mix of contracts.

Allowance for Doubtful Accounts

LogicVision makes ongoing assumptions relating to the credit worthiness of its customers in estimating its allowance for doubtful accounts. LogicVision maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of LogicVision’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Valuation of Investments

Statement of Financial Accounting Standards (“SFAS”) No. 157 “Fair Value Measurements,” (“SFAS 157”) defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. LogicVision’s investment portfolio may at any time contain investments in money market accounts, commercial paper and government agency securities. In the current market environment, the assessment of the fair value of the securities can be difficult and subjective. The volume of trading activity of certain securities has declined, and the rapid changes occurring in today’s financial markets can lead to changes in the fair value of financial instruments in relatively short periods of time. SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1 investments – Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for Level 1 investments generally does not require significant judgment, and the estimation is not difficult.

Level 2 investments – Pricing is provided by third party sources of market information obtained through LogicVision’s investment advisors. LogicVision does not adjust for or apply any additional assumptions or estimates to the pricing information LogicVision receives from the advisors.

Level 3 investments – Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 investments involves the most management judgment and subjectivity.

In October 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective immediately, including prior periods for which financial statements have not been issued. Therefore, LogicVision adopted the provisions of FSP 157-3 in its consolidated financial statements for the year ended December 31, 2008. The adoption did not have a material impact on LogicVision’s consolidated results of operations or financial condition.

LogicVision measures its financial assets, specifically its cash equivalents and short-term investments, at fair value on a recurring basis. LogicVision does not have any financial liabilities that are measured at fair value on a recurring basis.

Goodwill impairment

LogicVision’s long-lived assets include goodwill and other intangible assets. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of the reporting unit. Significant judgments required to estimate the fair value of a reporting unit include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for the reporting unit. Any impairment losses recorded in the future could have a material adverse impact on LogicVision’s consolidated financial condition and results of operations.

Valuation of long-lived intangible assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that LogicVision record an impairment charge on finite-lived intangibles or long-lived assets to be held and used when LogicVision determines that the carrying value of intangible assets and long-lived assets may not be recoverable. Based on the existence of one or more indicators of impairment, LogicVision measures any impairment of intangibles or long-lived assets based on a projected discounted cash flow method using a discount rate determined by its management to be commensurate with the risk inherent in its business model. LogicVision’s estimates of cash flows require significant judgment based on LogicVision’s historical results and anticipated results and are subject to many factors.

Accounting for Stock-Based Compensation.

SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases under LogicVision’s 2000 Employee Stock Purchase Plan based on estimated fair values.

Stock-based compensation expense recognized under SFAS 123(R) for the three months ended March 31, 2009 and 2008 was $120,000 and $177,000, respectively, which consisted of stock-based compensation expense related to employee stock options and the employee stock purchase plan.

Stock-based compensation expense for the three months ended March 31, 2008 includes compensation expense recognized as a result of the consummation of LogicVision’s stock option exchange offer on March 8, 2007, in accordance with SFAS 123(R); compensation cost associated with the incremental fair value of these option awards was calculated at approximately $579,000 using the Black-Scholes valuation option pricing model. To this total was added the remaining unamortized fair value of any exchanged options originally granted of $21,000 to arrive at a total fair value of $600,000 to be amortized to expense over the vesting period of these newly exchanged options. Of this amount, $548,000 was recognized as compensation expense for the year ended December 31, 2007. The remaining amount was fully recognized as compensation expense for the quarter ended March 31, 2008.

Compensation expense for all share-based payment awards is recognized using the multiple-option approach. As stock-based compensation expense recognized in the consolidated statements of operations for the three months ended March 31, 2009 and 2008 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.

Stock-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006 was $513,000, $990,000 and $376,000, respectively, which consisted of stock-based compensation expense related to employee stock options and the employee stock purchase plan.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in LogicVision’s Consolidated Statements of Operations.

Stock-based compensation expense recognized during the current period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in LogicVision’s Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006 include compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123, “Accounting for Stock-based Compensation,” and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Compensation expense for all share-based payment awards is recognized using the multiple option approach. As stock-based compensation expense recognized in the Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

LogicVision uses the Black-Scholes option-pricing model (“Black-Scholes model”) to determine the fair value of share-based awards granted. LogicVision’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by LogicVision’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, LogicVision’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Expected volatilities are based on the historical volatility of LogicVision’s common stock. LogicVision uses historical data to estimate option exercise and employee terminations. The expected term of the options granted represents the period of time that options are expected to be outstanding, based on historical information. The risk-free interest rate is based on the U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of LogicVision’s equity awards. LogicVision does not anticipate paying any cash dividends in the foreseeable future and therefore used an expected dividend yield of zero.

Accounting for Income Taxes

Effective January 1, 2007, LogicVision adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109,” which provisions included a two-step approach to recognizing, de-recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109 (“SFAS No. 109”), “Accounting for Income Taxes.” As a result of the implementation of FIN No. 48, LogicVision recognized an increase of approximately $0.6 million in the liability for unrecognized tax benefits and a decrease in the related reserve of the same amount. Therefore upon implementation of FIN No. 48, LogicVision recognized no material adjustment to the January 1, 2007 balance of accumulated deficit.

LogicVision adopted a policy to classify accrued interest and penalties as part of the accrued FIN No. 48 liability in the provision for income taxes. For the year ended December 31, 2008, LogicVision did not recognize interest or penalties related to unrecognized tax benefits.

Unrecognized Tax Benefits

Balance at January 1, 2008	$600,000
Additions for tax positions of prior years	-
Reductions for tax position of prior years	-
Additions based on tax positions related to the current year	-
Decreases – Settlements	-
Reductions – Settlements	-

Balance at December 31, 2008	$600,000

None of the $0.6 million of tax positions would affect LogicVision’s income tax expense if recognized.

LogicVision’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2008, LogicVision had no accrued interest and penalties related to uncertain tax matters.

By the end of 2009, LogicVision expects to have no uncertain tax positions that would be reduced as a result of a lapse of the applicable statute of limitations. LogicVision does not anticipate the adjustments would result in a material change to LogicVision’s financial position.

LogicVision files income tax returns in the U.S. federal jurisdictions, and various states and foreign jurisdictions. The 1992 through 2008 tax years are open and may be subject to potential examination in one or more jurisdictions. LogicVision is not currently under federal, state or foreign income tax examination.

Results of Operations

The table below sets forth the fluctuations in revenues, cost of revenues and gross profit data for the three months ended March 31, 2009 and 2008 and the years ended December 31, 2008, 2007 and 2006 (in thousands, except percentage data):

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
Revenues:
License	$1,514	$1,384	$5,771	$5,279	$4,984
Service	1,550	1,586	6,402	6,270	5,350
Product	-	-	-	69	183

Total revenues	3,064 (1)	2,970	12,173	11,618	10,517

Cost of revenues:
License	15	176	667	887	1,006
Service	589	655	2,572	2,326	1,887

Total cost of revenues	604 (1)	831	3,239	3,213	2,893

Gross profit	2,460	2,139	8,934	8,405	7,624

Operating expenses:
Research and development	800	1,008	3,246	3,637	4,133
Sales and marketing	843	1,506	5,336	5,090	7,032
General and administrative	687	894	3,647	3,787	3,718
Restructuring	-	-	334	-	-
Cost related to strategic alternatives	243	-	-	-	-

Total operating expenses	2,573	3,408	12,563	12,514	14,883

Loss from operations	(113)	(1,269)	(3,629)	(4,109)	(7,259)
Interest and other income, net	9	18	107	349	316

Loss before provision (benefit) for income taxes	(104)	(1,251)	(3,522)	(3,760)	(6,943)
Provision (benefit) for income taxes	-	15	22	(37)	144

Net loss	$(104)	$(1,266)	$(3,544)	$(3,723)	$(7,087)

Net loss per common share, basic and diluted	$(0.01)	$(0.13)	$(0.37)	$(0.39)	$(0.90)

Weighted average number of shares outstanding, basic and diluted	9,468	9,674	9,581	9,654	7,860

(1)	The presentation of revenues for the quarter ended March 31, 2009 has been revised to conform with the presentation used in 2008 and prior years.

Results of Operations for the Three Months Ended March 31, 2009 and March 31, 2008

Total revenues

Total revenues increased slightly for the three months ended March 31, 2009 compared to the same period in fiscal 2008 primarily due to orders received in the past three quarters. Professional service revenue did not materially change.

Total cost of revenues

Cost of license revenues consists of shipping, product packaging, software license and maintenance costs, materials and labor costs, amortization of developed technology and royalties paid to third party vendors. Cost of service revenues consists of compensation and related costs and third-party consultant costs associated with providing post contract customer support and consulting services.

Total cost of revenues decreased in the three months ended March 31, 2009 compared to the same period in fiscal 2008 primarily due to decreased post-sales support by LogicVision’s application engineering group, and a software license that had reached the end of its useful life by December 31, 2008. Cost of professional service did not materially change.

Revenues by product line and country

The table below sets forth the fluctuations in revenues by product line and geographic region for the three months ended March 31, 2009 and 2008 (in thousands, except percentage data):

Revenue by product line:

	Three Months Ended March 31,		% Change
	2009	2008
ETCreate	$2,307	$2,361	-2%
Silicon Insight	474	454	4%
Others	283	155	83%

Total revenues	$3,064	$2,970	3%

Revenue by geographic region:

	Three Months Ended March 31,		% Change
	2009	2008
United States	$2,217	$2,133	4%
Japan	447	549	-19%
Others	400	288	39%

	$3,064	$2,970	3%

Product line:

ETCreate™ consists of embedded test intellectual property and corresponding design automation software that provides embedded test solutions for different components of an application-specific integrated circuit or system-on-chip design. ETCreate revenues remained consistent for the three months ended March 31, 2009 compared to the same period in fiscal 2008.

Silicon Insight™ consists of hardware and software products for use with third party test platforms. Silicon Insight enables faster time-to-market and lower test costs through the support of interactive or test program controlled at-speed testing, datalogging, and debug of silicon designed with LogicVision’s embedded test IP. Silicon Insight revenues remained consistent for the three months ended March 31, 2009 compared to the same period in fiscal 2008.

Others included revenues from consulting and training activities. Consulting revenue increased compared to the same period in fiscal 2008 due to an increase in consulting services provided to customers.

Geographic region:

Revenue in the United States was slightly higher for the three months ended March 31, 2009 compared to the same period in fiscal 2008. Revenue in Japan decreased in the three months ended March 31, 2009 compared to the same period in fiscal 2008 primarily due to decreased orders in the past three months.

Operating Expenses:

The table below sets forth operating expense data for the three months ended March 31, 2009 and 2008 (in thousands, except percentage data):

	Three Months Ended March 31,		% Change
	2009	2008
Operating expenses:
Research and development	$800	$1,008	-21%
Sales and marketing	843	1,506	-44%
General and administrative	687	894	-23%
Cost related to strategic alternatives	243	-	100%

Total operating expenses	$2,573	$3,408	-25%

Percentage of total revenues:
Operating expenses:
Research and development	26%	34%
Sales and marketing	28%	51%
General and administrative	22%	30%
Cost related to strategic alternatives	8%	-

Total operating expenses	84%	114%

Research and development

Research and development expenses consist primarily of compensation and related costs for personnel. All research and development costs are expensed as incurred.

Research and development expenses decreased in the three months ended March 31, 2009 compared to the same period in fiscal 2008, primarily due to lower compensation and facility expenses resulting from LogicVision’s cost reduction effort.

Sales and marketing

Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, marketing programs, public relations, promotional materials, travel and related trade show expenses.

Sales and marketing expenses decreased in the three months ended March 31, 2009 compared to the same period in fiscal 2008, primarily due to lower compensation expenses resulting from a reduction in headcount and lower commission expenses resulting from lower bookings.

General and administrative

General and administrative expenses consist primarily of compensation and related costs for general management, information technology, finance and accounting personnel, insurance, professional services and related fees and expenses.

General and administrative expenses decreased in the three months ended March 31, 2009, compared to the same period in fiscal 2008, primarily due to lower compensation and facility expenses resulting from LogicVision’s cost reduction effort.

Cost related to strategic alternatives

Cost related to strategic alternatives comprised primarily of legal expenses related to consideration of strategic alternatives as publicly announced in December of 2008.

Other Items:

The table below sets forth other data for the three months ended March 31, 2009 and 2008 (in thousands, except percentage data):

	Three Months Ended March 31,		% Change
	2009	2008
Interest and other income, net	$9	$18	-50%
Income tax provision	$-	$15	-100%

Percentage of total revenues:
Interest and other income, net	0%	1%
Income tax provision	-	1%

Interest and other income, net decreased in the three months ended March 31, 2009 compared to the same period in fiscal 2008, primarily due to lower interest rates earned on LogicVision’s investments as a result of lower market interest rates and lower investment balances.

Income tax provision LogicVision’s net operating losses are generated domestically, and amounts attributed to LogicVision’s foreign operations have been insignificant for all periods presented. LogicVision’s income tax provision is primarily related to state and foreign taxes. No benefit for income taxes has been recorded due to the uncertainty of the realization of deferred tax assets. From inception through December 31, 2008, LogicVision incurred net losses for federal and state tax purposes. As of December 31, 2008, LogicVision had federal and California net operating loss carryforwards of approximately $93.1 million and $33.8 million available to reduce future federal and California taxable income, respectively. These federal and California carryforwards will begin to expire in 2010 if not utilized. The extent to which these carryforwards can be used to offset future taxable income may be limited under Section 382 of the Internal Revenue Code and applicable state tax law.

LogicVision did not record a provision for income taxes in the three months ended March 31, 2009, and provision for income taxes in the three months ended March 31, 2008 was $15,000.

Results of Operations for the Years Ended December 31, 2008, 2007 and 2006

Total revenues

Total revenues increased in 2008 approximately 5% compared to 2007 primarily due to an increase in new orders received during 2008 and 2007. New orders received in 2008 were $17.9 million, an increase of 49% from $12.0 million in 2007. The new orders in 2008 generated revenue of $3.3 million. In 2007, revenue recognized from new orders in 2007 was about $3.1 million.

Total revenues increased in 2007 nearly 11% compared to 2006 primarily due to an increase in new orders received during the year. New orders received in 2007 were $12.0 million, an increase of 21% from $9.9 million in 2006. In 2006, revenue recognized from new orders in 2006 was about $1.1 million.

Total cost of revenues

Total cost of revenues in 2008 were approximately equal to 2007 at $3.2 million. Cost of license revenue decreased primarily due to a decrease in third party software license fees. Cost of service revenue increased primarily due to an increase in post-sales customer support.

Total cost of revenues increased in 2007 compared to 2006 primarily due an increase in post-sales customer support. Cost of license revenues decreased in 2007 compared to 2006 primarily due to a decrease in third party software license fees.

Revenues by product line and country

The table below sets forth the fluctuations in revenues by product line and geographic region for the years ended December 31, 2008, 2007 and 2006 (in thousands, except percentage data):

	Year ended December 31,			% change
	2008	2007	2006	2008/2007	2007/2006
Revenue by product line:
ETCreate	$9,608	$9,621	$7,774	-0.1%	23.8%
Silicon Insight	1,720	1,313	1,759	31.0%	-25.4%
Yield Insight	-	93	134	-100.0%	-30.6%
Consulting & Training	845	591	850	43.0%	-30.5%

Total revenues	$12,173	$11,618	$10,517	4.8%	10.5%

Revenue by geographic region:
United States	$8,580	$8,766	$8,827	-2.1%	-0.7%
Japan	2,118	1,901	1,176	11.4%	61.6%
Other	1,475	951	514	55.1%	85.0%

Total revenues	$12,173	$11,618	$10,517	4.8%	10.5%

Percentage of total revenues:
Revenue by product line:
ETCreate	79%	83%	74%
Silicon Insight	14%	11%	17%
Yield Insight	0%	1%	1%
Consulting & Training	7%	5%	8%

Total revenues	100%	100%	100%

Revenue by geographic region:
United States	71%	76%	84%
Japan	17%	16%	11%
Other	12%	8%	5%

Total revenues	100%	100%	100%

Product line:

ETCreate revenue in 2008 compared to 2007 was relatively unchanged. ETCreate revenue increased in 2007 compared to 2006 due to an increase in new orders received in 2007. These new orders generated higher levels of recognizable revenue because of the license term and the timing of the receipt of the order.

Silicon Insight revenue increased in 2008 compared to 2007 due to more customer adoptions of the product. Silicon Insight revenue decreased in 2007 compared to 2006 due to lower sales of the Validator product.

The Yield Insight product was derived from technology obtained from the acquisition of SiVerion, Inc. in late 2004. The revenue data was too small to be meaningful in 2008, 2007 and 2006.

Consulting and Training revenues fluctuated between 2008 and 2007, and 2007 and 2006 based upon customer requirements for special work or training needs.

Geographic region:

Revenue in the United States and Japan remained essentially unchanged in 2008 and 2007. Revenue in other countries grew primarily due to the increase in business from a large multinational customer.

Operating Expenses:

The table below sets forth operating expense data from 2008 to 2007 and 2007 to 2006 (in thousands, except percentage data):

	Year ended December 31,			% change
	2008	2007	2006	2008/2007	2007/2006
Operating expenses:
Research and development	$3,246	$3,637	4,133	-10.8%	-12.0%
Sales and marketing	5,336	5,090	7,032	4.8%	-27.6%
General and administrative	3,647	3,787	3,718	-3.7%	1.9%
Restructuring	334	-	-	100.0%	NM

Total operating expenses	$12,563	$12,514	$14,883	0.4%	-15.9%

Percentage of total revenues:
Operating expenses:
Research and development	26%	31%	39%
Sales and marketing	44%	44%	67%
General and administrative	30%	33%	36%
Restructuring	3%	0%	0%

Total operating expenses	103%	108%	142%

Research and development

Research and development expenses decreased in 2008 compared with 2007 primarily due to decreases in compensation related expense of $0.2 million resulting from lower stock-based compensation expense, and an increase of $0.2 million in allocation to cost of service revenue resulting from more time spent on customer support. Research and development expenses decreased in 2007 compared with 2006 primarily due to decreases in compensation and facility related expense of $0.2 million and lower third-party software expense of $0.1 million.

Sales and marketing

Sales and marketing expenses increased in 2008 compared to 2007 primarily due to increases in compensation and facility related expenses of $0.3 million. Sales and marketing expenses decreased in 2007 compared to 2006 primarily due to decreases in compensation and facility related expenses of $1.6 million and travel expenses of $0.3 million.

General and administrative

General and administrative expenses remained consistent in 2008, 2007 and 2006.

Restructuring

In the fourth quarter of 2008, LogicVision implemented a restructuring plan to reduce operating costs by consolidating facilities. Accordingly, LogicVision recognized a restructuring charge of approximately $0.3 million for the facilities expenses. The restructuring plan eliminated the Massachusetts facility and reduced the utilized space leased in San Jose, California. The restructuring plan was substantially completed by the end of December 2008.

Other Items:

The table below sets forth other data from 2008 to 2007 and 2007 to 2006 (in thousands, except percentage data):

	Year ended December 31,			% change
	2008	2007	2006	2008/2007	2007/2006
Interest and other income, net	$107	$349	$316	-69.3%	10.4%
Provision (benefit) for income taxes	$22	$(37)	$144	NM	NM

Percentage of total revenues:
Interest and other income, net	1%	3%	3%
Provision (benefit) for income taxes	0%	0%	1%

Interest income

Interest income decreased in 2008 compared with 2007 primarily due to lower interest yields on investments. Interest income increased in 2007 compared with 2006 primarily due to higher interest yields on investments.

Income taxes

LogicVision’s net operating losses are generated domestically, and amounts attributed to LogicVision’s foreign operations have been insignificant for all periods presented. In 2008 and 2006, LogicVision recorded an income tax provision of $22,000 and $144,000, respectively, and in 2007, LogicVision recorded income tax benefits of $37,000 primarily related to foreign income taxes. No benefit for domestic income taxes has been recorded due to the uncertainty of the realization of deferred tax assets. From inception through December 31, 2008, LogicVision has incurred net losses for federal and state tax purposes. As of December 31, 2008, LogicVision had federal and California net operating loss carryforwards of approximately $93.1 million and $33.8 million available to reduce future federal and California taxable income, respectively. These federal and California carryforwards begin to expire in 2010 if not utilized. The extent to which these carryforwards can be used to offset future taxable income may be limited under Section 382 of the Internal Revenue Code and applicable state tax law.

Liquidity and Capital Resources

At March 31, 2009, LogicVision had cash and cash equivalents of $6.9 million and negative working capital of $362,000.

Net cash used in operating activities was $2.5 million and $0.9 million in the first three months of 2009 and 2008, respectively. Net cash used in operating activities for the three months ended March 31, 2009 was primarily due to a net loss of $0.1 million, decreases in deferred revenue of $0.8 million, accrued liabilities of $0.3 million, increases in accounts receivable of $1.5 million and prepaid expenses and other assets of $0.2 million; partially offset by non-cash charges from stock-based compensation and depreciation and amortization of $0.2 million, and an increase of accounts payable of $0.3 million. Net cash used in operating activities for the three months ended March 31, 2008 was primarily due to a net loss of $1.3 million, a decrease in accrued liabilities of $0.6 million and an increase in accounts receivable of $0.1 million; partially offset by non-cash charges from stock-based compensation and depreciation and amortization of $0.3 million, an increase in deferred revenue of $0.7 million and an increase in prepaid expenses and other current assets of $0.1 million.

Net cash provided by operating activities was $1.6 million in 2008. Net cash used in operating activities was $1.0 million in 2007, and $4.3 million in 2006. Net cash provided by operating activities for 2008 was primarily due to an increase in deferred revenue of $3.1 million, a decrease in accounts receivable $0.5 million and prepaid expenses and other assets of $0.8 million, and non-cash charges relating to depreciation and amortization of property and equipment, stock-based compensation and restructuring, totaling $1.2 million. This was partly offset by LogicVision’s net loss of $3.5 million and a decrease of accrued liabilities of $0.5 million. Net cash used in operating activities for 2007 was primarily due to a net loss of $3.7 million, an increase in accounts receivable of $0.4 million, and an increase in prepaid expenses and other assets of $0.1 million. This was partly offset by increases in deferred revenue of $1.1 million and accounts payable of $0.1 million, a decrease in other long-term assets of $0.4 million, and non-cash charges relating to depreciation and amortization of property and equipment and stock-based compensation totaling $1.6 million. Net cash used in operating activities for 2006 was primarily due to a net loss of $7.1 million, a decrease in deferred revenue of $1.3 million and a decrease in accounts payable of $0.2 million. This was partly offset by a decrease in accounts receivable of $1.9 million, a decrease in prepaid expenses and other assets of $0.9 million, an increase in accrued liabilities of $0.3 million, and non-cash charges relating to depreciation and amortization of property and equipment and stock-based compensation totaling $1.2 million.

Net cash provided by investing activities was $150,000 in the first three months of 2009, and net cash used in investing activities was $341,000 in the first three months of 2008. Net cash provided by investing activities in the first three months of 2009 was due to proceeds from maturities of marketable securities of $150,000. Net cash used by investing activities in the first three months of 2008 was primarily due to the purchase of marketable securities of $0.8 million and fixed assets of $59,000, partially offset by the proceeds from maturities of marketable securities of $0.5 million.

Net cash provided by investing activities was $1.1 million in 2008, $0.6 million in 2007, and $4.6 million in 2006. Net cash provided by investing activities for 2008 was primarily from proceeds from maturities of investments of $3.1 million, partly offset by purchases of investments of $1.7 million and purchase of property and equipment of $0.3 million. Net cash provided by investing activities for 2007 was primarily from proceeds from maturities of investments of $3.8 million, partly offset by purchases of investments of $3.2 million. Net cash provided by investing activities for 2006 was primarily from proceeds from maturities of investments of $9.8 million, partly offset by purchases of investments of $4.9 million and purchases of property and equipment of $0.2 million.

Net cash provided by financing activities was $4,000 and $9,000 in the first three months of 2009 and 2008, respectively, and was primarily due to the proceeds from the issuance of common stock pursuant to the employee stock purchase plan, partially offset by payments made on capital leases.

Net cash used in financing activities was $228,000 in 2008. Net cash provided by financing activities was $69,000 in 2007 and $3.2 million in 2006. Net cash used in 2008 was primarily due to the repurchase of treasury stock of $223,000, and payment for leased equipment of $41,000; partially offset by proceeds from the issuance of common stock of $36,000. Net cash provided by financing activities for 2007 was due to the proceeds from issuance of common stock pursuant to employee stock purchase plan purchases and exercise of employee stock options. Net cash provided by financing activities for 2006 was primarily from the sale in a private placement of 1.6 million shares of common stock in December 2006.

As of March 31, 2009, LogicVision had a loan agreement with a bank under which it could borrow, on a revolving basis, up to $1.0 million at an interest rate equal to prime rate, which was equal to an annual rate of 3.25% at March 31, 2009. There were no outstanding borrowings under the agreement, and LogicVision was in compliance with the covenants under the agreement as of March 31, 2009. The agreement expired on April 26, 2009.

On April 24, 2009, LogicVision entered into a loan agreement with a bank under which it may borrow, on a revolving basis, up to $2.0 million. The interest rate applicable to any outstanding amounts is determined by reference to LIBOR plus a stated margin, and is subject to daily adjustment. In connection with entering into the agreement, LogicVision granted the bank a security interest in all of its existing and after-acquired property, including, but not limited to, intellectual property, inventory and equipment. Under the agreement, LogicVision must comply with certain operating and reporting covenants as a condition to receiving credit extensions. If LogicVision fails to perform any of its obligations, violate any of its covenants, suffer a material adverse change in its business or financial condition or become insolvent under the agreement, the bank can declare any outstanding amounts immediately due and payable and cease advancing LogicVision money or extending LogicVision credit. The agreement expires on February 24, 2010. LogicVision is currently in compliance with all the operating and reporting covenants under the agreement and there are currently no borrowings outstanding.

LogicVision intends to continue to invest in the development of new products and enhancements to its existing products. LogicVision’s future liquidity and capital requirements will depend upon numerous factors, including the costs and timing of product development efforts and the success of these development efforts, the costs and timing of sales and marketing activities, the extent to which its existing and new products gain market acceptance, competing technological and market developments, the costs involved in maintaining and enforcing patent claims and other intellectual property rights, the level and timing of license and service revenues, available borrowings under line of credit arrangements and other factors. In addition, LogicVision may utilize cash resources to fund acquisitions of, or investments in, complementary businesses, technologies or product lines. From time to time, LogicVision may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such funding, if needed, will be available on terms attractive to LogicVision, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require LogicVision to relinquish its rights to certain of its technologies or products. LogicVision’s failure to raise capital when needed could have a material adverse effect on its business, operating results and financial condition.

LogicVision expects to finance its future commitments using existing cash resources. LogicVision currently anticipates that its available cash resources will be sufficient to meet its anticipated operating, capital requirements and business acquisitions for at least the remainder of fiscal 2009.

Contractual Obligations and Other Commercial Commitments

At March 31, 2009, LogicVision’s contractual obligations and commercial commitments have been summarized below (in thousands):

Year ending December 31,	Operating Leases	Capital Lease	Purchase Obligations
2009	$574	36	$325
2010	305	66	650
2011	70	-	650

	$949	$102	$1,625

The above include amounts for rent and estimated operating expenses required under the property leases.

Indemnification Obligations

LogicVision enters into standard license agreements in the ordinary course of business. Pursuant to these agreements, LogicVision agrees to indemnify its customers for losses suffered or incurred by them as a result of any patent, copyright, or other intellectual property infringement claim by any third party with respect to LogicVision’s products. These indemnification obligations have perpetual terms. LogicVision’s normal business practice is to limit the maximum amount of indemnification to the amount received from the customer. On occasion, the maximum amount of indemnification LogicVision may be required to make may exceed its normal business practices. LogicVision estimates the fair value of its indemnification obligations as insignificant, based upon historical experience concerning LogicVision’s product and patent infringement claims. Accordingly, no liabilities have been recorded for indemnification under these agreements as of March 31, 2009.

LogicVision has agreements whereby LogicVision’s officers and directors are indemnified for certain events or occurrences while the officer or director is, or was, serving at LogicVision’s request in such capacity. The maximum potential amount of future payments LogicVision could be required to make under these indemnification agreements is unlimited; however, LogicVision has a directors and officers insurance policy that reduces LogicVision’s exposure and enables LogicVision to recover a portion of future amounts paid. As a result of the insurance policy coverage, it is believed the estimated fair value of these indemnification agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of March 31, 2009.

Warranties

LogicVision offers its customers a warranty that LogicVision’s products will conform to the documentation provided with the products. To date, there have been no payments or material costs incurred related to fulfilling these warranty obligations. Accordingly, LogicVision has no liabilities recorded for these warranties as of March 31, 2009. LogicVision assesses the need for a warranty reserve on a quarterly basis, and there can be no guarantee that a warranty reserve will not become necessary in the future.

Recent Accounting Pronouncements

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments in interim as well as in annual financial statements. This FSP also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in all interim financial statements. FSP FAS 107-1 and APB 28-1 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. LogicVision does not expect that the implementation of FSP FAS 107-1 and APB 28-1 will have a material impact on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 clarifies when markets are illiquid or that market pricing may not actually reflect that “real” value of an asset. If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value. FSP FAS 157-4 identifies factors to be considered when determining whether or not a market is inactive. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. LogicVision is evaluating the impact the implementation of FSP FAS 157-4 will have on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2 “Recognition and Presentation of Other-Than-Temporary Impairments (OTTI)” (“FSP FAS 115-2 and FAS 124-2”) which is intended to provide greater clarity to investors about the credit and noncredit component of an OTTI event and to more effectively communicate when an OTTI event has occurred. The FSP applies to debt securities and requires that the total OTTI be presented in the statement of income with an offset for the amount of impairment that is recognized in other comprehensive income, which is the noncredit component. Noncredit component losses are to be recorded in other comprehensive income if an investor can assess that (a) it does not have the intent to sell or (b) it is not more likely than not that it will have to sell the security prior to its anticipated recovery. The FSP is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The FSP will be applied prospectively with a cumulative effect transition adjustment as of the beginning of the period in which it is adopted. An entity early adopting this FSP must also early adopt FSP FAS 157-4. LogicVision is evaluating the impact the implementation of FSP FAS 115-2 and FAS 124-2 will have on its consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Foreign Currency Fluctuations

In the normal course of business, LogicVision is exposed to market risk from the effect of foreign exchange rate fluctuations on the U.S. dollar value from its foreign operations. A significant portion of LogicVision’s revenues has been denominated in U.S. dollars; however, as LogicVision increases its direct sales activities in Japan, an increasing portion of its revenues may be denominated in Japanese yen. In addition, the operating expenses incurred by LogicVision’s foreign subsidiaries are denominated in local currencies. Accordingly, LogicVision is subject to exposure from movements in foreign currency exchange rates. To date, the effect of changes in foreign currency exchange rates on LogicVision’s financial position and operating results has not been material. LogicVision currently does not use financial instruments to hedge foreign currency risks. LogicVision intends to assess the use of financial instruments to hedge currency exposures on an ongoing basis.

Corporate Governance and Executive Compensation

Board of Directors

There are currently six members on LogicVision’s board of directors. The board of directors proposes the election of six directors of LogicVision. Each director elected will hold office until the earliest of (a) the closing of the merger, (b) the 2010 annual meeting of stockholders, or when his successor is duly elected and qualified, or (c) his removal or resignation. Following completion of the merger, the individuals serving as LogicVision directors immediately prior to the completion of the merger will be replaced by designees of Mentor Graphics. For more information on LogicVision’s nominees for the board of directors, see the section entitled, “Proposal Two—Election of Directors.”

Director Independence

The LogicVision board of directors has determined that, except for Mr. Healy, each individual who currently serves as a member of the board is, and each individual who served as a member of the board in 2008 was, an “independent director” within the meaning of Rule 5605 of The NASDAQ Stock Market. Mr. Healy is not considered independent as he is employed by LogicVision as its President and Chief Executive Officer.

Board Meetings

The LogicVision board of directors held twenty meetings during the year ended December 31, 2008. All directors attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which such directors served during his tenure in 2008, except for Mr. Yonker. The independent directors meet in regularly scheduled executive sessions at in-person meetings of the board of directors without the participation of the President and Chief Executive Officer or other members of management. In 2008, five of the six directors then serving on the board attended the annual meeting of stockholders.

Board Committees

The LogicVision board of directors has appointed a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. The board has determined that each director who serves on these committees is “independent,” as that term is defined by applicable listing standards of The NASDAQ Stock Market and SEC rules. The board has approved a charter for each of these committees that can be found on LogicVision’s website at http://www.logicvision.com/company/governance.php.

Compensation Committee

Number of Members:	Three

Current Members:	Randall A. Hughes, Richard Okumoto and Matthew Raggett

Number of Meetings in 2008:	Ten

Functions:	The Compensation Committee’s primary functions are to assist the board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations to the board of directors with respect to major compensation plans, policies and programs of LogicVision. Other specific duties and responsibilities of the Compensation Committee are to review, and make recommendations for approval by the independent members of the board of directors regarding, the compensation for the Chief Executive Officer and other executive officers of LogicVision, establish and modify the terms and conditions of employment of the Chief Executive Officer and other executive officers of LogicVision, and administer LogicVision’s stock plans and other compensation plans. The Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties.

Audit Committee

Number of Members:	Three

Current Members:	Randall A. Hughes, Richard Okumoto and Richard C. Yonker

Number of Meetings in 2008:	Four

Functions:	The Audit Committee’s primary functions are to assist the board of directors in fulfilling its oversight responsibilities relating to LogicVision’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace LogicVision’s independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm’s relationship with LogicVision; and meet with the independent registered public accounting firm and management to discuss and review LogicVision’s financial statements, internal controls, and auditing, accounting and financial reporting processes.

Nominating and Corporate Governance Committee

Number of Members:	Three

Current Members:	Gregg Adkin, Matthew Raggett and Richard C. Yonker

Number of Meetings in 2008:	One

Functions:	The Nominating and Corporate Governance Committee’s primary functions are to identify qualified individuals to become members of the board of directors and determine the composition of the board of directors and its committees. Other specific duties and responsibilities are to recommend nominees to fill vacancies on the board of directors, investigate suggestions for candidates for membership on the board of directors, and monitor compliance with board of directors and board of directors committee membership criteria.

Audit Committee

LogicVision has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Richard Okumoto (Chairperson), Randall A. Hughes and Richard C. Yonker. All of such members qualify as an “independent director” under applicable NASDAQ Stock Market standards and meet the standards established by The NASDAQ Stock Market for serving on an audit committee. LogicVision’s board of directors has determined that Mr. Okumoto qualifies as an “audit committee financial expert” under the definition outlined by the SEC.

Director Nominations

The LogicVision board of directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board of directors for nomination or election.

The board of directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to LogicVision and the board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple members of the board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the board to meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of LogicVision’s management to participate as members of the board.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for board membership, including those suggested by the Committee members, by other board members, by any executive search firm engaged by the Committee and by stockholders. The Committee recommended all of the nominees for election included in this proxy statement/prospectus. All of the nominees are current members of the board standing for re-election as directors.

A stockholder who wishes to suggest a prospective nominee for the board should notify the Secretary of LogicVision or any member of the Committee in writing with any supporting material the stockholder considers appropriate. In addition, LogicVision’s bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at LogicVision’s Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to the Secretary of LogicVision and otherwise comply with the provisions of LogicVision’s bylaws. To be timely, LogicVision’s bylaws provide that LogicVision must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, LogicVision must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day LogicVision mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. Information required by the bylaws to be included in the notice includes the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Exchange Act and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, LogicVision’s bylaws and must be addressed to: Secretary, LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California 95110. You can obtain a copy of LogicVision’s bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

If you wish to communicate with the LogicVision board of directors, you may send your communication in writing to: Secretary, LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California 95110. You must include your name and address in the written communication and indicate whether you are a stockholder of LogicVision. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the board based on the subject matter.

Compensation of Directors

LogicVision’s non-employee directors each receive a cash retainer of $10,000 per year, payable in equal quarterly installments. The chairman of the board receives an additional cash retainer of $10,000 per year, payable in equal quarterly installments. The Chair of the Audit Committee receives an additional cash retainer of $5,000 per year, payable in equal quarterly installments, and the Chairs of the other Committees of the board of directors receive an additional cash retainer of $2,000 per year, payable in equal quarterly installments. In addition, LogicVision reimburses directors for reasonable expenses in connection with attendance at meetings of the board of directors and committee meetings. Directors who are employees of LogicVision do not receive any cash compensation for their services as directors.

In addition to cash compensation for services as a member of the board, under LogicVision’s 2000 Stock Incentive Plan, directors who are not employees also receive an initial grant of an option to purchase 8,000 shares of LogicVision common stock at the fair market value of the common stock on the date of grant, which vests in two equal annual installments on each of the first two anniversaries of the date of grant, or, if earlier, immediately prior to the next two regular annual meetings of LogicVision’s stockholders following the date of grant. On the first business day following each regular annual meeting of LogicVision’s stockholders after appointment or election to the board, each non-employee director receives an option to purchase 4,000 shares of common stock at the fair market value of the common stock on the date of grant, which vests in full on the first anniversary of the date of grant, or if earlier, immediately prior to the next regular annual meeting of LogicVision’s stockholders following the date of grant. Each non-employee director who is not initially elected at a regular annual meeting of stockholders receives an option to purchase a pro rata portion of 4,000 shares based on the number of full months remaining from the date of election until the next regular annual meeting, which vests in full immediately prior to the next regular annual meeting of LogicVision’s stockholders following the date of grant. Each director option that has been outstanding at least six months will vest in full upon a change in control.

The table below shows the compensation paid to each non-employee director for their service in 2008.

2008 Director Compensation

Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)
Gregg E. Adkin	20,000	3,248	23,248
Randall A. Hughes	10,000	3,248	13,248
Richard Okumoto	15,000	3,248	18,248
Matthew Raggett	12,000	3,248	15,248
Richard C. Yonker	12,000	3,248	15,248

(1)	Amounts listed in this column represent the compensation expense of option awards recognized by LogicVision under Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R) for the 2008 fiscal year, rather than amounts paid to or realized by a named individual, and includes expense recognized for awards granted prior to 2008. Please refer to Note 8 to LogicVision’s consolidated financial statements included in LogicVision’s Notes to Consolidated Financial Statements included in Annex D to this proxy statement/prospectus for the underlying assumptions for this expense. There can be no assurance the options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense recognized by LogicVision.

(2)	The following table provides the number of shares of LogicVision common stock subject to outstanding options held at December 31, 2008 for each director, as applicable (as adjusted for a 1-for 2.5 reverse split of LogicVision’s common stock effected on March 12, 2008):

Name	Number of Shares Underlying Unexercised Options
Gregg E. Adkin	26,000
Randall A. Hughes	27,000
Richard Okumoto	16,000
Matthew Raggett	27,000
Richard C. Yonker	24,000

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, LogicVision’s directors, executive officers and any persons holding more than 10% of LogicVision’s common stock are required to report their initial ownership of LogicVision’s common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and LogicVision is required to identify in those persons who failed to timely file these reports. To LogicVision’s knowledge, based solely on a review of such reports furnished to LogicVision and written representations that no other reports were required during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to LogicVision’s officers, directors and 10% stockholders were satisfied for 2008, except for Gregg E. Adkin, Randall A. Hughes, Richard Okumoto, Matthew Raggett and Richard C. Yonker, who each filed one late report in connection with an annual grant of non-qualified stock options under LogicVision’s 2000 Stock Incentive Plan.

Executive Compensation

The Summary Compensation Table and the tables that follow provide compensation information for James T. Healy, as President and Chief Executive Officer, the two most highly compensated executive officers of LogicVision who were serving as executive officers at the end of 2008, which in 2008 were Fadi Maamari and Mei Song, and Ronald H. Mabry, a former executive officer of LogicVision who was not serving as an executive officer at the end of 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)		Total ($)
James T. Healy	2008	311,000	176,079	-	12,000	(4)	535,994
President and Chief Executive Officer	2007	300,000	143,994	80,000	12,000	(4)	535,994

Fadi Maamari	2008	222,250	104,517	-	-		326,767
Chief Operating Officer (1)

Mei Song	2008	138,125	52,391	-	-		190,516
Vice President, Finance and Chief Financial Officer (2)

Ronald H. Mabry	2008	225,451	56,623	-	50,533	(6)	332,607
Former Vice President Field Operations & Applications Engineering (3)	2007	254,148	87,135	24,000	7,200	(7)	372,483

(1)	Mr. Maamari was appointed Chief Operating Officer effective October 14, 2008.

(2)	Ms. Song was appointed Vice President, Finance and Chief Financial Officer effective October 14, 2008.

(3)	On October 24, 2008, LogicVision entered into a separation agreement with Ronald H. Mabry.

(4)	Amounts listed in this column represent the compensation expense of option awards recognized by LogicVision under FAS 123R for the corresponding fiscal year, rather than amounts paid to or realized by a named individual, and includes expense recognized for awards granted prior to such year. Please refer to Note 8 to LogicVision’s consolidated financial statements included in LogicVision’s Notes to Consolidated Financial Statements included in Annex D to this proxy statement/prospectus for the underlying assumptions for this expense. There can be no assurance the options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense recognized by LogicVision.

(5)	Amounts listed in this column represent bonuses paid under the annual incentive compensation plan for 2007 and 2008. These amounts are not reported in the Bonus column because the award is tied to corporate performance goals.

(6)	Represents severance payments and $7,200 in payments made with respect of an auto allowance.

(7)	Represents payments made with respect of an auto allowance.

Salary

The annual salaries of the named executive officers are reflected under the Salary column of the Summary Compensation Table. The Compensation Committee reviews salaries on an annual basis, and may recommend to the independent members of the board of directors adjustments to each executive officer’s salary from time to time based on the individual’s contributions and responsibilities on a case-by-case basis.

Incentive Compensation

None of LogicVision’s named executive officers earned a bonus under LogicVision’s cash bonus plan for the 2008 fiscal year. Under the cash bonus plan for the 2008 fiscal year, which was based upon both qualitative and quantitative goals, bonuses to executive officers were based upon the achievement of specified targets relating to bookings, revenues, net income/net loss, net end-of-period cash and qualitative objectives. The independent members of the board of directors, taking into account the recommendations of the Compensation Committee of the board of directors, approved the 2008 cash bonus plan. Achievement of each of the target objectives for bookings, revenues, net income/net loss, and net end-of-period cash would have resulted in payment of up to 20% of the target bonus, provided that LogicVision met or exceeded minimum threshold targets of bookings, revenues, net income/net loss, and net end-of-period cash. Executive officers were eligible to receive 120% of their target bonuses if LogicVision met or exceeded the highest threshold targets for bookings, revenues, net income/net loss, net end-of-period cash and qualitative objectives.

Stock Option Awards

In 2008, all named executive officers received grants of options to purchase LogicVision common stock. The exercise price was the fair market value of LogicVision’s common stock on the grant date. Although these awards will generally vest and become exercisable over a four-year period, the amounts disclosed in the Option Awards column of the Summary Compensation Table attributable to the 2008 awards reflect the portion of these awards expensed by LogicVision in the 2008 fiscal year under FAS 123(R). The balance of the amount set forth in the Option Awards column is attributable to the amounts expensed by LogicVision in the 2008 fiscal year for outstanding stock option awards from previous years under FAS 123(R).

The amounts, if any, actually realized by the named executive officers for the 2008 awards will vary depending on the vesting of the award and the price of LogicVision’s common stock in relation to the exercise price at the time of exercise. Detail regarding the number of exercisable and unexercisable options held by each named executive officer at year-end is set forth in the “2008 Outstanding Equity Awards at Fiscal Year-End Table” below.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

In 2003, the LogicVision Compensation Committee recommended, and the board of directors approved, the amendment of the outstanding stock option agreements then in effect and the form of stock option agreement used under LogicVision’s 2000 Stock Incentive Plan to provide for acceleration of vesting in full in certain circumstances following a change in control of LogicVision. Because the amendment applied to all outstanding stock option agreements and the form of stock option agreement, the provision regarding acceleration of vesting applies to options that are held by, or may be issued to, the named executive officers.

In October 2008, LogicVision entered into a separation agreement with Ronald H. Mabry, its former Vice President, Field Operations and Application Engineering. Under the separation agreement, Mr. Mabry continued receiving as separation payments his base salary until April 14, 2009 or, if earlier, until commencing new employment. In addition, LogicVision agreed to pay 75% of the premium payments for coverage under COBRA through April 30, 2009.

In May 2009, LogicVision entered into Amended and Restated Change of Control Severance Agreements that amended and restated the Change of Control Severance Agreements dated as of November 12, 2008 with James T. Healy, LogicVision’s President and Chief Executive Officer, Fadi Maamari, LogicVision’s Chief Operating Officer, and Mei Song, LogicVision’s Chief Financial Officer to reduce certain payments that would be payable to each of them under the prior agreements. The agreements are subject to and conditioned upon, and will become effective immediately prior to, the completion of the merger. Each agreement provides that in the event of an involuntary termination within three months before or twelve months after a change of control of LogicVision, each will be entitled to (i) a cash payment based on 100% of his or her annual base salary as of the termination date, (ii) the immediate acceleration of vesting and exercisability of his or her outstanding options to acquire the LogicVision’s common stock and (iii) reimbursement of health insurance premiums for each and his or her eligible dependents for up to twelve months measured from the date of termination. The agreements provide that each shall not to solicit employees of LogicVision for 12 months following termination of employment, and will not compete with LogicVision for the period during which they receive severance payments. A “change of control” includes a merger or consolidation involving LogicVision in which LogicVision’s stockholders immediately prior to such merger or consolidation own 50% or less of the voting power of the surviving entity’s voting securities, sale of all or substantially all of LogicVision’s assets, the approval by LogicVision’s stockholders of a plan of complete liquidation or dissolution, and the acquisition by a person or related group of persons of 50% or more of the voting power of LogicVision’s voting securities, and would include the proposed merger. For more information on LogicVision’s employment contracts, see the section entitled, “Proposal One—The Merger—Interests of Certain Persons in the Merger.”

2008 Outstanding Equity Awards At Fiscal Year-End

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
James T. Healy	25,000	15,000	3.30	2/15/2016
	6,000	10,000	2.68	2/2/2017
	97,778	-	2.50	3/8/2017
	64,000	-	2.50	3/8/2017
	8,000	-	2.50	3/8/2017
	14,222	-	2.50	3/8/2017
	10,000	70,000	1.75	1/24/2018
	-	159,000	0.83	12/5/2018

Fadi Maamari	5,000	3,000	2.90	2/3/2016
	2,000	2,000	3.63	7/20/2016
	21,000	35,000	2.68	2/2/2017
	4,480	-	2.50	3/8/2017
	400	-	2.50	3/8/2017
	4,800	-	2.50	3/8/2017
	2,800	-	2.50	3/8/2017
	1,680	-	2.50	3/8/2017
	4,800	-	2.50	3/8/2017
	2,800	-	2.50	3/8/2017
	5,760	-	2.50	3/8/2017
	7,000	49,000	1.75	1/24/2018
	-	80,000	0.83	12/5/2018

Mei Song	1,000	600	2.90	2/3/2016
	3,000	5,000	2.68	2/2/2017
	3,200	-	2.50	3/8/2017
	1,000	-	2.50	3/8/2017
	3,200	-	2.50	3/8/2017
	1,600	-	2.50	3/8/2017
	2,000	-	2.50	3/8/2017
	1,200	-	2.50	3/8/2017
	1,000	7,000	1.75	1/24/2018
	-	74,000	0.83	12/5/2018

Ronald H. Mabry	12,500	-	3.3	1/14/2009
	7,000	-	1.75	1/14/2009
	21,908	-	2.5	1/14/2009
	25,600	-	2.5	1/14/2009
	19,692	-	2.5	1/14/2009
	12,800	-	2.5	1/14/2009
	21,000	-	2.675	1/14/2009

(1)	The number of shares of LogicVision common stock and the exercise price for each option listed in this table has been adjusted to reflect a 1-for 2.5 reverse split of LogicVision’s common stock effected on March 12, 2008.

(2)	Except as otherwise noted in note (3), all options listed in this table become exercisable as to 25% of the shares on the first anniversary of the grant date, with the remaining shares of LogicVision common stock vesting ratably each six-month period thereafter over the following three years. Except as otherwise noted, the options have a term of ten years, subject to earlier termination in certain events relating to termination of employment. Vesting of the options is subject to acceleration under the circumstances described under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

(3)	On March 8, 2007, LogicVision completed an exchange offer with its eligible employees, including its executive officers, to exchange some or all of their outstanding stock options to purchase LogicVision common stock that had an exercise price greater than $3.70 per share (as adjusted for a 1-for 2.5 reverse split of LogicVision’s common stock effected on March 12, 2008) for replacement options. Each of LogicVision’s executive officers exchanged all of their eligible options for replacement options. The exchange ratio applicable to LogicVision’s executive officers was one-for-1.25. The exercise price per share of each replacement option granted was $2.50 and each replacement option has a one year vesting period, one-half of which vested on the date that was six months after the replacement option’s issuance date and the remainder vesting in equal monthly installments over the next six months. Each replacement option has an expiration term of ten years. Options that did not have an exercise price greater than $3.70 per share were not eligible for exchange, and such options vest as to 25% of the shares on the first anniversary of the grant date, with the remaining shares vesting ratably each six-month period thereafter over the following three years.

Principal Accountant Fees and Services

Burr, Pilger & Mayer LLP served as LogicVision’s independent registered public accounting firm with respect to the audit of its financial statements for fiscal years ended December 31, 2007 and 2008. Representatives of Burr, Pilger & Mayer LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by LogicVision’s independent registered public accounts for the audit of its annual financial statements for 2008 and 2007, and fees billed for other services rendered by its independent registered public accounts.

	Year Ended December 31,
	2008	2007
	(in thousands)
Audit Fees	$245	$181
Audit-Related Fees	-	3
Tax Fees	-	-
All Other Fees	-	18

Total	$245	$202

Audit Fees consist of fees billed for professional services rendered for the audit of LogicVision’s consolidated financial statements and the review of LogicVision’s interim consolidated financial statements included in quarterly reports and services that are normally provided by LogicVision’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of LogicVision’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees consist of fees billed for professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, and international returns, and assistance regarding transfer pricing, federal, state and international tax compliance, and international tax planning.

All Other Fees consist of fees for products and services other than the services described above, including subscription to online services and attendance at training classes.

Pre-Approval Policies and Procedures

It is LogicVision’s policy that all audit and non-audit services to be performed by LogicVision’s independent registered accounting firm be approved in advance by the Audit Committee. All of the services provided in 2008 were pre-approved.

Report of the Audit Committee of the Board Of Directors

The LogicVision Audit Committee operates under a written charter adopted by the board of directors and the Audit Committee on August 3, 2000 and amended on January 22, 2004. The members of the Audit Committee are Randall A. Hughes, Richard Okumoto and Richard C. Yonker, each of whom meets the independence standards established by The NASDAQ Stock Market.

The Audit Committee oversees LogicVision’s financial reporting process on behalf of the board of directors and is responsible for providing independent, objective oversight of LogicVision’s accounting functions and internal control over financial reporting. It is not the duty of the Audit Committee to plan or conduct audits or to determine that LogicVision’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for LogicVision’s financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm is responsible in their report for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed LogicVision’s audited financial statements contained in the 2008 Annual Report on Form 10-K with LogicVision’s management and its independent registered public accounting firm. The Audit Committee met with the independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those matters required by AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon the reviews and discussions outlined above, the Audit Committee recommended to the board of directors that the audited financial statements be included in LogicVision’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

Randall A. Hughes

Richard Okumoto

Richard C. Yonker

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LOGICVISION

The following table sets forth certain information as of June 15, 2009 as to shares of LogicVision common stock beneficially owned by: (i) each person who is known by LogicVision to own beneficially more than 5% of its common stock, (ii) each of LogicVision’s current directors, (iii) each of LogicVision’s nominees for director, (iv) each of LogicVision’s executive officers named under “Information About Logic Vision—Corporate Governance and Executive Compensation—Executive Compensation—Summary Compensation Table,” and (v) all directors and executive officers of LogicVision as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o LogicVision, Inc., 25 Metro Drive, Third Floor, San Jose, California 95110. The percentage of LogicVision common stock beneficially owned is based on 9,473,572 shares outstanding as of June 15, 2009. In addition, shares issuable pursuant to options or warrants which may be exercised within 60 days of June 15, 2009 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals. Thus, the number of shares considered to be outstanding for the purposes of this table may vary depending on the individual’s particular circumstances.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Right to Acquire Beneficial Ownership within 60 days of June 15, 2009	Total	Percentage of Common Stock Beneficially Owned
Directors, Nominees and Named Executive Officers:
Gregg E. Adkin (2)	939,169	26,000	965,169	10.2%
James T. Healy	48,116	273,875	321,991	3.3%
Randall A. Hughes	10,000	27,000	37,000	*
Richard Okumoto	0	16,000	16,000	*
Matthew Raggett	6,206	27,000	33,206	*
Richard C. Yonker	0	24,000	24,000	*
Fadi Maamari	13,250	103,520	116,770	1.2%
Mei Song	9,150	30,850	40,000	*
Ronald H. Mabry	0	0	0	*

5% Stockholders:
Austin W. Marxe and David M. Greenhouse (3)	781,332	0	781,332	8.2%
MicroCapital LLC (4)	1,088,534	0	1,088,534	11.5%
Pacific Asset Partners (5)	484,000	0	484,000	5.1%
Ruth and Roy Rogers (6)	881,451	0	881,451	9.3%
Valley Ventures II, L.P. and Valley Ventures III, L.P. (7)	939,169	0	939,169	9.9%
Wellington Management Co. LLP (8)	639,000	0	639,000	6.7%
All Directors and Executive Officers as a group (8 persons)	1,025,891	528,245	1,554,136	15.5%

*	Less than 1%.

(1)	To LogicVision’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of LogicVision common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)

Includes 346,491 shares held by Valley Ventures II, L.P. (“Ventures II”) and 592,678 shares held by Valley Ventures III, L.P. (“Ventures III”). Mr. Adkin is a managing member of VV II Management, L.L.C., the general partner of Ventures II and a managing member of VV III Management, L.L.C., the general partner of Ventures III. Mr. Adkin is also a limited partner of Ventures II and Ventures III. Mr. Adkin disclaims beneficial ownership of LogicVision’s shares held by Ventures II and Ventures III, except to the extent that his interest in the shares arise from his interest, if any, in those entities. See note (7).

(3)	According to a Schedule 13G/A filed jointly on February 13, 2008 by Austin W. Marxe and David M. Greenhouse, Messrs. Marxe and Greenhouse share voting and dispositive power over 113,752 shares of LogicVision common stock owned by Special Situations Technology Fund, L.P., and 667,580 shares of LogicVision common stock owned by Special Situations Technology Fund II, L.P. The principal place of business for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(4)	According to a Schedule 13G/A filed jointly on December 7, 2007 by MicroCapital LLC, Ian P. Ellis and MicroCapital Fund, LP, MicroCapital LLC, a registered investment adviser and Mr. Ellis, a managing member and majority owner of MicroCapital LLC, have shared voting and dispositive power over 1,088,534 shares, and MicroCapital Fund, LP has shared voting and dispositive power over 794,847 shares. MicroCapital LLC acts as investment advisor and general partner to MicroCapital Fund, LP and as investment advisor to MicroCapital Fund Ltd. The address of the principal office of MicroCapital LLC, Mr. Ellis and MicroCapital Fund, LP is 623 Fifth Avenue, Suite 2502, New York, NY 10022.

(5)	According to a Schedule 13G filed on December 29, 2006 by Pacific Asset Partners, an investment adviser, Pacific Asset Partners has sole voting and dispositive power over the shares listed. The address of the principal place of business for Pacific Asset Partners is 222 Kearney Street, Suite 410, San Francisco, CA 94108.

(6)	According to a Schedule 13G filed jointly on August 21, 2008 by Rogers Family Trust and Roy and Ruth Rogers Unitrust, Roy and Ruth Rogers may be deemed to beneficially own the 881,451 shares listed in the table. Rogers Family Trust has sole voting power and sole dispositive power with respect to 620,950 shares listed in the table. Roy and Ruth Rogers Unitrust have sole voting power and sole dispositive power with respect to 260,501 shares listed in the table. The address for both entities is 3000 Sand Hill Road, Bldg 1, Suite 260, Menlo Park, CA 94025.

(7)	According to an amended Schedule 13D/A filed jointly on May 13, 2009 by Ventures II, Ventures III, VV II Management, L.L.C., VV III Management, L.L.C., John M. Holliman III, Gregg E. Adkin and Lawrence J. Aldrich, Ventures II holds 346,491 shares and Ventures III holds 592,678 shares. VV II Management, L.L.C. (“VV II”), the general partner of Ventures II, has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of the shares of LogicVision common stock held by Ventures II. Each of Messrs. Adkin and Holliman, as managing members of VV II, has sole power to vote or to direct the vote of the shares held by Ventures II and shared power to dispose or direct the disposition of the shares held by Ventures II. VV III Management, L.L.C. (“VV III”), the general partner of Ventures III, has sole power to vote or to direct the vote and sole power to dispose or direct the disposition of the shares of LogicVision common stock held by Ventures III. Each of Messrs. Adkin and Holliman, as managing members of VV III, has shared power to vote or to direct the vote of the shares held by Ventures III and shared power to dispose or direct the disposition of the shares held by Ventures III. Messrs. Adkin and Holliman are limited partners of Ventures II and Ventures III. Each of VV II, VV III, Mr. Adkin and Mr. Holliman disclaims beneficial ownership of all shares of LogicVision common stock held by Ventures II and Ventures III except to the extent that his or its interest in the shares arises from his or its interest, if any, in those entities. The business address for each person and entity is 80 East Rio Salado Parkway, Suite 705, Tempe, AZ 85281. Mr. Adkin is a director of the Company.

(8)	According to Schedules 13G filed on February 17, 2009 by Wellington Management Company, LLP and Wellington Trust Company, NA, in their roles as investment advisers, Wellington Management Company, LLP and Wellington Trust Company, NA have shared voting and shared dispositive power over 639,000 shares. The address of the principal office for Wellington Management Company, LLP and Wellington Trust Company, NA is 75 State Street, Boston, MA 02109.

COMPARISON OF RIGHTS OF HOLDERS OF MENTOR GRAPHICS COMMON STOCK AND LOGICVISION COMMON STOCK

LogicVision is a Delaware corporation and is governed by the Delaware General Corporation Law (the “DGCL”). Mentor Graphics is an Oregon corporation and is governed by the Oregon Business Corporation Act (the “OBCA”). Upon completion of the merger, LogicVision’s stockholders will become Mentor Graphics stockholders. The rights of the former LogicVision stockholders and the Mentor Graphics stockholders will be governed by the OBCA and Mentor Graphics’ 1987 Restated Articles of Incorporation, as amended, and Mentor Graphics’ bylaws, as amended, as such charter documents may be further amended.

The following description summarizes the material differences that may affect the rights of the stockholders of Mentor Graphics and LogicVision, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and OBCA and the respective certificate of incorporation, articles of incorporation, and bylaws of Mentor Graphics and LogicVision. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see “Where You Can Find Additional Information” beginning on page 139.

Capitalization

Mentor Graphics

The total number of shares of all classes of capital stock authorized under Mentor Graphics’ articles of incorporation, as amended, is 201,200,000, which is divided into:

•	200,000,000 shares of common stock, without par value; and

•	1,200,000 shares of Incentive Stock, without par value, 1,000,000 of which are designated Series A Junior Participating Incentive Stock.

LogicVision

The total number of shares of all classes of capital stock authorized under LogicVision’s certificate of incorporation, as amended, is 55,000,000 shares, which is divided into:

•	50,000,000 shares of common stock, $0.0001 par value; and

•	5,000,000 shares of preferred stock, $0.0001 par value, 250,000 of which are designated Series A Participating Preferred Stock.

Voting Rights

Mentor Graphics

The holders of Mentor Graphics common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Except as required by law, the holders of Series A Junior Participating Incentive Stock are not entitled to vote by virtue of holding Series A Junior Participating Incentive Stock on any matter to be voted on by the stockholders.

LogicVision

Each holder of LogicVision common stock is entitled to one vote per share of stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Subject to the provision for adjustment as described in the certificate of incorporation, the holders of Series A Participating Preferred Stock are entitled to 1,000 votes per share on any matter to be voted on by the stockholders. Except as described below or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of common stock and any other capital stock of LogicVision having general voting rights vote together as one class on any matter to be voted on by the stockholders.

The number of votes per share to which holders of shares of Series A Participating Preferred Stock are entitled will be adjusted if LogicVision at any time (i) declares any dividend on common stock payable in shares of common stock, (ii) subdivides the outstanding common stock into a greater number of shares, or (iii) combines the outstanding common stock into a smaller number of shares, by reclassification or otherwise. If the Series A Participating Preferred Stock is adjusted, the number of votes to which holders of Series A Participating Preferred Stock are entitled is determined by multiplying such number by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock outstanding immediately prior to such event.

In limited circumstances, holders of Series A Participating Preferred Stock are entitled to vote separately from all other series of preferred stock and classes of capital stock to elect two additional directors to LogicVision’s board of directors. For a discussion of the Series A Participating Preferred Stock’s special voting rights to elect or remove directors, see the section entitled, “Comparison of Rights of Holders of Mentor Graphics Common Stock and LogicVision Common Stock—Number, Election, Vacancy, and Removal of Directors” below.

Stockholder Action by Written Consent

Oregon Corporation Law

The OBCA allows action to be taken by stockholders without a meeting by written consent of all of the holders entitled to vote on the action. The OBCA further provides that the articles of incorporation may provide that action may be taken without a meeting by written consent of the stockholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all stockholders entitled to vote on the action were present and voted.

Mentor Graphics

Mentor Graphics’ articles of incorporation do not permit action to be taken without a meeting by written consent of the stockholders having fewer than all shares entitled to vote on the action.

Delaware Corporation Law

The DGCL allows action to be taken by stockholders without a meeting by written consent of the holders of the minimum number of votes that would be needed to approve a matter at an annual or special meeting of stockholders at which all stockholders entitled to vote on the action were present and vote. The DGCL further provides that this right to act by written consent without a meeting may be denied in the certificate of incorporation.

LogicVision

LogicVision’s certificate of incorporation denies the right to act by written consent of the stockholders.

Dividends

Oregon Corporation Law

The OBCA permits a corporation to declare and pay dividends only if, after giving effect to the distribution, in the judgment of the board of directors, the corporation would be able to pay its debts as they become due in the usual course of business and the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Mentor Graphics

Mentor Graphics’ articles of incorporation permit the board of directors to declare and pay dividends out of any assets legally available for the payment of dividends.

Delaware Corporation Law

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, or both. “Surplus,” as defined by the DGCL, is the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

LogicVision

LogicVision’s certificate of incorporation permits the board of directors to declare and pay dividends out of any assets legally available for the payment of dividends.

Number, Election, Vacancy, and Removal of Directors

Oregon Corporation Law

Unless otherwise provided by the corporation’s articles of incorporation, the stockholders or a majority of the directors in office can fill any vacancy or newly created directorship. Except where the board of directors is classified or the articles of incorporation provide for cumulative voting, a director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors only at a meeting called for the purpose of removing the director.

Mentor Graphics

Mentor Graphics’ board of directors currently consists of eight members. Mentor Graphics’ bylaws currently provide that the number of directors may be no less than five and no more than nine. Generally, directors are elected by the holders of a plurality of the voting power of stockholders present in person or represented by proxy and entitled to vote at the annual meeting of stockholders. Except as described below in this paragraph, any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, or by a sole remaining director. Any directorship to be filled by reason of any increase in the number of directors of the corporation fixed by the bylaws may be filled by the affirmative vote of a majority of the number of directors fixed by the bylaws prior to such increase; provided that not more than two such directorships may be filled by the directors during any one period between annual meetings of the stockholders. Any directorships not filled by the directors must be filled by election at the next annual meeting of stockholders or at a special meeting of stockholders called for that purpose.

Each director holds office until the annual meeting after his or her election and until his or her successor is elected and qualified. Mentor Graphics stockholders are not entitled to cumulative voting rights in the election of directors. All or any number of the directors may be removed, with or without cause, at a meeting called expressly for that purpose, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Delaware Corporation Law

Unless otherwise provided by the DGCL or the corporation’s certificate of incorporation, a majority of the directors in office can fill any vacancy or newly created directorship. Except where the board of directors is classified or the certificate of incorporation provides for cumulative voting, a director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors.

LogicVision

LogicVision’s board of directors currently consists of six members. LogicVision’s bylaws provide that the number of directors may be no less than five or more than nine, as determined from time to time by the board of directors, all of whom are elected annually. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. Except for vacancies in directorships entitled to be elected by the Series A Participating Preferred Stock (as described below), which must be filled by approval of holders of Series A Participating Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Each director, except for directors entitled to be elected by the Series A Participating Preferred Stock (as described below), holds office until the annual meeting after his or her election and until his or her successor is elected and qualified. LogicVision stockholders are not entitled to cumulative voting rights in the election of directors. All or any number of the directors may be removed, with or without cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

If at any time dividends on any Series A Participating Preferred Stock are in arrears in an amount equal to six quarterly dividends thereon, the holders of the Series A Participating Preferred Stock, voting as a separate series from all other series of preferred stock and classes of capital stock, are entitled to elect two members of the LogicVision board of directors in addition to any directors elected by any other series or classes of securities. The authorized number of directors will automatically be increased by two to account for such special voting rights.

During any period when the holders of Series A Participating Preferred Stock, voting as a separate series, are entitled and have exercised their right to elect two directors, then during such time as such special voting right continues (a) the then authorized number of directors will remain increased by two and the holders of Series A Participating Preferred Stock, voting as a separate series, will remain entitled to elect the additional directors and (b) each additional director elected pursuant to the special voting rights will not be a member of any existing class of the board of directors and will serve until the next annual meeting of stockholders for the election of directors, or until his or her successor is elected and qualified, or until the arrearage is fully cured, all dividends accumulated and unpaid on any shares of Series A Participating Preferred Stock outstanding are paid, and at least one regular dividend has been paid subsequent to curing such arrearage. Upon the termination of such specially elected directors’ terms, the authorized number of directors will automatically decrease by two.

Amendments to Articles or Certificate of Incorporation and Bylaws

Oregon Corporation Law

Under the OBCA, an amendment to the articles of incorporation requires that the board of directors adopt a resolution setting forth the proposed amendment and directing that it be submitted to a vote at a meeting of stockholders, which may be either an annual or a special meeting. Unless the OBCA, articles of incorporation, or board of directors requires a greater vote or a vote by voting groups, the amendment to be adopted must be approved by a majority of the shares held by stockholders entitled to vote on the amendment. Any proposed amendment to the articles of incorporation that would increase or decrease the authorized shares of a class of stock; change the designation, rights, preferences, or limitations of all or part of the shares of a class of stock; create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of a class; or affect a class of stock in certain other ways enumerated by the OBCA requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate voting group, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would affect a series of a class of stock in any of the ways described in the preceding sentence, then the shares of such series affected by the proposed amendment are entitled to vote as a separate voting group on the proposed amendment; provided, however, that if a proposed amendment would affect two or more series in the same or a substantially similar way, the shares of all the series so affected must vote together as a single voting group on the proposed amendment.

Under the OBCA, the board of directors may amend or repeal the corporation’s bylaws unless the articles of incorporation or the OBCA reserves this power exclusively to the stockholders in whole or in part, or the stockholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. A corporation’s bylaws may also be amended or repealed by the stockholders.

Mentor Graphics

Mentor Graphics’ articles of incorporation require the approval of the holders of at least two-thirds of the outstanding shares of Series A Incentive Stock, voting separately as a single class, to amend the articles of incorporation in any manner that would materially alter or change the powers, preferences, or special rights of the Series A Incentive Stock so as to affect them adversely.

Mentor Graphics’ bylaws provide that the bylaws may be altered, amended, or repealed and new bylaws may be adopted by the board of directors at any regular or special meeting, subject to repeal or change by action of the stockholders of the corporation. For a discussion of stockholder proposals, see the section entitled, “Comparison of Rights of Holders of Mentor Graphics Common Stock and LogicVision Common Stock—Notice of Stockholder Actions” below.

Delaware Corporation Law

Under the DGCL, an amendment to the certificate of incorporation requires that the board of directors approve the amendment, declare it advisable, and submit it to stockholders for adoption. Such amendment must be adopted by a majority in voting power of all issued and outstanding shares and any greater vote required by the certificate of incorporation. Except in limited circumstances, any proposed amendment to the certificate of incorporation that would (a) increase or decrease the authorized shares of a class of stock; (b) increase or decrease the par value of the shares of a class of stock; or (c) alter or change the powers, preferences, or special rights of the shares of a class of stock (so as to affect them adversely) requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences, or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment are considered a separate class for purposes of the immediately preceding sentence.

LogicVision

LogicVision’s certificate of incorporation provides that its certificate of incorporation and bylaws may not be amended in any manner which would materially alter or change the powers, preferences, or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3 percent of the outstanding shares of Series A Participating Preferred Stock voting separately as a class. Notwithstanding any other provision of the certificate of incorporation, the affirmative vote of the holders of at least 66 2/3 percent of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, is required to amend in any respect or repeal the articles of the certificate of incorporation relating to the prohibition on stockholder action without a meeting by written consent, limitation of liability and indemnification, provision for amendments to the bylaws, and provision for amendments to the certificate of incorporation.

LogicVision’s certificate of incorporation and bylaws expressly empower its board of directors to adopt, amend, or repeal the bylaws; provided, however, that any adoption, amendment, or repeal of the bylaws by the board of directors requires the approval of at least 66 2/3 percent of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment, or repeal is presented to the board of directors). LogicVision’s certificate of incorporation and bylaws also empower its stockholders to adopt, amend, or repeal the bylaws, provided, however, that in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the certificate of incorporation, the affirmative vote of the holders of at least 66 2/3 percent of the voting power of all of the then outstanding shares of the stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, is required for such adoption, amendment, or repeal by the stockholders of any provisions of LogicVision’s bylaws.

Notice of Certain Stockholder Actions

Mentor Graphics

Mentor Graphics’ bylaws contain provisions requiring stockholders to give advance written notice to Mentor Graphics of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of stockholders. The written notice, which must include information specified in the bylaws, usually must be given not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, notice by the stockholder must be delivered no earlier than 120 days before the annual meeting and no later than the later of 90 days before the annual meeting or 10 days following the day on which public announcement of the date of the meeting is first made by Mentor Graphics. Notwithstanding the description above, if the number of directors to be elected to Mentor Graphics’ board of directors at an annual meeting is increased and Mentor Graphics makes no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice is considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered within 10 days of Mentor Graphics’ first such public announcement.

Mentor Graphics’ bylaws also contain provisions requiring stockholders to give advance written notice to Mentor Graphics of a director nomination in order to have the nominee considered at a special meeting of stockholders. If a special meeting of stockholders is called for the purpose of electing a director, a stockholder may nominate a person to be considered for election if the stockholder delivers written notice, which must include information specified in the bylaws, within 10 days of Mentor Graphics’ first public announcement of the special meeting and nominees proposed to be elected at the meeting. For a discussion of special meetings, see the section entitled, “Comparison of Rights of Holders of Mentor Graphics Common Stock and LogicVision Common Stock —Special Stockholder Meetings” below.

LogicVision

LogicVision’s bylaws contain provisions requiring stockholders to give advance written notice to LogicVision of a proposal or director nomination in order to have the proposal or nominee considered at an annual meeting of stockholders. The written notice, which must include information specified in the bylaws, must be given not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (regardless of any postponements, deferrals or adjournments of that meeting to a later date); provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the earlier of (a) the close of business on the 15th day following the day on which such notice of the date of the scheduled annual meeting was mailed or such public disclosure was made, whichever first occurs, and (b) two days prior to the date of the scheduled meeting.

LogicVision’s certificate of incorporation and bylaws do not contain provisions relating to stockholder proposals or nominations for directors at a special meeting of stockholders.

Special Stockholder Meetings

Oregon Corporation Law

Under the OBCA, a special meeting of a corporation’s stockholders may be called by the board of directors or by any other person authorized by the corporation’s articles of incorporation or bylaws. A special meeting may also be called if the holders of at least 10 percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. The articles of incorporation may fix a lower percentage or a higher percentage not exceeding 25 percent of all the votes entitled to be cast on any issue proposed to be considered. Generally, all stockholders of record entitled to vote must receive notice of stockholder meetings not less than 10 nor more than 60 days before the date of the stockholder meeting.

Mentor Graphics

Mentor Graphics’ articles of incorporation do not fix a different stockholder ownership level for stockholder demands for special meetings. Mentor Graphics’ bylaws provide that special meetings may be called by the chief executive officer or the board of directors. Under Mentor Graphics’ bylaws, any business conducted at a special meeting will be limited to the purpose or purposes specified in the notice of the meeting.

Delaware Corporation Law

Under the DGCL, a special meeting of a corporation’s stockholders may be called by the board of directors or by any other person authorized by the corporation’s certificate of incorporation or bylaws. Generally, all stockholders of record entitled to vote must receive notice of stockholder meetings not less than 10 nor more than 60 days before the date of the stockholder meeting.

LogicVision

LogicVision’s certificate of incorporation provides that special meetings of the stockholders may be called only by the Chairman of the Board or the Chief Executive Officer of the corporation or by a resolution adopted by the affirmative vote of a majority of the board of directors. LogicVision’s bylaws provide that special meetings of the stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, by the President or Secretary only at the request of the Chairman of the Board or President of the corporation or by a resolution duly adopted by the affirmative vote of a majority of the board of directors. Written notice of stockholders’ meetings, stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which such special meeting is called, must be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days prior to the meeting.

Limitation of Personal Liability and Indemnification of Directors

Oregon Corporate Law

The OBCA provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for conduct as a director, provided that no such provision may eliminate or limit the liability of a director for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) any distribution that is unlawful under the OBCA; or (d) any transaction from which the director derived an improper personal benefit.

The OBCA provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if the conduct of the individual was in good faith; the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests; and, in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Furthermore, the OBCA provides that, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

The OBCA further provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in the OBCA and the director furnishes a written undertaking to repay the advance if it is ultimately determined that the director did not meet the standard of conduct.

The OBCA further provides that a corporation may purchase and maintain insurance on behalf of an individual against liability asserted against or incurred by the individual who is or was a director of the corporation or who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The corporation may purchase and maintain the insurance even if the corporation has no power to indemnify the individual against the same liability under the OBCA.

Mentor Graphics

Mentor Graphics’ articles of incorporation provide that no director will be personally liable to the corporation or its stockholders for monetary damages for conduct as a director. The articles of incorporation, however, do not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the OBCA.

Mentor Graphics’ articles of incorporation and bylaws provide that Mentor Graphics must indemnify to the fullest extent then permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director of the corporation against expenses (including attorneys’ fees), amounts paid in settlement, judgments, penalties and fines reasonably and actually incurred in connection therewith.

Mentor Graphics’ bylaws provide that the corporation must pay for or reimburse the reasonable expenses incurred by any current or former director in such a proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (a) the person’s good faith belief that the person is entitled to indemnification under Mentor Graphics’ bylaws and (b) the person’s agreement to repay all advances if it ultimately determined that the person is not entitled to indemnification under Mentor Graphics’ bylaws.

Mentor Graphics’ articles of incorporation do not contain any special provisions regarding the corporation’s ability or obligation to purchase and maintain liability insurance on behalf of its directors. Mentor Graphics’ bylaws permit the corporation to purchase insurance to the full extent permitted by the OBCA on behalf of its indemnified directors.

Delaware Corporate Law

The DGCL provides that a corporation may, in its certificate of incorporation, eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends); or (d) for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. Notwithstanding the preceding sentence, no indemnification may be made in respect of any claim, issue, or matter as to which the director is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 145 of the DGCL further provides that to the extent a present or former director of a corporation has been successful in the defense of any action, suit, or proceeding referred to in Sections 145(a) or 145(b) of the DGCL or in the defense of any claim, issue, or matter therein, the director must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto is not exclusive of any other rights to which the indemnified party may be entitled.

Section 145(e) of the DGCL empowers a corporation to pay expenses (including attorneys’ fees) incurred by a director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation as authorized by Section 145(e).

Section 145(g) of the DGCL empowers a corporation to purchase and maintain insurance on behalf of a director of the corporation against any liability asserted against the director and incurred by the director in any such capacity or arising out of the director’s status as such whether or not the corporation would have the power to indemnify the director against such liabilities under Section 145 of the DGCL.

LogicVision

LogicVision’s certificate of incorporation provides that no director of the corporation may be personally liable to the corporation or its stockholders for monetary damages for conduct as a director. The certificate of incorporation, however, does not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the DGCL.

LogicVision’s certificate of incorporation and bylaws provide that each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director of the corporation, whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director must be indemnified and held harmless to the fullest extent authorized by the DGCL, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits LogicVision to provide broader indemnification rights than the DGCL permitted LogicVision to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with the proceeding. The certificate of incorporation provides that the indemnification described above continues as to a person who has ceased to be a director and inures to the benefit of his or her heirs, executors, and administrators; provided, however, that, except as described below, LogicVision must indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors. The right to indemnification is a contract right and includes the right to be paid by LogicVision for any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such person while a director, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, must be made only upon delivery to LogicVision of an undertaking, by or on behalf of the director, to repay all amounts so advanced if it is ultimately determined that the director is not entitled to be indemnified under the certificate of incorporation or otherwise.

The bylaws further provide that indemnification described above may be provided only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe such person’s conduct was unlawful. In addition, the bylaws provide that no indemnification may be made in respect of any claim, issue, or matter as to which a person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to LogicVision unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper. Pursuant to the bylaws, indemnification may not be provided unless the indemnified party meets the standards of conduct described in this paragraph (unless ordered by a court) as determined by (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; (b) if such a quorum is not obtainable, or even if obtainable as a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the LogicVision stockholders.

The certificate of incorporation provides that if a claim for indemnification as described in the certificate of incorporation is not paid in full by LogicVision within 30 days after LogicVision receives a written claim, the claimant may at any time thereafter bring suit against LogicVision to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant is entitled to also be paid the expense of prosecuting such claim. LogicVision may defend any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to LogicVision) that the claimant has not met the standards of conduct which make it permissible under the DGCL for LogicVision to indemnify the claimant for the amount claimed, but the burden of proving such defense is on LogicVision. Neither LogicVision’s failure (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, may be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred by the certificate of incorporation and by the bylaws is not exclusive of any other right which any person may have or later acquire under any statute, provision of the certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

The bylaws provide that the board of directors may authorize, by a vote of the majority of the full board of directors, the purchase and maintenance of insurance on behalf of any person who is or was a director against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not LogicVision would have the power to indemnify such person against such liability under the provisions of its bylaws.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Mentor Graphics or LogicVision pursuant to the foregoing provisions, Mentor Graphics and LogicVision have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers, Consolidations and Other Transactions

Oregon Corporation Law

Under the OBCA, the board of directors and the holders of a majority of the outstanding shares entitled to vote must approve a merger, consolidation, or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the articles of incorporation of the surviving corporation will not differ, except for amendments that do not require stockholder approval under the OBCA;

•

each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after;

•

the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the merger; and

•

the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

Mentor Graphics

Neither Mentor Graphics’ articles of incorporation nor its bylaws contains any super-majority voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications, or recapitalizations.

Delaware Corporation Law

Under the DGCL, the board of directors and the holders of a majority of the outstanding shares entitled to vote must approve a merger, consolidation, or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s articles or certificate of incorporation;

•	each share of stock of the constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

•

either (a) no shares of common stock of the surviving corporation and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger or (b) the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20 percent of the shares of common stock of the constituent corporation outstanding immediately prior to the effective date of the merger.

LogicVision

Neither LogicVision’s certificate of incorporation nor its bylaws contains any super-majority voting requirements governing mergers, consolidations, sales of substantially all of the assets, liquidations, reclassifications, or recapitalizations.

Delaware and Oregon Anti-Takeover Statutes

Sections 825 through 845 of the OBCA, referred to as the Oregon Business Combination Act, and Section 203 of the DGCL may, under certain circumstances, make it more difficult for a person who would be an “interested stockholder” (defined generally as a person with 15 percent or more of a corporation’s outstanding voting stock) to effect a “business combination” (defined generally as mergers, consolidations, and certain other transactions, including sales, leases, or other dispositions of assets with an aggregate market value equal to 10 percent or more of the aggregate market value of the corporation) with the corporation for a three-year period. A corporation may under certain circumstances avoid the restrictions imposed by Section 203 of the DGCL and the Oregon Business Combination Act. Moreover, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203 of the DGCL or the Oregon Business Combination Act.

Sections 801 through 816 of the OBCA, referred to as the Oregon Control Share Act, regulates the process by which a person may acquire control of an Oregon public corporation without the consent and cooperation of the corporation’s board of directors. An Oregon public corporation is subject to the Oregon Control Share Act if it has 100 or more stockholders, assets with a fair market value of at least $1 million within Oregon, and at least 10 percent of its shares are owned by Oregon residents. A corporation’s certificate of incorporation or bylaws, however, may exclude the corporation from the provisions of the Oregon Control Share Act. The Oregon Control Share Act restricts the ability to vote shares of stock acquired in a transaction that causes the acquiring person to control at least one-fifth, one-third or one-half of the votes entitled to be cast in the election of directors. Shares acquired in a control share acquisition have no voting rights except as authorized by a vote of the stockholders.

Mentor Graphics

Mentor Graphics has not opted out of the Oregon Business Combination Act or the Oregon Control Share Act in its articles of incorporation or bylaws.

LogicVision

LogicVision has not opted out of Section 203 of the DGCL in its certificate of incorporation or its bylaws.

Stockholder Rights Plan

On February 10, 1999, Mentor Graphics adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of common stock, payable to holders of record on March 5, 1999. The Rights expired unexercised on February 10, 2009. The Rights did not have voting or dividend rights.

LogicVision

On December 16, 2008, the LogicVision’s board of directors declared a dividend distribution of one Right for each outstanding share of its common stock to stockholders of record at the close of business on December 26, 2008 pursuant to the Rights Agreement (the “Rights Agreement”) between the Company and Mellon Investor Services LLC.

Under the Rights Agreement, one right was distributed for each outstanding share of LogicVision’s common stock held by stockholders of record as of the close of business on December 26, 2008. Each Right when exercisable entitles the registered holder to purchase from LogicVision one one-thousandth of a share of a new series of preferred stock, designated as Series A Participating Preferred at a price of $6.00 per one one-thousandth of a share.

The Rights are exercisable if a person, entity, or group acquires 15 percent or more of LogicVision’s common stock, subject to certain exceptions set forth in the Rights Agreement. The Rights Agreement has a term of one year and will expire on December 16, 2009, unless the Rights are earlier redeemed or the Rights Agreement is terminated earlier.

On May 6, 2009, LogicVision’s board of directors approved an amendment to LogicVision’s Rights Agreement to (a) render the Rights Agreement inapplicable to the merger, the merger agreement, the support agreements, and the other transactions contemplated by the merger agreement and the support agreements, (b) ensure that (i) none of Mentor Graphics, Fulcrum Acquisition Corporation nor any of their affiliates will become an “Acquiring Person” pursuant to the Rights Agreement and (ii) neither a “Stock Acquisition Date,” a “Distribution Date,” nor a “Triggering Event,” as such terms are defined under the Rights Agreement, will occur, in the case of clauses (i) and (ii), by reason of the approval or execution of the merger agreement, the support agreements, the announcement or consummation of the merger or the other transactions contemplated by the merger agreement and the support agreements, and (c) provide that the Rights Agreement shall expire immediately prior to the effective time of the merger.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Mentor Graphics by Dean Freed, Vice President and General Counsel of Mentor Graphics. Certain federal income tax consequences of the merger will be passed upon for Mentor Graphics by Latham & Watkins, LLP, Menlo Park, California, and for LogicVision by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements and financial statement schedule of Mentor Graphics Corporation as of January 31, 2009 and 2008 and the years ended January 31, 2009 and 2008 and December 31, 2006 and the month ended January 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2009 have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” effective February 1, 2007.

The consolidated financial statements of LogicVision as of December 31, 2008, 2007, and for each of the three years in the period ended December 31, 2008, included in Annex D of this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph related to LogicVision’s adoption of FIN 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109” effective January 1, 2007) of Burr, Pilger & Mayer LLP, independent registered public accounting firm given on the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

In the event the merger is not completed, proposals of stockholders of LogicVision that are intended to be presented by such stockholders at LogicVision’s 2010 annual meeting must be received by the Secretary of LogicVision no later than March 22, 2010 in order that they may be included in LogicVision’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in LogicVision’s proxy statement for the 2010 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of LogicVision at the principal executive offices of LogicVision and otherwise complies with the provisions of LogicVision’s bylaws. To be timely, the bylaws provide that LogicVision must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, LogicVision must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day LogicVision mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Mentor Graphics and LogicVision file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Copies of the reports, proxy and information statements and other information filed by Mentor Graphics and LogicVision with the SEC may be inspected and copied at the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding each of Mentor Graphics and LogicVision. The address of the SEC website is http://www.sec.gov.

This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus. The following documents, which were filed by Mentor Graphics with the SEC and contain important business and financial information about Mentor Graphics that are not included in or delivered with this proxy statement/prospectus, are incorporated by reference into this proxy statement/prospectus:

•	Mentor Graphics’ annual report on Form 10-K for the fiscal year ended January 31, 2009, filed with the SEC on March 18, 2009;

•	Mentor Graphics’ quarterly report on Form 10-Q for the quarter ended April 30, 2009, filed with the SEC on June 9, 2009;

•	Mentor Graphics’ current report on Form 8-K filed with the SEC on March 12, 2009;

•	Mentor Graphics’ current report on Form 8-K filed with the SEC on May 7, 2009;

•	Mentor Graphics’ proxy statement on Schedule 14A filed with the SEC on May 29, 2009; and

•

The description of Mentor Graphics’ common stock contained in Mentor Graphics’ registration statement on Form 8-A, filed with the SEC on April 29, 1985 and any amendment or report filed with the SEC for the purposes of updating such description.

In addition, all documents filed by Mentor Graphics pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the LogicVision stockholder meeting are deemed to be incorporated by reference into, and to be a part of, this proxy statement/prospectus from the date of filing of those documents. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Mentor Graphics has supplied all information contained or incorporated by reference in this proxy statement/prospectus about Mentor Graphics, and LogicVision has supplied all information contained in this proxy statement/prospectus about LogicVision.

The documents incorporated by reference into this proxy statement/prospectus are available from Mentor Graphics upon request. Mentor Graphics will provide you with copies of this information relating to Mentor

Graphics (excluding all exhibits unless Mentor Graphics has specifically incorporated by reference an exhibit in this proxy statement/prospectus), without charge, upon written or oral request to:

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

Attn: Investor Relations

(503) 685-7000

In order to receive timely delivery of the documents before the stockholder meeting, you must make your requests no later than August 11, 2009. If you request any documents incorporated by reference from Mentor Graphics, Mentor Graphics will mail them to you by first class mail, or another equally prompt means, as soon as practicable after it receives your request.

Documents incorporated by reference in this proxy statement/prospectus are also available at Mentor Graphics’ website. Mentor Graphics’ website is www.mentor.com. Information included on such website is not incorporated by reference into this proxy statement/prospectus.

Mentor Graphics has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Mentor Graphics common stock to be issued to LogicVision stockholders in connection with the merger. This proxy statement/prospectus constitutes the prospectus of Mentor Graphics filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Mentor Graphics and LogicVision have not authorized anyone to provide you with information that is different from, or in addition to, what is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference in this proxy statement/prospectus. If anyone does give you any other information, you should not rely on it. You should assume that the information in this proxy statement/prospectus is accurate only as of July 15, 2009. You should also assume that the information contained in any document incorporated by reference herein is accurate only as of the date of such document, except to the extent that such information is contained in an additional document filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the LogicVision stockholder meeting and is incorporated by reference herein. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Mentor Graphics common stock in the merger creates any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MENTOR GRAPHICS CORPORATION,

FULCRUM ACQUISITION CORPORATION

AND

LOGICVISION, INC.

DATED AS OF

May 6, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated and entered into as of May 6, 2009 by and among Mentor Graphics Corporation, an Oregon corporation (“Parent”), Fulcrum Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and LogicVision, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Subsidiary and the Company are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the merger (the “Merger”), in accordance with Delaware Law, of Merger Subsidiary with and into the Company, with the Company continuing as the corporation surviving the Merger (the “Surviving Corporation”), (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (c) resolved and, subject to Section 6.04(b), agreed to recommend approval and adoption of this Agreement and the Merger by the Company Stockholders;

WHEREAS, the Board of Directors of each of Parent and Merger Subsidiary has approved this Agreement and declared it advisable for Parent and Merger Subsidiary, respectively, to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company Stockholders are entering into agreements, substantially in the form attached hereto as Exhibit A (the “Support Agreements”), pursuant to which such Company Stockholders have agreed, among other things, to vote the shares of Company Stock held by such Company Stockholders in favor of the Merger, subject to the terms of the Support Agreements;

WHEREAS, the Parties intend that the Merger shall qualify for federal income tax purposes as a “reorganization” described in Section 368(a) of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to, whether in a single transaction or series of related transactions, (A) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated net revenues or assets (based on fair market value) of the Company and its Subsidiaries or over twenty percent (20%) of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated net revenues or assets (based on fair market value) of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated net revenues or assets (based on fair market value) of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated net revenues or assets (based on fair market value) of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal (including United States), state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Debt Arrangements” means the Third Amended and Restated Loan and Security Agreement, dated as of April 24, 2009, by and between Comerica Bank and the Company, and the Intellectual Property Security Agreement, entered into as of April 24, 2009, by and between Comerica Bank and the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent.

“Company ESPP” means the Company’s Amended and Restated 2000 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of the Company and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (i) changes in economic, business or political conditions generally in any location where the Company or any Subsidiary has material operations, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of the Company’s common stock in and of itself (as distinguished from any change, event or occurrence giving rise or contributing to such change), (iv) changes in GAAP or Applicable Laws, (v) changes resulting from the compliance by the Company with its obligations under this Agreement or (vi) any changes to the Company’s employee relationships or customer relationships resulting from the announcement or pendency of the Merger, or (B) materially impairs, or is reasonably likely to materially impair, the ability of the Company to consummate, or prevents or materially delays, or is reasonably likely to prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

“Company Option” means any and all options and other rights to acquire Company Stock, whether issued under any Company Option Plan or otherwise, except for any rights to acquire Company Stock pursuant to the Company ESPP.

“Company Option Plans” means the Company’s 1999 Flexible Stock Incentive Plan and the Company’s Amended and Restated 2000 Stock Incentive Plan, each as amended.

“Company Rights Agreement” means the Rights Agreement dated as of December 16, 2008 by and among the Company and Mellon Investor Services LLC as Rights Agent.

“Company Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Stockholders” means the holders of Company Stock.

“Company Warrants” means the warrants to purchase Company Stock pursuant to that certain Extinguishing Warrant to Purchase Common Stock of the Company, effective as of December 31, 1999.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Equity Interest” shall mean any share, capital stock, partnership, membership, unit or similar ownership interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“knowledge” of (a) the Company shall mean the knowledge of the Company’s chief executive officer or chief financial officer and, for purposes of Section 4.18 of this Agreement only, the Company’s chief operating officer, in each case after reasonable inquiry, and (b) of any Person (other than the Company) that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“NASDAQ” means The NASDAQ Stock Market.

“Net Issue Warrant Shares” means, with respect to a Company Warrant, a positive number of shares of Company Stock, if any, deemed issued under each Company Warrant pursuant to Section 2.2 thereof in accordance with the following formula: (Y * (A-B))/ A; where Y is the number of shares of Company Stock subject to the Warrant, A is the average of the closing price of the Company Stock on NASDAQ over the five Business Days ending immediately prior to the day on which the Effective Time occurs, and B is the “Purchase Price” (as defined in the Company Warrant). For the avoidance of doubt, if the foregoing equation does not result in a positive number, the number of Net Issue Warrant Shares shall be deemed to be zero.

“Parent Disclosure Schedule” means, to the extent applicable, the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any event, change or occurrence which, individually or together with any one or more other events, changes or occurrences, (A) has had, or is reasonably likely to have, a material adverse effect upon the business, assets, liabilities, condition (financial or otherwise) or operating results of Parent and its Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences constitute a “Parent Material Adverse Effect” or be considered in determining whether a “Parent Material Adverse Effect” has occurred or is likely or expected to occur: (i) changes in economic, business or political conditions generally in any location where Parent or any Subsidiary has material operations, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries, taken as a whole, (ii) changes in conditions generally affecting the industry in which Parent and its Subsidiaries operate, except to the extent that such changes have a materially disproportionate effect (relative to other industry participants) on Parent and its Subsidiaries, taken as a whole, (iii) any change in the trading price or trading volume of Parent’s common stock in and of itself (as distinguished from any change, event or occurrence giving rise or contributing to such change), (iv) changes in GAAP or Applicable Laws, (v) changes resulting from the compliance by Parent with its obligations under this Agreement or (vi) any changes resulting from the announcement or pendency of the Merger, or (B) materially impairs, or is reasonably likely to materially impair, the ability of Parent to consummate, or prevents or materially delays, or is reasonably likely to prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

“Parent Stock” means the common stock, no par value, of Parent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Representatives” means, with respect to a Person, such Person’s officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents and advisors.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, a majority of the stock or other Equity Interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization.

“Superior Proposal” means any bona fide, written Acquisition Proposal (for this purpose, substituting “fifty percent (50%)” for each reference to “twenty percent (20%)” in the definition of Acquisition Proposal) received after the date of this Agreement that was not solicited prior to the date hereof in violation of the Confidentiality Agreement or after the date hereof in violation of Section 6.04 and which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably capable to be consummated and (b) if consummated, would result in a transaction more favorable to the Company Stockholders than the Merger (including the terms and conditions of this Agreement, as well as any adjustment to the terms and conditions of the Merger and/or this Agreement proposed by Parent in response to such Acquisition Proposal), in each case with respect to clauses (a) and (b), taking into account such matters that the Board of Directors deems relevant, including all of the terms and conditions of such Acquisition

Proposal, the Third Party making such Acquisition Proposal and the legal, financial, regulatory and other aspects of such Acquisition Proposal, including any conditions relating to financing, regulatory approvals or, as deemed relevant, other events or circumstances.

“Third Party” means any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or any of its Subsidiaries or Parent or any of its Subsidiaries.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.04	(a)
Agreement	Preamble
Bankruptcy and Equity Exceptions	4.02	(a)
Certificate	2.05	(a)
Certificate of Merger	2.02	(a)
Closing	2.01
Closing Date	2.01
COBRA	4.17	(e)
Company	Preamble
Company Benefit Plan	4.17	(a)
Company Board Recommendation	4.02	(b)
Company Financial Statements	4.08
Company Intellectual Property	4.18	(c)
Company Patents	4.18	(b)
Company Permits	4.13	(a)
Company Preferred Stock	4.05	(a)
Company Proxy Statement	4.11	(a)
Company Registered Copyrights	4.18	(b)
Company Registered IP	4.18	(b)
Company Registered Marks	4.18	(b)
Company Rights	2.03	(a)
Company SEC Documents	4.07	(a)
Company Securities	4.05	(b)
Company Series A Preferred Stock	4.05	(a)
Company Stockholder Approval	4.02	(a)
Company Stockholder Meeting	6.03	(d)
Company Subsidiary Securities	4.06	(b)
Company Termination Fee	8.03	(a)
Company Transaction Fees	4.22
Confidentiality Agreement	6.04	(d)
Continuing Employees	6.09	(a)
Contributor	4.18	(c)
Copyrights	4.18	(a)
Effective Time	2.02	(a)
Environmental Law	4.19	(a)
Environmental Permit	4.19	(a)
ERISA Affiliate	4.17	(d)
ESPP Termination Date	2.04	(b)
Exchange Agent	2.05	(a)
Exchange Ratio	2.03	(a)
Hazardous Substances	4.19	(a)
In License	4.18	(e)
Indebtedness	4.05	(c)

Term	Section
Indemnified Person	6.10	(a)
Insurance Policy	4.20
Intellectual Property	4.18	(a)
IRS	4.17	(a)
Leased Property	4.21	(c)
Marks	4.18	(a)
Material Contract	4.15	(b)
Merger	Recitals
Merger Consideration	2.03	(a)
Merger Subsidiary	Preamble
Non-Assumed Options	2.04	(a)
Outside Date	8.01	(b)
Parent	Preamble
Parent Financial Statements	5.07
Parent SEC Documents	5.06
Party	Preamble
Patents	4.18	(a)
Permitted Liens	4.21	(a)
Property Leases	4.21	(c)
Registration Statement	5.08	(a)
Substitute Options	2.04	(a)
Support Agreements	Recitals
Surviving Corporation	Recitals
Taxes	4.16	(n)
Tax Representation Letters	6.11	(c)
Tax Return	4.16	(n)
Trade Secrets	4.18	(a)
Treasury Shares	2.03	(d)
Uncertificated Shares	2.05	(a)
WARN Act	4.17	(h)

Section 1.02. Other Definitional and Interpretative Provisions. In this Agreement, unless otherwise specified, the following rules of interpretation apply. A defined term has its defined meaning throughout this Agreement and, unless otherwise defined, in each Exhibit and Schedule to this Agreement. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law, and references to any Applicable Law shall be deemed to include references to any rules or regulations promulgated, or statutory instruments issued, thereunder. To the extent this Agreement refers to information or documents to be made available, delivered or provided by the Company to Parent or Merger Subsidiary, the Company shall be deemed to have satisfied such obligation if the Company or any of its Representatives has made such information or document available by (i) posting such information or document at least three (3) calendar days prior to the date of this Agreement to the “electronic data room” maintained by the Company and accessible by Parent for purposes of the transactions contemplated by this Agreement or (ii) delivering such information or document to Parent at least three (3) calendar days prior to the date of this Agreement.

ARTICLE 2

THE MERGER

Section 2.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 8:00 a.m., Pacific time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall be held at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, unless another place is agreed to in writing by the Parties. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.02. The Merger. (a) Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) in connection with the Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law. The Merger shall become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the Parties that is specified in the Certificate of Merger).

(b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the Surviving Corporation. From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.03. Conversion of Company Stock and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the holders of any shares of capital stock of the Company, Parent or Merger Subsidiary or the holders of the Company Warrants:

(a) Conversion of Company Stock. Subject to Sections 2.03(d) and 2.03(e), each share of Company Stock issued and outstanding immediately prior to the Effective Time, including the associated rights of the Company to the extent outstanding (the “Company Rights”), pursuant to the Company Rights Agreement, shall be converted into the right to receive 0.2006 of a share of Parent Stock (the “Exchange Ratio”) (the “Merger Consideration”). All such shares of Company Stock and related rights shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares and related rights shall thereafter, subject to the provisions of this Agreement, represent the right to receive the shares of Parent Stock into which such Company Stock and related rights were converted in the Merger.

(b) Conversion of Company Warrants. Subject to Section 2.03(e), each Company Warrant issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and, in accordance with its terms, shall be converted into the right to receive a positive number of whole shares of Parent Stock, if any, equal to the Exchange Ratio multiplied by the Net Issue Warrant Shares applicable to such Company Warrant. For the avoidance of doubt, if the number of Net Issue Warrant Shares applicable to a Company Warrant is zero, then no shares of Parent Stock shall be issued in connection with the cancellation and termination of such Company Warrant.

(c) Merger Subsidiary Common Stock. Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Treasury Shares. Each share of Company Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Subsidiary immediately prior to the Effective Time (collectively, “Treasury Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) Treatment of Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash (rounded up to the nearest whole cent) without interest determined by multiplying the closing sale price of a share of Parent Stock on NASDAQ on the trading day immediately preceding the Effective Time (as reported in the Wall Street Journal, National Edition) by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

(f) Changes in Capitalization. If, between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration, Exchange Ratio and any other amounts payable pursuant to this Agreement, as applicable, shall be appropriately adjusted.

Section 2.04. Company Options; Company ESPP. (a) Stock Options. Except as otherwise provided in this Section 2.04(a), at the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and converted automatically at the Effective Time into an option denominated in shares of Parent Stock and which has other terms and conditions substantially identical to those of the related Company Option except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Stock equal to the product of the number of shares of Company Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Stock, (ii) the per share exercise price for the shares of Parent Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent and (iii) any vesting acceleration provisions in the Company Options so assumed that are triggered (or potentially triggered with respect to “double trigger” acceleration provisions) by virtue of a change of control of the Company shall, for the avoidance of doubt, be deemed to have been triggered by virtue of the Merger. Notwithstanding the foregoing, in lieu of assuming such Company Options as described in the preceding sentence, Parent may, in its discretion, elect to terminate each such Company Option and grant the holder thereof, pursuant to its 1982 Stock Option Plan or its 1986 Stock Plan, a substitute option to purchase shares of Parent Stock (a “Substitute Option”), and each Substitute Option shall provide for the right to purchase the number of shares of Parent Stock (and an exercise price per share of Parent Stock) as determined in accordance with the preceding sentence, and except as otherwise described in this Section 2.04, the Substitute Option shall provide for equivalent terms and conditions as the corresponding Company Option for which it was substituted. In no case shall the exchange of a Company Option (or grant of a Substitute Option) be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code. The Company agrees that the assumption and adjustment of Company Options (or grant of a Substitute Option) in accordance with this Section 2.04(a) shall preserve the compensation element of each Company Option as of the Effective Time. Notwithstanding the foregoing, unless determined otherwise by Parent, each Company Option that is held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time (the “Non-Assumed Options”) shall not be assumed (or substituted for) by Parent pursuant to this Section 2.04 and shall, immediately prior to the Effective Time, be canceled and extinguished and the vested portion thereof shall automatically be converted into the right to receive an amount in cash, if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Stock that were issuable upon exercise or settlement of such Non-Assumed Option immediately prior to the Effective Time (for these purposes, after giving effect to any vesting acceleration provisions that would be triggered by virtue of the Merger) and (y) the product of the Exchange Ratio and the closing sale price of a share of Parent Stock on NASDAQ on the trading day immediately preceding the Effective Time (as reported in the Wall Street Journal, National Edition), less any per share exercise price of such Non-Assumed Option. All Company Options held by non-employee members of the Board of Directors of the Company shall be Non-Assumed Options for purposes of this Agreement and converted into the right to receive cash pursuant to the immediately preceding sentence to the extent such options have been outstanding for not less than six months immediately prior to the Closing or are otherwise vested pursuant to their terms. Parent shall take such actions as are necessary for the assumption and conversion of (or substitution for) the Company Options pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Company Option an appropriate notice setting forth such holder’s rights pursuant to such Company Option (or, if applicable, an agreement evidencing the Substitute Option). If Parent assumes the Company Options, Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of common stock of Parent issuable upon exercise of the assumed Company Options promptly (but in no event later than fifteen (15) Business Days) following the Effective Time and Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

(b) ESPP. The Company shall take such action as may be necessary to (i) establish that any Offering Period (as defined under the Company ESPP) then in progress under the Company ESPP shall terminate on the last day of the payroll period ending immediately prior to the Effective Time (but in all events at least five (5) Business Days prior to the Effective Time) (the “ESPP Termination Date”), (ii) provide that no further Offering Periods shall commence under the Company ESPP on or following the ESPP Termination Date and (iii) terminate the Company ESPP as of the ESPP Termination Date. Each outstanding purchase right under the Company ESPP on the ESPP Termination Date shall be exercised on such date for the purchase of Company Stock in accordance with the terms of the Company ESPP.

Section 2.05 Exchange Procedures. (a) Exchange Agent; Letters of Transmittal. Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent, and shall be in such form and have such other provisions as Parent or the Exchange Agent shall reasonably specify) for use in such exchange.

(b) Surrender and Payment. Each Company Stockholder that holds Company Stock converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration without interest in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Stock Transfer Books. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Return of Merger Consideration. Any portion of the Merger Consideration (and any interest or other income earned thereon) made available to the Exchange Agent pursuant to Section 2.05(a) that remains unclaimed by Company Stockholders six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any Company Stockholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, and upon the delivery to the Exchange Agent of a duly completed letter of transmittal in accordance with this Section 2.05, following the Effective Time the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement, without interest.

(g) Dividends on Parent Stock. No dividends or other distributions with respect to shares of Parent Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.03(e), shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in Section 2.04 or this Section 2.05. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name such shares of Parent Stock have been registered, (i) promptly following such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.03(e) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such shares of Parent Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such shares of Parent Stock.

(h) Withholding. Parent, Merger Subsidiary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to holders of Company Stock, Company Options or otherwise pursuant to this Agreement such amounts as Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read in its entirety as set forth in Exhibit B attached hereto, until amended in accordance with Applicable Law.

Section 3.02. Bylaws of the Surviving Corporation. The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read in their entirety as the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not be a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, and all amendments thereto, as currently in effect. The Company is not in violation of its Certificate of Incorporation or Bylaws.

Section 4.02. Corporate Authorization. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than (i) the affirmative vote of holders of a majority of the outstanding shares of Company Stock in favor of the approval and adoption of this Agreement and the Merger (the “Company Stockholder Approval”) and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Subsidiary, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exceptions”).

(b) The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions provided for herein are fair to, advisable and in the best interest of the Company and the holders of Company Stock, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby and (iv) resolved, subject to Section 6.04(b), to unanimously recommend in accordance that the holders of Company Stock vote in favor of the approval and adoption of this Agreement and the Merger (the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Authority except (a) under (i) the Exchange Act (including the filing by the Company of the Company Proxy Statement), (ii) the Securities Act (including the filing by Parent of the Registration Statement), (iii) any applicable United States state or federal or foreign securities, takeover or “blue sky” laws and (iv) to the extent applicable, the rules and regulations of NASDAQ, (b) pursuant to the competition and antitrust laws of the United States or any foreign country, as applicable, (c) the filing and recordation of the Certificate of Merger as required by Delaware Law or (d) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (i) prevent or materially delay or impede performance by the Company of any of its obligations under this Agreement or (ii) be a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (a) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, as in effect on the date hereof, or any equivalent organizational or governing documents of any of its Subsidiaries as in effect on the date hereof, (b) assuming that all consents, approvals and authorizations described in Section 4.03 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.03 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Applicable Law applicable to the Company or of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for matters that would not be a Company Material Adverse Effect.

Section 4.05. Capitalization; Indebtedness. (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Stock and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 250,000 shares are designated as Series A Participating Preferred Stock (the “Company Series A Preferred Stock”). The Company has also issued Company Rights with respect to certain shares of Company Series A Preferred Stock pursuant to the Company Rights Agreement. The rights and privileges of the Company Stock and the Company Preferred Stock are as set forth in the Company’s Certificate of Incorporation, and the rights and privileges of the Company Series A Participating Preferred Stock, par value $0.0001 per share, are as set forth in the Company Rights Agreement. As of May 4, 2009, there are (i) 9,473,572 shares of Company Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued or outstanding, (iii) no shares of Company Stock held in the treasury of the Company or owned by any Subsidiary of the Company, (iv) Company Options to purchase an aggregate of 2,410,192 shares of the Company Stock issued and outstanding and (v) Company Warrants to purchase 20,118 shares of Company Stock issued and outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Option, the Company ESPP or any Company Warrant will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.05(a), there are no (i) shares of capital stock, voting securities or other Equity Interests of the Company, (ii) options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of the Company (other than Company Options, if any, issued after the date hereof in compliance with Section 6.01), (iii) securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests or (iv) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) are referred to collectively as the “Company Securities”). There are no outstanding contractual obligations of the Company or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Company Securities.

(c) As of the date of this Agreement, the aggregate Indebtedness of the Company and its Subsidiaries is described on Section 4.05(c) of the Company Disclosure Schedule. For purposes of this Agreement, “Indebtedness” means, without duplication, any (i) indebtedness of the Company and its Subsidiaries for borrowed money, (ii) obligations under any note, bond or other debt security, (iii) capitalized lease obligations of the Company and its Subsidiaries as determined in accordance with GAAP, (iv) outstanding obligations (e.g., unreimbursed draws) of the Company and its Subsidiaries with respect to letters of credit of the Company and its Subsidiaries, (v) obligations relating to interest, currency, and other hedging contracts and arrangements and (vi) guarantees of the Company and its Subsidiaries with respect to any of the foregoing.

(d) The Company Options described in Section 4.05(a) have a weighted average exercise price of $1.9691 per share. Section 4.05(d) of the Company Disclosure Schedule contains a complete and correct list as of May 4, 2009 of each outstanding Company Option, including, to the extent applicable, the holder thereof, date of grant, exercise price, vesting schedule and status, expiration date and number of shares of Company Stock subject thereto.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization. Each Subsidiary of the Company has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not be a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and bylaws or similar organizational or governing documents of each of its Subsidiaries, and all amendments thereto, as currently in effect. None of the Subsidiaries of the Company is in violation of its organizational or governing documents. Section 4.06(a) of the Company Disclosure Schedule contains a complete list of all of the Subsidiaries of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b) All of the outstanding Equity Interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) subscriptions, options, warrants, rights, calls, contracts or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any Equity Interests in, or any securities convertible into or exchangeable for any Equity Interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) are referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Section 4.06(b) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; (iii)  the record owner(s) thereof.

Section 4.07. SEC Filings; Sarbanes-Oxley Act; NASDAQ. (a) The Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2006 (collectively, the “Company SEC Documents”). Each Company SEC Document (i) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents. The Company has furnished to Parent a correct and complete copy of any amendments or modifications which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of its Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, or to the knowledge of the Company, alleged fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting, and the Company is not aware of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents were, at the time of their respective filing or submission, accurate and complete and complied as to form and content with Applicable Law.

(c) Since January 1, 2005, neither the Company nor any Subsidiary of the Company nor, to the Company’s knowledge, any Representatives of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law.

(d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.08. Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of the Company contained in the Company SEC Documents (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

Section 4.09. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature, whether accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except for liabilities or obligations (a) that were incurred after December 31, 2008 in the ordinary course of business consistent with past practice, (b) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (c) that were disclosed or reserved against in the most recent Company Financial Statements (including the notes thereto) included in the Company SEC Documents filed prior to the date of this Agreement or (d) that represent no more than $60,000 in the aggregate.

Section 4.10. Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries or any Person who beneficially owns five percent (5%) or more of the Company Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the twelve (12) month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.11. Disclosure Documents. (a) The proxy statement to be filed with the SEC and sent to the Company Stockholders in connection with the Company Stockholder Meeting (as amended or supplemented from time to time, the “Company Proxy Statement”) and any amendments or supplements thereto, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Company Proxy Statement (except for such portions thereof that relate to Parent or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information (i) supplied or required to be supplied by Parent or Merger Subsidiary and contained in or omitted from any of the foregoing documents or (ii) contained in or omitted from the Registration Statement, except to the extent set forth in Section 4.11(b).

(b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or any amendment or supplement thereto will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.12. Absence of Certain Changes. (a) Since December 31, 2007 through the date of this Agreement, except for transactions contemplated by this Agreement or related hereto, (i) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action of a type set forth in Sections 6.01(a), (b), (c), (d), (e), (f), (g)(i), (g)(ii), (i), (j), (k), (l), (m)(i), (m)(ii), (m)(v), (n), (o) or (p).

(b) Since December 31, 2007 through the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.13. Permits; Compliance with Applicable Laws; Certain Business Practices. (a) The Company and its Subsidiaries are, and since January 1, 2005 have been, in possession and operating in material compliance with all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, clearances and orders of any Governmental Authority necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries have fulfilled and performed all of their respective material obligations with respect to the Company Permits, all such Company Permits are in full force and effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Company Permit.

(b) Since January 1, 2005, neither the Company nor any of its Subsidiaries has been (i) in violation of any Company Permits or any Applicable Law, including any customs, export control, foreign trade laws or regulations or (ii) subject to any order or consent decree from any Governmental Authority, except as would not be a Company Material Adverse Effect. No investigation, claim, suit, proceeding, hearing, enforcement, audit, arbitration, review or other action by any Governmental Authority with respect to the Company or its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same, other than in each case, investigations, claims, suits, proceedings, hearings, enforcements, audits, arbitrations, reviews or other actions that would not be a Company Material Adverse Effect. Since January 1, 2005, none of the Company or any of its Subsidiaries has received any correspondence or notices or actions from any other Governmental Authority asserting noncompliance with any Applicable Law, Company Permit or other requests or requirements of a Governmental Authority.

(c) None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar Applicable Laws or (iii) made any payment in the nature of criminal bribery.

Section 4.14. Litigation. There is no action, suit, arbitration, claim, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would be a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. Section 4.14 of the Company Disclosure Schedule sets forth each action, suit, arbitration, claim, investigation or proceeding pending, or as to which the Company or any of its Subsidiaries has received any notice of assertion, and, to the knowledge of the Company, any threatened action, suit, proceeding, claim, arbitration or investigation against the Company or any of its Subsidiaries, in each case which would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 4.15. Material Contracts; Customer, Supplier and Distributor Status. (a) Section 4.15 of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets, in each case, as of the date hereof:

(i) Contract with any Company customer which individually accounted for more than three percent (3%) of the Company’s gross revenues during fiscal year 2008 or with any material supplier of the Company;

(ii) Contract that involves a dollar amount in excess of (A) $100,000 in the aggregate after the date of this Agreement or (B) $100,000 annually and extends for a period of 12 months or more after the date of this Agreement (in each case, other than any contract or commitment that is terminable on 90 calendar days’ notice or less without penalty);

(iii) Contract with employees, agents or consultants involving annual compensation exceeding $50,000 (other than any Contract (A) for at-will employment with the Company or (B) that is terminable on 90 calendar days’ notice or less without penalty except to the extent general principles of wrongful termination may limit termination rights);

(iv) Contract with respect to any joint venture or partnership arrangements or any distribution agreement relating to any product or planned product of the Company or any Company Intellectual Property;

(v) Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries is or may be incurred and any Contract between or among the Company and/or wholly-owned Subsidiaries of the Company, or pursuant to which the Company guarantees the performance of the obligations of any Person;

(vi) Contract relating to any pending acquisition or disposition by the Company or any of its Subsidiaries of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business consistent with past practice;

(vii) Contract that contains any provisions restricting the Company, its Subsidiaries, Affiliates or their successors from competing or engaging in any material respect (A) in any line of business or with any Person or in any area or (B) pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Effective Time;

(viii) Contract that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company Intellectual Property, (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third party, or any other similar provision, or (D) grants “most favored nation” rights;

(ix) Contract (A) pursuant to which the Company or any of its Subsidiaries has granted any license to Company Intellectual Property to any Person, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice or (B) by which the Company or any of its Subsidiaries has been granted any license to the Intellectual Property of any Person, other than non-exclusive licenses to third party software available to the public on standard, non-negotiable terms or for fees of less than $25,000 or less per year;

(x) Contract for the sale of goods or services to any Governmental Authority;

(xi) Contract providing for any contingent payments by the Company or any of its Subsidiaries exceeding $10,000 in any one case;

(xii) Contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not be a Company Material Adverse Effect;

(xiii) Contract requiring a consent to, or otherwise containing a provision relating to, a “change of control” of the Company, or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement; or

(xiv) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as a whole.

(b) Each Contract of the type described in Section 4.15(a)(i)-(xiv), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.” Complete and correct copies of all Material Contracts (as amended or modified), including all schedules and exhibits thereto, existing as of the date hereof are either publicly filed with the SEC or the Company has made available to Parent copies of such Contracts.

(c) Each Material Contract is a valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, in full force and effect and enforceable against the Company or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; to the Company’s knowledge, each Material Contract is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. The Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has materially performed all obligations required to be performed by it under each Material Contract (excluding performance obligations not yet due) and neither the Company nor any of its Subsidiaries has received written notice of a default under any Material Contract or of any event or condition which, after notice or lapse of time or both, will constitute a default on the part of the Company or any of its Subsidiaries under any Material Contract. With respect to the Contracts described in Section 4.15(a)(i), no counterparty has, indicated in writing or, to the Company’s knowledge, otherwise to the Company that it intends to (i) terminate or materially reduce, any agreement with the Company or (ii) stop, or decrease the rate of, supplying materials, products or services to the Company.

(d) All material orders contained in the backlog of the Company have been accepted by the Company and the applicable customer without material exception to any of the original terms of the applicable order and the Company has received no written (or, to the Company’s knowledge, oral) notice that any such customer intends to cancel such order. Since January 1, 2008, neither the Company nor its Subsidiaries have suffered cancellations or non-renewals from any customer or customers that accounted, individually or in the aggregate, for three percent (3%) or more of the gross revenue of the Company and its Subsidiaries during fiscal year 2008. Since January 1, 2008, the Company and its Subsidiaries have not received any written (or, to the Company’s knowledge, oral) communication regarding the intention of any material customer, distributor, agent or supplier to terminate its relationship with the Company or its Subsidiaries.

Section 4.16. Taxes. (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all respects and have been completed in accordance with Applicable Law. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) All material Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP). Any unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) contained in such Company Financial Statements. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the most recent Company Financial Statements other than in the ordinary course of business. The Company has made available to Parent or its legal counsel copies of all material Tax Returns for the Company and each of its Subsidiaries filed since the fiscal year ended December 31, 2004.

(c) No deficiency for any material amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid. There are no material audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(d) Subject to such exceptions as would not be material, all Taxes required to be withheld or collected by the Company and each of its Subsidiaries have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority.

(e) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for current Taxes not yet due and payable that may thereafter be paid without interest or penalty, and Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a United States consolidated federal income Tax Return (other than the affiliated group of which the Company is the common parent) or (ii) is liable for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law or as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement. None of the Company and its Subsidiaries is a party to any Tax sharing agreement.

(h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(i) No election has been made under Treasury Regulations Section 1.7701-3 or any similar provision of Tax law to treat the Company or any of its Subsidiaries as an association, corporation, partnership or disregarded entity.

(j) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any material amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(k) Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) Neither the Company nor any of its Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation by reason of Section 7874(b) of the Code; and (ii) was created or organized both in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

(m) As of the date hereof and as of the Effective Time: (i) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n) As used in this Agreement, (i) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, custom duties, escheat, environmental, alternative or add-on minimum, transfer and value-added taxes together with any interest, penalty, or addition thereto, whether or not disputed and whether or not shown on any Tax Return and (ii) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed or required to be filed with any Governmental Authority with respect to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

Section 4.17. Employee Benefit Plans; Employees and Employment Practices. (a) Section 4.17 of the Company Disclosure Schedule contains a correct and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and each other material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention or transaction bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, dental, insurance, vacation, paid time off, long term care, perquisite, fringe benefit, death benefit or other material compensation or benefit plan, program, arrangement, agreement, fund or commitment (i) for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries and maintained or contributed to by the Company or any of its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has any material liability or obligation (each such plan or agreement, a “Company Benefit Plan”). The Company has made available to Parent or its Representatives copies of (a) each Company Benefit Plan (or accurate and complete descriptions thereof if unwritten), (b) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, including schedules and financial statements attached thereto, (c) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (d) each trust agreement and any other material agreement relating to a Company Benefit Plan and (e) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(b) Each Company Benefit Plan has been maintained, funded and administered in material compliance with its terms, any applicable provisions of ERISA and/or the Code and any other Applicable Laws. With respect to the Company Benefit Plans and all employee payroll withholding obligations, remittances, premiums, contributions and assessments under Applicable Law, all payments, premiums, contributions, and reimbursements for all periods ending prior to or as of the Effective Time shall have been made or have been accrued for on the financial statements of the Company or its applicable Subsidiary (including the Company Financial Statements). All accrued wages, vacation pay, holiday pay and employee benefits of the employees of the Company and its Subsidiaries have been fully accrued in the Company’s books and records and reflected as such in the Company Financial Statements. There are no audits, claims, suits, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or any other Governmental Authority or any other Person with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business) nor to the knowledge of the Company is there any reasonable basis for any such audits, claims, suits, investigations, inquiries or proceedings. To the knowledge of the Company, there has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified, and, to the Company’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(d) None of the Company, any of its Subsidiaries or any trade or business that, together with the Company or any of its Subsidiaries, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes, or has been required to contribute, to any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA or Sections 412 or 430 of the Code, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under Title IV of ERISA or Sections 412 or 430 of the Code.

(e) Neither the Company nor any of its Subsidiaries maintains, contributes to or has any obligation or liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) other than in accordance with Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”). The Company, its Subsidiaries and the ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under a Company Benefit Plan that will or may result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Person or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. No condition or circumstance since the date of the documents provided in accordance with Section 4.17(a) above would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made by the Company or any of its Subsidiaries and no plans exist to materially amend any Company Benefit Plan or to provide increased benefits thereunder to any employee, except as required by Applicable Law.

(g) None of the Company Benefit Plans that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is self-insured. Each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any of its Subsidiaries at any time after the Effective Time.

(h) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement between or applying to one or more employees and a trade union, works council, employee congress, or other form of employee association or employee representative body, and no such collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending labor dispute, strike or work stoppage, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes against the Company or any of its Subsidiaries, and no such disputes have occurred or, to the knowledge of the Company or any of its Subsidiaries, been threatened, during the past three years. None of the Company or any of its Subsidiaries is subject to any outstanding labor or employment-related order, settlement, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority. There is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency, and no material charges or complaints have been brought, or, to the knowledge of the Company and any of its Subsidiaries, been threatened, against the Company during the past three years. Each of the Company and its Subsidiaries is in compliance in all material respects with all Applicable Laws respecting labor, employment, fair employment practices, human rights, employment standards, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company or any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits premiums, remittances or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or any court of competent jurisdiction. No employee of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. Within the past three years, to the extent that the Company or any of its Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), such plant closing or layoff of employees complied with the WARN Act in all material respects.

(i) Neither the Company nor any of its Subsidiaries will have as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, any obligation to reimburse any employee, officer, or director of the Company or any of its Subsidiaries for any Tax payable as a result of the receipt by any such person of an “excess parachute payment” as defined in Section 280G(b)(1) of the Code (or any corresponding provision of state, local, or foreign Tax law).

(j) The Company has made available to Parent a complete and accurate list of all employees of the Company and any of its Subsidiaries as of the date of this Agreement, including each individual’s (i) jurisdiction of employment, (ii) employment authorization or work visa status, (iii) date of hire and service dates and (iv) current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise). Each Person who is an independent contractor is properly classified as an independent contractor for purposes of all employment-related Applicable Law and all Applicable Law concerning the status of independent contractors. Neither the Company nor any of its Subsidiaries has any material liability, whether absolute or contingent, including any obligations under any Company Benefit Plan, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee.

(k) Except as listed in Section 4.17(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains, or sponsors any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). With respect to any such nonqualified deferred compensation plan listed in Section 4.17(k) of the Company Disclosure Schedule, (i) such plan has been operated in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in form with Section 409A of the Code and the guidance issued thereunder as of December 31, 2008 and (iii) the transaction contemplated by this Agreement will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(l) All Company Options have been appropriately authorized by the Company’s Board of Directors or a duly authorized committee thereof, including approval of the exercise or purchase price or the methodology for determining the exercise or purchase price and the substantive terms of the Company Options. All Company Options granted to employees and directors reflect the fair market value of the Company Stock as determined under Section 409A of the Code on the date the option was granted. No Company Options have been retroactively granted, or the exercise or purchase price of any Company Options determined retroactively.

Section 4.18. Intellectual Property Matters. (a) As used in this Agreement, the term “Intellectual Property” means all of the following forms of intellectual property and all intellectual property rights arising under the laws of the United States or any other jurisdiction with respect thereto: (i) trade names, trademarks, service names and service marks (registered and unregistered), domain names, trade dress, logos, 800 numbers and similar brand identifiers and applications to register any of the foregoing and all goodwill associated with any of the foregoing (collectively, “Marks”), (ii) patents and patent applications (including all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions, reexaminations thereof and foreign counterparts thereto) (collectively, “Patents”), (iii) works of authorship and any copyrights, copyright registrations, mask works, mask work registrations and applications therefor (collectively, “Copyrights”), (iv) rights in databases and data collections and (v) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, databases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

(b) Section 4.18(b)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by the Company or any of its Subsidiaries (collectively, “Company Registered Marks”); Section 4.18(b)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents owned by the Company or any of its Subsidiaries (collectively, the “Company Patents”); and Section 4.18(b)(iii) of the Company Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). No Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. To the Company’s knowledge, the Company Registered IP is valid and enforceable, and no notice or claim challenging the validity, enforceability or scope of, or alleging the misuse of, any of the Company Registered IP has been received by the Company or any of its Subsidiaries. The Company or a Subsidiary has (i) filed, prosecuted, perfected and maintained each item of Company Registered IP in compliance with all Applicable Laws, (ii) not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP and (iii) timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP.

(c) Without limiting Section 4.18(b), the Company and its Subsidiaries have taken reasonable steps to maintain and protect their rights in the Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (“Company Intellectual Property”) and to maintain the confidentiality of all of the Trade Secrets of the Company or its Subsidiaries. Without limiting the foregoing, no portion of the source code for any Company Intellectual Property that is software has been provided, disclosed or licensed to any escrow agent or other third party. Each current or former employee, consultant, contractor and other Person who has participated in the creation of any Company Intellectual Property (each, a “Contributor”) has entered into a written agreement that assigns to the Company all such Contributor’s right, title and interest in such Contributor’s contribution to the Company Intellectual Property, and to the extent that a right is not assignable, Contributor has waived any such right, including moral rights. The Company has made available to Parent the Company’s standard form of proprietary information, confidentiality and assignment agreements and any similar agreements entered into between the Company or a Subsidiary and a Contributor that are not substantially similar to such standard form of agreements. Neither the Company nor any of its Subsidiaries has made any submission or suggestion to, or entered into any Contract with, any standards bodies or other organizations that would obligate the Company or any of its Subsidiaries to grant licenses or that would otherwise impair the Company’s or any of its Subsidiaries’ control of the Company Intellectual Property.

(d) The Company and its Subsidiaries exclusively own all Company Intellectual Property free and clear of any Liens or joint ownership interests. None of the Company Intellectual Property is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company or its Subsidiaries. No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

(e) The rights licensed under each agreement granting to the Company or any of its Subsidiaries any right or license under or with respect to any Intellectual Property owned by a third party (“In Licenses”) shall be exercisable by the Surviving Corporation on and after the Closing to the same extent as by the Company or its Subsidiaries prior to the Closing. Neither the Company nor any of its Subsidiaries is in material breach of any In License and to the knowledge of the Company no counterparty to an In License is in material breach of any In License. No expiration or termination, in whole or in part, of any In License is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary is obligated to pay to any third party any license fees, royalties, or other amounts in connection with the distribution of products or the provision of services by the Company or any Subsidiary.

(f) Neither the Company nor any of its Subsidiaries has (i) assigned rights in or to any Intellectual Property to a third party, (ii) granted to any third party any exclusive rights under or to any Company Intellectual Property or (iii) granted any rights under or to any Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice in connection with the sale or distribution of the products of the Company or a Subsidiary.

(g) The Intellectual Property owned by or validly licensed to the Company and its Subsidiaries constitutes all the material Intellectual Property rights used in and necessary for the conduct of the business of the Company or its Subsidiaries as such business is currently conducted and proposed to be conducted.

(h) To the knowledge of the Company, neither the conduct of the business of the Company or its Subsidiaries, nor any of the products or services distributed, licensed, sold or offered by the Company and its Subsidiaries, nor any technology, materials or Intellectual Property used, sold, distributed or otherwise commercially exploited by or for the Company and its Subsidiaries, infringes upon, misappropriates or violates any Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, or dilution, or unfair competition or trade practices, has occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor. To the knowledge of the Company, no third party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries.

(i) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will (with or without notice, lapse of time or both) result in, or give any other Person the right or option to cause or declare, (i) a loss or ownership of, or Lien on, any Company Intellectual Property, (ii) a breach, termination, acceleration or modification of any right or obligation under any Contract or any rights in or to any Intellectual Property, (iii) the release, disclosure or delivery of any Company Intellectual Property to any Person, including to or from any escrow agent or (iv) any grant, assignment, or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

(j) No product or technology of the Company or any of its Subsidiaries contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or similar function or code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise purposefully impeding in any manner the operation of, or providing unauthorized access to, a computer system, device or network or (ii) compromising the privacy or security of a user or damaging or destroying any data or file without the user’s consent.

(k) No software used in or in conjunction with a product of the Company or any of its Subsidiaries is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement or any other agreement obligating the Company to make source code owned by the Company or incorporated in the Company products available to third parties or to publish or place in escrow any source code owned by the Company or incorporated in the Company products. The execution of this Agreement or any of the other transactions contemplated hereby will not result in the disclosure to any Person of any source code for software that is Company-owned technology (including any release from escrow of such source code) or the grant of incremental rights to a Person with regard to such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any of its Subsidiaries to any Person of any such source code, and no portions of such source code have been disclosed, delivered or licensed to any Person. As used in this paragraph, an “incremental” right refers to a right in excess of the rights that would have been required to be offered or granted had the Parties not entered into this Agreement or consummated the transactions contemplated hereby.

(l) The Company’s currently licensed and marketed Company products, including any customized products, perform in all material respects in accordance with the functions described in any agreed specifications or end user documentation provided or made available to Parent or to customers of the Company and in accordance with the Company’s contractual obligations to the Company’s customers. The Company has not been notified, either verbally or in writing, that such products do not perform as set forth above. To the extent that the Company products have not been launched, the Company has fully disclosed to Parent in writing all currently known material technical problems associated with such products that materially affect the performance of the Company products.

(m) The Company has not sold any product containing technology set forth on Section 4.18(m) of the Company Disclosure Schedule.

Section 4.19. Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law, (ii) “Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law. For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

(b) No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no action, suit, arbitration, claim investigation or proceeding is pending and, to the Company’s knowledge, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(c) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company. There has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Applicable Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(d) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Company’s knowledge, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(e) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries which have not been made available to Parent.

Section 4.20. Insurance. Section 4.20 of the Company Disclosure Schedule contains a list of all policies of title, property, fire, casualty, liability, life, business interruption, product liability, workmen’s compensation and other forms of insurance of any kind relating to the business and operations of the Company or any of its Subsidiaries in each case which are in force as of the date hereof (the “Insurance Policies”). The Company or a Subsidiary of the Company has made any and all payments required to maintain the Insurance Policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, and has not received written notice or, to the knowledge of the Company, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

Section 4.21. Title to and Sufficiency of Assets. (a) As of the date hereof, the Company and its Subsidiaries has, and as of the Effective Time the Company and its Subsidiaries will have, good and valid title to, or, in the case of leased properties and assets, a valid leasehold interest in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Company Financial Statements and except for Permitted Liens. As used herein, “Permitted Liens” means (i) Liens for current Taxes accrued or reserved on the books and records of the Company but not yet due and payable and (ii) Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s assets or properties for the purposes for which they are currently being used.

(b) Neither the Company nor any of its Subsidiaries own any real property.

(c) Set forth in Section 4.21(c) of the Company Disclosure Schedule is a description of each lease of real property under which the Company or any of its Subsidiaries is a lessee, lessor, sublessee or sublessor as of the date hereof (the “Leased Property”). Correct and complete copies of such leases and all other instruments granting such leasehold interests, rights, options or other interests as of the date hereof (the “Property Leases”) (including all amendments, modifications and supplements thereto) have been made available to Parent. Each Property Lease is a valid and binding obligation of the Company or a Subsidiary of the Company, as applicable, in full force and effect and enforceable against the Company or such Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; to the Company’s knowledge, each Property Lease is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Consummation of the transactions contemplated by this Agreement does not require the consent of any party to and will not constitute an event of default under or permit any party to terminate or change the existing terms of any Property Lease.

(d) To the Company’s knowledge, the Leased Property is adequate for the operation of the business of the Company and its Subsidiaries in substantially the same manner as conducted as of the date hereof. All of the buildings, material fixtures and other improvements situated on the Leased Property and all other material items of property are in good condition and in a reasonable state of repair (normal wear and tear excepted), and maintenance of such items has not been deferred beyond a reasonable time period.

Section 4.22. Brokers; Certain Expenses. Except for Needham & Company, LLC, and the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, the Company has made available a true, correct and complete copy of its engagement letter with Needham & Company, LLC to Parent. As of the date hereof and based on the assumptions set forth in Section 4.22 of the Company Disclosure Schedule, the total amount of fees and expenses related to legal, financial advisor, investment banker or similar services incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including the Company Proxy Statement (collectively, “Company Transaction Fees”), will not exceed the amount set forth in Section 4.22 of the Company Disclosure Schedule.

Section 4.23. Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing), dated as of the date of approval of this Agreement by the Board of Directors of the Company, of Needham & Company, LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the Company Stockholders.

Section 4.24. Antitakeover Statutes; Company Rights Plan. (a) The Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover law or similar statute or regulation (including the interested stockholder provisions codified in Section 203 of the Delaware Law) or any anti-takeover provision in the Certificate of Incorporation or Bylaws of the Company is applicable to this Agreement, the Merger, the Support Agreements or the other transactions contemplated by this Agreement, and, accordingly, no such anti-takeover law or similar statute or regulation and no such provision applies or purports to apply to any such transactions.

(b) The Company has taken all action necessary (i) to render the Company Rights Agreement inapplicable to the Merger, this Agreement, the Support Agreements and the other transactions contemplated hereby or thereby, and (ii) to ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates will become an “Acquiring Person” (as such term is defined in the Company Rights Agreement) and (B) neither a “Stock Acquisition Date” nor a “Distribution Date” (each as defined in the Company Rights Agreement) shall occur, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger, this Agreement, the Support Agreements or the transactions contemplated hereby and thereby and (iii) to cause the Company Rights Agreement to terminate at the Effective Time.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Schedule, Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.01. Corporate Existence and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has the requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each Subsidiary of Parent is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, materially impair the ability of Parent and Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.02. Corporate Authorization. Each of Parent and Merger Subsidiary has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of them, and no other corporate proceedings on the part of any of them are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.03. Governmental Authorization. The execution, delivery and performance of this Agreement by each of Parent and Merger Subsidiary do not, and the consummation of the transactions contemplated hereby will not, require Parent or any Subsidiary of Parent to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Authority except (a) under (i) the Exchange Act (including the filing by the Company of the Company Proxy Statement), (ii) the Securities Act (including the filing by Parent of the Registration Statement), (iii) any applicable United States state or federal or foreign securities, takeover or “blue sky” laws and (iv) to the extent applicable, the rules and regulations of NASDAQ, (b) pursuant to the competition and antitrust laws of the United States or any foreign country, as applicable, (c) the filing and recordation of the Certificate of Merger as required by Delaware Law or (d) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not, individually or in the aggregate, materially impair the ability of Parent or Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement do not, and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby will not (with or without notice or lapse of time, or both), (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or any Subsidiary of Parent, as in effect on the date hereof, (b) assuming that all consents, approvals and authorizations described in Section 5.03 have been obtained prior to the Effective Time and all filings and notifications described in Section 5.03 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Applicable Law applicable to Parent or any Subsidiary of Parent or by which any of their properties or assets are bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of Parent or any Subsidiary of Parent pursuant to, any Contract to which Parent or any Subsidiary of Parent is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for matters that would not, individually or in the aggregate, materially impair the ability of Parent or Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.05. Capitalization. The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Stock and (ii) 1,200,000 shares of incentive stock. As of May 4, 2009, there are (i) 94,130,425 shares of Parent Stock issued and outstanding, (ii) no shares of incentive stock issued or outstanding, (iii) 31,505,021 shares of Parent Stock reserved for issuance under employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements of Parent, of which 19,409,998 shares were subject to outstanding options or other rights and (iv) warrants to purchase 50,000 shares of Parent Stock issued and outstanding. Except as set forth in the immediately preceding sentence, there are no (i) shares of capital stock, voting securities or other Equity Interests of Parent, (ii) options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued Equity Interests of Parent, (iii) securities convertible into or exchangeable for such Equity Interests, or obligating Parent to issue or sell any shares of its capital stock or other Equity Interests or (iv) securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent. There are no outstanding contractual obligations of the Company or any of its Subsidiaries affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Company Securities. The shares of Parent Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

Section 5.06. SEC Filings. Parent has filed all reports, schedules, forms, statements or other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2007 (collectively, the “Parent SEC Documents”). Each Parent SEC Document (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.07. Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of Parent contained in the Parent SEC Documents (collectively, the “Parent Financial Statements”) was prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each of the Parent Financial Statements presents fairly, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flow of Parent for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period end adjustments).

Section 5.08. Disclosure Documents. (a) The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Stock in connection with the Merger (the “Registration Statement”), or any amendments or supplements thereto, at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, neither Parent nor Merger Subsidiary makes any representation or warranty with respect to any information (i) supplied or required to be supplied by the Company and contained in or omitted from any of the foregoing documents or (ii) contained in or omitted from the Company Proxy Statement, except to the extent set forth in Section 5.08(b).

(b) None of the information supplied or to be supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

Section 5.09. Absence of Changes; Compliance with Applicable Laws. (a) Since January 31, 2008, there has not been a Parent Material Adverse Effect.

(b) Since January 1, 2007, neither Parent, nor any Subsidiary of Parent has been in violation of any Applicable Law, except as would not, individually or in the aggregate, materially impair the ability of Parent or Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.10. Litigation. There is no action, suit, arbitration, claim, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its

Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any Subsidiary may be liable, or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would, individually or in the aggregate, materially impair the ability of Parent or Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.11. Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.12. Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Subsidiary is owned directly or indirectly by Parent.

Section 5.13. Tax Treatment. As of the date hereof, (a) none of Parent, Merger Subsidiary nor, to the knowledge of Parent, any of Parent’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (b) Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE 6

COVENANTS

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of the Company Permits, (iii) keep available the services of its directors, officers and employees and (iv) maintain satisfactory relationships with its customers, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as set forth on Section 6.01 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its Certificate of Incorporation, Bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries (except for dividends paid by any of its wholly-owned Subsidiaries, the Company or to any other wholly-owned Subsidiary), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly, any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Stock (A) in connection with the Company ESPP in the ordinary course and (B) upon the vesting and/or exercise of Company Options that are outstanding on the date of this Agreement or that are issued after the date of this Agreement in compliance with the terms of this Agreement, in each case in accordance with their respective terms or (ii) amend any term of any

Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise), including, without limitation, any discretionary acceleration of vesting of any Company Option;

(d) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any loans, advances or capital contributions to, or investments in, any Equity Interests or equity securities in any Person or any assets, loans or debt securities thereof, other than in wholly-owned Subsidiaries of the Company or in the ordinary course of business consistent with past practice, (ii) sell, lease or otherwise dispose of (whether by merger, consolidation, or acquisition of stock or assets or otherwise), or create or incur any Lien on, any business organization or division thereof or any assets or securities, other than sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts, (iii) abandon, fail to maintain or allow to expire, or sell or exclusively license to any Person, any Intellectual Property of the Company or any of its Subsidiaries, (iv) authorize any new capital expenditures, in the aggregate, in excess of $50,000 or (v) use any of the proceeds from loans drawn under the Company Debt Arrangements other than in the ordinary course of business consistent with past practice;

(e) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger or among wholly-owned Subsidiaries);

(f) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the Indebtedness of any other Person, other than, in each case, Indebtedness arising under the Company Debt Arrangements;

(g) (i) renew or enter into any Contract or other arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Effective Time, limit or restrict in any material respect the Surviving Corporation, any of its Subsidiaries, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, (ii) enter into any new line of business outside of its existing business segments, (iii) amend or modify in any material respect or terminate any Material Contract, (iv) other than sales of products and nonexclusive licenses granted to customers in the ordinary course of business and consistent with past practice, enter into any Material Contract or (v) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(h) (i) enter into any exclusive license, distribution, marketing or sales Contracts, (ii) sell, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices or (iii) grant “most favored nation” or similar pricing to any Person;

(i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) to Third Parties, other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent Company Financial Statements or (B) incurred since the date of the most recent Company Financial Statements in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement;

(j) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby, or commence any material litigation, investigation, arbitration or proceeding against any Person;

(k) permit any of the Company’s or its Subsidiaries’ Intellectual Property rights to be disclosed (other than under appropriate non-disclosure agreements) or abandoned, or otherwise permit such Intellectual Property rights to become unavailable to the Company and its Subsidiaries on the same terms and conditions as such rights were available to the Company and its Subsidiaries as of the date of this Agreement;

(l) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, products, operations and activities of the Company and its Subsidiaries substantially equal to those currently in effect;

(m) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director or officer of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) terminate, establish, adopt or amend (except as reasonably necessary to comply with Applicable Law) any Company Benefit Plan covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, or pay any benefit not provided for by any existing Company Benefit Plan;

(n) change the Company’s methods of accounting, except as required by concurrent changes in GAAP;

(o) make or change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any material accounting method for Taxes, file any material amended Tax Return, enter into any closing agreement related to a material amount of Taxes, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(p) accelerate any payment in excess of $50,000 which is due from a customer or accelerate a renewal of a customer agreement;

(q) incur, pay, settle or permit the incurrence of any Company Transaction Fees exceeding the amount set forth in Section 4.22 of the Company Disclosure Schedule; or

(r) agree, resolve or commit to do any of the foregoing.

Section 6.02. No Control of Company’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its and its Subsidiaries’ respective operations.

Section 6.03. Company Proxy Statement and Registration Statement; Company Stockholder Meeting. (a) Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof (i) the Company shall prepare and file with the SEC the Company Proxy Statement and (ii) Parent shall prepare and file with the SEC the Registration Statement in which the Company Proxy Statement will be included as a prospectus. The Company and Parent, after consultation with each other, will use their respective commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Company Proxy Statement or the Registration Statement. The Company shall use commercially reasonable efforts to have the Company Proxy Statement cleared by the SEC and each of Parent and the Company shall use commercially reasonable efforts to have the Registration Statement become effective under the Securities Act, in each case, as promptly as practicable after such filing.

(b) Each of Parent and the Company shall furnish all information as may be reasonably requested or may be required by the other in connection with the preparation, filing and distribution of the Company Proxy Statement and the Registration Statement. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Company Proxy Statement will made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon and including therein any comments reasonably proposed. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement or the Company Proxy Statement as required by Applicable Law, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Company Stockholders. The Parties shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Company Proxy Statement or the Registration Statement, as applicable, or for additional information, and shall supply each other with copies of all formal correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Company Proxy Statement, the Registration Statement or the Merger.

(c) As promptly as practicable after the Registration Statement has become effective (but in any event within five (5) Business Days thereafter), the Company shall cause the Company Proxy Statement to be mailed to the Company Stockholders. Subject to and without limiting the rights of the Board of Directors of the Company pursuant to Section 6.04(b), the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 6.04(b), the Board of Directors of the Company shall publicly reaffirm such recommendation at any time prior to the Company Stockholder Meeting within forty-eight (48) hours following any request to do so by Parent.

(d) Unless this Agreement has been terminated in accordance with Section 8.01, (i) the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders solely for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the date on which the Registration Statement becomes effective (but taking into account any advance notice or other requirements under Applicable Law), (ii) use its commercially reasonable efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Provided this Agreement has not otherwise been terminated pursuant to Section 8.01, the Company’s obligations pursuant to this Section 6.03(d) shall not be affected by the public announcement or public disclosure of, or the communication to the Company of, any Acquisition Proposal or inquiry or indication of interest with respect thereto, or by an Adverse Recommendation Change.

Section 6.04. No Solicitation; Other Offers. (a) Subject to Section 6.04(b), the Company shall not, and the Company shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or indication of interests regarding, or the making or submission of any proposal or offer that constitutes, or could reasonably be expected to result in, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal or any inquiry or indication of interest with respect thereto, or furnish or disclose any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or take any action to facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal or any inquiry or indication of interest with respect thereto, (iii) withhold, amend, withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (or recommend any Acquisition Proposal, or any inquiry or indication of interest with respect thereto, or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse

Recommendation Change”) or (iv) enter into any agreement, agreement in principle, letter of intent, term sheet or other similar instrument relating to any Acquisition Proposal. The Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Party (other than Parent and its Representatives) that may be ongoing as of the date hereof with respect to any actual or potential Acquisition Proposal or any inquiry or indication of interest with respect thereto. The Company shall use its commercially reasonable efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the return or destruction of any confidential information previously furnished to any such Person by the Company, any of its Subsidiaries or any of its or their Representatives.

(b) (i) Notwithstanding Section 6.04(a), at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide Acquisition Proposal received by the Company after the date hereof that was not solicited in violation of Section 6.04(a), or, prior to the date of this Agreement in violation of the Confidentiality Agreement, and with respect to which the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) (i) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (ii) that taking the actions set forth in clauses (A), (B) or (C) below with respect to such Acquisition Proposal is necessary in order to comply with its fiduciary duties under Applicable Law, the Board of Directors of the Company, directly or indirectly through its Representatives, may, in response to such Acquisition Proposal, and subject to compliance with Section 6.04(c) and Section 6.04(d), (A) provide access to its properties, Contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives, (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal or (C) in the event that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, make an Adverse Recommendation Change and/or enter into an agreement regarding such Superior Proposal; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change or enter into an agreement regarding any Superior Proposal unless (x) the Company has given Parent five (5) Business Days prior written notice of its intention to take such action (it being understood and agreed that any change to the consideration offered or other material terms of any Superior Proposal shall require an additional notice to Parent and a new five (5) Business Day notice period), (y) the Board of Directors of the Company shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect and (z) (1) the Company has complied in all material respects with its obligations under this Section 6.04 and (2) the Company shall have terminated this Agreement in accordance with the provisions of Section 8.01(d)(ii) hereof and the Company pays Parent the Company Termination Fee in accordance with Section 8.03.

(ii) Notwithstanding Section 6.04(a), at any time prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that an Adverse Recommendation Change is necessary in order to comply with its fiduciary duties under Applicable Law (other than in connection with an Acquisition Proposal, which shall be governed by Section 6.04(b)(i)), the Board of Directors of the Company may effect an Adverse Recommendation Change; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change unless (x) the Company has given Parent five (5) Business Days prior written notice of its intention to take such action, (y) the Board of Directors of the Company shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed by Parent and shall not have determined that the Adverse Recommendation Change is no longer necessary in order to comply with its fiduciary duties under Applicable Law.

(c) The Company shall promptly (and in any event within one (1) Business Day) advise Parent orally and in writing of the receipt by the Company or any of its Representatives of (i) any indication that a Third Party is considering making an Acquisition Proposal, (ii) any request for information by any Third Party that may be considering making an Acquisition Proposal or any inquiry or indication of interest with respect thereto, or (iii) any Acquisition Proposal, in each case, along with the identity of the Person making any such Acquisition Proposal, and, to the extent available, the Company shall provide Parent with a copy or a written summary of the material terms of any such Acquisition Proposal. The Company shall keep Parent reasonably informed of the status on a current basis (including any change to the material terms) of any such Acquisition Proposal, potential Acquisition Proposal or information request. Following a determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Board of Directors of the Company has made such determination together with a copy of any draft or definitive agreements related to such Superior Proposal and a summary of the material terms of such Superior Proposal. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement or other agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

(d) Prior to furnishing any information to or entering into discussions or negotiations with any Person making an Acquisition Proposal pursuant to Sections 6.04(b) and 6.04(c), the Company shall receive from such Person an executed confidentiality agreement, the terms of which shall be no less favorable to the Company than, in the aggregate, those contained in the letter agreement dated as of December 31, 2008 between the Company and Parent, as amended (the “Confidentiality Agreement”) (a copy of which shall be provided for informational purposes only to Parent). The Company shall promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries not previously provided to Parent or the Parent Representatives that is provided to any Person making an Acquisition Proposal. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision or any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, unless such action by the Board of Directors of the Company is necessary in order to comply with its fiduciary duties under Applicable Law (in which case, such termination, waiver, amendment or modification shall also apply to the Confidentiality Agreement, to the extent applicable).

(e) Notwithstanding anything to the contrary contained herein, nothing in this Section 6.04 shall prohibit or restrict the Company or the Board of Directors of the Company from (a) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, such disclosure would be necessary under Applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.04(e) affect the obligations of the Company otherwise specified in Section 6.04.

Section 6.05. Access to Information. (a) Subject to Section 6.05(b), from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall, and shall cause each of its Subsidiaries and each of its and their Representatives to: (i) provide to Parent, Merger Subsidiary and each of their respective Representatives reasonable access at reasonable times and upon reasonable prior notice to the Company and its Subsidiaries, to the officers, employees, agents, Contracts, properties, assets, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish, or cause to be furnished, (A) such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of or information concerning the Company and its Subsidiaries as Parent, Merger Subsidiary or any of their respective Representatives may reasonably request and (B) to Parent, with respect to each fiscal month ending after the date of this Agreement, unaudited monthly consolidated balance sheets of the Company and its Subsidiaries for each fiscal month then ended and related consolidated statements of earnings and cash flows (which the Company shall furnish to Parent at substantially the same time such information is furnished on a monthly basis to the Board of Directors of the Company or any committee thereof in the ordinary course of business consistent with past practice); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene Applicable Law. No investigation made or information provided, made available or delivered to Parent, Merger Subsidiary or any of their respective Representatives pursuant to this Section 6.05 shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

(b) Any information provided, made available or delivered by the Company, any of its Subsidiaries or any of their respective Representatives to Parent, Merger Subsidiary or any of their respective Representatives pursuant to Section 6.05(a) shall be held in confidence in accordance with the terms of the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms, and shall survive any termination of this Agreement.

Section 6.06. Commercially Reasonable Efforts; Further Action and Assurances. (a) Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Authority and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties; provided however, that no payment of fees or expenses to any third party or amendments to any existing third party agreement in connection with such consents, approvals or waivers shall be paid, exchanged, executed or agreed without the prior consent of Parent, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, neither Parent nor the Company shall be required to hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or enter into any consent decree or other agreement that would restrict either Parent or the Company in the conduct of its business as heretofore conducted.

(b) The Company shall provide notice of the transactions contemplated by this Agreement to all holders of Company Warrants pursuant to the terms thereof.

(c) The Company shall use commercially reasonable efforts to obtain the waiver, in form provided by Parent to Company prior to the date hereof or otherwise in form reasonably satisfactory to Parent, of each former Company director and officer regarding any obligation of the Company, its successor and assigns to maintain any standby letter of credit or other third party guarantee in connection with indemnification obligations set forth in any applicable indemnification agreement or arrangement between the Company and such director and/or officer.

(d) At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.07. Notices of Certain Events. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.01, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any material notice or other material communication received by such Party from any Governmental Authority in connection with this

Agreement, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such Party’s representations, warranties, covenants or agreements contained herein or would prevent, materially delay or impede, or would reasonably be expected to prevent, materially delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement; provided, further, however, that a failure to comply with this Section 6.07 prior to the Closing Date in and of itself will not constitute the failure of any condition set forth in Article 7 to be satisfied unless (i) such failure materially prejudices another Party’s ability to exercise its rights or remedies hereunder prior to the Effective Time or (ii) the underlying event would independently result in the failure of a condition set forth in Article 7 to be satisfied.

Section 6.08. Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the Parties shall (and each of the Parties shall cause its Subsidiaries and Representatives not to) issue any press release or make any public announcement concerning this Agreement, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent or any of its Subsidiaries or their respective Representatives or (b) Parent, in the event the disclosing party is the Company or any of its Subsidiaries or their respective Representatives, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that if a Party determines, based upon advice of counsel, that a press release or public announcement is required by, or reasonably necessary in order to comply with, Applicable Law or the rules or regulations of NASDAQ or any other securities exchange on which the Company Stock or the Parent Stock is listed, such Party may make such press release or public announcement, in which case the disclosing Party shall use its commercially reasonable efforts to provide the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.09. Obligations with Respect to Continuing Employees and Benefit Matters. (a) For a period of twelve (12) months following the Effective Time, subject to compliance with Applicable Law and Parent’s applicable benefit plans, the employees of the Company who remain in the employment of the Surviving Corporation (the “Continuing Employees”) shall receive employee benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Parent; provided that neither Parent nor the Surviving Corporation shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements.

(b) Subject to compliance with Applicable Law and Parent’s applicable benefit plans, Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time (i) for purposes of eligibility for vacation, (ii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan), (iii) for purposes of eligibility for any matching contributions under a cash or deferred arrangement intended to qualify under Section 401(k) of the Code and (iv) for the purpose of determining the amount of any severance payable under any severance plan of general application, except, in each case, to the extent such treatment would result in duplicative benefits. Parent shall cause the Surviving Corporation to recognize any vacation time of Continuing Employees that has accrued and has not been used as of the Effective Time; provided, however, that, except as required by Applicable Law, beginning on the six (6) month anniversary of the Effective Time, Continuing Employees will be subject to the maximum vacation accruals applicable to Parent employees generally, such that any amounts of accrued vacation time in excess of applicable maximums will be forfeited on and after such date.

(c) With respect to any group health plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, and subject to compliance with Applicable Law and any such group health plan, Parent shall, and shall cause the Surviving Corporation to, take commercially reasonable steps to waive limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Continuing Employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the applicable group health plans maintained by the Company prior to the Effective Time.

(d) The provisions of this Section 6.09 are for the sole benefit of the Parties and nothing in this Section 6.09, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans, programs or arrangements maintained for or provided to Continuing Employees or any other employees of Parent prior to or following the Effective Time, or of either Surviving Corporation following the Effective Time, or impose an obligation on any of the Company, Parent or, on or after the Effective Time, either Surviving Corporation, to establish, continue, amend, terminate or otherwise take any action with respect to any compensation or benefits plan, program or arrangement or (ii) confer upon or give to any Person (including any current or former employees, directors, or independent contractors of any of the Company, Parent, or, on or after the Effective Time, either Surviving Corporation), other than the Parties hereto, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.09). For the avoidance of doubt, no provision of this Agreement shall create any third party beneficiary rights in any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions or existence of employment and benefits that may be provided to any employee by Company or Parent or under any benefit plan which Company or Parent may maintain.

(e) Unless otherwise directed by Parent at least five (5) Business Days prior to the Closing Date, the Company shall take any and all actions required to terminate the Company’s 401(k) plan as of a date no later than one (1) day prior to the Closing Date. Such actions shall include providing to Parent executed resolutions of the Company’s Board of Directors terminating the Company’s 401(k) plan. If the Company is required to terminate its 401(k) plan pursuant to this Section 6.09(e), Parent shall (or cause the Surviving Corporation to) take such actions as are necessary to cause a retirement plan maintained by it or one of its ERISA Affiliates that is qualified under Section 401(a) of the Code to accept direct and indirect rollover distributions of the Continuing Employees’ balances under the Company’s 401(k) plan, including promissory notes evidencing outstanding plan loans (if any).

Section 6.10. Indemnification and Insurance. (a) Subject to Section 6.10 of the Company Disclosure Schedule, Parent shall, and as applicable shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all material respects the obligations of the Company and its Subsidiaries under each indemnification Contract listed in Section 6.10 of the Company Disclosure Schedule between the Company and/or its applicable Subsidiaries and any of their applicable current or former directors and officers (each an “Indemnified Person”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not, unless required by Applicable Law, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions.

(b) For a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those in the current directors’ and officers’ liability insurance policy maintained by the Company and in effect on the date hereof; provided, that, in satisfying its obligation under this Section 6.10(b), neither Parent nor the Surviving Corporation shall be obligated to pay an annual aggregate premium in excess of one hundred fifty percent (150%) of the amount per annum the Company paid in its last full fiscal year with respect to its current directors’ and officers’ liability insurance policy, which amount Company has disclosed to Parent prior to the date hereof. Alternatively, in full satisfaction of its obligations under this Section 6.10(b), Parent may purchase a six (6) year prepaid (or “tail”) policy on terms with respect to coverage and amount no less favorable than those in the current directors’ and officers’ liability insurance policy maintained by the Company and in effect on the date hereof; provided, however, that the cost of any such policy need not exceed two hundred percent (200%) of the annual premium currently paid by the Company for such insurance.

(c) The rights of each Indemnified Person under this Section 6.10 shall be in addition to any rights such Person may have under the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such surviving corporation shall expressly assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

Section 6.11. Tax Treatment as Reorganization. (a) Each of Parent, Merger Subsidiary and the Company intends, and shall use its best efforts to cause, the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Subsidiary and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) The Parties shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Pillsbury Winthrop Shaw Pittman LLP, in form and substance reasonably acceptable to the Company and Parent, dated as of the Closing Date to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinion, Parent (and Merger Subsidiary) and the Company shall, as of the Closing Date, execute and deliver to Pillsbury Winthrop Shaw Pittman LLP tax representation letters, dated and executed as of the dates of such opinions (the “Tax Representation Letters”), in substantially the forms attached to this Agreement as Exhibit C and Exhibit D, respectively. Notwithstanding anything in Section 7.02 or Section 7.03 to the contrary, the obligation to deliver the opinion referred to in this Section 6.11 shall not be waivable after receipt of any Company stockholder approval required by Applicable Law, unless further stockholder approval is obtained with appropriate disclosure.

Section 6.12. Takeover Statutes. If any state takeover statute or similar law becomes applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, Merger

Subsidiary, the Company and their respective Boards of Directors shall take all commercially reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or otherwise act to eliminate or minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby.

Section 6.13. Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of Company Stock (including any derivative securities with respect to such shares) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14. Resignation of Directors and Officers. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of each of (i) the directors of the Company from the Board of Directors of the Company and all committees thereof and (ii) the officers of the Company, such resignations to be effective as of the Effective Time.

Section 6.15. Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for listing upon the Effective Time on NASDAQ, subject to official notice of issuance.

Section 6.16. Stockholder Litigation. The Company shall give Parent and its counsel the opportunity to participate in the defense or settlement of any stockholders litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and no settlement of any such litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01. Conditions to the Obligations of Each Party to Consummate the Merger. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with Delaware Law.

(b) No Injunctions or Restraints. No Applicable Law preventing or making illegal the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

Section 7.02. Conditions to the Obligations of Parent and Merger Subsidiary to Consummate the Merger. The obligations of Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby are also subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.01, Section 4.02, Section 4.05(a), Section 4.05(b) and the first sentence of Section 4.22 (disregarding any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for any such representations and warranties which address matters only as of an earlier date which shall be true and correct in all material respects as of such earlier date), (ii) the representation and warranty of the Company set forth in Section 4.12(b) shall be true and correct in all respects as of the date of this Agreement and (iii) all of the other representations and warranties of the Company set forth in Article 4 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which are not a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c).

(e) FIRPTA Affidavit. If the Company Stock is not traded on NASDAQ immediately before the Effective Time, the Company shall deliver to Parent an affidavit stating, under penalty of perjury, that the Company is not, and has not been during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, dated as of the Closing Date and in form and substance as required under Treasury Regulation Section 1.897-2(h), and proof reasonably satisfactory to Parent that the Company has provided notice of such statement to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(f) Employee Matters. The Company shall have entered into and not amended, rescinded or otherwise altered, the employee arrangement(s) set forth on Schedule A attached hereto.

(g) Termination of ESPP and 401(k) Plan. Parent shall have received evidence reasonably satisfactory to it that the Company ESPP has been terminated in accordance with Section 2.04, and unless otherwise directed by Parent under Section 6.09(e), Parent shall have received evidence reasonably satisfactory to it that the Company’s 401(k) plan shall have been terminated.

Section 7.03. Conditions to the Obligations of the Company to Consummate the Merger. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are also subject to the satisfaction, or waiver, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representation and warranty of Parent and Merger Subsidiary set forth in Section 5.09(a) shall be true and correct in all respects as of the date of this Agreement and (ii) all of the other representations and warranties of Parent and Merger Subsidiary set forth in Article 5 (disregarding for these purposes any exception in such representations and warranties relating to materiality) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not, individually or in the aggregate, materially impair the ability of Parent or Merger Subsidiary to consummate, or prevent or materially delay, the Merger or any of the other transactions contemplated by this Agreement.

(b) Agreements and Covenants. Parent and Merger Subsidiary shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Subsidiary, as applicable, at or prior to the Closing.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.03(a), 7.03(b) and 7.03(c).

(e) Legal Opinion of Counsel. The Company shall have received the written opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company, referred to in Section 6.11(c), and such opinion shall not have been withdrawn; provided however, that if Pillsbury Winthrop Shaw Pittman LLP does not render such opinion, this condition shall not be waivable by the Company but shall nonetheless be deemed satisfied if the Company shall have received such opinion from Latham & Watkins LLP, counsel to Parent.

Section 7.04. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by the failure of such Party to comply with its obligations set forth in this Agreement.

ARTICLE 8

TERMINATION

Section 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise specified below):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger shall not have been consummated by August 31, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party if any action of such Party or the failure by such Party to perform its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated by this Agreement to be consummated on or before the Outside Date;

(ii) any Applicable Law (A) prohibits or makes illegal the consummation of the Merger or (B) enjoins the consummation of the Merger and such injunction has become final and nonappealable; or

(iii) the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon;

(c) by Parent, if:

(i) (A) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in Section 7.02(a) would not then be satisfied or (B) the Company shall have breached any of the agreements or covenants contained in this Agreement to be performed or complied with by the Company such that the condition set forth in Section 7.02(b) would not then be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) twenty (20) Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if Parent or Merger Subsidiary is then in material breach of any of its agreements or covenants contained in this Agreement; or

(ii) (A) an Adverse Recommendation Change shall have occurred, (B) the Company has failed to include the Company Board Recommendation in the Company Proxy Statement, (C) the Board of Directors of the Company approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, an Acquisition Proposal or approves or recommends that Company Stockholders tender their shares of Company Stock in any tender offer or exchange offer that constitutes an Acquisition Proposal or (D) the Company shall have materially breached any of its obligations under Section 6.03(c), Section 6.03(d) or Section 6.04; or

(d) by the Company, if:

(i) (A) there exists a breach of any representation or warranty of Parent or Merger Subsidiary contained in this Agreement such that the condition set forth in Section 7.03(a) would not then be satisfied or (B) Parent or Merger Subsidiary shall have breached any of the agreements or covenants contained in this Agreement to be performed or complied with by it such that the condition set forth in Section 7.03(b) would not then be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date and (y) twenty (20) Business Days after Parent receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in material breach of any of its agreements or covenants contained in this Agreement; or

(ii) prior to obtaining the Company Stockholder Approval, (A) the Board of Directors of the Company has received a Superior Proposal, (B) the Board of Directors of the Company has determined in good faith (after consultation with outside legal counsel) that the acceptance of such Superior Proposal is necessary to comply with its fiduciary duties under Applicable Law, (C) the Company has complied in all material respects with Section 6.04 and (D) the Company has paid the Company Termination Fee to Parent in accordance with Section 8.03.

The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to the other Parties in accordance with Section 9.01.

Section 8.02. Effect of Termination. Except as otherwise set forth in this Section 8.02, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of Parent, Merger Subsidiary or the Company (or their respective Affiliates or Representatives) hereunder; provided, however, that the provisions of this Section 8.02, Sections 6.05(b) and 8.03, Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; and provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement, including any willful failure to fulfill a condition to the performance of the obligations of the other Parties. In no event shall any Party be liable for punitive damages.

Section 8.03. Termination Fee. (a) If this Agreement is terminated pursuant to Section 8.01(d)(ii), then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, the amount resulting from the sum of (i) $538,193 plus (ii) subject to a cap of $403,645, all costs, fees and expenses reasonably incurred by Parent, as certified in writing by an officer of Parent, in connection herewith and the transactions contemplated hereby (such amounts, the “Company Termination Fee”); provided, however, that such termination shall not be effective until the Company pays the Company Termination Fee. If this Agreement is terminated pursuant to Section 8.01(c)(ii), the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, the Company Termination Fee as promptly as reasonably practicable (and in any event within two (2) Business Days following such termination). If this Agreement is terminated pursuant to Section 8.01(b)(iii) or Section 8.01(c)(i), then, in the event that, (a) at any time after the date of this Agreement and prior to such termination any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Acquisition Proposal, which bona fide Acquisition Proposal was not retracted or rescinded prior to such termination and (b) within twelve (12) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to an Acquisition Proposal or any Acquisition Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, the Company Termination Fee, such payment to be made upon the earlier to occur of the execution of a definitive agreement relating to, or consummation of, such Acquisition Proposal. For purposes of this Section 8.03(a), each reference in the definition of Acquisition Proposal to “twenty percent (20%)” will be deemed to be a reference to “fifty percent (50%).”

(b) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. If the Company fails to pay the Company Termination Fee when due, and, in order to obtain such payment Parent commences a legal action which results in a judgment against the Company for all or any portion of the Company Termination Fee, the Company shall pay to Parent its reasonable out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees) in connection with such action.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. Any notices or other communications required or permitted under, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Parent or Merger Subsidiary, to:

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070

Attention: Dean Freed; Vice President, General Counsel

Facsimile No.: (503) 685-7704

E-mail: dean_freed@mentor.com

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Christopher Kaufman; Jamie Kathleen Leigh

Facsimile No.: (650) 463-2600

E-mail: christopher.kaufman@lw.com; jamie.leigh@lw.com

if to the Company, to:

LogicVision, Inc.

25 Metro Drive, Third Floor

San Jose, California 95110

Attention: James T. Healy, President and Chief Executive Officer

Facsimile No.: (408) 573-7640

E-mail: jhealy@logicvision.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Attention: Stanton D. Wong

Facsimile No.: (415) 983-1200

E-mail: stanton.wong@pillsburylaw.com

or to such other address, facsimile number or electronic mail as such Party may hereafter specify for such purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.02. Survival of Representations and Warranties. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement (or the Schedules of Exhibits attached hereto) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the Parties contained in this Article 9, in Article 2 and in Sections 6.06(d), 6.09 and 6.10 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, in each case which shall survive the consummation of the Merger until fully performed.

Section 9.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment that, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval.

(b) At any time prior to the Effective Time, Parent and Merger Subsidiary, on the one hand, or the Company, on the other hand, may, to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties under this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Parties or conditions to the obligations of the waiving Parties contained herein; provided, however, that after any approval of this Agreement by the stockholders of the Company, no extension or waiver that, by Applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without such stockholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 9.04. Expenses. Except as otherwise expressly set forth in this Agreement, including Section 8.03, all costs, fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such expenses, whether or not the Merger are consummated.

Section 9.05. Disclosure Schedule References. The Parties hereto agree that the disclosure of any fact or item in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be disclosure with respect to (i) the representations and warranties of the Company or Parent and Merger Subsidiary, respectively, that are contained in the corresponding Section of this Agreement and (ii) any other representation or warranty of the Company or Parent and Merger Subsidiary, respectively, that is contained in this Agreement, but only if the relevance of such disclosure to such representation or warranty is readily apparent on its face.

Section 9.06. Mutual Drafting; Headings. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. The captions, headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.07. Assignment; Binding Effect; Parties in Interests. (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void; provided, however, that Parent and Merger Subsidiary may assign all or any of their rights (but not their obligations) hereunder to one or more of their wholly-owned Affiliates without obtaining any such consent, and Parent and the Surviving Corporation may assign all or any of their rights or obligations hereunder after the Effective Time to any Person. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

(b) Nothing in this Agreement, express or implied, shall confer upon any Person other than the Parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the provisions of Section 6.10 shall inure to the benefit of the Indemnified Person benefiting therefrom who are intended third-party beneficiaries thereof.

Section 9.08. Governing Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any laws other than the laws of the State of Delaware.

Section 9.09. Jurisdiction. Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 9.01, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section  9.01.

Section 9.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 9.11. Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties may enforce specifically the terms and provisions of this Agreement, with all such matters to take place exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

Section 9.12. Entire Agreement. This Agreement (together with the Exhibits, the Schedules, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other instruments delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced in any jurisdiction such term or other provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.14. Counterparts; Effectiveness. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, electronic mail or otherwise) to the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MENTOR GRAPHICS CORPORATION

By:	/s/ Dean Freed
Name: Dean Freed Title: Vice President, Secretary & General Counsel

FULCRUM ACQUISITION CORPORATION

By:	/s/ Dean Freed
Name: Dean Freed Title: President

LOGICVISION, INC.

By:	/s/ James T. Healy
Name: James T. Healy Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit B to Merger Agreement

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

LOGICVISION, INC.

(a Delaware corporation)

I.

The name of this Corporation is LogicVision, Inc. (the “Corporation”).

II.

The address of this Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares, which shall all be common stock with a par value of $0.01.

V.

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation.

VI.

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

VII.

The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of the State of Delaware (the “DGCL”). A director of the Corporation shall not be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article VII shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.

Exhibit B to Merger Agreement

No modification to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal, or adversely affect any right or protection of any director existing at the time of such modification or repeal.

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other person to which Delaware law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all powers, preferences, rights and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

Exhibit B to Merger Agreement

ANNEX B

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of May 6, 2009, is entered into between Mentor Graphics Corporation, an Oregon corporation (“Parent”), and             (the “Securityholder”).

WHEREAS, Parent, Fulcrum Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and LogicVision, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive shares of capital stock of Parent, as set forth in the Merger Agreement.

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Parent has requested that the Securityholder, and the Securityholder has agreed to, enter into this Agreement with respect to all (i) common shares of the capital stock of the Company (“Company Stock”) and options to purchase Company Stock (“Company Options”) that the Securityholder beneficially owns as of the date of this Agreement and (ii) all additional securities of the Company (including all shares of capital stock, options, warrants and other rights to acquire shares of capital stock of the Company) of which the Securityholder acquires beneficial ownership during the period commencing on the date of this Agreement until its termination pursuant to the terms hereof (such Company Stock, Company Options and additional securities and rights collectively, “Securities”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1 VOTING AGREEMENT; PROXY MATTERS

Section 1.01. Voting Agreement. The Securityholder hereby agrees to vote or exercise its right to consent with respect to all Securities that the Securityholder is entitled to vote at the time of any vote in favor of approving and adopting the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement at any meeting of the stockholders of the Company, and at any adjournment or postponement thereof, at which the Merger Agreement, the Merger and/or the other transactions contemplated by the Merger Agreement (or any amended version thereof), are submitted for the consideration and vote of the stockholders of the Company in accordance with the Merger Agreement. The Securityholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Securities in favor of, or consent to, and will vote the Securities it is entitled to vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement, in each case other than pursuant to the transactions contemplated by the Merger Agreement. In addition, the Securityholder agrees not to take, or commit or agree to take, any action inconsistent with the foregoing.

Section 1.02. Proxy Solicitations. The Securityholder hereby agrees that it will not, and will not permit any entity under Securityholder’s control or any of its or their respective officers, directors, employees, agents or other representatives to, (i) solicit proxies or become a “participant” in a “solicitation”, as such terms are defined in Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would reasonably be expected to compete with, impede, interfere with or attempt to discourage the consummation of the Merger or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (ii) directly or indirectly encourage, initiate or cooperate in a stockholders’ vote or action by consent of the Company’s stockholders in opposition to or in competition with the consummation of the Merger, (iii) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger or (iv) unless required by Applicable Law, make any press release, public announcement or other non-confidential communication with respect to the business or affairs of the Company or Parent, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent. In addition, the Securityholder agrees not to take, or commit or agree to take, any action inconsistent with the foregoing.

Section 1.03. Proxy Revocation. The Securityholder hereby revokes any and all previous proxies granted with respect to the Securities.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDER

The Securityholder represents and warrants to Parent:

Section 2.01. Authorization. The Securityholder has duly executed and delivered this Agreement, and the execution, delivery and performance by the Securityholder of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby are within the powers and legal capacity of the Securityholder and have been duly authorized by all necessary action. Assuming accuracy of the representation set forth in Section 3.01, this Agreement is a valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms, except to the extent enforceability may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 2.02. Non-Contravention. The execution, delivery and performance by the Securityholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any law, rule, regulation, judgment, injunction, order or decree applicable to the Securityholder, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Securityholder is entitled in respect of the Securities under any provision of any agreement or other instrument binding on the Securityholder or (iii) result in the imposition of any Lien on any of the Securities (other than the Lien created hereunder).

Section 2.03. Ownership of Securities. The Securityholder is the record or beneficial owner of the Securities issued and outstanding as of the date hereof, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Securities). None of the Securities is subject to any voting trust or other agreement or arrangement with respect to the voting of the Securities.

Section 2.04. Total Securities. Except for the Securities set forth on the signature page hereto, the Securityholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Securityholder:

Section 3.01. Authorization. Parent has duly executed and delivered the Merger Agreement and this Agreement, and the execution, delivery and performance by Parent of the Merger Agreement and this Agreement and the consummation by Parent of the transactions contemplated thereby and hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. Each of the Merger Agreement and this Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent enforceability may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE 4

COVENANTS OF THE SECURITYHOLDER

The Securityholder hereby covenants and agrees that so long as this Agreement is in effect:

Section 4.01. No Proxies for or Encumbrances on Securities. The Securityholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Securities or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Securities during the term of this Agreement (other than the deemed disposition of Company Options upon exercise thereof and the sale of Company Stock received upon exercise of Company Options). The Securityholder shall not seek or solicit any such sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if the Securityholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Notwithstanding the foregoing, Section 4.01 shall not prohibit a transfer of Securities by the Securityholder (i) to any member of its immediate family, or to a trust for the benefit of the Securityholder or any member of its immediate family, (ii) upon the death of the Securityholder, or (iii) if the Securityholder is a partnership or limited liability company, to one or more partners or members of the Securityholder or to an affiliated corporation under common control with the Securityholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

Section 4.02. Other Offers. The Securityholder shall not directly or indirectly take any action that is prohibited under Section 6.04 of the Merger Agreement with respect to actions to be taken by the Company and its Representatives. The Securityholder will promptly advise and update Parent after receipt by the Securityholder of an Acquisition Proposal in accordance with the notice provisions applicable to the Company as set forth in Section 6.04 of the Merger Agreement.

Section 4.03. Waiver of Certain Actions. The Securityholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subsidiary, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (i) challenging the validity of or seeking to enjoin the operation of any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Further Assurances. Parent and the Securityholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement, and all rights or obligations of the parties under this Agreement shall immediately terminate, except as provided in Section 5.13 hereof.

Section 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.04. Successors and Assigns; Obligations of Securityholder. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 5.05. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE SECURITYHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 5.06. Entire Agreement. This Agreement, together with the Merger Agreement and other documents incorporated therein, appended thereto or contemplated thereby, constitutes the complete, final and exclusive statement of the agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

Section 5.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between Parent, on the one hand, and the Securityholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

Section 5.08. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.09. Specific Performance. The parties hereto agree that Parent would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.10. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.11 Certain Disclosures. Securityholder hereby authorizes Parent and the Company to publish and disclose in any proxy statement or prospectus relating to the Merger Agreement and the Merger and in the registration statement relating to the shares of common stock of Parent to be received by Company Stockholders in the Merger (including any and all documents and schedules filed with the SEC relating thereto or in connection therewith), its identity and ownership of Securities and the nature of its commitments, arrangements and understandings pursuant to this Agreement and any other information that Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement.

Section 5.12 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the appropriate address for notice thereto set forth in the Merger Agreement and (ii) if to the Securityholder, to the appropriate address set forth underneath the Securityholder’s name on the signature page hereto.

Section 5.13. Securityholder Capacity. The Securityholder signs solely in the Securityholder’s capacity as the record holder or beneficial owner of the Securities and nothing in this Agreement shall limit or affect any actions taken by the Securityholder in the Securityholder’s capacity as an officer or director of the Company. This Section 5.13 shall survive termination of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Mentor Graphics Corporation

By:
Name:
Title:

Number of shares of Company Stock:
Number of Company Options:
Address: LogicVision, Inc.
25 Metro Drive, Third Floor
San Jose, CA 95001

(Signature Page to Support Agreement)

ANNEX C

Needham & Company, LLC 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300

May 6, 2009

Board of Directors

LogicVision, Inc.

25 Metro Drive, Third Floor

San Jose, California 95110

Gentlemen:

We understand that Mentor Graphics Corporation (“Parent”), LogicVision, Inc. (the “Company”) and a wholly-owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”), other than shares owned by the Company as treasury stock and shares owned, directly or indirectly, by Parent or Merger Sub, will be converted into the right to receive shares of common stock, no par value, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (as defined below). The Exchange Ratio shall equal 0.2006 shares of Parent Common Stock for each share of Company Common Stock.

You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio pursuant to the Merger Agreement.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated May 6, 2009; (ii) reviewed certain publicly available information concerning the Company and Parent and certain other relevant financial and operating data of the Company furnished to us by the Company; (iii) reviewed the historical stock prices and trading volumes of the Company Common Stock and Parent Common Stock; (iv) held discussions with members of management of the Company concerning the current operations of and future business prospects for the Company and Parent; (v) reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (vi) reviewed certain research analyst projections with respect to Parent; (vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Company; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (ix) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

Boston Office: One Post Office Square, Suite 1900, Boston, MA 02109 (617) 457-0900

California Offices: 3000 Sand Hill Road, Building 2 • Suite 190, Menlo Park, CA 94025 (650) 854-9111

One Ferry Building, Suite 240, San Francisco, CA 94111 (415) 262-4860

Board of Directors

LogicVision, Inc.

May 6, 2009

Needham & Company, LLC

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated May 6, 2009, without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger. With respect to the financial forecasts for the Company provided to us by the management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. With respect to the research analyst projections for Parent, we have assumed, with your consent, that such projections represent reasonable estimates as to the future financial performance of Parent. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based.

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company or Parent nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio pursuant to the Merger Agreement and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Exchange Ratio pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger.

We are not expressing any opinion as to the value of Parent Common Stock when issued pursuant to the Merger or the prices at which Company Common Stock or Parent Common Stock will actually trade at any time.

We have been engaged by the Board of Directors of the Company as financial advisor in connection with the Merger and to render this opinion and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain

Board of Directors

LogicVision, Inc.

May 6, 2009

Needham & Company, LLC

liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our out-of-pocket expenses. We have in the past provided investment banking and financial advisory services to the Company and Parent, and have received customary fees for those services. In particular, in the past two years, we served as financial advisor to the Company in connection with the evaluation of strategic alternatives. We may in the future provide investment banking and financial advisory services to the Company, Parent and their respective affiliates unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company and Parent for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such registration statement or proxy statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

NEEDHAM & COMPANY, LLC

ANNEX D

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of LogicVision, Inc.:

We have audited the accompanying consolidated balance sheets of LogicVision, Inc. and its subsidiaries (“the Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor have we been engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LogicVision, Inc. and its subsidiaries as of December 31, 2008 and 2007 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2007 the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109.”

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California

March 18, 2009

LOGICVISION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$9,249	$6,783
Short-term investments	150	1,544
Accounts receivable, net of allowance for doubtful accounts of $5 and $20, respectively	504	996
Prepaid expenses and other current assets	593	1,345

Total current assets	10,496	10,668
Property and equipment, net	411	510
Goodwill	6,846	6,846
Other long-term assets, net	206	239

Total assets	$17,959	$18,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$516	$413
Accrued liabilities	1,791	2,015
Deferred revenue, current portion	7,871	5,859

Total current liabilities	10,178	8,287
Deferred revenue	1,703	605
Other long-term liabilities	187	165

Total liabilities	12,068	9,057

Commitments and contingencies (See Note 5)
Stockholders’ Equity:
Preferred stock, $0.0001 par value:
Authorized: 5,000 shares;
Issued and outstanding: no shares issued and outstanding	—	—
Common stock, $0.0001 par value:
Authorized: 50,000 shares;
Issued and outstanding: 9,460 shares at December 31, 2008 and 9,666 shares at December 31, 2007	1	1
Additional paid-in capital	109,247	108,921
Accumulated other comprehensive income (loss)	(29)	68
Accumulated deficit	(103,328)	(99,784)

Total stockholders’ equity	5,891	9,206

Total liabilities and stockholders’ equity	$17,959	$18,263

Note: All share data has been adjusted to reflect the 1-for-2.5 reverse stock split which became effective March 12, 2008.

The accompanying notes are an integral part of these consolidated financial statements.

LOGICVISION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
Revenues:
License	$5,771	$5,279	$4,984
Service	6,402	6,270	5,350
Product	—	69	183

Total revenues	12,173	11,618	10,517

Cost of revenues:
License	667	887	1,006
Service	2,572	2,326	1,887

Total cost of revenues	3,239	3,213	2,893

Gross profit	8,934	8,405	7,624

Operating expenses:
Research and development	3,246	3,637	4,133
Sales and marketing	5,336	5,090	7,032
General and administrative	3,647	3,787	3,718
Restructuring	334	—	—

Total operating expenses	12,563	12,514	14,883

Loss from operations	(3,629)	(4,109)	(7,259)
Interest income	107	349	316

Loss before provision (benefit) for income taxes	(3,522)	(3,760)	(6,943)
Provision (benefit) for income taxes	22	(37)	144

Net loss	$(3,544)	$(3,723)	$(7,087)

Net loss per common share, basic and diluted	$(0.37)	$(0.39)	$(0.90)

Weighted average number of shares outstanding, basic and diluted	9,581	9,654	7,860

Note: All share and per share data has been adjusted to reflect the 1-for-2.5 reverse stock split which became effective March 12, 2008.

The accompanying notes are an integral part of these consolidated financial statements.

LOGICVISION, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE LOSS

For the Years Ended December 31, 2008, 2007 and 2006

(in thousands)

	Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total Stockholders’ Equity
	Shares	Amount
Balances, December 31, 2005	7,557	$1	$104,418	$(7)	$(88,974)	$15,438
Stock options exercised	20		39			39
Common stock issued under employee stock purchase plan	28		73			73
Additional common stock and contingent consideration issued in SiVerion acquisition	428		(148)			(148)
Common stock issued in private placement, net	1,600		3,103			3,103
Stock-based compensation			376			376
Net loss					(7,087)	(7,087)
Change in unrealized gain on investments				20		20
Foreign currency translation adjustment				(13)		(13)

Comprehensive loss						(7,080)

Balances, December 31, 2006	9,633	1	107,861	—	(96,061)	$11,801
Stock options exercised	2		3			3
Common stock issued under employee stock purchase plan	31		67			67
Stock-based compensation			990			990
Net loss					(3,723)	(3,723)
Change in unrealized gain on investments				1		1
Foreign currency translation adjustment				67		67

Comprehensive loss						(3,655)

Balances, December 31, 2007	9,666	1	108,921	68	(99,784)	$9,206
Stock options exercised	—		—			—
Common stock issued under employee stock purchase plan	30		36			36
Stock-based compensation			513			513
Repurchase of common stock	(236)		(223)			(223)
Net loss					(3,544)	(3,544)
Change in unrealized gain on investments				(1)		(1)
Foreign currency translation adjustment				(96)		(96)

Comprehensive loss						(3,641)

Balances, December 31, 2008	9,460	$1	$109,247	$(29)	$(103,328)	$5,891

Note: All share and per share data has been adjusted to reflect the 1-for-2.5 reverse stock split which became effective March 12, 2008.

The accompanying notes are an integral part of these consolidated financial statements.

LOGICVISION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net loss	$(3,544)	$(3,723)	$(7,087)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	338	624	848
Stock-based compensation	513	990	376
Provision for (recovery of) allowance for doubtful accounts	(15)	14	(19)
Restructuring	334	—	—
Gain on sale of fixed assets	—	(45)	—
Changes in operating assets and liabilities
Accounts receivable	512	(395)	1,916
Prepaid expenses and other current assets	752	(119)	318
Other long-term assets	33	402	541
Accounts payable	103	105	(176)
Accrued liabilities and restructuring charges	(495)	9	306
Deferred revenue	3,110	1,090	(1,343)

Net cash provided by (used in) operating activities	1,641	(1,048)	(4,320)

Cash flows from investing activities:
Purchase of investments	(1,662)	(3,214)	(4,872)
Purchase of property and equipment	(265)	(24)	(209)
Proceeds from sale of property and equipment	—	50	—
Cash paid for business acquisition	—	—	(148)
Proceeds from maturities of investments	3,050	3,825	9,825

Net cash provided by investing activities	1,123	637	4,596

Cash flows from financing activities:
Proceeds from issuance of common stock, net	36	69	3,215
Payments made on capital lease	(41)	—	—
Repurchase of common stock	(223)	—	—

Net cash provided by (used in) financing activities	(228)	69	3,215

Effect of foreign currency exchange rates on cash	(70)	38	(24)

Net (decrease) increase in cash and cash equivalents	2,466	(304)	3,467
Cash and cash equivalents, beginning of year	6,783	7,087	3,620

Cash and cash equivalents, end of year	$9,249	$6,783	$7,087

Supplemental disclosure of cash flow information:
Cash paid for interest	$21	$6	$—

Cash (received) paid for income taxes	$29	$(19)	$88

Supplemental disclosure of noncash activities:
Assets acquired under capital lease	$—	$163	$—

Issuance of common stock for business acquisition	$—	$—	$1,852

Contingent consideration issued for business acquisition	$—	$—	$(2,000)

The accompanying notes are an integral part of these consolidated financial statements.

LOGICVISION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

Nature of Business

LogicVision, Inc. (“LogicVision,” “we,” “us,” “our” or the “Company”) was incorporated on July 23, 1992 and was reincorporated in the State of Delaware on September 15, 2000. LogicVision is a test and yield learning company in the semiconductor design-for-test sector. We provide proprietary technologies for embedded test that enable the more efficient test of complex semiconductors. The embedded test solution allows integrated circuit designers to embed, into a semiconductor design, test functionality that can be used during semiconductor production and throughout the useful life of the chip. The technology also allows integrated circuits to be tested and characterized after they have been assembled onto boards and systems.

We have incurred substantial losses and negative cash flows from operations since inception. For the year ended December 31, 2008, we incurred a net loss of approximately $3.5 million and had positive cash flows from operations of approximately $1.6 million. As of December 31, 2008, we had an accumulated deficit of approximately $103.3 million. While management believes that our current funds will be sufficient to enable us to meet our planned expenditures through at least December 31, 2009, we are subject to risks associated with companies of similar size and stage of development, including but not limited to, dependence on key individuals, competition from substitute services and larger companies, and the continued successful development and marketing of our products and services. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financing resources. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Reverse Stock Split

The Company implemented a 1-for-2.5 reverse stock split of its Common Stock on March 12, 2008, which had been approved by the Company’s stockholders at the Special Meeting of Stockholders on February 28, 2008. As the reverse stock split proportionally reduced the authorized and outstanding shares of Common Stock of the Company, without any change to the par value, the “Common Stock” balance on the consolidated balance sheet, and all share and per share data contained in these consolidated financial statements has been adjusted to reflect the 1-for-2.5 reverse stock split assuming the reverse stock split had occurred on January 1, 2006.

Reclassifications

Certain amounts have been reclassified from the prior year to confirm to the current year’s presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of LogicVision, Inc. and its wholly-owned subsidiaries conducting business in Japan, Canada, and the United Kingdom. All significant intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, allowance for doubtful accounts, investments, income taxes, long-term service contracts and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents and Investments

We consider all highly liquid investment instruments purchased with original maturities of three months or less at the acquisition date to be cash equivalents. Investment instruments purchased with original maturities of more than three months, which mature in less than twelve months, are considered to be short-term investments. All investments are classified as available-for-sale and are reported at fair value. At December 31, 2008 and 2007, the carrying value of our available-for-sale investments approximates their fair value. Interest and realized gains and losses are included in interest income. Realized gains and losses are recognized based on the specific identification method.

Cash and cash equivalents and investments consist of the following (in thousands):

	December 31,
	2008	2007
Cash and cash equivalents:
Cash	$647	$1,848
Money market funds	8,452	1,596
Commerical paper	—	524
U.S. government agency notes	150	2,815

Total cash and cash equivalents	$9,249	$6,783

Short-term investments:
Commercial paper	—	199
U.S. government agency notes	$150	$1,345

Total short-term investments	$150	$1,544

The contractual maturities of debt securities classified as cash equivalents and available-for-sale investments at December 31, 2008 and 2007 are as follows (in thousands):

	Estimated Fair Value
	2008	2007
Maturing 90 days or less from purchase	$150	$3,339
Maturing between 90 days and one year from purchase	150	1,544

Total available-for-sale debt securities	$300	$4,883

Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, and the Company may need to sell the investments to meet its cash needs. There was no unrealized gain (loss) at December 31, 2008, and there was $1,000 of unrealized gain at December 31, 2007.

Fair Value Measurement

On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. SFAS 157 applies whenever other statements require or permit assets or liabilities to be measured at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007, except for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, for which application has been deferred for one year.

The following table summarizes our financial assets measured at fair value on a recurring basis in accordance with SFAS 157 as of December 31, 2008 (in thousands):

	Balance as of December 31, 2008	Significant Other Observable Inputs (Level 2)
Assets:
Cash equivalents:
U.S. government agency notes	$150	$150
Short-term investments:
U.S. government agency notes	150	150

	$300	$300

Liabilities:	$—	$—

Our financial assets are valued using market prices on less active markets (level 2). Level 2 instrument valuations are obtained from readily-available pricing sources for comparable instruments. As of December 31, 2008, we did not have any assets with instrument valuations obtained from real-time quotes for transactions in active exchange markets involving identical assets (level 1) or assets without observable market values that would require a high level of judgment to determine fair value (level 3).

Property and Equipment

Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the estimated useful life of the asset or the lease term, if shorter. Maintenance and repairs are charged to operations as incurred.

Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. We use an estimate of the future undiscounted net cash flow of the related asset or asset grouping over the remaining life in measuring whether these assets are recoverable. During the three years ended December 31, 2008, we did not record any impairment of our long-lived assets, other than amounts related to our November 2005 restructuring.

Stock-Based Compensation

Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options and employee stock purchases under our 2000 Employee Stock Purchase Plan based on estimated fair values.

Our Consolidated Financial Statements as of December 31, 2008, 2007 and 2006 reflect the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006 were $513,000, $990,000 and $376,000, respectively, which consisted of stock-based compensation expense related to employee stock options and the employee stock purchase plan.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Operations.

Stock-based compensation expense recognized during the current period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in our Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006 include compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Compensation expense for all share-based payment awards is recognized using the multiple option approach. As stock-based compensation expense recognized in the Consolidated Statements of Operations for the years ended December 31, 2008, 2007 and 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We use the Black-Scholes option-pricing model (“Black-Scholes model”) to determine the fair value of share-based awards granted. Our determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Expected volatilities are based on the historical volatility of our common stock. We use historical data to estimate option exercise and employee terminations. The expected term of the options granted represents the period of time that options are expected to be outstanding, based on historical information. The risk-free interest rate is based on the U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of our equity awards. We do not anticipate paying any cash dividends in the foreseeable future and therefore used an expected dividend yield of zero.

For further information on stock-based compensation, see Note 9.

We account for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” We believe that the fair value of the stock options is more reliably measured than the fair value of the services received. The fair value of each non-employee stock award (except stock awards to non-employee directors) is remeasured at each period end until a commitment date is reached, which is generally the vesting date. All of our non-employee stock awards were fully vested as of December 31, 2008.

Revenue Recognition

We account for our revenue under the provisions of Statement of Position 97-2, “Software Revenue Recognition,” as amended by Statement of Position 98-9 “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”.

Our revenues are derived from three primary sources: license revenues, comprised of fees associated with the licensing of software; product revenues, from the sale of hardware products; and service revenues, from maintenance and consulting and training services. Revenue is recognized when persuasive evidence of an arrangement exists, all obligations have been performed pursuant to the terms of such an arrangement, the product has been delivered, the fee is fixed or determinable and the collection of the resulting receivable is reasonably assured. If any of these criteria are not met, revenue recognition is deferred until such time as all criteria are met. Payments received in advance of revenues being recognized are presented as deferred revenue in the accompanying balance sheets.

License revenues

We have three license types:

Subscription licenses – subscription licenses include software licenses and maintenance for a specific time period, generally three years or less. Maintenance is bundled into the license agreement for the term of the license and is not charged separately. Since vendor-specific objective evidence (“VSOE”) of fair value does not exist for each element of the arrangement, revenues from subscription licenses are recognized ratably over the license term commencing upon the effective date of the license, if delivery and other revenue recognition criteria are met.

Term licenses – term licenses include software licenses for a specific time period, generally one to three years. Revenues associated with term licenses are recognized on the effective date of the license, if delivery and other revenue recognition criteria are met. Maintenance agreements for term licenses are sold separately for a specified period and may continue to be renewed for the balance of the license term.

Perpetual licenses – perpetual licenses consist of software licensed on a perpetual basis. Revenues associated with perpetual licenses are recognized on the effective date of the license, if delivery has occurred and other revenue recognition criteria are met. We no longer offer this type of license.

The timing of revenue recognition for licenses will differ depending on the license type and on the individual terms and conditions associated with each particular license agreement. We use VSOE of fair value to allocate the total fee among all delivered and undelivered elements in those arrangements which contain multiple elements. If the arrangement includes the future delivery of a specified product or upgrade, all revenues under the arrangement are deferred until the specified product or upgrade has been delivered. If VSOE does not exist for one or more delivered elements, the residual method of accounting is applied to the delivered elements. Under the residual method, the VSOE of the fair value of the undelivered elements is deferred, and the remaining portion of the arrangement is recognized as revenue. VSOE for maintenance is generally based upon the customer’s annual renewal rates as set forth in the license agreement. When VSOE for maintenance cannot be established, all related revenues are recognized ratably over the term of the maintenance obligation. VSOE for services is generally based on the price charged when the services are sold separately.

The Company, on occasion, offers extended payment terms beyond its normal business practice of between 30 and 60 days to certain customers. We do not have sufficient experience collecting under these extended payment term arrangements. As a result, when payment terms are extended, the fee is not considered fixed or determinable and we recognize revenue when the payment is due.

Service revenues

Maintenance revenue is recognized ratably over the maintenance period. For term and perpetual licenses, customers generally renew maintenance agreements annually. For subscription licenses, a portion of revenue is allocated to maintenance revenue using the estimated fair value of the maintenance, which is based on maintenance renewals sold separately for similar products.

Consulting service revenues are generally recognized as the services are performed. Training revenues are recognized when the training is performed.

Product revenues

The terms of our hardware product sales include annual maintenance. Product revenues are recognized ratably over the term of our maintenance obligation as we do not have a history of selling maintenance for this product separately.

Research and Development

Research and development costs are charged to operating expense as incurred.

Software Development Costs and Capitalized Technology License

Costs related to research and development are generally charged to expense as incurred. Capitalization of material software development costs begins when a product’s technological feasibility has been established in accordance with the provisions of SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”. To date, the period between achieving technological feasibility, which we have defined as the establishment of a working model, and which typically occurs when beta testing commences, and the general availability of such software has been very short. Accordingly, software development costs have been expensed as incurred.

Restructuring Charges

Restructuring charges are comprised primarily of severance and associated employee termination costs related to workforce reductions, costs related to facilities abandoned and related write-down of leasehold improvements. We account for restructuring charges in accordance with SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” which requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred.

Certain Risks and Concentrations

Our cash and cash equivalents and investments are maintained at five financial institutions, two in the United States, one in Canada, one in Japan, and one in the United Kingdom. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

For accounts receivable, management performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. Based on the expected collectibility of the accounts receivable balance, we maintain an allowance for doubtful accounts. We review our allowance for doubtful accounts monthly by assessing individual accounts receivable over a specified aging and amount, and all other balances on a pooled basis based on historical collection experience. Accounts receivable are written off on a case-by-case basis, net of any amounts that may be collected. At December 31, 2008, four customers accounted for approximately 34%, 25%, 10% and 10% of net accounts receivable, respectively. At December 31, 2007, four customers accounted for approximately 26%, 17%, 17% and 10% of net accounts receivable, respectively.

Customers accounting for more than 10 percent of revenues are as follows:

	Year Ended December 31,
	2008	2007	2006
LSI Corporation	16%	21%	26%
Broadcom Corporation	18%	19%	18%

There can be no assurance that the market will accept our technology as an alternative to current design test development methods. If the market does not accept our technology at all or in the time frame anticipated in our projections, our revenues, results of operations, financial condition or cash flows would be materially affected.

Income Taxes

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” which provisions included a two-step approach to recognizing, de-recognizing and measuring uncertain tax positions accounted for in accordance with SFAS 109 (“SFAS 109”), “Accounting for Income Taxes.” As a result of the implementation of FIN No. 48, the Company recognized an increase of approximately $0.6 million in the liability for unrecognized tax benefits and a decrease in the related reserve of the same amount. Therefore upon implementation of FIN No. 48, the Company recognized no material adjustment to the January 1, 2007 balance of retained earnings.

The Company adopted a policy to classify accrued interest and penalties as part of the accrued FIN No. 48 liability in the provision for income taxes. For the year ended December 31, 2008, the Company did not recognize interest or penalties related to unrecognized tax benefits.

Unrecognized Tax Benefits
Balance at January 1, 2008	$600,000
Additions for tax positions of prior years	—
Reductions for tax position of prior years	—
Additions based on tax positions related to the current year	—
Decreases – Settlements	—
Reductions – Settlements	—

Balance at December 31, 2008	$600,000

None of the $0.6 million of tax positions would affect our income tax expense if recognized.

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2008, the Company had no accrued interest and penalties related to uncertain tax matters.

By the end of 2009, the Company expects to have no uncertain tax positions that would be reduced as a result of a lapse of the applicable statute of limitations. We do not anticipate the adjustments would result in a material change to our financial position.

We file income tax returns in the U.S. federal jurisdictions, and various states and foreign jurisdictions. The 1992 through 2008 tax years are open and may be subject to potential examination in one or more jurisdictions. The Company is not currently under federal, state or foreign income tax examination.

Foreign Currency Translation

We have foreign subsidiaries whose financial statements are denominated in the local currency. Foreign exchange gains and losses, which result from the process of remeasuring foreign currency financial statements into U.S. dollars, have been included on the balance sheet as a cumulative foreign currency translation adjustment included in accumulated other comprehensive income (loss). Exchange gains or losses from foreign currency transactions are included in the consolidated statement of operations and were not material for any period presented.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of the common shares outstanding during the period. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock, stock options and warrants and outstanding shares of common stock subject to repurchase are anti-dilutive for all periods presented. Options and warrants to purchase approximately 2.8 million, 1.7 million and 1.5 million shares of common stock have been excluded for the years ended December 31, 2008, 2007 and 2006, respectively, as they are anti-dilutive. There were no shares subject to repurchase as of December 31, 2008, 2007 and 2006.

Comprehensive Loss

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” requires companies to classify items of other comprehensive income (loss) by their nature in the financial statements and display the accumulated balance of other comprehensive income (loss) separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. For all periods presented, the primary differences between our net loss and comprehensive loss arise from foreign currency translation adjustments and unrealized gains (losses) on investments, the components of which are immaterial for all periods presented.

Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) changes accounting for acquisitions that close beginning in 2009. More transactions and events will qualify as business combinations and will be accounted for at fair value under the new standard. SFAS 141(R) promotes greater use of fair values in financial reporting. Some of the changes will introduce more volatility into earnings. SFAS 141(R) is effective for fiscal years beginning on or after December 15, 2008. We are currently assessing the impact that SFAS 141(R) may have on our financial position, results of operations, and cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 will change the accounting and reporting for minority interests which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. We are currently assessing the impact that SFAS 160 may have on our financial position, results of operations, and cash flows.

In December 2007, the FASB issued EITF Issue 07-1 “Accounting for Collaborative Arrangements” (EITF 07-1). Collaborative arrangements are agreements between parties to participate in some type of joint operating activity. The task force provided indicators to help identify collaborative arrangements and provides for reporting of such arrangements on a gross or net basis pursuant to guidance in existing authoritative literature. The task force also expanded disclosure requirements about collaborative arrangements. Conclusions within EITF 07-1 are to be applied retrospectively. EITF 07-1 is applicable for fiscal years beginning after December 15, 2008. We are currently assessing the impact that EITF 07-1 may have on our financial position, results of operations, and cash flows.

3. BALANCE SHEET COMPONENTS

Property and equipment, net were comprised of the following (in thousands):

	December 31,
	2008	2007
Computer equipment and software	$2,486	$2,987
Office equipment and leasehold improvements	474	506

	2,960	3,493
Less: accumulated depreciation	(2,549)	(2,983)

	$411	$510

Depreciation and amortization expense related to property and equipment totaled $338,000, $447,000 and $562,000 for the years ended December 31, 2008, 2007 and 2006, respectively. During 2007, the Company entered into a capital lease for computer equipment valued at $163,000. As of December 31, 2008, the carrying value of this equipment was $113,000.

Accrued liabilities were comprised of the following (in thousands):

	December 31,
	2008	2007
Accrued compensation and benefits	$1,030	$1,415
Accrued professional fees	349	318
Other accrued liabilities	412	282

	$1,791	$2,015

4. LOAN AGREEMENT

We have a loan agreement with a bank under which we may borrow, on a revolving basis, up to $1.0 million at an interest rate equal to prime rate, which was equal to an annual rate of 3.25% at December 31, 2008. The agreement is unsecured and is not collateralized by our assets. Under the agreement, we must comply with certain operating and reporting covenants and are not permitted to pay dividends, or make material investments or dispositions without the prior written consent of the bank. If we fail to comply with our covenants under the agreement, the bank can declare any outstanding amounts immediately due and payable and cease advancing money or extending credit to or for the Company. The agreement was amended subsequent to the end of the year and will expire on March 27, 2009. We are in compliance with the covenants under this agreement at December 31, 2008. At December 31, 2008 there were no outstanding borrowings under the agreement and $1.0 million was available.

5. COMMITMENTS AND CONTINGENCIES

Lease Obligations

The Company and its subsidiaries in the US and Canada rent office facilities under noncancelable operating leases which expire through July 2011. The Company and its subsidiaries are responsible for certain maintenance costs, taxes and insurance under the respective leases. Total future minimum payments under such operating leases, including estimated operating costs, and payments due under a capital lease, at December 31, 2008 were as follows (in thousands):

Year ending December 31,	Operating Leases	Capital Lease
2009	763	47
2010	305	65
2011	70	—

	$1,138	$112

Rent expense for the years ended December 31, 2008, 2007 and 2006 was $451,000, $474,000 and $586,000, respectively.

Indemnification Obligations

We enter into standard license agreements in the ordinary course of business. Pursuant to these agreements, we agree to indemnify our customers for losses suffered or incurred by them as a result of any patent, copyright, or other intellectual property infringement claim by any third party with respect to the Company’s products. These indemnification obligations have perpetual terms. Our normal business practice is to limit the maximum amount of indemnification to the amount received from the customer. On occasion, the maximum amount of indemnification we may be required to make may exceed our normal business practices. We estimate the fair value of our indemnification obligations as insignificant, based upon our historical experience concerning product and patent infringement claims. Accordingly, we had no liabilities recorded for indemnification under these agreements as of December 31, 2008.

We have agreements whereby our officers and directors are indemnified for certain events or occurrences while the officer or director is, or was, serving at our request in such capacity. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a directors and officers insurance policy that reduces our exposure and enables us to recover a portion of future amounts paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of December 31, 2008.

Warranties

We offer our customers a warranty that our products will conform to the documentation provided with the products. To date, there have been no payments or material costs incurred related to fulfilling these warranty obligations. Accordingly, we had no liabilities recorded for these warranties as of December 31, 2008 or 2007. We assess the need for a warranty reserve on a quarterly basis, and there can be no guarantee that a warranty reserve will not become necessary in the future.

6. INTANGIBLE ASSETS AND GOODWILL

Amortization of intangible assets was $0 in fiscal 2008, $178,000 in fiscal 2007, and $287,000 in fiscal 2006. In fiscal 2007 and 2006, amortization of developed technology was charged to cost of sales. In fiscal 2006, amortization of the non-compete agreements was charged to sales and marketing and general and administrative expenses.

We evaluate goodwill at least on an annual basis (in the fourth quarter) and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable from its estimated future cash flow. We performed our annual goodwill impairment test as of October 1, 2008, and the test did not indicated impairment of goodwill. No assurances can be given that future evaluations of goodwill will not result in charges as a result of future impairment.

7. PREFERRED STOCK

At December 31, 2008 and 2007, we had 5,000,000 shares of undesignated preferred stock, $0.0001 par value, authorized, none of which were issued or outstanding. The board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and other rights of those shares. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters.

On December 16, 2008, the Board of Directors declared a dividend distribution of one “Right” for each outstanding share of our Common Stock to stockholders of record at the close of business on December 26, 2008. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between the Company and Mellon Investor Services LLC.

Under the Rights Agreement, one right will be distributed for each outstanding share of our Common Stock held by stockholders of record as of the close of business on December 26, 2008. Each Right when exercisable entitles the registered holder to purchase from the Company one one-thousandth of a share of a new series of preferred stock, designated as Series A Participating Preferred at a price of $6.00 per one one-thousandth of a share.

The Rights will be exercisable if a person, entity or group acquires 15% or more of the Company’s Common Stock, subject to certain exceptions set forth in the Rights Agreement. The Rights Agreement has a term of one year and will expire on December 16, 2009, unless the Rights are earlier redeemed or the Rights Agreement is terminated earlier.

8. STOCK OPTION PLANS AND WARRANTS

Stock Option Plan

Our 2000 Stock Incentive Plan (the “2000 Plan”) is a successor to the 1994 Flexible Stock Option Plan (the “1994 Plan”). The number of shares reserved for issuance under the 2000 Plan are increased on the first day of each of our fiscal years from 2002 to 2010 by the lesser of 300,000 shares, 3.5% of the outstanding shares of our common stock on that date or a lesser amount determined by the Board of Directors and are also increased by any forfeitures under the 1994 Plan. On January 24, 2008, the Board of Directors approved an increase of 300,000 shares for issuance under the 2000 Plan. As of December 31, 2008, options to purchase a total of 2,772,641 and 4,251 shares of common stock were outstanding under the 2000 Plan and the 1994 Plan, respectively. In addition, the Board of Directors has granted 280,200 non-qualified options, none of which options remained outstanding at December 31, 2008. A total of 2,844,037 shares are reserved for future issuance at December 31, 2008.

Under the 2000 Plan, the Board of Directors has the authority to determine the type of option and the number of shares subject to each option. The exercise price is generally equal to the fair value of the underlying stock at the date of grant. Options generally vest over a four-year period and, if not exercised, expire ten years from the date of grant. The option plan also provides for accelerated vesting if there is a change in control of the Company (as defined in the 2000 Plan).

Under the 2000 Plan, the Board of Directors has the discretion to grant options to nonemployee directors. Each nonemployee director will be granted an option to purchase 8,000 shares when they first join the Board. In addition, each nonemployee director will be granted an option to purchase 4,000 shares on the day following the Company’s annual meeting of stockholders.

On February 7, 2007, we commenced an offer (the “Exchange Offer”) to our eligible employees to exchange some or all of their outstanding stock options to purchase shares of common stock for new options to be granted under the 2000 Plan. The Exchange Offer covered all employee options with an exercise price greater than $3.70 per share. Other than eligible options tendered by our five executive officers, the exchange rate was one-for-one. The exchange ratio applicable to our executive officers was one-for-1.25.

The Exchange Offer expired on March 8, 2007, at which time properly tendered options for 972,964 shares were cancelled and new options for 879,684 shares were granted at the closing price of our common stock on the grant date. All new options have an option expiration term of ten years. Each new option had a one year vesting period.

The following table summarizes all option activities from January 1, 2006 through December 31, 2008 (shares in thousands, except per share data):

	Year Ended December 31,
	2008		2007		2006
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Options outstanding:
Beginning balance	1,738	$2.84	1,479	$7.84	1,743	$8.90
Granted	1,430	$1.22	1,419	$2.55	272	$3.28
Exercised	—		(2)	$1.50	(20)	$1.93
Forfeited	(391)	$2.70	(1,158)	$8.88	(516)	$9.23

Ending Balance	2,777	$2.02	1,738	$2.84	1,479	$7.84

Options exercisable at end of year	1,326	$2.69	932	$3.00	1,230	$8.73

The weighted-average grant-date fair value of options granted during the years ended December 31, 2008, 2007 and 2006 were $0.77, $1.03 and $2.08, respectively. There were no option exercises during the year ended December 31, 2008. The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 were $1,000 and $28,000, respectively. We issue new shares upon the exercise of options. There was no tax benefit realized from exercised options. For the three years ended December 31, 2008, the value of the option grants has been calculated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2008	2007	2006
Expected average life of option	4.7 years	4.8 years	4.2 years
Risk-free interest rate	1.76%	4.82%	4.37%
Expected dividends	—	—	—
Expected volatility	87%	73%	83%

The options outstanding and currently exercisable by exercise price at December 31, 2008 were as follows (options in thousands):

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of Shares Underlying Options	Weighted average remaining contractual life (years)	Weighted average exercise price
$0.83-$0.83	807	9.9	$0.83	—	—	$—
$0.97-$2.35	489	9.1	$1.74	96	8.9	$1.82
$2.50-$2.50	852	8.1	$2.50	852	8.1	$2.50
$2.67-$9.05	629	7.6	$3.12	378	7.4	$3.36

	2,777	8.7	$2.02	1,326	8.0	$2.69

Vested and expected to vest	2,193	7.5	$2.16

The aggregate intrinsic value of options outstanding in the preceding table, based on our closing stock price of $0.76 as of December 31, 2008 was $0. The aggregate intrinsic value of vested options and those expected to vest was $0 as of December 31, 2008. The total fair value of options vested during the years ended December 31, 2008, 2007 and 2006 were $488,000, $829,000, and $293,000, respectively. As of December 31, 2008, total compensation cost related to non-vested stock options not yet recognized was $553,000 which is expected to be recognized over the next 1.8 years.

Valuation and Expense Information under SFAS 123(R)

SFAS 123(R) requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors, including employee stock options and employee stock purchases related to the Purchase Plan based on estimated fair value. The following table summarizes stock-based compensation expense related to employee stock options and employee stock purchases under SFAS 123(R) for the years ended December 31, 2008, 2007 and 2006 which was allocated as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Cost of revenues:
Service	$22	$50	$27

Stock-based compensation expense included in cost of sales	22	50	27

Operating expenses:
Research and development	161	321	70
Sales and marketing	187	320	146
General and administrative	143	299	133

Stock-based compensation expense included in operating expenses	491	940	349

Total stock-based compensation expense related to employee stock options and employee stock purchases	$513	$990	$376

Effect on net loss per share, basic and diluted	$(0.05)	$(0.10)	$(0.05)

As stock-based compensation expense recognized is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures are estimated based on historical experience.

Warrants

At December 31, 2008, we had warrants outstanding to purchase common stock as follows:

Warrants type	Number outstanding	Expiration date	Exercise price
Warrants issued for Series G financing	31,293	December 2009	$2.50

The fair value of these warrants was determined using the Black-Scholes model assuming volatility factors of 0.60, contractual lives between 4 and 10 years, and risk-free rates of return between 5.3% and 5.6%.

9. STOCK PURCHASE PLAN

Under the Company’s Employee Stock Purchase Plan (“Purchase Plan”) a total of 400,000 shares of common stock were reserved for issuance at December 31, 2008. The number of shares reserved for issuance under the Purchase Plan is increased on the first day of each fiscal year by the lesser of 50,000 shares, 1% of the outstanding shares on that date or a lesser amount as determined by the Board of Directors. On January 24, 2008, the Board of Directors approved an increase in the number of shares reserved for issuance by 50,000 shares. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, is administered by the Compensation Committee of the Company’s Board of Directors. During the years ended December 31, 2008, 2007, and 2006, we issued 29,958, 31,240, and 27,636 shares under the Purchase Plan at average prices of $1.24, $2.15, and $2.65 per share, respectively. At December 31, 2008, there were 104,195 shares available for future issuance under the Purchase Plan.

The estimated fair value of purchase rights under our Purchase Plan was determined using the Black-Scholes pricing model with the following assumptions:

	Year Ended December 31,
	2008	2007	2006
Expected average life of option	6 months	6 months	6 months
Risk-free interest rate	1.99%	5.09%	5.15%
Expected dividends	—	—	—
Expected volatility	105%	62%	70%

The weighted average per share fair value of purchase rights under the Purchase Plan was $0.64, $0.85 and $1.20 for the years ended December 31, 2008, 2007 and 2006, respectively.

10. PRIVATE PLACEMENT

On December 19, 2006, we completed a private placement of 1,562,000 shares of our common stock to certain accredited investors at a price per share equal to $2.03, as well as the sale of 38,000 shares of common stock to certain members of our management at a price per share equal to $2.30 (the closing bid price of the Common Stock on The Nasdaq Global Market on December 18, 2006), each pursuant to the terms of a Common Stock Purchase Agreement, dated December 19, 2006. The net proceeds of this private placement were approximately $3.1 million.

11. INCOME TAXES

The components of the provision (benefit) for income taxes were as follows (in thousands):

	December 31,
	2008	2007	2006
Current
Federal	$—	$—	$—
State and foreign	22	(37)	144

	22	(37)	144
Deferred
Federal	—	—	—
State and foreign	—	—	—

Total provision (benefit) for income taxes	$22	$(37)	$144

In 2008, we recorded an income tax provision of $22,000 related to foreign taxes.

Significant components of our deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2008	2007	2006
Deferred tax assets:
Net operating losses	$33,710	$31,528	$30,530
Reserves and accruals	368	243	241
Credits	1,106	1,120	1,852
Deferred revenue	241	1,288	1,215
Depreciation and amortization	643	709	690

	36,068	34,888	34,528
Valuation allowance	(36,068)	(34,888)	(34,528)

Net deferred tax assets	$—	$—	$—

We have established a full valuation allowance against our deferred tax assets due to the uncertainty surrounding the realization of such assets. Management evaluates, on an annual basis, the recoverability of the deferred tax assets and the level of the valuation allowance.

As of December 31, 2008, we had federal and California net operating loss carryforwards of approximately $93.1 million and $33.8 million available to reduce future federal and California taxable income, respectively. These federal and California carryforwards begin to expire in 2010 if not utilized. The extent to which these carryforwards can be used to offset future taxable income may be limited under Section 382 of the Internal Revenue Code and applicable state tax law.

As of December 31, 2008, we had federal and California research and experimentation tax credit carryforwards of approximately $1.1 million and $0.9 million, respectively. These federal tax credit carryforwards begin to expire in 2010, if not utilized. Unused California tax credit carryforwards may be carried forward indefinitely. The extent to which these tax credit carryforwards can be used to offset future taxes may be limited under Section 383 of the Internal Revenue Code and applicable state law.

For financial reporting purposes the tax effect of the net operating loss and tax credit carryforwards have been recorded as deferred tax assets.

The effective tax rate differs from the statutory federal income tax rate as follows:

	December 31,
	2008	2007	2006
Statutory federal income tax rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(5.8)	(5.8)	(5.8)
Stock-based compensation	4.3	10.4	2.1
Credits	—	—	(0.2)
Change in valuation allowance	33.5	25.5	40.5
Foreign taxes	0.3	(1.9)	2.3
Expiration of State NOLs	—	3.9	—
Other	2.3	0.9	(3.0)

Effective tax rate	0.6%	(1.0)%	2.0%

The domestic and foreign components of earnings before taxes were as follows (in thousands):

	December 31,
	2008	2007	2006
U.S.	$(3,502)	$(3,840)	$(6,860)
Non-U.S.	(20)	80	(83)

	$(3,522)	$(3,760)	$(6,943)

The valuation allowance increased by $1.2 million and $0.4 million during the years ended December 31, 2008 and 2007, respectively.

12. SEGMENT REPORTING

We have adopted SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” Although we offer various design and manufacturing embedded test software products and services to our customers, we do not manage our operations by these products and services, but instead view the Company as one operating segment when making business decisions. We do not manage our operations on a geographical basis. Revenues attributed to the United States and to all foreign countries are based on the geographical location of the customers. We use one measurement of profitability for our business.

The table below sets forth revenues by product line (in thousands):

	Year ended December 31,
	2008	2007	2006
Revenue by product line:
ETCreate	$9,608	$9,621	$7,774
Silicon Insight	1,720	1,313	1,759
Yield Insight	—	93	134
Consulting & Training	845	591	850

Total revenues	$12,173	$11,618	$10,517

The following is a summary of our revenues by geographic operations (in thousands):

	Year ended December 31,
	2008	2007	2006
Revenue by geographic region:
United States	$8,580	$8,766	$8,827
Japan	2,118	1,901	1,176
Other	1,475	951	514

Total revenues	$12,173	$11,618	$10,517

The following is a summary of our long-lived assets (in thousands):

	December 31,
	2008	2007
United States	$323	$357
Canada	85	153
Japan	3	—

	$411	$510

13. BENEFIT PLAN

We have a defined contribution savings plan (the “401(k) Plan”) to provide retirement income to all qualified employees of the Company. The 401(k) Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is funded by voluntary pre-tax contributions from employees. Contributions are invested, as directed by the participant, in investment funds available under the 401(k) Plan. We are not required to make, and we have not made, any contributions to the Plan.

14. RESTRUCTURING COSTS

In the fourth quarter of 2008, we implemented a restructuring plan to reduce operating costs by consolidating facilities. Accordingly, we recognized a restructuring charge of approximately $0.3 million for the facility abandonment expenses and other contractual charges associated with these facilities. The restructuring plan eliminated the Massachusetts facility and reduced the utilized space leased in San Jose, California. The restructuring plan was substantially completed by the end of December 2008.

The following is a summary of activities in accrued restructuring and excess facilities costs at December 31, 2008 (in thousands):

	Excess Facilities	Total
Balance as of January 1, 2008	$—	$—
Restructuring charge	334	334

Balance as of December 31, 2008	$334	$334

At December 31, 2008, the current portion of our restructuring accrual of $246,000 is included in accrued liabilities and the long-term portion of our restructuring accrual of $88,000 is included in other long-term liabilities on our consolidated balance sheet.

The restructuring charges are included in the Consolidated Statement of Operations for the year ended December 31, 2008 as follows (in thousands):

	Excess Facilities	Total
Restructuring charge	$334	$334

Total operating expenses	$334	$334

15. STOCK REPURCHASES

In April 2008, the Board of Directors authorized the repurchase of up to $200,000 worth of the Company’s common stock. The Company was authorized to repurchase the shares in the open market or private transactions, at the discretion of the Company’s management. The Company began repurchasing shares in May 2008. In November 2008, the Board of Directors approved the repurchase of an additional $23,039 worth of the Company’s Common Stock. During the year ended December 31, 2008, the Company repurchased 236,492 shares for an aggregate cost of $223,000.

16. CHANGE OF CONTROL AGREEMENTS

On November 12, 2008, we entered into Change of Control Severance Agreements (the “Agreements”) with James T. Healy, our President and Chief Executive Officer, Fadi Maamari, our Chief Operating Officer, and Mei Song, our Chief Financial Officer. The Agreements entered into with Messrs. Healy and Maamari replaced existing Change of Control Severance Agreements between each of them and the Company.

Each Agreement provides that in the event of an involuntary termination of the executive within three months before or twelve months after a change of control, the executive will be entitled to (i) a cash payment based on the executive’s annual base salary as of the termination date (equal to 150% of such annual base salary for Mr. Healy, and equal to 100% of such annual base salary for each of Mr. Maamari and Ms. Song), (ii) a cash payment based the executive’s target bonus and target commission for the year in which the executive is terminated (equal to 150% of such target bonus and target commission for Mr. Healy, and equal to 100% of such target bonus and target commission for each of Mr. Maamari and Ms. Song), (iii) the immediate acceleration of vesting and exercisability of the executive’s outstanding options to acquire our common stock and (iv) reimbursement of health insurance premiums for the executive and eligible dependents for up to twelve months measured from the date of termination. The executives have agreed not to solicit our employees for a period of time (18 months for Mr. Healy, and 12 months for each of Mr. Maamari and Ms. Song) following termination of employment giving rise to severance payments, and not to compete with the Company for the period during which they receive severance payments. A “change of control” includes a merger or consolidation involving the Company in which our stockholders immediately prior to such merger or consolidation own 50% or less of the voting power of the surviving entity’s voting securities, sale of all or substantially all of our assets, the approval by our stockholders of a plan of complete liquidation or dissolution, and the acquisition by a person or related group of persons of 50% or more of the voting power of our voting securities.

LOGICVISION, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	March 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$6,917	$9,249
Short-term investments	—	150
Accounts receivable, net of allowance for doubtful accounts of $20 and $5, respectively	1,944	504
Prepaid expenses and other current assets	831	593

Total current assets	9,692	10,496
Property and equipment, net	347	411
Intangible assets, net	—	—
Goodwill	6,846	6,846
Other long-term assets	203	206

Total assets	$17,088	$17,959

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$773	$516
Accrued liabilities	1,578	1,791
Deferred revenue, current portion	7,703	7,871

Total current liabilities	10,054	10,178
Deferred revenue	1,043	1,703
Other long-term liabilities	76	187

Total liabilities	11,173	12,068

Commitments and contingencies (See Note 6)
Stockholders’ Equity:
Preferred stock, $0.0001 par value:
Authorized: 5,000 shares;
Issued and outstanding: no shares issued and outstanding	—	—
Common stock, $0.0001 par value:
Authorized: 50,000 shares;
Issued and outstanding: 9,474 shares at March 31, 2009 and 9,460 shares at December 31, 2008	1	1
Additional paid-in capital	109,383	109,247
Accumulated other comprehensive loss	(37)	(29)
Accumulated deficit	(103,432)	(103,328)

Total stockholders’ equity	5,915	5,891

Total liabilities and stockholders’ equity	$17,088	$17,959

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LOGICVISION, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues:
Bundled time-based license and maintenance	$2,720	$2,815
Other license	61	—
Professional service	283	155

Total revenues	3,064	2,970

Cost of revenues:
Bundled time-based license and maintenance	468	754
Professional service	136	77

Total cost of revenues	604	831

Gross profit	2,460	2,139

Operating expenses:
Research and development	800	1,008
Sales and marketing	843	1,506
General and administrative	687	894
Cost related to strategic alternatives	243	—

Total operating expenses	2,573	3,408

Loss from operations	(113)	(1,269)
Interest and other income, net	9	18

Loss before provision for income taxes	(104)	(1,251)
Income tax provision	—	15

Net loss	$(104)	$(1,266)

Net loss per common share, basic and diluted	$(0.01)	$(0.13)

Weighted average number of shares outstanding, basic and diluted	9,468	9,674

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LOGICVISION, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(104)	$(1,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	62	108
Provision for (recovery of) doubtful accounts	15	(9)
Stock-based compensation	120	177
Changes in operating assets and liabilities:
Accounts receivable	(1,454)	(133)
Prepaid expenses and other current assets	(238)	67
Other long-term assets	3	9
Accounts payable	257	29
Accrued and other liabilities	(313)	(551)
Deferred revenue	(828)	718

Net cash used in operating activities	(2,480)	(851)

Cash flows from investing activities:
Purchase of investments	—	(782)
Purchase of property and equipment	—	(59)
Proceeds from sales and maturities of investments	150	500

Net cash provided by (used in) investing activities	150	(341)

Cash flows from financing activities:
Proceeds from issuance of common stock	15	19
Payments made on capital lease	(11)	(10)

Net cash provided by financing activities	4	9

Effect of exchange rate on cash and cash equivalents	(6)	—

Net decrease in cash and cash equivalents	(2,332)	(1,183)
Cash and cash equivalents, beginning of period	9,249	6,783

Cash and cash equivalents, end of period	$6,917	$5,600

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LOGICVISION, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of LogicVision, Inc. (“we,” “our,” “LogicVision” or the “Company”) and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal year end is December 31.

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted in accordance with such rules and regulations. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial position of the Company and its results of operations and cash flows. The unaudited condensed consolidated interim financial statements contained herein should be read in conjunction with the audited financial statements and footnotes for the year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K as filed with the SEC.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

We have incurred substantial losses and negative cash flows from operations since inception. For the year ended December 31, 2008, we incurred a net loss of approximately $3.5 million and positive cash flows from operations of approximately $1.6 million. As of March 31, 2009, we had an accumulated deficit of approximately $103.4 million. While management believes that our current funds will be sufficient to enable us to meet our planned expenditures through at least December 31, 2009, we are subject to risks associated with companies of similar size and stage of development, including but not limited to, dependence on key individuals, competition from substitute services and larger companies, and the continued successful development and marketing of our products and services. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financing resources. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation. Specifically, we have reclassified certain prior year amounts relating to the classification of revenues to show revenues from bundled time-based licenses and maintenance revenues together. We believe that the revised presentation is a better way to reflect our revenue stream. The effects of these reclassifications had no impact on previously reported total revenues, gross profit or net income.

Stock-Based Compensation Expense

Stock-based compensation expense recognized under Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) (“SFAS 123(R)”) Share-Based Payment for the three months ended March 31, 2009 and 2008 was $120,000 and $177,000, respectively, which consisted of stock-based compensation expense related to employee stock options and the employee stock purchase plan.

Stock-based compensation expense for the three months ended March 31, 2008 includes compensation expense recognized as a result of the consummation of the Company’s stock option exchange offer on March 8, 2007, in accordance with SFAS 123(R); compensation cost associated with the incremental fair value of these option awards was calculated at approximately $579,000 using the Black-Scholes valuation option pricing model. To this total was added the remaining unamortized fair value of any exchanged options originally granted of $21,000 to arrive at a total fair value of $600,000 to be amortized to expense over the vesting period of these newly exchanged options. Of this amount, $548,000 was recognized as compensation expense for the year ended December 31, 2007. The remaining amount was fully recognized as compensation expense for the quarter ended March 31, 2008.

Compensation expense for all share-based payment awards is recognized using the multiple option approach. As stock-based compensation expense recognized in the consolidated statements of operations for the three months ended March 31, 2009 and 2008, is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company’s determination of fair value of share-based payment awards on the date of grant using the Black-Scholes option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Expected volatilities are based on the historical volatility of the Company’s common stock. The expected term of the options granted represents the period of time that options are expected to be outstanding, based on historical information. The Company uses historical data to estimate option exercise and employee terminations. The risk-free interest rate is based on the U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of the Company’s equity awards. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore used an expected dividend yield of zero.

For further information on stock-based compensation, see Note 9.

Net Loss Per Share

SFAS 128, “Earnings Per Share,” requires a dual presentation of basic and diluted earnings per share (“EPS”). Basic EPS excludes dilution and is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that would occur if outstanding securities to issue common stock were exercised or converted to common stock. Diluted net loss per share for the three months ended March 31, 2009 and 2008 does not differ from basic net loss per share since potential shares of common stock issuable upon exercise of stock options and warrants are anti-dilutive under the treasury stock method.

The following table presents the calculation of the basic and diluted net loss per share (in thousands, except per share amounts):

	Three Months Ended March 31,
	2009	2008
Numerator—Basic and Diluted
Net loss	$(104)	$(1,266)

Denominator—Basic and Diluted
Weighted average common stock outstanding	9,468	9,674

Basic and Diluted net loss per share	$(0.01)	$(0.13)

Options and warrants to purchase an aggregate of 2.5 million shares of common stock outstanding at March 31, 2009 and 2.3 million shares at March 31, 2008 were excluded from the computation of diluted shares because of their antidilutive effect on net loss per share for the three months then ended.

Recently Issued Accounting Standards

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, to require disclosures about fair value of financial instruments in interim as well as in annual financial statements. This FSP also amends APB Opinion No. 28, “Interim Financial Reporting”, to require those disclosures in all interim financial statements. FSP FAS 107-1 and APB 28-1 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. The Company does not expect that the implementation of FSP FAS 107-1 and APB 28-1 will have a material impact on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 clarifies when markets are illiquid or that market pricing may not actually reflect the “real” value of an asset. If a market is determined to be inactive and market price is reflective of a distressed price then an alternative method of pricing can be used, such as a present value technique to estimate fair value. FSP FAS 157-4 identifies factors to be considered when determining whether or not a market is inactive. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 and shall be applied prospectively. The Company is evaluating the impact the implementation of FSP FAS 157-4 will have on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2 “Recognition and Presentation of Other-Than-Temporary Impairments (OTTI)” (“FSP FAS 115-2 and FAS 124-2”) which is intended to provide greater clarity to investors about the credit and noncredit component of an OTTI event and to more effectively communicate when an OTTI event has occurred. The FSP applies to debt securities and requires that the total OTTI be presented in the statement of income with an offset for the amount of impairment that is recognized in other comprehensive income, which is the noncredit component. Noncredit component losses are to be recorded in other comprehensive income if an investor can assess that (a) it does not have the intent to sell or (b) it is not more likely than not that it will have to sell the security prior to its anticipated recovery. The FSP is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The FSP will be applied prospectively with a cumulative effect transition adjustment as of the beginning of the period in which it is adopted. An entity early adopting this FSP must also early adopt FSP FAS 157-4. The Company is evaluating the impact the implementation of FSP FAS 115-2 and FAS 124-2 will have on its consolidated financial statements.

Note 2. Cash and Cash Equivalents and Investments

The Company considers all highly liquid investment instruments purchased with original maturities of three months or less at the acquisition date to be cash equivalents. Investment instruments purchased with original maturities of more than three months, which mature in less than twelve months, are considered to be short-term investments. All investments are classified as available-for-sale and are reported at fair value. Interest and realized gains and losses are included in interest and other income, net. Realized gains and losses are recognized based on the specific identification method.

Cash, cash equivalents and investments consist of the following (in thousands):

	March 31, 2009	December 31, 2008
Cash and cash equivalents:
Cash	$650	$647
Money market funds	6,267	8,452
U.S. government agency notes	—	150

Total cash and cash equivalents	$6,917	$9,249

Short-term investments:
U.S. government agency notes	—	$150

Total short-term investments	$—	$150

Note 3. Goodwill

The Company evaluates goodwill at least on an annual basis (in the fourth quarter) and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable from its estimated future cash flow. No assurances can be given that future evaluations of goodwill will not result in charges as a result of future impairment.

Note 4. Loan Agreement

As of March 31, 2009, we had a loan agreement with a bank under which we could borrow, on a revolving basis, up to $1.0 million at an interest rate equal to prime rate, which was equal to an annual rate of 3.25% at March 31, 2009. There were no outstanding borrowings under the agreement, and we were in compliance with the covenants under the agreement as of March 31, 2009. The agreement expired on April 26, 2009.

On April 24, 2009, we entered into a loan agreement with a bank under which we may borrow, on a revolving basis, up to $2.0 million. The interest rate applicable to any outstanding amounts is determined by reference to LIBOR plus a stated margin, and is subject to daily adjustment. In connection with entering into the agreement, we granted the bank a security interest in all of our existing and after-acquired property, including, but not limited to, intellectual property, inventory and equipment. Under the agreement, we must comply with certain operating and reporting covenants as a condition to receiving credit extensions. If we fail to perform any of our obligations, violate any of our covenants, suffer a material adverse change in our business or financial condition or become insolvent under the agreement, the bank can declare any outstanding amounts immediately due and payable and cease advancing us money or extending us credit. The agreement expires on February 24, 2010. We are currently in compliance with all the operating and reporting covenants under the agreement and there are currently no borrowings outstanding.

Note 5. Income Taxes

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” which provisions included a two-step approach to recognizing, de-recognizing and measuring uncertain tax positions accounted for in accordance with SFAS 109 “Accounting for Income Taxes” (“SFAS 109”). As a result of the implementation of FIN No. 48, the Company recognized an increase of approximately $0.6 million in the liability for unrecognized tax benefits and a decrease in the related reserve of the same amount. Therefore upon implementation of FIN No. 48, the Company recognized no material adjustment to the January 1, 2007 balance of retained earnings.

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As March 31, 2009, the Company had no accrued interest and penalties related to uncertain tax matters.

By the end of 2009, the Company expects to have no uncertain tax positions that would be reduced as a result of a lapse of the applicable statute of limitations. We do not anticipate the adjustments would result in a material change to our financial position.

We file income tax returns in the U.S. federal jurisdictions, and various states and foreign jurisdictions. The 1991 through 2008 tax years are open and may be subject to potential examination in one or more jurisdictions. The Company is not currently under federal, state or foreign income tax examination.

Note 6. Commitments and Contingencies

Contractual Obligations

The Company and its subsidiaries in the U.S. and Canada rent office facilities under noncancelable operating leases which expire through July 2011. The Company and its subsidiaries are responsible for certain maintenance costs, taxes and insurance under the respective leases. Total future minimum payments under such operating leases, including estimated operating costs, and payments due under a capital lease and a software purchase commitment at March 31, 2009 were as follows (in thousands):

	Operating Leases	Capital Lease	Purchase Obligations
Year ending December 31,
2009	574	36	325
2010	305	66	650
2011	70	—	650

	$949	$102	$1,625

Off-balance Sheet Arrangements

The Company’s off-balance sheet arrangements consist solely of operating leases as described above.

Indemnification Obligations

The Company enters into standard license agreements in the ordinary course of business. Pursuant to these agreements, the Company agrees to indemnify its customers for losses suffered or incurred by them as a result of any patent, copyright, or other intellectual property infringement claim by any third party with respect to the Company’s products. These indemnification obligations have perpetual terms. The Company’s normal business practice is to limit the maximum amount of indemnification to the amount received from the customer. On occasion, the maximum amount of indemnification the Company may be required to make may exceed its normal business practices. The Company estimates the fair value of its indemnification obligations as insignificant, based upon its historical experience concerning product and patent infringement claims. Accordingly, the Company had no liabilities recorded for indemnification under these agreements as of March 31, 2009.

The Company has agreements whereby its officers and directors are indemnified for certain events or occurrences while the officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a directors and officers insurance policy that reduces its exposure and enables the Company to recover a portion of future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. Accordingly, no liabilities have been recorded for these agreements as of March 31, 2009.

Warranties

The Company offers its customers a warranty that its products will conform to the documentation provided with the products. To date, there have been no payments or material costs incurred related to fulfilling these warranty obligations. Accordingly, the Company has no liabilities recorded for these warranties as of March 31, 2009. The Company assesses the need for a warranty reserve on a quarterly basis, and there can be no guarantee that a warranty reserve will not become necessary in the future.

Note 7. Concentration of Revenues and Credit Risks

The Company has been dependent on a relatively small number of customers for a substantial portion of its revenue, although the customers comprising this group have changed from time to time. Customers accounting for more than 10 percent of revenue are as follows:

	Three Months Ended March 31,
	2009	2008
Broadcom Corporation	24%	21%
LSI Logic Corporation	16%	16%

At March 31, 2009, three customers accounted for 38%, 37%, and 10% of net accounts receivable, respectively. At December 31, 2008, four customers accounted for approximately 34%, 25%, 10% and 10% of net accounts receivable, respectively.

Note 8. Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS 130, “Reporting Comprehensive Income,” requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the stockholders’ equity section of the balance sheet.

The Company’s other comprehensive income (loss) consists primarily of adjustments to translate the financial statements of the Company’s foreign subsidiaries into U.S. dollars upon consolidation, and unrealized gains (losses) on available-for-sale investments. The functional currency of the Company’s foreign subsidiaries is the local currency and therefore, the translation adjustments of those statements into U.S. dollars are recorded in accumulated other comprehensive income (loss), which is reported as a separate component of stockholders’ equity.

For the three months ended March 31, 2009 and 2008, comprehensive loss, which was comprised of the Company’s net loss for the periods and changes in foreign currency translation adjustments and unrealized gains (losses) on investments were as follows (in thousands):

	Three Months Ended March 31,
	2009	2008
Net loss	$(104)	$(1,266)
Other comprehensive income (loss) - Cumulative translation adjustment	—	6
Unrealized gain (loss) on available-for-sale investments, net	(8)	(12)

Comprehensive loss	$(112)	$(1,272)

Note 9. Stock Option Plans

Stock Option Plan

The Company’s 2000 Stock Incentive Plan (the “2000 Plan”) is a successor to the 1994 Flexible Stock Incentive Plan (the “1994 Plan”). The number of shares reserved for issuance under the 2000 Plan are increased on the first day of each of the Company’s fiscal years from 2002 to 2010 by the lesser of 300,000 shares, 3.5% of the outstanding shares of the Company’s common stock on that date or a lesser amount determined by the Board of Directors and are also increased by any forfeitures under the 1994 Plan. On January 29, 2009, the Board of Directors approved an increase of 300,000 shares for issuance under the 2000 Plan. As of March 31, 2009, options to purchase a total of 2,490,440 and 0 shares of common stock were outstanding under the 2000 Plan and the 1994 Plan, respectively. In addition, the Board of Directors has granted 280,200 non-qualified options, none of which options remained outstanding at March 31, 2009. A total of 3,144,037 shares are reserved for future issuance at March 31, 2009.

Under the 2000 Plan, the Board of Directors has the authority to determine the type of option and the number of shares subject to each option. The exercise price is generally equal to fair value of the underlying stock at the date of grant. Options generally become exercisable over a four-year period and, if not exercised, expire ten years from the date of grant. The option plan also provides for accelerated vesting if there is a change in control of the Company (as defined in the 2000 Plan).

Under the 2000 Plan, the Board of Directors has the discretion to grant options to nonemployee directors. Each nonemployee director will be granted an option to purchase 8,000 shares when they first join the Board. In addition, each nonemployee director will be granted an option to purchase 4,000 shares on the day following the Company’s annual meeting of stockholders.

The following table summarizes all option activities from December 31, 2008 through March 31, 2009 (shares in thousands, except per share data):

	March 31, 2009
	Number of Shares	Weighted Average Exercise Price per Share
Options outstanding:
Beginning balance	2,777	$2.02
Granted	—	—
Exercised	—	—
Forfeited	(287)	2.59

Ending balance	2,490	$1.96

Options exercisable at end of period	1,147	$2.68

There were no grants during the three months ended March 31, 2009. The weighted-average grant-date fair value of options granted during the three months ended March 31, 2008 was $1.02. There were no options exercised during the three months ended March 31, 2009 and 2008, respectively. There was no tax benefit realized from exercised options. For the three months ended March 31, 2008, the value of the option grants has been calculated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

Three Months Ended March 31, 2008
Expected average life of option	4.59 years
Risk-free interest rate	2.38%
Expected dividends	—
Expected volatility	72%

The options outstanding and currently exercisable by exercise price at March 31, 2009 were as follows (options in thousands):

	Options Outstanding			Options Exercisable
Exercise Price	Number of Shares Underlying Options	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of Shares Underlying Options	Weighted average remaining contractual life (years)	Weighted average exercise price
$0.83-$0.83	807	9.7	$0.83	—	—	—
$0.97-$2.35	467	8.8	$1.74	125	8.7	$1.81
$2.50-$2.50	686	7.9	$2.50	686	7.9	$2.50
$2.68-$9.05	530	7.3	$3.15	336	7.1	$3.38

	2,490	8.5	$1.96	1,147	7.8	$2.68

Vested and expected to vest	1,940	8.4	$2.11

The aggregate intrinsic value of options outstanding in the preceding table, based on our closing stock price of $1.00 as of March 31, 2009, was $137,000. The aggregate intrinsic value of vested options and those expected to vest was $86,000 as of March 31, 2009. The total fair value of options vested during the three months ended March 31, 2009 and 2008 were $144,000 and $266,000, respectively. As of March 31, 2009, total compensation cost related to non-vested stock options not yet recognized was $440,000 which is expected to be recognized over the next 1.7 years.

Stock Purchase Plan

Under the Company’s Employee Stock Purchase Plan (“Purchase Plan”) a total of 400,000 shares of common stock were reserved for issuance at December 31, 2008. The number of shares reserved for issuance under the Purchase Plan is increased on the first day of each fiscal year by the lesser of 50,000 shares, 1% of the outstanding shares on that date or a lesser amount as determined by the Board of Directors. On January 29, 2009, the Board of Directors approved an increase in the number of shares reserved for issuance by 50,000 shares. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, is administered by the Compensation Committee of the Company’s Board of Directors.

The estimated fair value of purchase rights under the Company’s Purchase Plan was determined using the Black-Scholes pricing model with the following assumptions:

	Three Months Ended
	March 31,
	2009	2008
Expected average life of option	0.5 year	0.5 year
Risk-free interest rate	0.35%	2.07%
Expected dividends	—	—
Expected volatility	183%	86%

The weighted average per share fair value of purchase rights under the Purchase Plan was $0.75 and $0.64 for the three months ended March 31, 2009 and 2008, respectively.

Valuation and Expense Information under SFAS 123(R)

The following table summarizes stock-based compensation expense related to employee stock options and employee stock purchases under SFAS 123(R) for the three months ended March 31, 2009 and 2008, respectively, which was allocated as follows (in thousands):

	Three Months Ended March 31,
	2009	2008
Cost of revenues:
Service	$9	$6

Stock-based compensation expense included in cost of sales	9	6

Operating expenses:
Research and development	55	55
Sales and marketing	13	60
General and administrative	43	56

Stock-based compensation expense included in operating expenses	111	171

Total stock-based compensation expense related to employee stock options and employee stock purchases	$120	$177

Note 10. Segment Reporting

The Company has adopted SFAS 131, “Disclosure about Segments of an Enterprise and Related Information”. Although the Company offers various design and manufacturing embedded test software products and services to its customers, the Company does not manage its operations by these products and services, but instead views the Company as one operating segment when making business decisions. The Company does not manage its operations on a geographical basis. Revenues attributed to the United States and to all foreign countries are based on the geographical location of the customers. The Company uses one measurement of profitability for its business.

The table below sets forth revenues by product line (in thousands):

	Three Months Ended March 31,
	2009	2008
ETCreate	$2,307	$2,361
Silicon Insight	474	454
Others	283	155

Total revenues	$3,064	$2,970

The following is a summary of the Company’s revenues by geographic operations (in thousands):

	Three Months Ended March 31,
	2009	2008
United States	$2,217	$2,133
Japan	447	549
Others	400	288

	$3,064	$2,970

The following is a summary of the Company’s long-lived assets (in thousands):

	March 31,	December 31,
	2009	2008
United States	$280	$323
Canada	65	85
Japan	2	3

	$347	$411

Note 11. Subsequent Event

On May 6, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mentor Graphics Corporation, an Oregon corporation (“Mentor”), and Fulcrum Acquisition Corporation, a wholly-owned subsidiary of Mentor (“Merger Sub”). Under the terms of the Merger Agreement, if applicable conditions are met, Merger Sub will merge with and into the Company, and the Company will survive as a wholly-owned subsidiary of Mentor (the “Merger”). The Merger Agreement has been approved by the Boards of Directors of each of the Company and Mentor, and is subject to the approval of the Company’s stockholders. If the Merger is completed, each outstanding share of the Company’s common stock will be converted into the right to receive 0.2006 shares of Mentor common stock (the “Exchange Ratio”). Outstanding options to purchase the Company’s common stock will be assumed by Mentor and converted upon completion of the Merger into stock options with respect to Mentor common stock, after giving effect to the Exchange Ratio (or, in Mentor’s discretion, Mentor will grant equivalent options under one of its equity plans in substitution of such options to purchase the Company’s common stock, after giving effect to the Exchange Ratio). Outstanding warrants to purchase the Company’s common stock will automatically terminate upon the Merger in accordance with their terms and will be converted into the right to receive a number of shares of Mentor common stock, if any, based on the Exchange Ratio. The Merger Agreement contains termination rights for both the Company and Mentor. Upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay to Mentor a termination fee of $538,193 plus, subject to a cap of $403,645, the aggregate amount of reasonable and documented out-of-pocket expenses incurred by Mentor.